     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1998
                                                      REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             REGISTRATION STATEMENT
                                       ON
                                    FORM F-1

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

             (Exact name of registrant as specified in its charter)

     KINGDOM OF THAILAND                     3310                     N/A
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification code Number)     Identification
incorporation or organization)                                        No.)

                           --------------------------

                          ATTN.: SAWASDI HORRUNGRUANG
                                    CHAIRMAN
                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED
                              9 RAMKHAMHAENG ROAD
                              19TH FLOOR, UM TOWER
                            SUANLUANG, BANGKOK 10250
                                    THAILAND

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 479-8200

     (Name and address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

                             TIMOTHY GOODELL, ESQ.
                                  WHITE & CASE
                          1155 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/*

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
       SECURITIES TO BE REGISTERED(1)           BE REGISTERED       PER WARRANT(1)         PRICE(1)        REGISTRATION FEE
Warrants to Purchase Ordinary Shares of
  Nakornthai Strip Mill Public Company
  Limited...................................     $128,834,356            $.25            $32,208,589            $9,502

(1) In accordance with rule 457(g), the registration fee is calculated based on the exercise price of the Warrants being registered hereby.

                           --------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED, JUNE 10, 1998

PROSPECTUS                                                          CONFIDENTIAL

                             NAKORNTHAI STRIP MILL
                             PUBLIC COMPANY LIMITED

     [LOGO]

                              WARRANTS TO PURCHASE
                          128,834,356 ORDINARY SHARES

                              -------------------

    This prospectus relates to the offering of Warrants (the "Warrants") to purchase 128,834,356 ordinary shares, par value 10 Baht per share (the "Ordinary Shares") of Nakornthai Strip Mill Public Company Limited (the "Company"). All such Ordinary Shares are issuable upon the exercise of Warrants. Each Warrant entitles the holder thereof to purchase one Ordinary Share at an exercise price of 10 Baht per share, subject to adjustments. See "Description of the Warrants--Adjustments." The Warrants are being offered by certain shareholders of the Company (the "Selling Shareholders"). See "Selling Shareholders."

    THE WARRANTS OFFERED HEREBY, ARE BEING OFFERED OR SOLD TO THE PUBLIC BY THE SELLING SHAREHOLDERS AND NOT BY THE COMPANY. THEREFORE, PROCEEDS FROM ANY SALE WILL BE RECEIVED BY THE SELLING SHAREHOLDERS AND NOT BY THE COMPANY. THE COMPANY MAY RECEIVE PROCEEDS UPON THE EXERCISE, IF EVER, OF THE WARRANTS OFFERED HEREBY.

    Each Warrant entitles the holder to purchase one share of Ordinary Share at an exercise price of 10 Baht per share, subject to adjustment upon the occurrence of certain events, at any time, commencing on March 12, 1999 and ending on February 1, 2008. See "DESCRIPTION OF SECURITIES--Warrants."

    The sale of the Warrants being offered by the Selling Shareholders hereby may be effected from time to time in one or more transactions directly to third parties, or through brokers or dealers in negotiated transactions or through resales pursuant to the provisions of Rule 144 at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company has agreed to pay the costs incurred in connection with the registration of the Warrants offered hereby, which are
estimated to be $      . The Company has also agreed to indemnify the Selling
Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See " PLAN OF DISTRIBUTION."

    The Ordinary Shares of the Company is traded on the Thai Stock Market under the trading symbol "NSM". On June 9, 1998, the last reported sales price of the Ordinary Shares on the Thai Stock Market was 8.40 Baht or approximately $.22 per share. There is currently no market for the Warrants and there can be no assurance given that a market will develop.
                              -------------------

    THE WARRANTS BEING REGISTERED HEREUNDER INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9 HEREOF.
                               -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUECY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is              , 1998.

                             AVAILABLE INFORMATION

    As a result of this Registration Statement and the separately filed Registration Statement relating to certain debt securities (the "Notes Offering"), the Company is expected to be subject to the information and reporting requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to foreign private issuers, and, in accordance therewith, to file reports and other information with the Securities and Exchange Commission ("SEC").

    The Company has filed with the SEC a Registration Statement on Form F-1 (including all amendments thereto, the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Reference is made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Offering. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement relates to the securities being offered outside the United States insofar as they may be resold from time to time in the United States. The registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Public Reference Room of the SEC, 450 Fifth Street, Washington, DC 20549 and at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of all or any part thereof may be obtained from the SEC at its principal offices in Washington, DC after payment of fees prescribed by the SEC. The Registration Statement and the exhibits thereto are available on the SEC's Internet website (http://www.sec.gov).

                            ------------------------

                      ENFORCEABILITY OF CIVIL LIABILITIES

    The Company is a public limited company organized under the laws of Thailand. Certain of the directors and officers of the Company and certain of the experts named in this Prospectus reside outside the United States, and all or a substantial portion of the assets of such persons and the Company are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, including with respect to matters arising under the Securities Act, or to enforce against any of them or the Company, judgments of courts of the United States predicated upon the civil liability provisions of the Federal securities laws of the United States. The Company has been advised by its Thailand legal counsel, White & Case (Thailand) Limited, that judgments of United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States, are not enforceable in Thailand, but such judgment or order in the discretion of the courts of Thailand may be admitted as evidence of an obligation in new proceedings instituted in the courts of Thailand, which would consider the issue on the evidence before it.

    The Company has appointed CT Corporation System, New York, New York, as its agent for service of process in the United States in respect of any civil suit or action brought against or involving the Company in a United States federal or state court located in the Borough of Manhattan of the City of New York arising out of, related to or concerning the offering and sale of Securities under this Prospectus.

                            ------------------------

                     PRESENTATION OF FINANCIAL INFORMATION

    The Company maintains its financial books and records in Thai Baht ("Baht") and presents its financial statements in conformity with generally accepted accounting principles in Thailand ("Thai GAAP"). This Prospectus contains translations of certain Baht amounts into U.S. Dollars ("U.S.$") at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the Baht amounts actually represent such U.S.$ amounts or could be converted into U.S.$ at the rate indicated or any other rate. Unless otherwise indicated, such U.S.$ amounts have been translated from Baht at an exchange rate 43.10 Baht to U.S.$1.00, which was the noon buying rate in New York City for cable transfers of Baht as certified for customs purposes published by the Federal Reserve Bank of New York (the "Noon Buying Rate") at June 5, 1998. As of March 12, the Issue Date, the Noon Buying Rate for Baht was
43.05 Baht to U.S.$1.00. On May 15, 1998, the Noon Buying Rate for Baht was
39.15 Baht to U.S.$1.00.

    The following table sets forth, for the periods and dates indicated, information concerning the rates of exchange of Baht into U.S.$ based on the Noon Buying Rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

                                                                         AVG. RATE   PERIOD END     HIGH        LOW
                                                                        -----------  -----------  ---------  ---------
1993(1)...............................................................       25.33        25.58       25.61      25.11
1994(1)...............................................................       25.16        25.11       25.60      24.89
1995(1)...............................................................       24.92        25.20       25.70      24.47
1996(1)...............................................................       25.36        25.65       25.80      25.17
1997 Month Ended:(2)
    January...........................................................       25.73        25.91       25.97      25.60
    February..........................................................       25.96        25.90       26.10      25.89
    March.............................................................       25.96        25.97       26.03      25.89
    April.............................................................       26.06        26.13       26.13      25.96
    May...............................................................       25.75        24.75       26.11      24.75
    June..............................................................       24.53        25.15       25.40      22.75
    July (3)..........................................................       30.27        32.30       32.30      24.52
    August............................................................       32.40        34.50       34.50      31.00
    September.........................................................       35.26        35.85       36.55      33.55
    October...........................................................       37.54        40.50       40.50      35.80
    November..........................................................       39.09        41.00       41.00      37.40
    December..........................................................       44.31        46.80       47.40      41.20
1998 Month Ended:(2)
    January...........................................................       52.98        53.10       56.10      48.30
    February..........................................................       45.99        43.00       51.00      43.00
    March.............................................................       41.35        39.60       45.00      38.00
    April.............................................................       39.65        38.70       41.20      38.55
    May...............................................................       39.20        40.44       40.44      38.55

SOURCE: FEDERAL RESERVE BANK OF NEW YORK

------------------------

(1) The average of the exchange rates on the last day of each month during the year.

(2) The average of the exchange rates on each day of the month.

(3) Prior to July 1997, the Baht/U.S.$ exchange rate was pegged via a trade-weighted basket of goods and services at approximately 25 Baht/U.S.$1.00. See "Risk Factors--Exchange Rate Risks."

                            ------------------------

                               METRIC EQUIVALENTS

    For the convenience of the reader, the following table sets out the relationship between metric measures and imperial equivalents:

                            1 Tonne          =      2,204.6224 Pounds

                            1 Tonne          =      1.1023 Tons (short)

                            1 Hectare        =      2.4711 Acres

                            1 Kilometer      =      0.6214 Miles

                            1 Meter          =      3.2808 Feet

                            ------------------------

                                    GLOSSARY

ASEAN.........................  The Association of Southeast Asian Nations
Bank Credit Facility..........  The Credit Facilities Agreement, dated September 27, 1995, among the Company and The Industrial Finance Corporation of
                                Thailand, Thai Farmers Bank Public Company Limited, Siam
                                City Bank Public Company Limited, The Government Savings
                                Bank, First Bangkok City Bank Public Company Limited,
                                Nakornthon Bank Public Company Limited, SCF Finance and
                                Securities Public Company Limited, Siam City Credit Finance
                                and Security Public Company Limited, IFCT Finance and
                                Securities Public Company Limited and First City Investment
                                Finance and Securities Public Company Limited, as such
                                agreement may be amended, supplemented or otherwise modified in writing from time to time
BNP...........................  Banque Nationale de Paris
BOI...........................  Board of Investment of Thailand
BOOT..........................  Build own operate transfer
Co-Gen Facility...............  A co-generation electric power plant to be developed in conjunction with Enron, subject to the execution of
                                definitive agreements
Combination Line..............  A combination/multipurpose continuous pickling, cold-rolling, cleaning, annealing hot-dip galvanizing, skin pass/tension leveling and oiling line. The Combination Line is part of the Finishing Facilities
Consteel Process..............  The Consteel continuous charging process
CSP...........................  Compact strip production
Debenture Offering............  The private placement of the Debentures completed on the
                                Issue Date.
Debentures....................  12 3/4% Subordinated Mortgage Debentures due 2009 issued by
                                NSM Cayman and NSM Del and guaranteed by the Company.
DRI...........................  Direct reduced iron
DRI Facility..................  NSM's facility for the production of DRI, which includes the
                                Co-Gen Facility
EAF...........................  Electric arc furnace
EBITDA........................  Earnings before interest expense, income taxes, depreciation and amortization
EGAT..........................  Electric Generating Authority of Thailand
Enron.........................  One or more affiliates of Enron Corp.
Equity Investments............  The acquisition from NSM of 158,639,864 newly issued shares
                                (representing 22.1% of NSM's issued and outstanding shares after giving effect to the Equity Investments) in aggregate by the Management Investors and the purchasers of the
                                Private Placement Shares pursuant to the Management Equity
                                Investment and the issuance of the Private Placement Shares respectively.
Finishing Facilities..........  NSM's processing facilities for the production of high-quality pickled and oiled, cold-rolled, galvanized, and other value-added steel products
Hatch.........................  Hatch Associates Ltd.
Heats.........................  Successive melting cycles
Hot Mill......................  NSM's CSP thin-slab hot mill
Hylsa.........................  Hylsa S.A.
Hylsa Agreement...............  The technical assistance and training agreement entered into between NSM and Hylsa
Klockner......................  Klockner Steel Trading
LIBOR.........................  London Inter-Bank Offered Rate
Management Co.................  NSM Management Company, LLC

Management Equity Investment..  The acquisition of newly-issued and outstanding Ordinary
                                Shares by the Management Investors
Management Investors..........  SDI, Enron and McDonald
McDonald......................  One or more affiliates of McDonald & Company Securities,
                                Inc.
Mill..........................  NSM's combined DRI facility, Hot Mill and Finishing
                                Facilities
NSM...........................  Nakornthai Strip Mill Public Company Limited
NSM Cayman....................  NSM Steel Company, Ltd., a wholly owned subsidiary of NSM
NSM (Del).....................  NSM Steel (Delaware), Inc., a wholly owned subsidiary of NSM
                                Cayman
NTS...........................  N.T.S. Steel Group Public Company Limited
Notes.........................  Collectively, the 12% Senior Notes due 2006 and the 12 1/4%
                                Senior Subordinated Mortgage Notes due 2008, each issued by
                                NSM Cayman and NSM (Del) and each guaranteed by the Company.
Nucor.........................  Nucor Corporation
Off-Take Agreements...........  Eight year off-take agreements entered into by NSM and
                                Klockner and NSM and Preussag under which NSM may at its
                                option sell and Preussag and Klockner, in the aggregate,
                                will be obligated to purchase up to 100% of NSM's production in 1998, 1999 and 2000, and 25% of the Company's production in the years 2001 through 2005
PEA...........................  Provincial Electricity Authority of Thailand
Preussag......................  Preussag Handel GmbH
Private Placement Shares......  64,417,180 Ordinary Shares being privately placed by the
                                Company concurrently with the Debenture Offering
PTT...........................  Petroleum Authority of Thailand
Push-Pull Line................  A push-pull pickling/trimming/oiling line that is part of the Finishing Facilities
Recoil Line...................  A recoil/temper rolling/slitting line that is part of the
                                Finishing Facilities
SDI...........................  Steel Dynamics, Inc.
SDI Agreement.................  The management advisory and technical assistance agreement which will be entered into by SDI and Management Co.
SDI License Agreement.........  A 10-year reciprocal license and technology sharing agreement between SDI and NSM
SDI Warrants..................  The Warrants issued to SDI to purchase up to 11,421,480
                                Ordinary Shares, which will contain exercise provisions that will protect SDI from dilution of its equity interest in the event holders of Warrants exercise such Warrants
Securities....................  Collectively, the Notes and the Debentures
SEN...........................  Submerged entry nozzle
SET...........................  Stock Exchange of Thailand
SIBOR.........................  Singapore Inter-Bank Offered Rate
Thai Parties..................  NTS and Mr. Sawasdi Horrungruang
Thailand......................  The Kingdom of Thailand
Transactions..................  The Offerings, the Debenture Offering and the Equity
                                Investments, and the application of the proceeds therefrom
VOD...........................  Vacuum/oxygen/degasser
Working Capital Facility......  The agreement to be entered into between NSM and BNP for the funding of working capital through the monetizing of NSM's accounts receivable

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES RELATED THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY BEFORE INVESTING IN THE SECURITIES. UNLESS OTHERWISE STATED IN THIS PROSPECTUS OR UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES HEREIN TO THE "COMPANY" OR TO "NSM" ARE TO NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED AND ITS SUBSIDIARIES. THE COMPANY'S FISCAL YEAR ENDS DECEMBER 31, AND THUS, FOR EXAMPLE, "FISCAL YEAR 1997" REFERS TO THE FISCAL YEAR ENDED DECEMBER 31, 1997. CERTAIN FINANCIAL, OPERATING AND STATISTICAL INFORMATION IS PRESENTED HEREIN IN ROUNDED AMOUNTS. AS A RESULT, CERTAIN AMOUNTS MAY NOT SUM DUE TO SUCH ROUNDING.

OVERVIEW

    NSM is the owner, developer and operator of one of the most advanced and lowest cost thin-slab/flat-rolled steel mini-mills in the world. NSM's mini-mill is located in Chonburi, Thailand, and when completed will combine a technologically advanced mini-mill steel production facility with a contiguous direct reduced iron facility and finishing facilities. The mini-mill is managed and operated by NSM Management Company, LLC ("Management Co.") and an experienced team of international steel executives employed by NSM. Management Co. receives technical and advisory services from Steel Dynamics, Inc. ("SDI"), a leading mini-mill operator in the United States, under a long-term management advisory and technical assistance agreement (the "SDI Agreement"). In connection with the execution of a license agreement (the "SDI License Agreement"), which includes the grant by SDI and NSM of reciprocal license rights to certain technical and operational know-how, SDI received 74,468,090 Ordinary Shares. NSM also issued warrants (the "SDI Warrants") to SDI to purchase 11,421,480 Ordinary Shares, which contain exercise provisions that protect SDI from dilution of its equity interest in the event holders of certain Warrants exercisable for Ordinary Shares issued on the Issue Date is conjunction with the Senior Subordinated Notes exercise such Warrants. In addition to SDI, one or more affiliates of Enron Corp. (individually and collectively, "Enron"), a U.S.-based company with energy and project finance expertise throughout the world, and one or more affiliates of McDonald & Company Securities, Inc. (individually and collectively, "McDonald", and together with Enron and SDI, the "Management Investors"), acquired (the "Management Equity Investment") newly issued Ordinary Shares on the Issue Date. Enron and McDonald, among others, also purchased an aggregate of 45 million Ordinary Shares in a privately negotiated transaction in the secondary market for the Company's shares. Enron additionally acquired a significant portion of the 64,417,180 Ordinary Shares privately placed by the Company concurrently with the Debenture Offering (the "Private Placement Shares" and, together with the Management Equity Investment, the "Equity Investments"). Giving effect to the Transactions and the other purchases described above, the Management Investors in the aggregate hold a 20.56% interest in the Company's issued and outstanding Ordinary Shares.

    Construction and start-up of the Hot Mill (as defined), the core of the mini-mill, has been completed. The hot mill rolled its first coil of steel during operational testing in October 1997 and melted, cast and hot-rolled its first coil of steel in December 1997. The Company began commercial operations in the first quarter of 1998. The Company's goal is to be the world's most efficient and lowest cost producer of high-quality flat-rolled steel products, including hot-rolled, cold-rolled and galvanized steel, as well as other specialty steel products. The recent devaluation of the Baht has reduced certain of the Company's current capital expenditure obligations and may lower certain of its operating costs.

    Upon completion, NSM's mini-mill will consist of three facilities: (i) a compact strip production ("CSP") thin-slab hot mill (the "Hot Mill") for steel melting, refining, casting and hot-rolling, (ii) a facility (the "DRI Facility") for the production of direct reduced iron ("DRI"), which includes a co-generation electric power plant (the "Co-Gen Facility") in the process of being developed with Enron, and (iii) downstream processing facilities for the production of high-quality pickled and oiled, cold-rolled, galvanized, and other value-added steel products (the "Finishing Facilities"). The Hot Mill, DRI Facility and

Finishing Facilities are referred to collectively as the "Mill." The Company believes that the Mill's design utilizes a unique combination of the best commercially proven technologies currently in use in some of the most efficient and highest quality steel manufacturing facilities in the world.

    The Hot Mill has a designed annual production capacity of 1.5 million tonnes. The Hot Mill utilizes advanced technology steel melting and refining, CSP casting and hot-rolling processes and equipment. The Finishing Facilities, which are expected to be operational in the first quarter of 1999, will incorporate a multi-purpose high-capacity production line and several lower capacity production units with a combined rated annual production capacity of
1.5 million tonnes. The DRI Facility, which is expected to be operational during the second quarter of 1999, will have an annual rated production capacity of 500,000 tonnes and will provide the Company with a low-cost substitute for approximately 30% of the scrap in its melt mix. The Company believes that this equipment will allow it to produce thinner gauge, higher value steel in hot-rolled form with consistently better tolerances, uniformity and surface qualities relative to certain other flat-rolled steel producers. NSM believes that the resulting increased product breadth and cost advantages produced by combining the DRI Facility, Hot Mill and Finishing Facilities together in a continuous process will allow it to become a world class flat-rolled steel producer based on cost, quality and timeliness of delivery.

    The world's flat-rolled steel market is dominated by integrated steel producers using conventional blast furnaces and eight- to ten-inch slab production methods. The Company believes that thin-slab/flat-rolled steel mini-mills can compete favorably against integrated steel producers in terms of cost, quality and timeliness of delivery, while producing superior financial results. Thailand has historically been one of the largest importers of flat-rolled steel in the world, ranking third in 1996 in terms of net steel imported. Virtually all of the steel products imported into Thailand are produced by high-cost integrated steel producers with lengthy delivery schedules.

    The demand for flat-rolled products in Thailand results, in part, from the development over the past 20 years of several industries including the manufacturing of pipe and tube, containers, furniture, appliances and automotive parts and vehicles. NSM is the only flat-rolled steel producer in Thailand. Accordingly, the Company believes that it is well positioned to capture a significant share of the demand for flat-rolled steel in Thailand by producing a broad range of high-quality products.

    In order to ensure consistent and efficient mill utilization and to mitigate NSM's exposure to the economic difficulties currently being experienced in Thailand, the Company has entered into eight-year off-take agreements with Preussag Handel GmbH ("Preussag") and Klockner Steel Trading ("Klockner") (collectively, the "Off-Take Agreements"). Preussag and Klockner are two international steel trading and processing companies which sell high-quality, high-grade steel products throughout the world. Under the Off-Take Agreements, Preussag and Klockner will be obligated to purchase, in aggregate, 100% of the Company's production in 1998 through 2002, and 25% of the Company's production in the years 2001 through 2005. NSM may, at is option, reduce the percentage of its production sold under the Off-Take Agreements to as little as 67% in 1998, 50% in 1999 and 25% in 2000, if the Company believes it could maximize sales revenues through sales to other customers. Under the Indentures, sales by NSM to customers other than Preussag and Klockner, to the extent that the aggregate of such sales results in receivables outstanding in excess of U.S.$10 million, must be supported by letters of credit if the customer does not have an investment grade credit rating. All sales to Preussag and Klockner and substantially all other export sales will be U.S.$ denominated.

    In addition to the Off-Take Agreements, the Company has entered into a commercial assistance agreement with the former chief commercial officer of U.S. Steel to facilitate the Company's introduction to flat-rolled steel customers. Based on international customer inquiries received by the Company to date, the Company believes that it could increase the percentage of its annual production sold under off-take agreements in 2001 through 2005 should economic conditions in the Asia-Pacific region warrant. The

Company also believes, that as a low-cost producer of high-quality steel products, it will have the option to sell its products in either domestic or world markets, including the United States.

    NSM has entered into various arrangements to ensure its access to and availability of electric power, natural gas, oxygen, coal and iron ore. NSM has entered into arrangements under which the Provincial Electricity Authority of Thailand ("PEA") and the Petroleum Authority of Thailand ("PTT") will provide NSM with electric power and natural gas. PEA and PTT are government entities charged with providing electricity and natural gas, respectively, to Thailand's industrial base. NSM will benefit from two new power substations adjacent to the Mill constructed by Electric Generating Authority of Thailand ("EGAT") and from two sets of new power lines which run to the Mill site, all recently constructed by PEA. NSM also has access to a long-term supply of oxygen and other industrial gases from Bangkok Industrial Gas, which has recently constructed an oxygen plant adjacent to the Mill. Coal and iron ore, two important raw materials needed to produce DRI, are being supplied under long-term contracts by SSM Coal BV ("SSM"), the owner of a Vietnamese coal mine, and MMTC Limited ("MMTC"), an iron ore trading company based in India.

    When complete, the Company estimates that its total investment in the Mill for property, plant, land, buildings, machinery and equipment will be approximately U.S.$764 million. The Company's investment in the land, buildings, machinery and equipment of the Mill as of December 31, 1997 was approximately U.S.$588 million, including approximately U.S.$514 million in connection with the construction of the Hot Mill, approximately U.S.$32 million in connection with the DRI Facility and approximately U.S.$42 million in connection with the Finishing Facilities.

    During 1998, while the DRI Facility and Finishing Facilities are expected to be under construction, interest on the Notes will be paid from amounts on deposit in the Notes DSR Account. As of December 31, 1997, after giving pro forma effect to the Transactions, the Company would have had total shareholders' equity of U.S.$158 million and total indebtedness of U.S.$771 million, of which U.S.$336 million would have been secured equally and ratably with the Guaranties. See "Risk Factors--Risk Related to Projected Information; Forward Looking Information."

PROJECT ADVANTAGES

    NSM believes that it enjoys a number of advantages over other flat-rolled steel producers and that these advantages will facilitate the implementation of its business strategy. Through the use of advanced technology throughout the Mill, the Company believes that its projected cost structure will place it among the lowest cost producers of flat-rolled steel products in the world. Complementing the Company's projected low cost structure is its designed capability to produce a full range of flat-rolled products, including high value-added products that previously could only be produced by higher cost integrated steel producers. The Company believes that this ability to produce high value-added products coupled with its projected low cost structure, will enable it to compete effectively in selling its products, to the domestic and world steel markets. Further complementing the Company's projected cost structure and product capabilities will be its right to obtain certain technical and operational advice and consultation services from SDI, as well as access to the strategic expertise of Enron and McDonald.

BUSINESS STRATEGY

    NSM's business strategy is to use its advanced Hot Mill, DRI Facility and Finishing Facilities technologies to produce superior quality flat-rolled steel in a variety of high value-added forms. The principal elements of the Company's strategy include:

    - ACHIEVE CONVERSION COSTS AMONG THE LOWEST IN THE STEEL INDUSTRY. The Company believes that the design of the Mill represents substantial efficiency improvements over earlier mini-mills using CSP technology. These improvements are expected to substantially reduce the cost and production time of the steel-making process, limit electric arc furnace ("EAF") power-off and downtime, reduce consumption of consumable inputs and ultimately produce higher quality steel. By designing and utilizing equipment that is efficient, consumes fewer raw materials and improves the consistency and reliability of the steel making process, the Company believes that its per tonne manufacturing costs will be among the lowest in the steel industry.

    - EMPHASIZE VALUE-ADDED PRODUCTS. NSM believes that it will be able to produce thinner gauge steel in hot-rolled form with consistently better uniformity, tolerances and surface quality relative to certain other flat-rolled steel producers. The Company also believes that its high-quality, thinner gauge hot-rolled products will compete favorably with certain more expensive cold-rolled (further processed) products, enabling it to achieve higher margins. The Company believes that thinner gauge, hot-rolled products, and other value-added products, may be less susceptible to the price fluctuations commonly found in the spot market for commodity grade steel. The design of the Finishing Facilities' process lines is expected to result in higher quality products, significant cost savings and yield improvements relative to the processing systems used by certain other flat-rolled steel producers. In addition, the Company expects to devote a substantial portion of its hot-rolled capacity to the production of higher margin pickled and oiled, cold-rolled, galvanized, and other value added steel products. The Company believes that the resulting increased product breadth and cost advantages will allow it to compete favorably on a cost and quality basis with any steel producer in the world.

    - SECURE A SOLID BASELOAD OF U.S.$ SALES. In order to ensure consistent and efficient Mill utilization and to balance U.S.$ revenues with U.S.$ debt service and expense requirements, the Company has entered into the Off-Take Agreements. Under the Off-Take Agreements, Preussag and Klockner will be obligated to purchase, in aggregate, 100% of the Company's production in 1998 through 2002, and 25% of the Company's production in the years 2001 through 2005. NSM may, at is option, reduce the percentage of its production sold under the Off-Take Agreements to as little as 67% in 1998, 50% in 1999 and 25% in 2000, if the Company believes it could maximize sales revenues through sales to other customers. Under the Indentures, sales by NSM to customers other than Preussag and Klockner, to the extent that the aggregate of such sales results in receivables outstanding in excess of U.S.$10 million, must be supported by letters of credit if the customer does not have an investment grade credit rating. All sales to Preussag and Klockner and substantially all other export sales will be U.S.$ denominated. Based on international customer inquiries, the Company believes that it could substantially increase the percentage of its annual production sold under off-take agreements in 2001 through 2005 should economic conditions in the Asia-Pacific region warrant. The Company believes that as a low-cost producer of high-quality steel products, it will have the option to sell all of its products in either domestic or world markets, including the United States.

    - MAXIMIZE MINI-MILL ADVANTAGES. The Company has adopted a combination of technologies and management techniques which management believes will provide it with the flexibility to deliver custom ordered, just-in-time, high-quality products to customers with minimal lead times. NSM has adopted management and personnel policies designed to take advantage of the opportunities inherent in the technological revolution in the flat-rolled steel industry. The Company expects its energy consumption, man-hours per tonne produced and the environmental impact of the operations to be among the lowest in the industry. The Company intends to use its advanced technologies to develop profitable niche market products.

    - UTILIZE LEADING MINI-MILL OPERATIONAL AND MANAGEMENT TECHNIQUES. The Company has entered into agreements with a number of leading steel mini-mill developers and operators in order to make available to Management Co. or the Company certain technical know how and business practices. Under the terms of the SDI Agreement, SDI, a company whose executives and managers pioneered the development of thin-slab/flat-rolled technology and directed the construction and operation of the world's first thin-slab/flat-rolled minimill, will provide management advisory and periodic on-site technical support to Management Co. Hylsa S.A. ("Hylsa"), under a technical assistance and training agreement (the "Hylsa Agreement"), has provided training to over 140 NSM employees at its Monterey, Mexico plant, and will continue to provide training and on-site technical support. Hylsa is recognized in the world steel making community for producing high-quality, thin-gauge products utilizing CSP technology. From early 1996 through mid-1997, the Company received certain technical assistance and employee training for over 170 NSM employees from Nucor Corporation ("Nucor"), currently an operator of eight mini-mills in the United States.

    - SECURE RAW MATERIAL SOURCES. The primary raw materials and utilities used to produce DRI and flat-rolled steel products are coal, iron ore, electricity and scrap. To secure access to adequate low-cost supplies of these inputs, NSM has entered into long-term arrangements for the supply of coal, iron ore and electricity with SSM Coal BV, MMTC Limited, and PEA, respectively. For scrap, NSM will have access to both the domestic and global scrap markets. Management believes that due to the recent Baht devaluation and the logistical and regulatory obstacles to exporting scrap from Thailand, NSM's near term domestic scrap costs will be U.S.$20-30 per tonne lower than world market prices.

    - EXPLOIT STRATEGIC LOCATION. The Company is the only flat-rolled steel producer in Thailand, historically one of the world's largest importers of finished and semi-finished flat-rolled steel. In 1996, Thailand ranked third in the world in terms of imported steel. The Company believes that demand in Thailand for steel products will return to historical levels following improvements in domestic economic conditions. The Company believes that strong domestic demand combined with import tariffs on certain steel products would allow the Company to achieve higher profit margins on the sale of its products in Thailand relative to sales outside of Thailand.

    - UTILIZE THE EXPERTISE OF SDI, ENRON AND MCDONALD. NSM and Management Co. have contracted to acquire certain strategic and financial expertise that will enhance NSM's ability to compete both financially and operationally in the world steel market. By becoming equity owners of NSM and through their representation on the Company's board of directors, the Company expects that SDI's, Enron's and McDonald's representatives on the board of directors will provide the Company with certain know how, expertise and knowledge.

    - PURSUE EXPANSION OPPORTUNITIES. In order to lower production costs through economies of scale, the Company intends to pursue expansion of the Mill if market conditions warrant such an expansion. To facilitate expansion of DRI production capacity, NSM designed the DRI Facility to accommodate a tripling of capacity. In addition to mitigating NSM's reliance on the global scrap market, an expanded DRI Facility would produce a significant amount of additional electric power at economically attractive rates for use in the Hot Mill. NSM also designed the Hot Mill and Finishing Facilities to facilitate expansion. In aggregate, the cost of increasing the capacity of the DRI Facility by 1.0 million tonnes per year, the Hot Mill by 1.2 million tonnes per year and the Finishing Facilities by 100,000 tonnes per year is estimated by the Company to approximate U.S.$250 million.

                             THE WARRANTS OFFERING

WARRANTS:

    Issuer..................  Nakornthai Strip Mill Public Company Limited

    Warrants Offered........  128,834,356 Warrants which, when exercised, initially will entitle the holders thereof to acquire an aggregate of
                              128,834,356 Ordinary Shares of the Company.

    Exercise Price..........  10 Baht per Ordinary Share

    Expiration..............  The Warrants are exercisable beginning on March 12, 1999 and at any time thereafter on or prior to February 1, 2008.

    Registration Rights.....  Holders of the Warrants and shares of the Company underlying the Warrants have certain rights to require the Company to file and have declared effective a registration statement with respect thereto. See "Description of the
                              Warrants--Registration Rights."

    Voting Rights...........  Warrant holders will have no voting rights

    Use of Proceeds.........  Net proceeds (approximately 1,288,343,560 Baht), if any, which might be received by the Company from the exercise of all of the Warrants will be used for general corporate purposes. The
                              Company will not receive any proceeds from the sale of the
                              Ordinary Shares underlying the Warrants offered hereby. See
                              "USE OF PROCEEDS."

                                  RISK FACTORS

    Potential investors in the Warrants should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Securities.

                  SUMMARY FINANCIAL AND PRO FORMA INFORMATION
                      (AMOUNTS IN THOUSANDS EXCEPT RATIOS)

    The following summary financial information as at December 31, 1994, 1995, 1996, 1997 and for the years ended December 31, 1995, 1996, 1997 have been derived from, and are qualified in their entirety by reference to, the Company's Audited Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Such statements have been audited by Peat Marwick Suthee Limited, independent public accountants, as of and for each of the years in such period. The Company's Audited Financial Statements are prepared in conformity with generally accepted accounting principles in Thailand ("Thai GAAP"), which differ from generally accepted accounting principles in the United States ("U.S. GAAP"). The following data should be read in conjunction with the Company's Audited Financial Statements and the Notes thereto, and Management's Discussion and Analysis of Financial Condition, which are included elsewhere in this Prospectus. The unaudited pro forma balance sheet information presents the financial position of the Company as at December 31, 1997 after giving effect to the Offerings, the Debenture Offering and the Equity Investments and the application of the proceeds therefrom as if they occurred on that date. The pro forma adjustments are based on certain assumptions that the Company believes are reasonable. The unaudited pro forma balance sheet data should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition" and the Company's Audited Financial Statements and the Notes thereto.

                                                                                   DECEMBER 31, 1997
                                            AS AT DECEMBER 31,                        AS ADJUSTED
                           ----------------------------------------------------   --------------------
                            1994     1995        1996        1997      1997(1)       1997     1997(1)
                           ------  ---------  ----------  ----------  ---------   ----------  --------
                            BAHT     BAHT        BAHT        BAHT       U.S.$        BAHT      U.S.$
BALANCE SHEET DATA:
  Thai GAAP
    Cash and short-term
      investments........      10     94,588     501,587      17,965        417   12,522,113(2)  290,537(2)
    Total current
      assets.............  10,064  2,931,914   1,695,602     896,507     20,801   15,833,693   367,371
    Deferred charges.....   2,670     60,169     252,202     987,257     22,906    2,997,743    69,553
    Property, plant and
      equipment, net.....   5,506  2,430,562   9,437,572  24,454,278    567,385   24,454,278   567,385
    Notes DSR Account
      Non-current
      portion............                                                            643,914    14,940
    Total assets.........  18,643  5,423,730  11,387,248  26,344,917    611,251   44,917,198  1,042,162
    Current
      liabilities........   8,643    273,730   1,120,328   4,889,573    113,447    4,889,573   113,447
    Long term debt.......    --       --       4,156,920  16,639,886    386,076   33,237,222(4)  771,165(4)
    Shareholders'
      equity.............  10,000  5,150,000   6,110,000   4,815,458    111,728    6,790,404(4)  157,550(4)
  U.S. GAAP
    Deferred charges.....    --       71,975      90,807      57,580      1,336    1,911,052    44,340
    Property, plant and
      equipment..........    --    2,458,269   9,426,805  17,802,722    374,336
    Shareholders'
      equity.............    --    5,183,665   5,937,838  (2,826,513)   (65,580)  (1,753,261)  (40,679)


                                             YEAR ENDED DECEMBER 31,
                                   --------------------------------------------
                                     1995        1996        1997      1997(1)
                                   ---------  ----------  ----------  ---------
                                     BAHT        BAHT        BAHT       U.S.$
CASH FLOW DATA:
  Cash flows used in operating
    activities...................   (127,293)   (247,908)   (642,854)   (14,916)
  Cash flows used in investing
    activities...................  (4,981,833) (4,420,468) (12,382,690)  (287,301)
  Cash flows provided by
    financing activities.........  5,203,704   5,075,375  12,541,922    290,996

OPERATING DATA:
  Thai GAAP
    Provision for bad debts......     --          --       1,294,542     30,036
                                   ---------  ----------  ----------  ---------
    Net Loss.....................     --          --      (1,294,542)   (30,036)
                                   ---------  ----------  ----------  ---------
                                   ---------  ----------  ----------  ---------
Net loss per share...............     --          --           (2.31)     (0.05)
                                   ---------  ----------  ----------  ---------
                                   ---------  ----------  ----------  ---------
  U.S. GAAP
    Interest income..............    111,883     202,790     145,001      3,364
    Expenses
      Provision for bad debts....     --          --       1,294,542     30,036
      Administrative.............     68,630     322,990     879,954     20,417
      Depreciation...............      1,277       6,053      12,842        298
      Foreign exchange losses....        143      46,089   6,720,261    155,922
                                   ---------  ----------  ----------  ---------
                                      70,050     375,132   8,907,599    206,673
                                   ---------  ----------  ----------  ---------
    Income (loss) before income
      taxes......................     41,833    (172,342) (8,762,598)  (203,309)
    Deferred income tax expenses
      (benefit)..................      5,848      (5,848)     --         --
                                   ---------  ----------  ----------  ---------
    Net income (loss)............     35,985    (166,494) (8,762,598)  (203,309)
                                   ---------  ----------  ----------  ---------
                                   ---------  ----------  ----------  ---------
Basic and diluted net income
  (loss) per share...............       0.12       (0.31)     (15.65)     (0.33)

                                             YEAR ENDED DECEMBER 31,
                                   --------------------------------------------
                                     1995        1996        1997      1997(1)
                                   ---------  ----------  ----------  ---------
                                     BAHT        BAHT        BAHT       U.S.$
OTHER FINANCIAL DATA:
  Thai GAAP
    Fixed charges(5).............      2,409      86,152   1,085,898     25,195
    Ratio of earnings to fixed
      charges(5)(6)..............         --(7)         --(7)         --(7)        --(7)
  U.S. GAAP
    Fixed charges(5).............      2,409      93,350   1,093,096     25,362
    Ratio of earnings to fixed
      charges(5)(6)..............       14.9          --(8)         --(8)        --(8)

------------------------
(1) The translations of the Baht amounts into U.S.$ are included solely for the convenience of the reader, using the Noon Buying Rate from the Federal Reserve Bank of New York on June 5, 1998 of 43.10 Baht to U.S.$1.00. The convenience translations should not be construed as representations that the Baht amounts could have been, or could in the future be, converted into U.S.$ at this or any other rate of exchange.
(2) Adjusted to reflect net cash proceeds of the Offerings, the Debenture Offering and the Equity Investments, including the current portion of the Notes DSR Account.
(3) Adjusted to reflect the Transactions and the repayment of U.S.$50 million of senior debt.
(4) Gives effect to the Warrants which have been valued at U.S.$9.0 million.
(5) Fixed charges for any period consist of interest incurred (including capitalized interest), one-third of rental payments on operating leases (such amounts being deemed by the Company to represent the interest portion of such payments) and amortization of debt expenses for such period.
(6) For purposes of computing the ratios of earnings to fixed charges for any period, earnings consist of income (loss) before income taxes for such period plus fixed charges deducted in calculating income for such period.
(7) For 1995, 1996 and 1997, earnings were inadequate to cover fixed charges by
    2.4 million Baht, 86.2 million Baht and 2,380.4 million Baht (U.S.$55.2 million), respectively, under Thai GAAP.
(8) For 1996 and 1997, earnings were inadequate to cover fixed charges by 252.6 million Baht and 9,848.4 million Baht (U.S.$228.5 million), respectively, under U.S. GAAP.

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS, CERTAIN OF WHICH ARE NOT TYPICALLY ASSOCIATED WITH INVESTING IN SECURITIES OF COMPANIES LOCATED IN THE UNITED STATES, SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

OPERATING AND START-UP RISKS

    The Company's only assets are the share capital of NSM (Del) and NSM Cayman and its interest in the Mill, which has no operating history and, with regard to the DRI Facility and Finishing Facilities, is still under construction. Management Co. has a very limited history of operations. The Company will be subject to all of the risks inherent in the establishment of a new steel mill. The Mill's commercial viability and profitability are dependent upon, among other things, its completion and successful operation. No assurance can be given that the Company and Management Co. will be able to complete the Mill, to sustain successful operations or that its operations will achieve commercial viability.

    Although the Company believes that any start-up difficulties it experiences will be typical of those encountered when a new steel mill commences production, there is no assurance that the Company will not continue to experience operational difficulties beyond those encountered during the start-up process, or that it will ultimately achieve or be able to sustain full production. Also, to the extent the quality of the steel produced by the Mill does not comply with the requirements of the Off-Take Agreements, the purchasers' obligations to purchase the Company's steel production under the Off-Take Agreements may be adversely affected. In addition, the Company could experience construction, start-up or operational difficulties as it implements the DRI Facility and the Finishing Facilities. There can be no assurance that the Company and Management Co. will be able to operate the Mill at full capacity or that the DRI Facility and the Finishing Facilities will be successfully built, started-up and integrated with the Company's Hot Mill.

    The Company's operation of the Hot Mill and the construction and start-up of the DRI Facility and the Finishing Facilities may place a strain on the Company's administrative, operational and financial resources. The failure to produce at full capacity, coordinate its sales and marketing efforts with production or manage its future development and growth, or the emergence of unexpected production difficulties, could adversely affect the Company's business, results of operations, financial condition or prospects and its ability to pay its obligations.

    In addition, the operation of the Mill may be adversely affected by many factors, such as production disruptions, industrial accidents, environmental hazards, technical difficulties or equipment failures, labor disputes, late delivery of supplies, and periodic or extended interruptions due to inclement or hazardous weather conditions, fires, explosions or other accidents or acts of force majeure. Such risks could result in damage to, or destruction of, the Mill, personal injury, environmental damage, delays in production, losses and legal liability. Any prolonged downtime or shutdowns of the Hot Mill, DRI Facility and Finishing Facilities could materially adversely affect the Company's business, results of operations, financial condition or prospects and its ability to pay its obligations.

SUBSTANTIAL INDEBTEDNESS; POTENTIAL DILUTION

    The degree to which the Company is leveraged could have important consequences to Warrant holders, including: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes will be limited; (ii) a substantial portion of the Company's expected cash flow from operations will be required to be dedicated to the payment of interest, thereby reducing the funds available to the Company for other purposes, including operation of the Mill and future business opportunities. See "Description of Certain Indebtedness"; (iii) the Company is substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage; (iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (v) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business.

    If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. Further, such equity securities may have rights, preferences, or privileges senior to those of the Common Stock. To the extent the Company finances its activities by issuing debt securities, the Company may become subject to certain financial and other covenants which may restrict its ability to pursue its strategy of growth through acquisition. There can be no assurance that adequate equity or debt will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay, scale back or eliminate all or some of its market development and acquisition projects and could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is party to certain indentures and financing documents (collectively, the "Indentures"). The Indentures contain financial and operating covenants that limit the discretion of the Company with respect to certain business matters. These covenants will place significant restrictions on, among other things, the ability of the Company to incur additional Indebtedness, to create liens or other encumbrances to pay dividends, to make certain other payments and investments, and to sell or otherwise dispose of assets and merge or consolidate with other entities. The Indentures give the lenders broad latitude in controlling the management of the Company in the event of a breach of such covenants. A failure to comply with the obligations contained in the documents evidencing the Company's Indebtedness could result in an event of default under such Indebtedness which could permit an acceleration of the repayment of the Indebtedness. A forced repayment of such indebtedness could result in the bankruptcy of the Company.

POLITICAL AND ECONOMIC FACTORS

    The Company's results of operations and financial condition may be influenced by the political situation in Thailand and by the general state of the Thai economy. The political situation in Thailand has been unstable from time to time in recent years and future political and economic instability in Thailand could have an adverse effect on the Company's business and results of operations. Any potential investor in the Warrants should pay particular attention to the fact that the Company is governed in Thailand by a political, economic, legal and regulatory environment that may differ significantly from that which prevails in other countries.

    Thailand is a constitutional monarchy. Under the constitution, the King is Head of State, Commander of the Armed Forces and Patron of all Religions. Executive power is vested in the cabinet while legislative power is exercised by the elected bicameral National Assembly. Thailand has experienced several changes of government and changes in its political system since World War II. A new constitution became effective on October 11, 1997. There can be no assurance that Thailand's current government or political system will continue unchanged for the forseeable future. Additionally, there can be no assurance that any future change in the government will be the result of democratic processes.

    Although Thailand's economy has been characterized in the past decade by high growth rates, in 1996 and particularly in 1997, economic growth slowed significantly in relation to historical levels. In late 1996 and throughout 1997, Thailand experienced significant economic weakness, resulting primarily from declines in the property and finance industries, a sharp reduction in financial liquidity and a general deterioration in investor confidence. Inflation in Thailand has increased and interest rates have remained among the highest in the region. In addition, the country has had recurring trade balance and current account deficits. The government of Thailand also agreed on August 5, 1997, to accept the austerity measures of the International Monetary Fund ("IMF") aimed at rehabilitating and restructuring the economy as a condition to receipt of IMF-led loans and financial assistance of approximately U.S.$17.2 billion. See "Annex A--The Kingdom of Thailand--IMF-led Financial Assistance" and "Fiscal Update and Financial Sector Measures." International credit rating agencies, including Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Corporation ("S&P"), have recently downgraded Thai sovereign as well as various Thai corporate and financial institutions' debt ratings. Between January 3, 1996 and December 31, 1997, the Stock Exchange of Thailand Index ("SET") fell from 1,323.43 to 372.69. On December 8, 1997, the government terminated the operations of 56 of the 91 finance companies in Thailand. The Company expects that the number of bankruptcies in Thailand and Southeast Asia generally, including among its potential customers, will increase.

    There can be no assurance that: the deteriorating economy in Thailand and in Southeast Asia generally; the rise in interest rates and inflation in Thailand and other Southeast Asian countries; the general decline of share prices on the SET and other regional stock exchanges; the lack of liquidity and stability in the Thai and other Southeast Asian finance industries; and other factors including measures taken by the government of Thailand in response to deteriorating economic conditions, will not adversely affect the Company's ability to finance its working capital needs, collect on its receivables for goods shipped, build market share internationally and in Thailand, or otherwise adversely affect its financial condition, results of operations or cash flows. Further, there can be no assurance that the deterioration in the economies of Thailand and Southeast Asia will not continue or materially worsen. In light of the deteriorating economies of Thailand and Southeast Asia generally, the Company's ability to sell projected production levels will depend in significant part on its ability to access export markets worldwide.

THAI EXCHANGE CONTROL RESTRICTIONS; CONSTRAINTS IMPOSED BY MONETARY CONTROLS

    On January 6, 1998, the Thai Cabinet approved the issuance of a Ministry of Finance regulation to limit the U.S.$ holding period for exporters in an effort to curtail currency speculation and increase the U.S.$ supply in the local economy. Previously, exporters were required to be paid within 180 days and to sell or deposit the proceeds in a foreign currency account with an authorized bank in Thailand within 15 days of receiving such proceeds. However, according to the January 1998 Regulation, exporters must now be paid within 120 days, after which they have seven days in which to sell or deposit the proceeds in a foreign currency account in Thailand. This requirement applies to all export proceeds earned by a Thai company outside Thailand.

    A Thai entity may open a foreign currency account under the following conditions: (i) the account must be with an authorized bank in Thailand and the funds must originate from abroad; (ii) remittance abroad of funds deposited in such an account for payment of ordinary business transactions would require submission of supporting evidence and approval of the Bank of Thailand; and
(iii) the total amount of daily outstanding balances in such an account must not exceed U.S.$5 million, otherwise, such excess amount would be required to be converted to Baht.

    An exemption to these regulations allows a depositor to keep deposits in U.S.$ up to an amount not to exceed the depositor's obligations to foreign creditors and the international banking facilities of Thailand commercial banks payable within the next three months. Funds deposited in a foreign currency account may be withdrawn for, inter alia, payment of interest and principal due on offshore debt repayments. Proof that the payment of interest is required must be submitted with the bank in which the currency is deposited each and every time an application to withdraw and repatriate foreign currency is made. As a general matter, the outward remittance from Thailand of dividends, interest or capital gains from the transfer of securities after payment of any applicable Thai taxes, if any, may be made if the amount does not exceed U.S.$5,000 per remittance, beyond which amount, a report must be made to the Bank of Thailand.

    Parties may apply for an exemption or relaxation from the "strict observance" of the above requirements. The Company was able to obtain waivers from the Bank of Thailand which would allow the Company to keep certain U.S.$ amounts of export earnings offshore in certain account for an amount not to exceed U.S.$130 million each year through the redemption of the Notes and the Debentures. Additionally, the Company was also granted an approval from the Bank of Thailand which would allow the Company to keep U.S.$ amounts in excess of U.S.$5 million in accounts in Thailand for an amount not to exceed the Company's obligations in foreign currencies payable within three months from the date of deposit.

    Any excess amount of foreign currencies must be converted into Baht. Such conversion would require the Company to bear exchange rate risks as many of the Company's obligations are U.S.$ denominated. If the Company is unable to maintain these waivers and is required to convert such revenue into Baht, any devaluation of the Baht against the U.S.$ could have an adverse effect on the Company's financial condition as results of operations and could materially impair the Company's ability to repay its U.S.$ obligations.

EXCHANGE RATE FLUCTUATIONS

    Prior to July 1997, the Bank of Thailand determined the value of the Baht based on a "basket," the composition of which was not made public but of which the U.S.$ was the principal component. Prior to July 1997, the Baht had a history of stability, trading in a narrow range of 24.47 Baht to 25.97 Baht to the U.S.$1.00, as a result of frequent intervention by the Bank of Thailand through purchases and sales of U.S.$. However, on July 2, 1997, under substantial market pressure, the Government floated the Baht and effectively ceased such intervention, and the value of the Baht, as reflected in the Noon Buying Rate, declined from 24.520 Baht per U.S.$1.00 on July 1, 1997 to 56.10 Baht per U.S.$1.00 on January 12, 1998 and stood at 39.15 Baht to U.S.$1.00 on May 15, 1998. There can be no assurance that the value of the Baht will not decline further, increase or continue to fluctuate widely against other currencies in the future. Adverse economic conditions in Thailand and the region incidental to the devaluation of the Baht may also reduce overall demand for the Company's products and the Company's customers' ability to pay for them, and there can be no assurance that such reduced demand will not have an adverse effect on the Company.

    The Company's functional currency is the Baht, however, the Company will have significant U.S.$ denominated assets and liabilities. Therefore, fluctuations of the value of the Baht relative to the U.S.$ may cause the Company to recognize material foreign exchange gains or losses which could adversely affect the Company's results of operations and financial condition. The Company from time to time may hedge its currency positions to attempt to avert any adverse consequences of exchange rate fluctuations; however, there can be no assurance that the Company will be able to successfully hedge its exchange rate exposure or that it will be able to hedge such exposure at a satisfactory cost. See "Annex A--The Kingdom of Thailand."

NO CASH DIVIDENDS

    The Company anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends on its Ordinary Shares. In addition, the Company's revolving credit facility prohibits the payment of cash dividends on the Ordinary Shares without the consent of the lender.

HISTORICAL LOSSES

    The Company had net losses for the year ended December 31, 1997 of $30 million. No assurance can be given that the Company's operations will be profitable in the future.

POSSIBLE VOLATILITY OF STOCK PRICE

    From time to time, there has been and may continue to be significant volatility in the market price for the Company's Common Stock. Quarterly operating results of the Company or of other steel companies, changes in general conditions in the Thailand economy, the Thailand financial markets, natural disasters or other developments could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, in recent years the Thailand stock market has experienced extreme price and volume fluctuations.

NTS PLEDGE; SUBSTANTIAL OWNERSHIP BY PLEDGEE OR SUCCESSOR

    N.T.S. Steel Group Public Company Limited ("NTS"), a steel rebar manufacturer and an affiliate of the Company, currently holds 31.31% of the outstanding ordinary shares of the Company. The Thailand Securities Depository Company Limited, the Company's registry has confirmed that NTS has pledged 30.54% of NSM's outstanding shares (the "Pledged Shares"). The Company believes that NTS has pledged such shares to certain Thai financial institutions as security for indebtedness owed to such financial institutions. The Company believes that NTS is currently in default on its obligations under such indebtedness.

    Under the laws of Thailand, the pledge of the Company's ordinary shares may be enforced by way of public auction. Alternatively, after the debt is due, the pledgor and pledgee may agree that the pledgee will become owner of the pledged shares in full or partial satisfaction of the debt. However, as a condition of being listed on the SET, the shares held by NTS, as well as certain shares held by some of the Company's management and major shareholders totaling 55% of NSM's paid-in capital without giving effect to the Offerings, are subject to SET restrictions which prevent transfer of the shares during the first year of the Company's commercial operations. In addition, in the case where the Company issues and offers new shares for sale to its existing shareholders during the said first year, those shares subscribed by the Company's management and major shareholders will also be subject to a transfer restriction. Since the offering of new shares on the Issue Date was not made to the Company's existing shareholders, those new shares are not subject to such transfer restriction. Currently, after giving effect to the Offerings, only 42.86% of NSM's paid-in capital are subject to transfer restriction for the first year. According to the SET's regulation, a pledgee which is a financial institution must enter into an agreement with the shareholder, whose ownership is subject to the SET restriction, that it will not enforce pledged shares subject to such restriction during the applicable period. Such pledgee is required to submit a letter to the SET stating that it has entered into such an agreement with the pledgor. Any of the Pledged Shares which were pledged to finance companies whose operations were suspended by the Ministry of Finance may be sold at public auction by the Financial Restructuring Authority. Persons acquiring the Pledged Shares would have full rights in such Pledged Shares and would not be restricted in the exercise of such rights by the Shareholders' Agreement (as defined) to be entered into by the New Equity Investors and certain Thai parties. See "Principle Agreements--Shareholders Agreement." Even after giving effect to the dilution caused by the Warrants, if one person, group or entity were to acquire all or a substantial portion of the Pledged Shares, such person, group or entity is likely to be the single largest shareholder in the Company. While management of the Company will be governed by the Management Agreement, such a shareholder would, under the laws of Thailand, have the ability to influence the conduct of business by the Company. For example, such a shareholder would have the ability, among other things: (i) to require the board of directors of the Company to convene a shareholders meeting; (ii) to substantially influence the outcome of any shareholder vote; (iii) to block any action by the Company that would require the approval of a supermajority (75%) of the Company's shares, present at the shareholder meeting, under the laws of Thailand; and (iv) to influence an election of directors to the Company's board of directors. There can be no assurance that any future acquiror of the Pledged Shares will exercise its rights with respect to the Pledged Shares in a manner consistent with the intentions of the Company and the New Equity Investors for the future conduct of business by the Company as set forth herein. If such an acquiror of the Pledged Shares exercises its rights with regard to the Pledged Shares in a manner inconsistent with the intentions of the Company and the New Equity Investors for the future conduct of business by the Company there can be no assurance that such inconsistent exercise will not have an adverse effect on the financial condition and results of operations of the Company or its ability to repay its indebtedness including the Notes.

FORWARD LOOKING INFORMATION

    This Prospectus contains forward-looking statements. These statements are based upon the current beliefs of the Company as well as assumptions made by the Company based upon information currently available to it.

    These statements are subject to various risks and uncertainties, including those described above, as well as potential changes in economic or regulatory conditions which are largely beyond the Company's control. Should one or more of these risks materialize or changes occur, or should management's assumptions prove incorrect, the Company's actual results may vary materially and adversely from those anticipated or projected. These forward-looking statements reflect the Company's views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements as a result of many factors, including the risk factors set forth above. The words, "believe," "expect" and "anticipate" and similar expressions identify forward-looking statements. Prospective investors or purchasers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYCLICALITY OF STEEL INDUSTRY AND END USER MARKETS

    The steel industry is highly cyclical in nature and sensitive to general economic conditions. The price of steel and steel products in the future may fluctuate significantly as a result of general economic conditions and other factors beyond the Company's control. The demand for steel products and, thus, the financial performance of companies in the steel industry, including the Company, are generally affected by macroeconomic fluctuations in domestic economies in which these companies sell their products as well as in the world economy. Substantially all of the revenues of the Company are derived from the sale of steel and related products. Accordingly, any significant decrease in demand for steel and related products or decline in prices for such products could have a material adverse effect on the business, financial condition, results of operations or prospects of the Company. The Company's success will be influenced by a number of market factors, both international and domestic, which affect the market for steel products and steel scrap (initially the Company's principal raw material), and which are beyond the control of the Company. There can be no assurance that the deterioration in the economies of Thailand and Southeast Asia will not have an adverse effect on the domestic, regional and global markets for the Company's products. The Company is particularly sensitive to trends in the oil and gas, gas transmission, construction, commercial equipment, automotive, rail transportation, agriculture and durable goods industries, because these industries are significant markets for the Company's products and are highly cyclical.

COST OF STEEL SCRAP AND OTHER RAW MATERIALS

    The Company requires substantial amounts of raw materials, principally iron ore fines, iron ore pellets and scrap, in its production process. Until the DRI Facility is operational, the Company's principal raw material will be steel scrap. The prices for scrap are subject to market forces largely beyond the control of the Company, including demand by domestic and international steel producers, freight costs and speculation. The prices for scrap have varied significantly and may vary significantly in the future. In addition, the Company's operations may require substantial amounts of other raw materials and utilities, including various types of pig iron, DRI, alloys, refractories, oxygen, natural gas and electricity, the price and availability of which are also subject to market conditions. Although the Company believes that raw materials are available in adequate quantities at market prices the availability and prices of raw materials may be subject to curtailment or changes due to, among other things, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and worldwide price fluctuations. In addition, energy costs, including the cost of natural gas and electricity, also constitute a substantial portion of the Company's cash cost of production. The price of some of the Company's production inputs, particularly energy, have varied significantly and may vary significantly in the future largely as a result of market conditions and other factors beyond the control of the Company. Any protracted interruption in the supply of raw materials or energy, or substantial increases in their costs, could have a material adverse effect on the business, financial condition, results of operations or prospects of the Company. The Company may not be able to adjust its product prices, especially in the short term, to recover any increases in scrap and other raw material prices. The Company's future profitability may be adversely affected to the extent that it is unable to pass on higher raw material and energy costs to its customers. See "Management's Discussion and Analysis of Financial Condition," "Business--Steel Scrap and Scrap Substitute Resources" and "Energy Resources."

RISK RELATED TO PROCESS TECHNOLOGY

    The Company's process for the production of coal-based DRI is a scale-up from a commercial steel industries wastes recycling plant, operated by International Metals Reclamation Company, Inc. ("INMETCO"). The use of coal as a reductant is made possible by special sulfur removing slag practices in NSM's ladle metallurgy system. These slag practices and the INMETCO process have each been used commercially. However, NSM will be the first company to link the two processes and there can be no assurance that they will perform in accordance with the Company's expectations.

COMPETITION

    The Company has various competitors within the global steel industry. Generally, the markets in which the Company participates are highly competitive. The competitive nature of the industry in the future could have an adverse effect on the business, financial condition, results of operations and prospects of the Company. The Company competes primarily on the basis of price, quality, and the ability to meet customers' product specifications and delivery schedules. Many of the Company's competitors are integrated steel producers which are larger in terms of steel making capacity, have substantially greater capital resources and historical operations and, in some cases, have lower raw material costs than the Company. In addition, competition may increase as a result of excess capacity created by other producers using mini-mill technology and traditional steelmakers in order to make their operations more efficient. For example, several new mini-mills began production in the United States in 1996 and 1997. The highly competitive nature of the global steel industry, combined with excess production capacity in some products, may in the future exert downward pressure on prices for the Company's products. The deterioration in the economies of Southeast Asia may exert further downward pressure on prices for the Company's products if regional competitors choose to lower their prices in order to maintain revenues in the face of decreasing regional demand for steel products. Although the Company believes that it is well-positioned to compete in the markets where it operates, competitors may develop new products or production processes that could provide advantages to such competitors to the detriment of the Company. There can be no assurance that the Company will be able to compete effectively in the future. In addition, in the case of certain product applications, steel competes with other materials, including plastics, aluminum, graphite composites, ceramics, glass, wood and concrete. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL AND MANAGEMENT

    The Company's success depends on its ability to attract, motivate and retain highly skilled and qualified management and technical personnel to operate the Mill. The Company's ability to maintain its competitive position is dependent to a large degree on the services of its senior management team, particularly Mr. John W. Schultes, President and Chief Executive Officer. The loss of Mr. Schultes' services or those of any of the other members of the Company's senior management team or an inability to attract, retain and maintain additional senior management personnel could have a material adverse effect on the business, financial condition, results of operations or prospects of the Company. There can be no assurance that the Company will be able to retain its existing senior management personnel or to attract additional qualified senior management personnel. In addition, there can be no assurance that the Company will be able to hire qualified persons when needed or on favorable terms or that new employees will be successfully assimilated into the Mill's operations.

LABOR MATTERS

    The Company believes that its relations with its employees are good. Nevertheless, there can be no assurance that a work stoppage or strike will not occur. Work stoppages or other labor-related developments affecting the Company, including the ability to attract and retain additional employees, could have a material adverse effect on the business, financial condition, results of operations and prospects of the Company.

RELIANCE ON MAJOR CUSTOMERS

    The Company has entered into the Off-Take Agreements with Preussag and Klockner pursuant to which they have agreed to purchase up to 100% of the Company's annual production during 1998 through 2002. Under the Off-Take Agreements, steel will be sold based on quality and description specified by the purchaser and be fit for the purpose for which such goods are ordinarily used. Certain orders may also contain express or implied application requirements. Non-compliance with such specifications could result in rejections and claims against the seller. Such claims are usually settled between the producer, the trading company and the end user. Claims may result in financial damage awards against the Company. As a result, failure to perform under the Off-Take Agreements by NSM may have a material adverse effect on the Company's results of operations and financial condition. Additionally, non-performance by Preussag or Klockner under the Off-Take Agreements could have a material adverse effect on the Company's results of operations and financial condition. See "Description of Material Agreements--Off-Take Agreements."

DEPENDENCE UPON A SINGLE PROJECT

    Virtually all of the Company's revenue will be derived from the Mill. The operations of the Mill are subject to the risks normally encountered in steel production. Such risks include environmental hazards, industrial accidents, technical difficulties or failures, labor disputes, late delivery of supplies, and periodic or extended interruptions due to inclement or hazardous weather conditions, fires, explosions or other accidents or acts of force majeure. Such risks could result in damage to or destruction of producing facilities, personal injury, environmental damage, delays in production, losses and possible legal liability. Any prolonged downtime or shutdowns at the Mill could materially adversely affect the Company's financial performance and ability to repay the principal and interest on the Notes.

INSURANCE

    The Company maintains insurance coverage within ranges comparable to other steel producers. There can be no assurance that such insurance will be available to the Company in the future on commercially reasonable terms or that any coverage the Company arranges will be adequate and available to cover any or all claims which arise. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of disposal of waste products occurring from steel production) is not generally available to the Company or to other companies within the steel industry. To the extent that the Company is subject to environmental liabilities, the payment of such liabilities would reduce the funds available to the Company to operate the Mill. The Company cannot reasonably estimate the cost of future compliance or remedial work or further investments that may be required as a consequence of changes in environmental regulation. Among other things, the level of such costs will be dependent upon the nature and extent of the current and future environmental regulation, the timing and nature of required or remedial work and the technology available to meet the required standards. Should the Company be unable to fund fully the cost of remedying an environmental problem, the Company might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.

REDUCTION OF IMPORT TARIFFS

    Thailand currently imposes a tariff on steel imports at the rate of 1% on iron-ore, pig-iron and scrap; 10% on billets and slabs; 15% on hot-rolled coil; 20% on coated products and cold-rolled products. Thailand is a signatory to the Uruguay Round of Agreements, under which the signatories have agreed to eliminate import tariffs on many products and significantly reduce non-tariff barriers to trade. Pursuant to the Uruguay Round of Agreements of the General Agreement on Tariffs and Trade, certain developed countries have agreed to eliminate import tariffs on steel products within 10 years. Although Thailand has not formally agreed to eliminate its import tariff on steel products, it has agreed not to increase its import tariff on certain steel products, to greater than 30%. Additionally, the Association of Southeast Asian Nations ("ASEAN") has stated its goal to reduce tariffs on steel products to 0-5% by the year 2003 under the ASEAN Free Trade Agreement for imports from ASEAN nations. There is no guarantee that Thailand will not reduce its import tariff on steel products over the next few years to conform with the trend towards a more open global market. A significant reduction in or the elimination of the tariffs on the import price of steel would lead to increased competition from international producers of steel as well as a decreased pricing advantage for the Company's steel products in Thailand and could have an adverse effect on the Company's financial condition and results of operations.

GOVERNMENT APPROVALS AND REGULATION

    Government approvals and permits are currently, and may in the future be, required in connection with the Company's operations. The Company obtained waivers from the Bank of Thailand which would allow the Company to keep certain revenues offshore and would prevent certain U.S.$ funds in Thailand from being converted into Baht. Obtaining the necessary governmental approvals, permits and waivers is a complex and time consuming process involving numerous regulatory agencies. To the extent that such approvals or permits are required and not obtained, operations may be curtailed or limited and such curtailment or limitation could have an adverse effect on the Company's financial condition and results of operations.

    The Company's business is currently regulated by the laws and regulations of Thailand relating to the construction, production, marketing, pricing, transportation and storage of steel products, taxation, environmental and safety matters. The Company does not believe that environmental regulations will have a material adverse effect on its capital expenditures, results of operations or competitive position, and does not anticipate that any material expenditures will be required to enable it to comply with existing laws and regulations. However, the modification of existing laws or regulations or the adoption of new laws or regulations pertaining to steel manufacturing for economic, environmental or other reasons could have a material adverse effect on the Company's financial condition and results of operations.

    The Company's assets and operations are subject to various political, economic and other uncertainties, including, among other things, the risks of war, expropriation, nationalization, renegotiation or nullification of existing concessions and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, fluctuations between the Baht and the U.S.$, currency controls and foreign governmental regulations. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

BOARD OF INVESTMENT COMPLIANCE

    The Company derives substantial economic benefits from the promotional considerations granted to it by the Board of Investment ("BOI"). Such benefits include the permission to bring foreign experts into Thailand and the exemption from certain import duties and taxes. While the BOI has only granted two licenses to produce steel in Thailand, there can be no assurance that the BOI will not grant additional licenses to potential domestic competitors in the future. The continued availability of these economic benefits for the Company is conditional upon the on-going satisfaction of certain requirements, including a limitation on foreign ownership to 49% of the outstanding equity of NSM. The limitation on foreign ownership is reduced to 39% in connection with the benefits granted by the BOI in connection with the Finishing Facilities. Failure to satisfy these requirements may result in the loss of economic benefits which may have an adverse effect on the Company's financial condition and results of operations. The granting of licenses for the production of steel products in Thailand to other potential domestic competitors could also have an adverse effect on the Company's financial condition and results of operations. See "Business-- Board of Investment."

POTENTIAL CONFLICTS OF INTEREST; AFFILIATE TRANSACTIONS

    Under Thai law, a director of a public company is prohibited from owning, operating or serving as a director of a business of the same nature as, and competitive with, the company of which he or she is a director unless he or she informs the shareholders of the company at a meeting of shareholders prior to his or her appointment or accession to ownership (if the shareholders do not approve the director's other activities, they can cause the director to resign or cause the company to pursue other remedies). A number of the directors of the Company hold interests in or are officers or directors of companies engaged in various aspects of the steel industry. The Company believes that such directors' endeavors have been in compliance with the foregoing provision of Thai law. However, Thai law may be more limited than that of many other jurisdictions in limiting directors of a company in pursuing corporate opportunities which might have been of interest to the company if presented to the company. Therefore, in light of this provision and the other interests of a number of directors of the Company (such as the Chairman of the Company and other members of his family who currently sit on the Company's board of directors and also maintain interests in other companies), the Company may be limited as to the number and type of corporate opportunities which are presented to it in the future. See "Management."

    Several of the directors of the companies have direct and/or indirect investments in affiliated companies. In addition, some of these companies also have direct and indirect investments in each other. A number of arrangements and transactions have been entered into from time to time between such companies. Under corporate law in Thailand, directors of a company are required to act at all times in the best interests of the shareholders with respect to transactions entered into by the company. In addition, corporate law in Thailand places certain limitations on the ability of a public company to enter into related party transactions. See "Related Party Transactions."

    Because of the scope of the relationships that exist between the companies there can be no assurance that such agreement or transactions entered into, if considered separately, have been or will be effected on terms no less favorable to the Company than could have been obtained from non-associated third parties. Such transactions could have an adverse effect on the Company's financial condition and results of operations. While any future arrangements are expected to be subject to approval by the Company's board of directors and, where appropriate, the approval of shareholders, there can be no assurance that the future arrangements between the Company and the other associated companies will not involve conflicts of interest.

ABSENCE OF PUBLIC MARKET FOR THE SECURITIES

    The New Securities are new securities for which there currently is no established trading market. The Initial Purchaser has informed the Company that it intends to make a market in the New Securities to the extent permitted by applicable laws and regulations. However, it is not obligated to do so and any such market making may be discontinued at any time without notice in the sole discretion of the Initial Purchaser. In addition, such market making activity may be limited during pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof.

    Accordingly, there can be no assurance as to the development or liquidity of any market for the New Securities. The New Securities are expected to be eligible for trading by qualified buyers in the PORTAL market. The Company does not intend to apply for listing of the New Securities on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

    The liquidity of, and trading market for, the New Securities also may be adversely affected by general declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independently of the financial performance of, and prospects for, the Company.

PRE-OPERATING EXPENSES

    During the years ended December 31, 1995, 1996 and 1997, the Mill was under construction and the Company had no operating revenues. Under Thai GAAP, the Company capitalizes operating expenses incurred prior to beginning commercial operations as deferred charges. Deferred charges will be amortized over a 10-year period commencing when revenues are earned from operations which will result in lower reported earnings in future periods. Deferred charges as reported under Thai GAAP and operating results as calculated under U.S. GAAP for the Company from inception to December 31, 1997, are as follows (in thousands):

                                                                                             BAHT        U.S.$
                                                                                          -----------  ----------
Deferred charges under Thai GAAP........................................................      987,257      22,906
Net (loss) under U.S. GAAP..............................................................   (8,895,427)   (206,390)

LACK OF ENFORCEMENT OF FOREIGN JUDGMENTS

    The Company and the Note Issuers, pursuant to the Indentures will have to submit to jurisdiction under the laws of the State of New York. However, the Company and the Note Issuers have been advised by their Thai legal counsel, White & Case (Thailand) Limited that any judgment or order obtained in a court outside Thailand, including the United States, would not be enforced as such by the courts of Thailand, but such judgment or order in the discretion of the courts of Thailand may be admitted as evidence of an obligation in new proceedings instituted in the courts of Thailand, which would consider the issue on the evidence before it. See "Enforceability of Civil Liabilities."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Warrants offered hereby by the Selling Stockholders. However, assuming that all Warrants offered hereby are exercised, the gross proceeds to the Company from such exercise are estimated to be 1,288,343,560 Baht or approximately U.S.$29.6 million. This calculation of gross proceeds is based on the exercise price of 10 Baht per Warrant. There can be no assurance given, however, that any Warrants will be exercised. The Company expects to use substantially all of the net proceeds received from exercise of the Warrants for general working capital purposes. See "Plan of Distribution."

                              SELLING SHAREHOLDERS

    This Prospectus covers the 128,834,356 Warrants being offered by the Selling Shareholders. The table sets forth (i) the identity of the Selling Shareholders,
(ii) the nature of any position or other material relationship, if any, which the Selling Shareholders have had with the Company, its predecessors or affiliates during the past three years, (iii) the number of warrants offered by the Selling Shareholders prior to the offering, (iv) the amount of Warrants offered by the Selling Shareholders hereby, and (v) the amount and (if 1% more) the percentage of outstanding Warrants that will be owned by the Selling Shareholders after the offering is complete and assuming that all warrants offered hereby are sold.

                                                     AMOUNT OF WARRANTS                        AMOUNT OF WARRANTS
                                                       OWNED PRIOR TO     AMOUNT OF WARRANTS    TO BE OWNED AFTER
NAME OF SELLING SHAREHOLDER                               OFFERING              OFFERED          THE OFFERING(1)
---------------------------------------------------  -------------------  -------------------  -------------------
Moore Capital Management...........................         25,640,253           25,640,253                    0
Kemper Investments.................................         18,359,687           18,359,687                    0
Farallon Capital Management........................         14,719,404           14,719,404                    0
Miller, Anderson & Sherrerd........................         11,079,122           11,079,122                    0
American Express Financial.........................         11,079,122           11,079,122                    0
Turnberry Capital Partners.........................          9,654,663            9,654,663                    0
Enron Capital (2)..................................          7,438,839            7,438,839                    0
John Hancock Advisors..............................          7,438,839            7,438,839                    0
State Street Research..............................          6,330,927            6,330,927                    0
Swiss Bank Corp....................................          6,330,927            6,330,927                    0
King Capital.......................................            633,092              633,092                    0
Lone Wolf Asset Management.........................            316,546              316,546                    0
Scudder Investments................................            316,546              316,546                    0
Phoenix Duff & Phelps..............................          5,539,561            5,539,561                    0
Banque Indosuez....................................          1,424,458            1,424,458                    0
Dreyfus Capital Management.........................          1,107,912            1,107,912                    0
Windigo Partners...................................          1,107,912            1,107,912                    0
EFG Private Bank...................................            316,546              316,546                    0
                                                     -------------------  -------------------  -------------------
    Total..........................................        128,834,356          128,834,356                    0
                                                     -------------------  -------------------  -------------------
                                                     -------------------  -------------------  -------------------

------------------------
(1) Assumes that all of the Warrants being offered hereby are sold by such Selling Shareholders unless otherwise indicated. There is no assurance that the Selling Shareholders will sell any or all of the Warrants offered pursuant to this Prospectus.

(2) An affiliate of Enron Capital was a co-manager of the placement of the Warrants. See "Related Party Transactions--Description of Other Transactions." Additionally, affiliates of Enron Capital hold substantial equity investments in the Company and under the Shareholders' Agreement have the right to nominate one director to the Company's board of directors. See "Description of Material Agreements--Shareholders' Agreement." An affiliate of Enron is in negotiations with the Company to finance, construct and operate a plant for the co-generation of electricity on the Company's property. See "Related Party Transactions--Description of Other Transactions."

                              PLAN OF DISTRIBUTION

    The sale of the Common Stock and Warrants being offered by the Selling Shareholders hereby may be effected from time to time in one or more transactions by such shareholders directly to third parties or through brokers or dealers in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company has neither retained in any capacity nor will it pay compensation to any brokers or dealers in connection with the securities being distributed or offered hereby.

    The distribution will be implemented by the Company, through the Company's transfer agent. There are no standby commitments or agreements from any person to purchase all or any part of the securities offered by this Prospectus.

                                 CAPITALIZATION

    The following table shows the capitalization of the Company as at December 31, 1997 and as adjusted to give effect to the Offerings, the Debenture Offering and the Equity Investments and prepayment of U.S.$50 million of existing indebtedness, in Baht and U.S.$ (in thousands).

                                                                                DECEMBER 31, 1997
                                                               ---------------------------------------------------
                                                                 ACTUAL      ACTUAL    AS ADJUSTED  AS ADJUSTED(1)
                                                                  BAHT        U.S.$       BAHT          U.S.$
                                                               -----------  ---------  -----------  --------------
Cash and short-term investments..............................       17,965        417  14,952,326(2)   $  346,922
Non-current portion: Notes DSR Account.......................      --          --         643,914         14,940
                                                               -----------  ---------  -----------  --------------
    Total cash...............................................       17,965        417  15,596,240     $  361,862
                                                               -----------  ---------  -----------  --------------
                                                               -----------  ---------  -----------  --------------
Long-term debt(3)
  Bank Credit Facility(4)....................................   16,639,886    386,076  14,484,886     $  336,076
  Senior Notes...............................................      --          --       9,723,101        225,594
  Senior Subordinated Notes..................................      --          --       7,154,385(5)      165,995(5)
  Debentures.................................................      --          --       1,874,850         43,500
                                                               -----------  ---------  -----------  --------------
    Total long-term debt.....................................   16,639,886    386,076  33,237,222        771,165

Shareholders' equity(6)
  Ordinary Shares, 10 baht par value.........................    5,600,000    129,930   7,186,399        166,738
  Premium on share capital...................................      510,000     11,833     510,000         11,833
  Warrants...................................................      --          --         388,547(5)        9,015(5)
  Retained deficit...........................................   (1,294,542)   (30,036) (1,294,542)       (30,036)
                                                               -----------  ---------  -----------  --------------
    Total shareholders' equity...............................    4,815,458    111,727   6,790,404        157,550
                                                               -----------  ---------  -----------  --------------
Total capitalization.........................................   21,455,344    497,803  40,027,626     $  928,715
                                                               -----------  ---------  -----------  --------------
                                                               -----------  ---------  -----------  --------------

------------------------

(1) The translations of the Baht amounts into U.S.$ are included solely for the convenience of the reader, using the Noon Buying Rate from the Federal Reserve Bank of New York on June 5, 1998 of 43.10 Baht to U.S.$1.00. The convenience translations should not be construed as representations that the Baht amounts could have been, or could in the future be, converted into U.S.$ at this or any other rate of exchange.

(2) Including U.S.$56.5 million held in the Notes DSR Account to fund the first two interest payments on each class of the Notes and the Debentures.

(3) In addition to the Notes, a commitment in respect of up to U.S.$150 million Working Capital Facility will be put in place at the time of closing. This facility will be collateralized by certain accounts receivable. The Company does not expect to draw upon the Working Capital Facility at the time of closing.

(4) For a description of the Company's existing long-term debt, see "Description of Certain Indebtedness" and Note 14 to the Company's Audited Financial Statements appearing elsewhere in this Prospectus.

(5) Gives effect to the Warrants which have been valued at U.S.$9 million.

(6) Concurrently with the Old Offerings, the Company issued 158,639,864 Ordinary Shares representing 22.1% of the issued and outstanding shares of the Company, with a value of 1.59 billion Baht (U.S.$36.9 million), including 74,468,090 shares with a value of 744,680,090 Baht (U.S.$17.3 million) which will be issued to SDI in return for technical and advisory assistance in the form of the SDI License Agreement. The proceeds of the remaining 84,171,774 shares were 841.7 million Baht (U.S.$19.5 million).

                            SELECTED FINANCIAL DATA
                     (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

    The following selected financial data as at December 31, 1994, 1995, 1996, 1997 and for the years ended December 31, 1995, 1996, 1997 have been derived from, and are qualified in their entirety by reference to, the Company's Audited Financial Statements and notes thereto appearing elsewhere in this Prospectus. Such statements have been audited by Peat Marwick Suthee Limited, independent public accountants, as of and for each of the years in such period. The Company's Audited Financial Statements are prepared in conformity with Thai GAAP which differs from U.S. GAAP. The following data should be read in conjunction with the Company's Audited Financial Statements and the Notes thereto, and Management's Discussion and Analysis of Financial Condition which are included elsewhere in this Prospectus.

                                                                              AS AT DECEMBER 31,
                                                             -----------------------------------------------------
                                                               1994       1995       1996       1997      1997(1)
                                                             ---------  ---------  ---------  ---------  ---------
                                                               BAHT       BAHT       BAHT       BAHT       U.S.$
BALANCE SHEET DATA:
  Thai GAAP
    Cash and short term investments........................         10     94,588    501,587     17,965        417
    Total current assets...................................     10,064  2,931,914  1,695,602    896,507     20,801
    Deferred charges.......................................      2,670     60,169    252,202    987,257     22,906
    Property, plant and equipment, net.....................      5,506  2,430,562  9,437,572  24,454,278   567,385
    Total assets...........................................     18,643  5,423,730  11,387,248 26,344,917   611,251
    Current liabilities....................................      8,643    273,730  1,120,328  4,889,573    113,447
    Long-term debt.........................................     --         --      4,156,920  16,639,886   386,076
    Shareholders' equity...................................     10,000  5,150,000  6,110,000  4,815,458    111,728
U.S. GAAP
  Deferred charges.........................................     --         71,975     90,807     57,580      1,336
  Property, plant and equipment............................     --      2,458,269  9,426,805  17,802,722   374,336
  Shareholders' equity.....................................     --      5,183,665  5,937,838  (2,826,513)   (65,580)

                                                                                YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                        1995       1996        1997      1997(1)
                                                                      ---------  ---------  ----------  ---------
                                                                        BAHT       BAHT        BAHT       U.S.$
OPERATING DATA:
  Thai GAAP
    Provision for bad debts.........................................     --         --       1,294,542     30,036
                                                                      ---------  ---------  ----------  ---------
    Net Loss........................................................     --         --      (1,294,542)   (30,036)
    Net loss per share..............................................     --         --           (2.31)     (0.05)
                                                                      ---------  ---------  ----------  ---------
                                                                      ---------  ---------  ----------  ---------
U.S. GAAP
  Interest income...................................................    111,883    202,790     145,001      3,364
  Expenses
    Provision for bad debts.........................................     --         --       1,294,542     30,036
    Administrative..................................................     68,630    322,990     879,954     20,417
    Depreciation....................................................      1,277      6,053      12,842        298
    Foreign exchange losses.........................................        143     46,089   6,720,261    155,922
                                                                      ---------  ---------  ----------  ---------
                                                                         70,050    375,132   8,907,599    206,673
                                                                      ---------  ---------  ----------  ---------
  Income (loss) before income taxes.................................     41,833   (172,342) (8,762,598)  (203,309)
  Deferred income tax expense (benefit).............................      5,848     (5,848)     --         --
                                                                      ---------  ---------  ----------  ---------
  Net income (loss).................................................     35,985   (166,494) (8,762,598)  (203,309)
                                                                      ---------  ---------  ----------  ---------
                                                                      ---------  ---------  ----------  ---------
  Basic and diluted net income (loss) per share.....................       0.12      (0.31)     (15.65)     (0.33)
                                                                      ---------  ---------  ----------  ---------
                                                                      ---------  ---------  ----------  ---------
CASH FLOW DATA:
  Cash flows used in operating activities...........................   (127,293)  (247,908)   (642,854)   (14,916)
  Cash flows used in investing activities...........................  (4,981,833) (4,420,468) (12,382,690)  (287,301)
  Cash flows provided by financing activities.......................  5,203,704  5,075,375  (12,541,922)   290,996
OTHER FINANCIAL DATA:
  Thai GAAP
    Fixed charges(2)................................................      2,409     86,152   1,085,898     25,195
    Ratio of earnings to fixed charges(3)(4)........................     -- (4)     -- (4)      -- (4)     -- (4)
U.S. GAAP
  Fixed charges(2)..................................................      2,409     93,350   1,093,096     25,362
  Ratio of earnings to fixed charges(3)(4)                                 14.9     -- (5)      -- (5)     -- (5)

------------------------
(1) The translations of the Baht amounts into U.S.$ are included solely for the convenience of the reader, using the Noon Buying Rate from the Federal Reserve Bank of New York on June 5, 1998 of 43.10 Baht to U.S.$1.00. The convenience translations should not be construed as representations that the Baht amounts could have been, or could in the future be, converted into U.S.$ at this or any rate of exchange.
(2) Fixed charges for any period consist of interest incurred (including capitalized interest), one-third of rental payments on operating leases (such amounts being deemed by the Company to represent the interest portion of such payments) and amortization of debt expenses for such period.
(3) For purposes of computing the ratios of earnings to fixed charges for any period, earnings consist of income (loss) before income taxes for such period plus fixed charges deducted in calculating income for such period.
(4)  For 1995, 1996 and 1997, earnings were inadequate to cover fixed charges by
    2.4 million Baht, 86.2 million Baht and 2,380.4 million Baht (U.S.$55.2 million), respectively, under Thai GAAP.
(5) For 1996 and 1997, earnings were inadequate to cover fixed charges by 252.6 million Baht and 9,848.2 million Baht (U.S.$228.5 million), respectively, under U.S. GAAP.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S AUDITED FINANCIAL STATEMENTS AND CERTAIN FINANCIAL PROJECTION INFORMATION THAT APPEAR ELSEWHERE IN THIS PROSPECTUS. SUCH FINANCIAL STATEMENTS HAVE BEEN PREPARED IN ACCORDANCE WITH THAI GAAP, WHICH DIFFERS IN CERTAIN RESPECTS FROM U.S. GAAP. SEE "SUMMARY OF CERTAIN DIFFERENCES BETWEEN THAI GAAP AND U.S. GAAP."

OVERVIEW

    The Company was formed in 1994 to develop a thin-slab/flat-rolled steel mini-mill in Thailand to serve the domestic and world steel markets.

    Construction of the Hot Mill began in August 1995. Operational testing of the tunnel furnace and the rolling mill, key components of the Hot Mill, began in October 1997 when the Company rolled its first coils from purchased slabs. Operational testing of the EAF and caster began in December 1997 when the Company produced its first heat of molten steel which was successfully cast into slabs and passed through the rolling mill to produce the first coil made entirely in the Hot Mill. Commercial operations of the Hot Mill began in the first quarter of 1998. Upon completion of the Hot Mill and commencement of commercial operations, the Company began to depreciate Hot Mill property, plant and equipment and amortize related deferred charges.

    The Company has begun to construct the DRI Facility to provide a reliable supply of low-cost raw materials to supplement steel scrap in its melt mix. The Company has begun to construct the Finishing Facilities to produce a wide array of value-added products such as pickled and oiled, cold-rolled and galvanized hot-and cold-rolled products. These value-added products are expected to produce higher profit margins and reduce the Company's exposure to the volatility of commodity grade steel prices. The Company will capitalize interest and pre-operating costs related to the DRI Facility and the Financing Facilities until these facilities commence operations.

    The Company generated its first revenue in the first quarter of 1998. Total production was 20,587 tonnes which is below the Company's expectations. The primary factors causing production delays have been shortages of raw materials caused by a lack of funds for working capital and a general slowdown in construction of the Mill prior to the completion of the Offerings. Also, the ramp-up of production has been slowed due to inadequate commissioning support and slowed delivery of spare parts from key equipment vendors. When the proceeds of the Offerings became available the Company resumed purchasing raw material and construction and equipment vendors were paid amounts due. As a result, the pace of the start-up of the Hot Mill and construction of the DRI and Finishing Facility improved dramatically. Production has been interrupted by liquid steel breakouts caused by unforeseeable problems with refractory materials. The Company and its refractory vendors have procured new refractory material and altered refractory handling practices to prevent these problems from occurring in the future. The Company expects production to reach planned levels during the second half of 1998.

    Steel prices in Thailand specifically and in East and in Southeast Asia in general have declined recent months as a result of the economic turbulence in the region. As a result, the Company may have difficulties in reaching expected levels of revenue in the near term. The Company expects steel prices to recover as the economies of East and Southeast Asia nations stabilize.

GENERAL

    The Company's financial statements and the notes thereto as included in this Prospectus reflect the financial condition of the Company as at December 31, 1995, 1996 and 1997.

    The majority of the Company's long-term debt and related interest expense is denominated in U.S.$ (see Note 14 to the Audited Financial Statements and "Description of Other Indebtedness"). Pursuant to Thai GAAP, the balance of such debt is translated into Baht at period-end exchange rates. Because the

Company's U.S.$ denominated debt is associated with the construction of the Mill, any unrealized foreign exchange gains or losses incurred prior to start-up of the Mill are capitalized as property, plant and equipment. Subsequent to completion of the Hot Mill unrealized foreign exchange gains and losses incurred on debt allocated to the Hot Mill will be recognized in the Company's income statement. The company will continue to capitalize unrealized foreign exchange gains and losses related to debt which has been allocated to construction of the DRI Facility and Finishing Facilities.

    Although Thailand's economy has been characterized by high growth rates, in 1996 and particularly in 1997 GDP growth slowed significantly in relation to historical levels. In late 1996 and in 1997 Thailand experienced significant economic weakness, resulting primarily from declines in the property and finance industries, a sharp reduction in financial liquidity and a general deterioration in investor confidence. The deteriorating economy in Thailand is likely to result in a significant portion of the Company's potential domestic customers experiencing financial difficulty. Further, the Company expects that the number of bankruptcies in Thailand and East and Southeast Asia generally, including among its potential customers, will increase. The Company believes that the significant devaluation of the Baht and other Asian currencies during the second half of 1997 will reduce domestic and regional demand for its products. Specifically the devaluation of the Korean Won and the Japanese Yen will impact the Company's competitive position. Korea and Japan are the main steel producing nations in the region.

    Changes in exchange rates will affect the Company's results of operations. Substantially all of the Company's export sales are denominated in U.S.$ and its domestic prices, which are denominated in Baht, are generally based on international U.S.$ prices. The Company's operating costs are primarily denominated in Baht and in U.S.$. As noted above, most of the Company's long term debt and interest expense is denominated in U.S.$. Therefore, the Company's financial results may be materially affected by both realized and unrealized foreign exchange gains and losses.

    On July 2, 1997, the Ministry of Finance announced the adoption of a "managed float" basis for determining the Baht exchange rate, resulting in an immediate effective devaluation of the Baht. See "Risk Factors--Exchange Rate Fluctuations". The value of the Baht, as reflected in the Noon Buying Rate, declined from 24.520 Baht per U.S.$1.00 on July 1, 1997 to 46.80 Baht per U.S.$1.00 on December 31, 1997. The Noon Buying Rate was 39.60 Baht per U.S.$1.00 on March 31, 1998. There can be no assurance that the value of the Baht will not decline further, increase or continue to fluctuate widely against other currencies in the future. The Company believes that a devaluation of the Baht, in general, tends to have a beneficial effect on its operating expenses and capital costs. Adverse economic conditions in Thailand incidental to the devaluation of the Baht, however, could reduce overall demand for the Company's products and the Company's customers' ability to pay for them. See "Risk Factors--Political and Economics Factors." The Company from time to time may hedge its currency positions to attempt to avert any adverse consequences of exchange rate exposure at a satisfactory cost.

    On January 6, 1998, the Ministry of Finance issued a regulation to limit the U.S.$ holding period for exports in an effort to curtail currency speculation and increase the U.S.$ supply in the local economy. According to the ministerial regulation, exporters must now bring their earnings into Thailand immediately upon payment, but in no event more than 120 days from the date of export after which, they have seven days to either sell to or deposit their dollars in a foreign currency account with an authorized commercial bank in Thailand. Previously, the Bank of Thailand provided that exporters had 120 days in which to receive payment for their goods and bring the money into the country, after which they had a further 15 days to deposit it.

    The Company has obtained waivers from the Bank of Thailand which allow the Company to (i) maintain a portion of the proceeds of export sales in U.S.$ in bank accounts outside of Thailand; and (ii) maintain U.S.$ in bank accounts in Thailand in an amount not to exceed the Company's foreign currency obligations payable within three months. Failure by the Company to maintain these waivers would force the Company to repatriate a substantial portion of its export revenue to Thailand and eventually convert such revenue in Baht. Such conversion would require the Company to bear exchange rate risks as many of the Company's obligations, including payments on the Notes, are U.S.$ denominated. If the Company is unable to maintain these waivers, any devaluation of the Baht against the U.S.$ could have an adverse effect on the Company's financial condition and results and could materially impair the Company's ability to repay its U.S.$ obligations, including payments on the Notes. See "Risk Factors--Currency Regulation."

    The economic environment in which NSM operates is affected substantially by both BOI promotions granted to NSM and protective measures, such as import tariffs imposed by the Thailand government. See "Business--Competition." These factors influence the Company's results both directly (such as through reductions in tax liabilities) and indirectly (such as by reducing the ability of non-Thai steel producers to compete with the Company for sales in Thailand). Generally, the benefits derived by the Company from these sources can be expected to decline over time. However, the Company believes that, as its operations mature, its reliance on such benefits will also be reduced. See "Risk Factors--Board of Investment Compliance." The BOI granted the Company an exemption from all corporate income taxes on income earned on the production of hot-rolled steel for a period of seven years.

LIQUIDITY AND FINANCIAL CONDITION

    The Company's business is capital intensive and requires substantial expenditures for, among other things, the purchase and maintenance of equipment used in its steelmaking operations and compliance with environmental laws. The Company's liquidity needs arise primarily from capital investments, working capital requirement and principal and interest payments on its indebtedness. Since its inception, the Company has met these liquidity requirement with cash provided by equity and long-term borrowings.

    In 1994, the Company issued 100,000 ordinary shares at par value of 100 Baht per share for total gross proceeds of 10.0 million Baht. Later, the Company changed is par value to 10 Baht per share and correspondingly adjusted the number of ordinary shares to 1,000,000 ordinary shares. In 1995, the Company issued 499,000,000 ordinary shares for gross proceeds of 5.14 billion Baht. In 1995, the Company registered itself as a public company and completed an initial public offering in Thailand of 60,000,000 ordinary shares for gross proceeds of 960 million Baht in 1996.

    In September 1995, the Company obtained a senior credit facility from a consortium of Thai financial institutions secured by all of the fixed the assets of the Company (See Note 14 to the Audited Financial Statements). The facility is composed of a 3.3 billion Baht tranche and a U.S.$308 million tranche which, together with the above mentioned equity offerings, provided sufficient capital to build and start-up the Hot Mill. The Company repaid U.S.$50 million of principle on this facility concurrently with the closing of the Offerings.

    In early 1996, the Thai financial institutions providing the funding for the construction of the Hot Mill indicated that, when needed, they would submit a proposal to fund the construction of the DRI Facility and the Finishing Facilities. During the first half of 1997, the Company realized that these financial institutions might not be in a position to submit such a proposal and began to structure a financing transaction involving U.S. based debt and equity investors.

    Total capital expenditures to construct the Mill is projected to be U.S.$764 million, U.S.$487 million had been paid as of December 31, 1997.

    The Company's estimate of costs to complete the Mill is U.S.$277 million, including approximately U.S.$102 million which was incurred but unpaid as of December 31, 1997. The Company had to obtain additional financing through the Offerings and Equity Investments in order to meet the costs of completing construction and beginning operations of the Mill. Following the Offerings and the completion of the Equity Investments, the Company had U.S.$288 million available to fund completion of the Mill.

    Concurrently with the Offerings, the Company entered into the Working Capital Facility, which is secured by certain accounts receivable. The Working Capital Facility is collateralized separately from the Notes based entirely on funded accounts receivable and has no claim on the Collateral. The Company believes this facility, together with its cash flows from operations, will be sufficient to meet its working capital requirements.

    The Issuers consummated a private placement consisting of the Debentures and the Private Placement Shares. The gross proceeds of the Debentures were U.S.$43.5 million. The gross proceeds of the Private Placement Shares were 644 million Baht (U.S.$14 million). The Debentures have a cash coupon of 12.75%, a yield to maturity of 16.36% and a maturity date of February 1, 2009. The funds from the private placement will be used, together with a portion of the net proceeds of the Offerings, to finance operating expenses and start-up costs associated with the Mill. See "Description of Certain Indebtedness--Subordinated Second Mortgage Debentures."

    The Company has entered into a commitment with Banque Nationale de Paris ("BNP") under which BNP, acting as the Company's agent, will pursue a refinancing through the Export-Import Bank of the United States (the "U.S. Ex-Im Bank") of up to U.S.$158 million of the Company's indebtedness owed to certain Thai financial institutions. Such refinancing is subject to final credit approval of the U.S. Ex-Im Bank, definitive documentation and certain other conditions being met. It is anticipated that this financing would be in the form of term loans granted by BNP and supported by the U.S. Exim Bank, with drawdowns to be made directly to suppliers of goods and services to the Company in the United States. The financing would require unconditional guarantees from the Company's existing Thai lenders.

U.S. GAAP RECONCILIATION

    The Company prepares its financial statements in accordance with Thai GAAP. For information concerning certain differences between Thai GAAP and U.S. GAAP as applied to the Company's financial statements, see Note 22 to the Audited Financial Statements.

EFFECTS OF INFLATION

    The Company does not expect inflation in Thailand, where substantially all of its operations are located, to have material impact on its results of operations.

                                    BUSINESS

OVERVIEW

    NSM is the owner, developer and operator of one of the most advanced and lowest cost thin-slab/flat-rolled steel mini-mills in the world. NSM's mini-mill is located in Chonburi, Thailand, and when completed will combine a technologically advanced mini-mill steel production facility with a contiguous direct reduced iron facility and finishing facilities. The mini-mill is managed and operated by Management Co. and an experienced team of international steel executives employed by NSM. Management Co. receives technical and advisory services from SDI, a leading mini-mill operator in the United States, under the SDI Agreement. Concurrently with the Offerings and in connection with the SDI License Agreement which included the grant by SDI and NSM of reciprocal license rights to certain technical and operational know-how, SDI received 74,468,090 Ordinary Shares. NSM also issued the SDI Warrants to SDI to purchase up to 11,421,480 Ordinary Shares, which contain exercise provisions that protect SDI from dilution of its equity interest in the event holders of Warrants exercise such Warrants. In addition to SDI, Enron and McDonald acquired newly issued Ordinary Shares on the Issue Date. Enron and McDonald, among others, also purchased an aggregate of 45 million Ordinary Shares in a privately negotiated transaction in the secondary market for the Company's shares. Enron additionally acquired a significant portion of the 64,417,180 Ordinary Shares privately placed by the Company concurrently with the Debenture Offering. Giving effect to the Transactions and the other purchases described below, the Management Investors in the aggregate hold a 20.56% interest in the Company's issued and outstanding Ordinary Shares.

    Construction and start-up of the Hot Mill, the core of the mini-mill has been completed. The Hot Mill rolled its first coil of steel during operational testing in October 1997 and melted, cast, and hot-rolled its first coil of steel in December 1997. The Company began commercial operations in the first quarter of 1998. The Company's goal is to be the world's most efficient and lowest cost producer of high-quality flat-rolled steel products, including hot-rolled, cold-rolled and galvanized steel, as well as other specialty steel products. The recent devaluation of the Baht has reduced certain of the Company's current capital expenditure obligations and may lower certain of its operating costs. See "Certain Financial Projection Information."

    Upon completion, NSM's mini-mill will consist of three facilities: (i) the Hot Mill for steel melting, refining, casting and hot-rolling, (ii) the DRI Facility, for the production of DRI, which includes the Co-Gen Facility being developed in conjunction with Enron, and (iii) the Finishing Facilities. The Company believes that the Mill's design utilizes a unique combination of the best commercially proven technologies currently in use in some of the most efficient and highest quality steel manufacturing facilities in the world.

    The Hot Mill has a designed annual production capacity of 1.5 million tonnes. The Hot Mill utilizes advanced technology steel melting and refining, CSP casting and hot-rolling processes and equipment. The Finishing Facilities, which are expected to be operational in the first quarter of 1999, will incorporate a multi-purpose high-capacity production line and several lower capacity production units with a combined rated annual production capacity of
1.5 million tonnes. The DRI Facility, which is expected to be operational during the second quarter of 1999, will have an annual rated production capacity of 500,000 tonnes and will provide the Company with a low-cost substitute for approximately 30% of the scrap in its melt mix. The Company believes that this equipment will allow it to produce thinner gauge, higher value steel in hot-rolled form with consistently better tolerances, uniformity and surface qualities relative to other flat-rolled steel producers. NSM believes that the resulting increased product breadth and cost advantages produced by combining the DRI Facility, Hot Mill and Finishing Facilities together in a continuous process will allow it to become a world class flat-rolled steel producer based on cost, quality and timeliness of delivery.

    The world's flat-rolled steel market is dominated by integrated steel producers using conventional blast furnaces and eight-to-ten-inch slab production methods. The Company believes that thin-slab/flat-rolled steel mini-mills can compete favorably against integrated steel producers in terms of cost, quality and timeliness of delivery, while producing superior financial results. Thailand is one of the largest importers of flat-rolled steel in the world, ranking third in 1996 in terms of net steel imported. Virtually all of the steel products imported into Thailand are produced by high-cost integrated steel producers with lengthy delivery schedules.

    The demand for flat-rolled products in Thailand results, in part, from the development over the past 20 years of several industries including the manufacturing of pipe and tube, containers, furniture, appliances, automotive parts and vehicles. NSM is the only flat-rolled steel producer in Thailand. Accordingly, the Company believes that it is well positioned to capture a significant share of the demand for flat-rolled steel in Thailand by producing a broad range of high-quality products.

    In order to ensure consistent and efficient mill utilization and to mitigate NSM's exposure to the economic difficulties currently being experienced in Thailand, the Company has entered into eight-year off-take agreements with Preussag and Klockner. Preussag and Klockner are two international steel trading and processing companies which sell high-quality, high-grade steel products throughout the world. Under the Off-Take Agreements Preussag and Klockner will be obligated to purchase, in aggregate, 100% of the Company's production in 1998 through 2002, and 25% of the Company's production in the years 2001 through 2005. NSM may, at is option, reduce the percentage of its production sold under the Off-Take Agreements to as little as 67% in 1998, 50% in 1999 and 25% in 2000, if the Company believes it could maximize sales revenue through sales to other customers. Under the Indentures, sales by NSM to customers other than Preussag and Klockner, to the extent that the aggregate of such sales results in receivables outstanding in excess of U.S. $10 million, must be supported by letters of credit if the customer does not have an investment grade credit rating. All sales to Preussag and Klockner and substantially all other export sales will be U.S.$ denominated.

    In addition to the Off-Take Agreements, the Company has entered into a commercial assistance agreement with the former chief commercial officer of U.S. Steel to facilitate the Company's introduction to flat-rolled steel customers. Based on international customer inquiries received by the Company to date, the Company believes that it could increase the percentage of its annual production sold under off-take agreements in 2001 through 2005 should economic conditions in the Asia-Pacific region warrant. The Company also believes, that as a low-cost producer of high-quality steel products, it will have the option to sell its products in either domestic or world markets, including the United States.

    NSM has entered into various agreements to ensure its access to and availability of electric power, natural gas, oxygen, coal and iron ore. NSM has entered into arrangements under which PEA and PTT will provide NSM with electric power and natural gas. PEA and PTT are government entities charged with providing electricity and natural gas, respectively, to Thailand's industrial base. NSM will benefit from two new power substations adjacent to the Mill constructed by EGAT and from two sets of new power lines which run to the Mill site, all recently constructed by PEA. NSM also has access to a long-term supply of oxygen and other industrial gases from Bangkok Industrial Gas, which has recently constructed an oxygen plant adjacent to the Mill. Coal and iron ore, two important raw materials needed to produce DRI, are being supplied under long-term contracts by SSM and MMTC.

    When complete, the Company estimates that its total investment in the Mill for property, plant, land, buildings, machinery and equipment will to be approximately U.S.$764 million. The Company's investment in the land, buildings, machinery and equipment of the Mill as of December 31, 1997 was approximately U.S.$588 million, including approximately U.S.$514 million in connection with the construction of the Hot Mill, approximately U.S.$32 million in connection with the DRI Facility and approximately U.S.$42 million in connection with the Finishing Facilities.

    During 1998, while the DRI Facility and Finishing Facilities are expected to be under construction, interest on the Notes will be paid from amounts on deposit in the Notes DSR Account. As of December 31, 1997, after giving pro forma effect to the Transactions, the Company would have had total shareholders' equity of U.S.$158 million and total indebtedness of U.S.$771 million, of which U.S.$336 million would have been secured equally and ratably with the Guaranties (other than the Debenture Guaranty). See "Risk Factors--Risk Related to Forward Looking Information."

PROJECT ADVANTAGES

    NSM believes that it enjoys a number of advantages over other flat-rolled steel producers and that these advantages will facilitate the implementation of its business strategy. Through the use of advanced technology throughout the Mill, the Company believes that its projected cost structure will place it among the lowest cost producers of flat-rolled steel products in the world. Complementing the Company's projected low cost structure is its designed capability to produce a full range of flat-rolled products, including high value-added products that previously could only be produced by higher cost integrated steel producers. The Company believes that this ability to produce high value-added products coupled with its projected low cost structure, will enable it to compete effectively in selling its products, to the domestic and world steel markets. Further complementing the Company's projected cost structure and product capabilities will be its right to obtain certain technical and operational advice and consultation services from SDI, as well as access to the strategic expertise of Enron and McDonald.

BUSINESS STRATEGY

    NSM's business strategy is to use its advanced Hot Mill, DRI Facility and Finishing Facilities technologies to produce superior quality flat-rolled steel in a variety of high value-added forms. The principal elements of the Company's strategy include:

    - ACHIEVE CONVERSION COSTS AMONG THE LOWEST IN THE STEEL INDUSTRY. The Company believes that the design of the Mill represents substantial efficiency improvements over earlier mini-mills using CSP technology. These improvements are expected to substantially reduce the cost and production time of the steel-making process, limit electric arc furnace ("EAF") power-off and downtime, reduce consumption of consumable inputs and ultimately produce higher quality steel. By designing and utilizing equipment that is efficient, consumes fewer raw materials and improves the consistency and reliability of the steelmaking process, the Company believes that its per tonne manufacturing costs will be among the lowest in the steel industry.

    - EMPHASIZE VALUE-ADDED PRODUCTS. NSM believes that it will be able to produce thinner gauge steel in hot-rolled form with consistently better uniformity, tolerances and surface quality relative to other flat-rolled steel producers. The Company also believes that its high-quality, thinner gauge hot-rolled products will compete favorably with certain more expensive cold-rolled (further processed) products, enabling it to achieve higher margins. Thinner gauge, hot-rolled products, and other value-added products, may be less susceptible to the price fluctuations commonly found in the spot market for commodity grade steel. The design of the Finishing Facilities' process lines is expected to result in higher quality products, significant cost savings and yield improvements relative to the processing systems used by most other flat-rolled steel producers. In addition, the Company expects to devote a substantial portion of its hot-rolled capacity to the production of higher margin pickled and oiled, cold-rolled, galvanized, and other value added steel products. The Company believes that the resulting increased product breadth and cost advantages will allow it to compete favorably on a cost and quality basis with any steel producer in the world.

    - SECURE A SOLID BASELOAD OF U.S.$ SALES. In order to ensure consistent and efficient Mill utilization and to balance U.S.$ revenues with U.S.$ debt service and expense requirements, the Company has entered into the Off-Take Agreements. Under the Off-Take Agreements, Preussag and Klockner will be obligated to purchase, in aggregate, 100% of the Company's production in 1998 through 2002, and 25% of the Company's production in the years 2001 through 2005. NSM may, at is option, reduce the percentage of its production sold under the Off-Take Agreements to as little as 67% in 1998, 50% in 1999 and 25% in 2000, if the Company believes it could maximize sales revenue through sales to other customers. Under the Indentures, sales by NSM to customers other that Preussag and Klockner, to the extent that the aggregate of such sales results in receivables outstanding in excess of U.S.$10 million, must be supported by letters of credit if the customer does not have an investment grade credit rating. All sales to Preussag, Klockner and substantially all other export sales will be U.S.$ denominated. Based on international customer inquiries, the Company believes that it could substantially increase the percentage of its annual production sold under off-take agreements in 2001 through 2005 should economic conditions in the Asia-Pacific region warrant. The Company believes that as a low-cost producer of high-quality steel products, it will have the option to sell all of its products in either domestic or world markets, including the United States.

    - MAXIMIZE MINI-MILL ADVANTAGES. The Company has adopted a combination of technologies and management techniques which management believes will provide it with the flexibility to deliver custom ordered, just-in-time, high-quality products to customers with minimal lead times. NSM has adopted management and personnel policies designed to take advantage of the opportunities inherent in the technological revolution in the flat-rolled steel industry. The Company expects its energy consumption, man-hours per tonne produced and the environmental impact of the operations to be among the lowest in the industry. The Company intends to use its advanced technologies to develop profitable niche market products.

    - UTILIZE LEADING MINI-MILL OPERATIONAL AND MANAGEMENT TECHNIQUES. The Company has entered into agreements with a number of leading steel mini-mill developers and operators in order to make available to Management Co. or the Company certain technical knowhow and business practices. Under the terms of the SDI Agreement, SDI, a company whose executives and managers pioneered the development of thin-slab/flat-rolled technology and directed the construction and operation of the world's first thin-slab/flat-rolled minimill, will provide management advisory and periodic on-site technical support to Management Co. Hylsa, under the Hylsa Agreement, has provided training to over 140 NSM employees at its Monterey, Mexico plant, and will continue to provide training and on-site technical support. Hylsa is recognized in the world steel making community for producing high-quality, thin-gauge products utilizing CSP technology. From early 1996 through mid-1997, the Company received certain technical assistance and employee training for over 170 NSM employees from Nucor, currently an operator of eight mini-mills in the United States.

    - SECURE RAW MATERIAL SOURCES. The primary raw materials and utilities used to produce DRI and flat-rolled steel products are coal, iron ore, electricity and scrap. To secure access to adequate low-cost supplies of these inputs, NSM has entered into long-term agreements for the supply of coal, iron ore and electricity with SSM, MMTC, and PEA, respectively. For scrap, NSM will have access to both the domestic and global scrap markets. Management believes that due to the recent Baht devaluation and the logistical and regulatory obstacles to exporting scrap from Thailand, NSM's near term domestic scrap costs will be U.S.$20-30 per tonne lower than world market prices.

    - EXPLOIT STRATEGIC LOCATION. The Company is the only flat-rolled steel producer in Thailand, historically one of the world's largest importers of finished and semi-finished flat-rolled steel. In 1996, Thailand ranked sixth in the world in terms of imported steel. The Company believes that demand in Thailand for steel products will remain strong due in part to direct foreign investment by steel consuming entities in Thailand. The Company believes that strong domestic demand combined with import tariffs on certain steel products would allow the Company to achieve higher profit margins on the sale of its products in Thailand relative to sales outside of Thailand.

    - UTILIZE THE EXPERTISE OF SDI, ENRON AND MCDONALD. NSM and Management Co. have contracted to acquire certain strategic and financial expertise that will enhance NSM's ability to compete both financially and operationally in the world steel market. By becoming equity owners of NSM and through their representation on the Company's board of directors, the Company expects that SDI's,

      Enron's and McDonald's representatives on the board of directors will provide the Company with certain know how, expertise and knowledge.

    - PURSUE EXPANSION OPPORTUNITIES. In order to lower production costs through economies of scale, the Company intends to pursue expansion of the Mill if market conditions warrant such an expansion. To facilitate expansion of DRI production capacity, NSM designed the DRI Facility to accommodate a tripling of capacity. In addition to mitigating NSM's reliance on the global scrap market, an expanded DRI Facility would produce a significant amount of additional electric power at economically attractive rates for use in the Hot Mill. NSM also designed the Hot Mill and Finishing Facilities to facilitate expansion. In aggregate, the cost of increasing the capacity of the DRI Facility by 1.0 million tonnes per year, the Hot Mill by 1.2 million tonnes per year and the Finishing Facilities by 100,000 tonnes per year is estimated by the Company to approximate U.S.$250 million.

INDUSTRY OVERVIEW

    The world steel industry has historically been and continues to be highly cyclical, influenced by many factors, including periods of economic growth and recession, strength and weakness of various currencies, worldwide production capacity, levels of steel imports and tariffs. The industry as a whole has also been affected by factors impacting on specific companies, such as failure to adapt to technological change, plant inefficiency, high inventory and labor costs. Some lower grades of steel continue to be commodities that respond to forces of supply and demand, and prices for these grades have been volatile and have fluctuated in reaction to general and industry specific economic conditions. However, new technologies, planning and manufacturing practices and metallurgical know how now allow steel producers to deliver made-to-order products which are less susceptible to commodity pricing and do not require large finished good inventories. The Mill is designed to take advantage of such new technologies, planning, manufacturing practices and metallurgical know how and, accordingly, the Company believes that it may be less sensitive to business cycles.

INTEGRATED V. MINI-MILL STEEL PRODUCTION

    There are generally two kinds of primary steel producers, "integrated" and "mini-mill." The following diagram illustrates the differences in production methodologies between the typical multi-step integrated mill production process and the typical continuous mini-mill melting-casting-rolling process.

                                 [LOGO]

    Steel manufacturing by an integrated producer involves a series of time consuming and distinct processes, frequently separated by plant geography. This process generally involves the following chronological steps: ironmaking, steelmaking, billet or slab making, reheating, multi-step rolling and flat-rolling. These processes may, in turn, be followed by various finishing processes, including cold-rolling, annealing, and various coating processes, including galvanizing. In integrated producer steelmaking, coal is converted to coke in a coke oven, combined in a blast furnace with iron ore or pellets and limestone to produce pig iron, and then combined with scrap in a "basic oxygen" or other furnace to produce liquid raw steel. Once produced, the liquid raw steel is metallurgically refined in the ladle metallurgy station and then either poured into ingots for later reheating and processing or transported to a caster for casting into a billet or slab, which is then further shaped or rolled into its final form. Typically, whether by design or as a result of downsizing, re-configuration or changes in technology, many integrated producers perform these processes in separate and remote facilities resulting in more costly and less efficient production than mini-mill producers.

    In contrast, a mini-mill employs an EAF to directly melt steel scrap or steel scrap substitutes, including DRI, thus entirely eliminating the blast furnace, coke ovens and reducing other energy- and capital-intensive and environmentally harmful processes. A mini-mill incorporates the melt shop, ladle metallurgical, casting and rolling processes into a unified continuous flow. In typical mini-mills, the melting process begins with the charging of an EAF with scrap, carbon and lime, after which the EAF's roof is closed and electrodes are lowered into the scrap through holes in the top of the EAF. Electricity is then applied to the electrodes and augmented with oxygen to melt the scrap and produce liquid raw steel.

    The liquid raw steel is then checked for chemistry and the necessary metallurgical adjustments are made while the steel is still in the EAF or, if the plant has a separate staging area for that process, the material is transported by ladle to an area commonly known as a ladle metallurgy station. From there, the liquid raw steel is transported by ladle to a turret at the continuous caster, where it is transferred into a reservoir called a tundish. The tundish controls the flow of the liquid steel into a water-cooled copper-lined mold from which it is usually sent through a tunnel furnace directly into the rolling process. Similar to NSM, several other operating mini-mills have provided for further continuous operation by adding finishing facilities directly into the production process.

    Mini-mills are generally characterized by lower costs of production and higher productivity than integrated steelmakers. This is due, in part, to the mini-mill's lower capital costs and operating costs resulting from streamlined production processes and smaller, more efficient layouts which serves to reduce or eliminate costly re-handling and re-heating of partially finished product. Mini-mills are also credited with translating technological advances into competitive advantages by decreasing costs of production and increasing product quality.

    Mini-mills have been producing steel since the early 1960s, when EAFs and continuous casting were initially commercialized and technological developments in the steel industry generated a large surplus of scrap. Historically, due to the mini-mill's initial quality limitations and early power and capacity limitations, the mini-mills focused almost exclusively on lower-quality, lower-priced "long products," including merchant shapes such as rebar, wire, rod, angles and structural. In 1989, an innovative mini-mill operator began producing flat-rolled steel products and commercialized the world's first CSP thin-slab flat-rolled mini-mill. The CSP technology employed was provided by SMS Schloemann-Siemag AG of Germany ("SMS"), the same provider of NSM's, SDI's and Hylsa's technology. By employing a mold design that casts a 50 mm slab, which is only 20% of the thickness of the typical 250 mm slabs cast by most integrated producers, and by using a raw material mix with a cost structure that is lower and more flexible, mini-mill operators have enjoyed significantly lower costs relative to integrated steel producers. Although initially limited to commodity-grade flat-rolled steel products, the CSP technology was subsequently refined so that today mini-mill operators can produce a wide variety of high-quality, flat-rolled steel products. NSM's design further advances the capabilities of the CSP technology such that it believes it will be able to produce a full spectrum of high-quality steel products, including those requiring the most demanding applications and new grades that are not presently commercially available.

    The CSP technology is one of the most significant advances in steel production in the last 40 years. The ability to produce flat-rolled steel from a thinner slab greatly reduces costs, as less reduction is necessary in the rolling mill and there is substantially less reheating required prior to rolling. Most importantly, the development of thin-slab casting technology, with its lower capital investment requirement, allowed for the entry of the mini-mills into the flat-rolled segment of the steel market. The technology has proved to be extremely flexible and cost effective and is continuously being further refined. NSM has incorporated this technology in an all-encompassing metallurgical and product concept which takes full advantage of the inherent synergies with upstream and downstream technology developments, quality enhancements and product opportunities.

NSM V. TRADITIONAL MINI-MILLS

    Unlike most other mini-mills, NSM designed the Mill to fully incorporate the advantages inherent in operating a captive DRI Facility. In addition to mitigating NSM's exposure to the global scrap market, operating the DRI Facility facilitates its ability to produce the broadest range of flat-rolled steel products. The consumption of DRI in its melt mix, combined with its sophisticated ladle metallurgy, will enable NSM to produce ultra clean steel with significantly lower residual levels and better control of all elements than steel produced by mini-mills that are 100% scrap and pig iron dependent. The Hot Mill and Finishing Facilities, which have been designed to produce the highest quality grades of steel, are expected to enable NSM to compete successfully, in terms of quality, with not only other mini-mills but integrated steel producers as well.

    Further differentiating NSM from most other flat-rolled mini-mills is the fact that it has incorporated the ConSteel continuous charging process (the "ConSteel Process") developed by Intersteel Technology, Inc. into its Hot Mill. The ConSteel Process eliminates the time and energy losses incurred by other mini-mills by swinging the roof of the furnace to top charge their meltmix. Under the Company's Hot Mill design, scrap, which has been preheated by off-gases from the EAF, will be continuously fed into the molten raw liquid steel heel in the EAF. The heel is a pool of molten raw liquid steel kept in the bottom of the EAF which is continuously fed into the mold. The heel, is also being fed hot DRI on a continuous basis through a gravity controlled feed system. Thus, NSM will maintain a continuous power-on state and a large heel of high-quality liquid raw steel. The Company believes that this continuous operation will drive its steelmaking costs below those typically incurred by traditional mini-mills. Additionally, NSM's mill has an enhanced vacuum/oxygen/degasser ("VOD") and a short-coupled coiler. These enhancement will facilitate NSM's production of ultra-low carbon and other high-quality steel grades, including thin-gauge, flat-rolled steel products. The initial production results have already demonstrated the quality benefits of the advanced meltshop design, resulting in liquid steel quality with nitrogen, carbon and sulfur levels which are considerably lower than in conventional mini-mill melt shops.

DESCRIPTION OF FLAT-ROLLED STEEL PRODUCTS

    The Company designed the Mill to produce a wide variety of steel products, including hot-rolled, cold-rolled and ultimately coated products. Each of these products is described below.

    HOT-ROLLED PRODUCTS. All coiled flat-rolled steel is initially hot-rolled, a process that consists of passing cast steel either directly, as in the case of NSM, or in reheated slab form through a multi-stand rolling mill to reduce its thickness to less than 13 mm and, in some mills, including Hylsa and NSM, to less than 1 mm. Hot-rolled products are traditionally used in the manufacture of various non-surface critical applications such as automobile suspension arms, frames, wheels and other unexposed parts in auto and truck bodies, agricultural equipment, construction products, machinery, tubing, pipe, tools, lawn care products and guard rails. The addition of the thin-gauge hot-rolling capability to the CSP process has opened many traditional cold-rolled applications to thin-gauge hot-rolled steel producers, including SDI and Hylsa. NSM is designed to capitalize fully on the significant advancement in thin-gauge hot-rolled steel production.

    COLD-ROLLED PRODUCTS. Cold-rolled steel is hot-rolled steel that has been further processed through a pickling/scale removing line and then through a rolling mill without reheating until the desired gauge and other physical properties have been achieved. Cold-rolling reduces gauge and hardens the steel and, when further processed through an annealing furnace and a temper mill, improves uniformity, ductility and formability. Cold-rolling and temper/skin pass rolling also impart various value-added surface finishes and textures. Cold-rolled steel is used in applications that demand a higher quality finish, such as exposed automotive parts and appliance panels. As a result, cold-rolled prices are typically higher than hot-rolled prices.

    COATED PRODUCTS. Coated steel products are cold-rolled or hot-rolled steels that have been coated with a non-ferrous metal and/or organic coating to render them corrosion-resistant and to improve their appearance. Hot-dipped galvanized, electro galvanized and aluminized products are all types of metallic coated steels. Coated items are typically the highest value-added flat-rolled products because they require the greatest degree of processing and tend to have the strictest quality requirements. Coated steel is used in automotive, appliance, furniture, roofing, siding, decking, heating and air-conditioning applications.

    Other flat-rolled products which are not in the immediate business plan of NSM are non-coiled flat plate and ultra-light gauge cold-rolled coil, commonly referred to as tinplate, (i.e., for tinning and subsequent can making). These products, especially tinplate, are potential future opportunities for NSM.

THE WORLD STEEL MARKET

    Steel consumption throughout the world has increased significantly over the past several years from 649 million tonnes in 1990 to an estimated 690 million tonnes in 1997. This growth trend is expected to continue into the next decade with steel consumption projected by the International Iron and Steel Institute to approximate 797 million tonnes in 2005. This represents a 148 million tonne increase over 1990 consumption levels. Driving this growth is the continued industrialization of many areas around the world, including the Asia-Pacific region, with strong consumption patterns in China. In fact, the Asia-Pacific region taken as a whole is projected to consume almost 80 million more tonnes of steel in 1997 than in 1990, with China accounting for 49 million tonnes of this increase.

                        WORLD APPARENT STEEL CONSUMPTION
                                (MILLION TONNES)

                                                                        YEAR ENDED
                                             ----------------------------------------------------------------
COUNTRY                                        1990       1995       1996       1997E      2000E      2005E
-------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
China......................................       53.5       87.4       97.3      102.6      120.0      145.0
Japan......................................       94.0       80.0       80.6       80.5       80.0       80.0
Other Asia.................................       76.4      121.2      125.7      131.5      137.0      165.0
                                             ---------  ---------  ---------  ---------  ---------  ---------

Total Asia.................................      223.9      288.6      303.6      314.6      337.0      390.0

European Union.............................      121.6      125.6      115.7      122.5      124.0      124.0
Other W. Europe............................       13.3       14.5       16.3       17.5       16.0       17.0
Eastern Europe.............................       24.1       17.4       17.1       17.5       18.0       21.0
CIS........................................      116.6       36.3       35.0       35.0       37.0       40.0
NAFTA......................................      103.9      118.5      127.9      124.5      125.0      125.0
South America..............................       16.7       22.9       24.2       26.4       31.0       39.0
Middle East................................        9.8        9.0        9.7       10.2       12.0       15.0
Africa.....................................       13.4       13.8       14.4       14.2       16.0       18.0
Oceania....................................        5.4        6.5        6.5        6.7        7.0        8.0
                                             ---------  ---------  ---------  ---------  ---------  ---------
World Total................................      648.7      653.1      670.4      689.1      723.0      797.0
                                             ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------

E=ESTIMATED

SOURCE: INTERNATIONAL IRON AND STEEL INSTITUTE

    Underlying fundamentals leading to this growth projection include the prospects for fairly low interest and inflation rates for many countries, including the United States, transferability of technology spurring new factory construction in countries increasing their industrial base and the need for continued infrastructure additions and improvements throughout the world.

    The following chart depicts regional and country specific consumption levels of steel products and highlights the differences between countries whose economies are at various stages of development.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                 APPARENT TOTAL STEEL CONSUMPTION PER
                                                                CAPITA
1996 Kg per capita per year.
Vietnam                                                                               22
Indonesia                                                                             37
Philippines                                                                           68
Thailand                                                                             152
Australia                                                                            351
Malaysia                                                                             401
United States                                                                        402
Japan                                                                                643
Taiwan                                                                               854
South Korea                                                                          863
Singapore                                                                           1308
Source: South East Asia Iron and Steel
Institute

    If Thailand's economy recovers, its per capita steel consumption may begin to increase toward the consumption levels of industrialized countries. If steel consumption in Thailand does increase, the Company believes that being the first producer of iron metallics (via the DRI facility) and of flat-rolled steel products (via the Hot Mill) in Thailand will give the Company an economic advantage over its competitors and facilitate the Company's expansion plans due to its early entry into the marketplace and ability to establish customer relations. The Company believes that this advantage could be significant as Thailand's overall raw steel production on a per capita basis is only 4.3% of South Korea's, 4.7% of Japan's, 6.3% of Taiwan's and 9.2% of the United States.

    In virtually every industrialized country, flat-rolled steel products make up the largest steel product group, accounting for well over 50% of the total steel consumed. As a percent of total world steel consumption, flat-rolled steel consumption has been, and is expected to continue, rising as industrialization spreads throughout the world. Given the continuing emphasis on critical applications and higher value added flat-rolled steel products, NSM, with its low cost structure and high-quality product capabilities, is well positioned to capitalize on this increasing demand.

    FLAT-ROLLED CONSUMPTION AS A PERCENT OF TOTAL APPARENT STEEL CONSUMPTION

                                                                                                   1985       1996
                                                                                                 ---------  ---------
Total World....................................................................................      40.7%      45.7%
Developed World(1).............................................................................      51.0%      53.3%
Developing World...............................................................................      32.1%      38.5%

(1) Developed World defined to include the United States, Japan, Western Europe (including EU-15), Canada, Australia and New Zealand.

SOURCE: INTERNATIONAL IRON & STEEL INSTITUTE

    Further demonstrating the increased importance of flat-rolled steel products is the fact that China's flat-rolled consumption as a percent of its total apparent steel consumption increased from 23.5% in 1985 to 29.4% in 1996. Thus, in 1996, China consumed 28.6 million tonnes of flat-rolled steel. By comparison, the United States' percent of flat-rolled steel consumption increased from 59.2% in 1985 to 62.9% in 1996. Flat-rolled steel consumption in the United States in 1996 was 67 million tonnes.

    The Off-Take Agreements and the commercial assistance agreement that NSM has entered into with the former chief commercial officer of USSteel will facilitate its introduction to flat-rolled steel consumers throughout the world. Both Preussag and Klockner, with their worldwide network of sales offices, will have opportunities to sell the higher quality and higher priced flat-rolled steel products produced by NSM.

    The consumption of flat-rolled steel products, whether they are hot-rolled, cold-rolled, coated, plate or tinplate, continues to move towards higher value-added non-commodity grades as industrialization continues throughout the world and new steels and new uses for steel are developed. NSM's emphasis on high-quality products is expected to position it at the forefront of this trend.

    FLAT-ROLLED CONSUMPTION IN THAILAND. Unlike other developing countries, Thailands' percent of flat-rolled steel consumption is extremely high, accounting for over 55% of Thailand's 1996 steel consumption. This level of flat-rolled steel consumption reflects the fact that Thailand is home to a large number of export-oriented, foreign flat-rolled steel consuming companies.

                                                          THAILAND'S FLAT-ROLLED STEEL CONSUMPTION
                                                                    (MILLIONS OF TONNES)
                                                                   YEAR ENDED DECEMBER 31,
                                                      1992       1993       1994       1995       1996
                                                    ---------  ---------  ---------  ---------  ---------
Hot-Rolled(1).....................................       2.28       2.16       2.60       3.74       3.35
Cold-Rolled.......................................       1.10       1.34       1.39       1.03       1.63
Coated(2).........................................       0.49       0.49       0.71       0.71       0.72
                                                          ---        ---        ---        ---        ---
Total.............................................       3.87       3.99       4.70       5.48       5.70
                                                          ---        ---        ---        ---        ---
                                                          ---        ---        ---        ---        ---

------------------------------

(1) Includes plate in coiled form.

(2) Includes all metallic and organic coated products.

SOURCE: SOUTHEAST ASIAN IRON AND STEEL INSTITUTE

    Thailand's large demand for flat-rolled steel made it the third largest net importer of steel in 1996.

                           STEEL IMPORTS DURING 1996

                                                                                             NET IMPORTS
                                                                    TOTAL TONS OF STEEL    (IMPORTS MINUS       WORLD RANK
                                                                    IMPORTED (MILLIONS)       EXPORTS)          NET IMPORTS
                                                                   ---------------------  -----------------  -----------------
United States....................................................             26.4                 21.9                  1
China............................................................             16.5                  9.8                  2
Thailand.........................................................             10.0                  9.1                  3
Middle East......................................................              9.4                  7.3                  4
Taiwan...........................................................             10.6                  6.8                  5
Malaysia.........................................................              6.0                  5.1                  6
Other S.E. Asia..................................................              4.4                  4.0                  7
Philippines......................................................              4.0                  3.9                  8
Singapore........................................................              4.3                  3.4                  9
Indonesia........................................................              3.5                  2.8                 10
South Korea......................................................             11.1                  1.0                 11

SOURCE: INTERNATIONAL IRON & STEEL INSTITUTE

    As the only producer of flat-rolled steel in Thailand, the Company believes that it will displace a portion of the flat-rolled products shipped into Thailand. This belief is based on the fact that the Mill is designed to be a low-cost producer of a full range of flat-rolled products, including high value-added products. The Mill's location close to Thailand's flat-rolled consumers also provides domestic consumers with significant savings in terms of freight and timeliness of delivery.

    Additionally, Thailand's flat-rolled steel consumers tend to consume a disproportionate amount of higher grade steels. This is reflected by the fact that vis-a-vis other countries, the price levels paid for imported steel are significantly higher in Thailand.

    The following table shows average recent price levels paid by Thai customers for imported flat-rolled products. The Company believes that these prices are substantially higher than world spot market commodity prices and also higher than typical world high-grade product prices.

                        RECENT PRICE LEVELS IN THAILAND
                              (PER TONNE IN U.S.$)

                                                         Hot-Rolled                   Cold-Rolled           Galvanized
                                                      ----------------              ----------------        ---------
Country of Origin                                  1996       1st Half 1997      1996       1st Half 1997     1996
----------------------------------------------      ---      ---------------      ---      ---------------  ---------
Japan.........................................         620            570            609            623           949
Korea, Taiwan EU & United States..............         446            460            559            505           845
Russia, CIS, China............................         332            390            411            401           N/A


Country of Origin                                1st Half 1997
----------------------------------------------  ---------------
Japan.........................................           873
Korea, Taiwan EU & United States..............           783
Russia, CIS, China............................           572

PRICES ARE CIF BANGKOK--IMPORT TAXES AND ANTI-DUMPING DUTIES (AS LEVIED ON CIS PRODUCTS) ARE INCLUDED.

SOURCE: THAILAND CUSTOMS DEPARTMENT

    Further facilitating the Company's ability to sell its products domestically, is the fact that Thailand's flat-rolled consumption base is fairly diverse, with relatively low dependence on the automotive sector.

                 THAILAND'S 1996 FLAT-ROLLED STEEL CONSUMPTION

                                                                             HOT-ROLLED %       COLD-ROLLED %     COATED %
                                                                           -----------------  -----------------  -----------
INDUSTRY
Pipe & Tube..............................................................         36                 20              N/A
Construction.............................................................         22                 N/A             23
Automotive...............................................................         13                 12               7
Vessels/Containers/Cylinders/Cans........................................          6                 31              29
Machinery & Equipment....................................................          6                 10              N/A
Furniture & Appliances...................................................          3                 16              13
Others...................................................................         14                 11              28
                                                                                  ---                ---             ---
                                                                                  100                100             100
                                                                                  ---                ---             ---
                                                                                  ---                ---             ---

SOURCES: CHULALONGKORN UNIVERSITY, COMPANY MARKET STUDIES

THE COMPANY'S PRODUCTS AND APPLICATIONS

    The Company will use its Hot Mill to produce an array of hot-rolled products in 900 mm to 1600 mm widths and in thickness from 13 mm to 1 mm. These products are suitable for the following applications: mechanical and structural tubing; gas and fluid transmission piping; metal building systems; parts and components for automobiles, trucks, trailers, and recreational vehicles; rail cars; ships; barges; marine and agricultural equipment; farm implements; lawn and garden equipment; industrial machinery and shipping containers. NSM will also sell its hot-rolled products to entities such as steel service centers that will provide further processing. The Company believes that the design and operating innovations made in its Hot Mill will allow its hot-rolled products to have surface and edge quality characteristics exceeding those of the vast majority of other steel mills in the world. As demonstrated by SDI and Hylsa, the CSP technology produces flat-rolled products with unsurpassed metallurgical uniformity and superior dimensional tolerances, resulting in improved manufacturability and yield performance.

    After completion of the Finishing Facilities, NSM will produce a full range of hot-rolled, cold-rolled and coated products. At that time, the Company expects to devote a substantial portion of its hot-rolled steel (down to 1 mm) to the production of higher-value added products, including galvanized, as well as thinner gauge cold-rolled products.

MARKETS FOR THE COMPANY'S PRODUCTS

    Under the Off-Take Agreements, Preussag and Klockner will be obligated to purchase, in aggregate, 100% of the Company's production in 1998 through 2002, and 25% of the Company's production in the years 2001 through 2005. NSM may, at is option, reduce the percentage of its production sold under the Off-Take Agreements to as little as 67% in 1998, 50% in 1999 and 25% in 2000, if the Company believes it could maximize sales revenue through sales to other customers. Under the Indentures, sales by NSM to customers other than Preussag and Klockner, to the extent that the aggregate of such sales results in receivables outstanding in excess of U.S.$10 million, must be supported by letters of credit if the customer does not have an investment grade credit rating. All export sales, whether to Preussag, Klockner or other customers will be U.S.$ denominated. Steel is sold based on internationally accepted product specifications. Certain orders are anticipated to contain specific application requirements. Non-compliance with such specifications can result in rejections and claims against the seller. Such claims are usually settled between the producer, the trading company and the end user. Claims may result in financial damage awards against the seller.

    Sales outside Thailand are for Preussag's and Klockner's own accounts, regardless of whether they are purchasing for their own use or for resale. If the Company receives an unsolicited offer to purchase any products from a prospective customer outside of Thailand, the Company must notify Preussag and

Klockner of the terms and Preussag and Klockner will then have a right of first refusal to effect the purchase.

    Preussag and Klockner are large, German-based international steel trading and processing firms. Preussag's origin dates back to Peine/Salzgitter, an integrated flat-rolled steel producer that is now part of Preussag AG. Similarly, Klockner's origin dates back to Klockner Bremen, an integrated flat-rolled steel producer that is now part of the ARBED/Sidmar group. Both firms have extensive sales, distribution and steel processing facilities worldwide. Additionally, they have the in-house metallurgical and product application expertise to serve the high end of the steel market. The Company's anticipated ability to produce unique high-quality steel grades including ferritic hot- and cold-rolled steels have already prompted serious inquiries from many high-quality users in the transmission pipe, structural tubings and high-strength re-rolling and parts making industries in Asia, Europe and North America. The American Petroleum Institute ("API") pipe quality standards are the worldwide accepted specifications for high-quality pipe products. The Company believes that it is the only producer in Southeast Asia with the required steel making and rolling facilities to meet the API's high-quality requirements.

    On a global basis, steel trading volume has increased significantly over the past decade. According to International Iron and Steel Institute statistics, 169 million tonnes of steel were traded in 1985 and 231 million tonnes were traded in 1996. The Company expects the trend of increasing trading activity to continue as industrialization continues throughout the world.

    Steel consumption in Thailand is expected to be reduced in the near term due to the economic slowdown in Thailand. Thus, the Company's projections assume 90% export in 1998 and 50% in 1999. Thailand is undersupplied in terms of steel production and over time, the Company believes that domestic sales will increase.

SALES AND MARKETING

    The Company employs a 12-person direct sales staff, consisting of a manager of sales and marketing, four field sales managers, two customer technical service engineers, a quality assurance engineer, and four inside sales and administration personnel. Similar to SDI, NSM plans on keeping its end user sales and support staff small and efficient, reflecting its emphasis on cost-containment and productivity. The expertise of the Company's employees is being supplemented by a commercial assistance agreement that it has entered into with Mr. Reuben L. Perin, the former chief commercial officer of U.S. Steel. This agreement covers marketing, sales, trade and strategic planning issues. Mr. Perin has been named a director of NSM.

    The Company's sales team will work in close cooperation with the sales, metallurgical and product application professionals at Preussag and Klockner to fully utilize the Company's quality, made-to-order and customer service capabilities.

THE COMPANY'S PRODUCTION EQUIPMENT AND TECHNOLOGY

    The Mill's design and technical capabilities are based on advanced technology in virtually every process step and embody various advancements and improvements. Additionally, NSM has benefited from the technical expertise of its equipment and technology providers including ABB Industry Limited, Mannesmann Demag AG, Intersteel Technology, Inc., Bricmont, Inc., Inductotherm Corporation, SMS, Siemens AG, INCO, INMETCO and Datel Engineering Company, Inc. and General Electric Company. Further technical enhancements were made through the research efforts of Dillingen Steel Works in Germany, the University of Aachen in Germany, Chulalongkorn University in Thailand and the University of Stockholm in Sweden. The Company's existing equipment and technology, as well as the Mill's process design are intended to improve steelmaking speed, efficiency and output, result in minimum energy and power usage, produce flat-rolled steel of better consistency and tolerances and deliver higher surface and edge qualities.

    BACKGROUND OF ALTERNATIVE SCRAP SUBSTITUTE TECHNOLOGIES. DRI is a metallic product produced from iron ore that is used as an alternative or complementary feedstock to scrap in the steelmaking process. Of the approximately 30 million tonnes of DRI produced in 1996, over 90% was produced by methods which utilize lump form iron ore or pellets that are treated in a direct reduction shaft furnace with natural gas to reduce the iron oxide to metallic iron. Although these processes are proven to work commercially, suitable ore grades and iron ore pellets tend to command a premium over iron ore fines. Additionally, natural gas is typically more expensive than using coal as the reductant. Consequently, NSM elected to utilize technology which permits the use of low-cost iron ore fines and medium-quality, medium sulfur coals which are available in abundance throughout the Asia-Pacific region. Long-term supply contracts for iron ore fines and coal are in place.

    THE DRI FACILITY. The DRI Facility consists of the design, construction, and operation of a facility for the manufacture of DRI for use by NSM as a scrap substitute. The Company studied and considered many alternative methods of securing a low-cost captive source of scrap substitute material. The existing commercial processes differ from the DRI Facility's design by the type of raw feedstock they employ and the type of reductant that is used to "reduce" the feedstock to useable iron units. The Company will use the INCO/Inmetco DRI process, which uses low-cost iron ore fines that are ultimately reduced to DRI in a rotary hearth furnace using medium-quality coal as the reductant.

    The selection of the INCO/INMETCO coal-based DRI process, was made commercially feasible for use by NSM through the adoption of the well proven German technology of desulfurization of liquid steel via strong ladle stirring and certain slag practices. To produce DRI, the Company will use low-cost iron ore fines, which will be combined with ground coal, mixed with a bentonite binder and other fluxes, and then pelletized. The resulting "green" pellets will be fed into a rotary hearth furnace, where they will be heated to 1,300 DEG.C for approximately 15 minutes, after which they will be removed by water-cooled screws to refractory-lined containers. The containers will be transported to the Hot Mill and the DRI will be hot-charged directly into the EAF at 900 DEG.C.

    The DRI Facility is under construction and scheduled to commence operation in the second quarter of 1999. A waste heat recovery and the Co-Gen Facility will be constructed alongside the DRI Facility. The Co-Gen Facility will further improve NSM's operating efficiency by lowering the Mill's net energy consumption. NSM and Enron International, Inc., a subsidiary of Enron, have negotiated terms for the LOI contemplating, subject to definitive documentation, that Enron International will provide either lease financing or a BOOT contract for the Co-Gen Facility. U.S.$20 million of the construction costs for the Co-Gen Facility will be funded by Enron. Enron and NSM have agreed to work together to obtain the remaining funds necessary to complete construction of the Co-Gen Facility. Infrastructure and certain process equipment has also been designed into the Co-Gen Facility to support potential expansion to 1.5 million tonnes of annual DRI and an additional 60 MW of power from waste heat recovery. If expanded and when operational, after additional expenditures of approximately U.S.$100 million in the DRI Facility and U.S.$170 million in the Hot Mill, the expanded DRI and steelmaking capacity is projected to reduce the Company's costs of production by approximately U.S.$65 per tonne for hot-rolled coil.

    THE ELECTRIC ARC FURNACE. The Company's EAF is a 180 metric tonne capacity tap weight, 325 tonne gross weight, technologically advanced furnace that has been designed to maintain a hot heel of at least 145 tonnes of raw liquid steel. The EAF, which is being supplied by Mannesmann Demag, is a ConSteel type AC-powered 130 MVA high-reactance continuous charging eccentric bottom tap furnace. It is equipped with a reactor on the primary side of the transformer and all necessary filters and controls to meet international flicker and harmonics standards and to minimize peak load on the grid.

    NSM's EAF design and the ConSteel Process results in continuous melting and significantly reduces the tap-to-tap time (I.E., the length of time between successive melting cycles or "heats"). In a conventional single shell EAF with a 60-minute tap-to-tap time, typically 10 to 15 minutes is taken to tap liquid steel, insert gun refractories into the side wall of the furnace, re-sand and repair the tap hole and recharge the vessel with scrap. By eliminating the requirement to recharge the scrap, and reducing the time needed to perform the other steps through the use of ConSteel Process, NSM gains an approximately 20% increase in productivity by reducing the tap-to-tap time to under 50 minutes.

    Preheating of scrap will also occur in the ConSteel Process. The source of energy for the preheating is the latent heat and energy from post combustion gases exhausted into the containment system from the EAF. No natural gas is used in the ConSteel Process. A downstream waste heat boiler to be added as part of the DRI will further reduce NSM's net energy consumption.

    Additional attractive features of the ConSteel Process are the significant reduction of dust generation and emissions as well as a higher production yield due to continuous "flat bath" melting and stable slag formation.

    LADLE METALLURGY. NSM's ladle design with its extra high freeboard, dolomitic lining and large porous plugs for Argon stirring are unique features of the Hot Mill. NSM's ladle design allows for the production of a full range of steel products while achieving very high levels of steel cleanliness, precision chemistry control and low levels of non-metallic inclusions.

    The Company has two separate ladle furnaces, two VOD's with a common vacuum system, extensive alloy handling and feeding systems and precision wire alloy feeding units. These attributes make the Hot Mill one of the most technologically advanced steelmaking operations in the world. Specific improvements over other steelmaking operations include NSM's ability to maximize the time that the EAF can be used for scrap and DRI melting, while enabling the raw liquid steel to continue through metallurgical testing, stirring, alloying and sulfur, nitrogen, hydrogen, phosphor, oxygen and non-metallic inclusion removal. In addition to these activities, temperature and other refinements to the raw liquid steel continue all the way through to the casting deck. Once at the casting deck, the liquid steel, which is now considered refined, is emptied into the tundish in a continuous process and then directly poured into the casting machine mold via a submerged entry nozzle ("SEN").

    THE THIN-SLAB CASTER. NSM's thin-slab caster was designed and built by SMS and is equipped with a hydraulically oscillating mold and an electromagnetic brake to reduce turbulence in the mold. These features, along with a metallurgical length of eight meters, facilitate NSM's ability to produce high-quality steels at casting speeds up to eight meters per minute. The caster also has liquid core reduction capabilities which enable the caster to cast slabs in a range of thicknesses from 40 mm to 70 mm. This feature, which was first implemented by SDI, is designed to enhance steel quality and facilitate a more diversified product offering by providing for "soft reduction" on segregation sensitive grades and improving thin-gauge hot-rolling capabilities.

    The caster is also equipped with an SEN designed by SDI and SMS. This design permits the walls of the SEN to be thicker, which results in longer SEN life which, in turn enables the Company to run a "string" of 12 heats before the SEN requires replacement. In contrast, most SENs in operation today require replacement after 10 heats. These advantages directly increase productivity. Within the SEN, NSM has also incorporated a new baffle design to modify the fluid flow of refined liquid steel into the mold cavity. These baffles slow and more evenly distribute the refined liquid steel into the mold as compared to previous designs. This results in a quieter top surface, or meniscus, of the refined liquid steel in the mold, producing a more uniform solidification of the shell and effectively eliminating sub-surface inclusions.

    THE HOT-ROLLING MILL. The Company's rolling mill is a state-of-the-art, six-stand rolling mill designed and built by SMS with provisions for a seventh stand. The operating procedures of the rolling mill begin when the Bricmont-supplied tunnel furnace receives a cut-to-length slab from the CSP caster at casting speed. The tunnel furnace equalizes the slab's temperature profile to a differential of plus or minus 10 DEG. C along the slab's length, through its thickness and across its width. The excellent temperature profile of the slab provides optimum conditions for the subsequent rolling process and thus ensures an excellent profile, flatness and metallurgical uniformity of the hot-rolled steel. The rolling mill is equipped with a specially designed high-pressure (up to 400 bar) water descaling system to remove mill scale after the steel emerges from the tunnel furnace just before entering the rolling mill. This system provides an exceptionally clean surface on the steel slab while minimizing the cooling of the 1100 DEG.C slab.

    Once in the rolling mill, the slab thickness is reduced down to the required level while at all times maintaining proper temperature control. The rolling mill is equipped with the latest electronic and hydraulic controls including hydraulic roll-gap setting systems. For control of the strip profile and flatness, all mill stands are equipped with the SMS Continuous-Variable-Crown System, which uses axially shiftable work rolls, in combination with work roll bending. The run out table, with laminar spray cooling, was especially designed for precise cooling of extremely thin-gauge steel. The Company's closely-spaced rolls and advanced guidance system on the run-out table help to prevent the steel from cobbling when rolling lighter gauges. NSM's Number 1 down-coiler is located only 20 meters from the last stand of the rolling mill to allow accurate coiling and temperature control of thin gauge steel. The capability to roll at low temperature (ferritic rolling) and to coil thin-gauge steel at high coiling temperatures gives NSM unique product capabilities and is a principal advantage of NSM's short coupled coiler. The Number 2 down-coiler is located 85 meters from the last stand to provide full controlled laminar cooling of heavier gauge steel. The coiled steel is moved by an automated coil handling system to either the shipping warehouse for conventional cooling before loading onto trucks for shipment or to the accelerated coil cooling system where they are cooled to ambient temperature in three hours for further processing in the Finishing Facilities or for faster delivery to customers.

    Throughout the rolling process, laser optical measuring equipment and multiple x-ray devices measure all dimensions, allowing adjustments to occur continuously and providing feedback information to the Mill's process controls and computers. All positioning and control equipment used to adjust the rolling mill is hydraulically operated and regulated electronically to achieve a high degree of accuracy and repeatability. The entire production process is monitored and controlled by both business and process computers. An additional flatness control system is being installed in the rolling mill which will utilize proven cold mill technology to improve light gauge flatness control for direct shipment from the Hot Mill.

    Production schedules are created based on order input information and transmitted to the Mill's computers by the plant business system. Mathematical models then determine the optimum settings for the tunnel furnace, the hot-rolling mill and the cooling sprays. This information is then directly transmitted to the equipment controlling the rolling operations. As the material is processed, operating and quality data are gathered and stored for analysis of operating performance and for documentation of product parameters. The system then coordinates and monitors the shipping process, and prints all relevant paper work for shipping when the steel leaves the Mill. NSM's off-take partners Preussag and Klockner, will directly tie-in to NSM's operating systems to further ensure maximum operating efficiency and customer service.

    THE FINISHING FACILITIES. The Finishing Facilities, which are being constructed adjacent to the Hot Mill, will consist of: (i) a combination/multipurpose continuous pickling, cold-rolling, cleaning, annealing, hot-dip galvanizing, skin pass/tension leveling and oiling line, supplied by SMS (the "Combination Line"), (ii) a push-pull pickling/trimming/oiling line (the "Push-Pull Line"), (iii) hydrogen batch annealing furnaces, and (iv) a recoil/temper rolling/slitting line, also supplied by SMS (the "Recoil Line").

    The Combination Line will receive hot-rolled steel from the Hot Mill by a dedicated coil conveyor. The line consists of three independent yet integrated sections, the entry section, process section and exit section, each of which is separated by a storage accumulator to provide continuous operation. The entry section equipment includes dual pass lines to permit loading of hot-rolled steel while simultaneously running on the other pass line. The process section consists of equipment to remove scale, reduce thickness, clean, anneal, coat, skin pass, correct flatness, side-trim and apply oil. A by-pass allows for pickling or pickling and cold-rolling without the strip having to pass through the galvanizing process. The pickling section uses three shallow pickling tanks containing hydrochloric acid and a multiple stage rinse tank to remove mill scale. A fume exhaust system is provided to extract fumes from the pickling and rinse tanks and prevent the escape of fumes into the building. After leaving the pickling process, the pickled steel passes into the two-stand four-high cold rolling mill for thickness reduction. Entry and exit thickness gauges, load cells and other related equipment in combination with a high-precision mass flow control model provide automatic gauge control to exact tolerances. After leaving the cold rolling mill, further processing consists of cleaning the cold-rolled steel in a cascade alkaline cleaning and water rinse to remove any residual rolling oils and iron fines before entering the heating and annealing furnace. Next, in the heating and annealing furnace, the cold-rolled steel is heated to 750 DEG.C to recrystallize the cold-rolled grain structure and then cooled to the galvanizing pot temperature in a protective nitrogen/hydrogen atmosphere. In the event that the gauge of the steel does not need to be further reduced and the cold-rolling mill is bypassed, the steel is only heated to the 450 DEG.C temperature of the galvanizing pot. For galvanizing purposes, an immersion roll, stabilizing rolls, and air knives and blowers are provided to automatically control the coating weight of metal on the strip. After passing through a cooling tower, water quench tank, and strip dryer, the galvanized coated steel is skin passed on a four-high mill to improve strip luster and surface smoothness and tension leveled to correct strip flatness suitable for shipping.

    The Push-Pull Line will also receive coils from the Hot Mill by a dedicated coil conveyor. The Push-Pull Line consists of an entry section with a pay-off reel, a flattening machine, crop shear and a taper shear for preparing the head-end of the steel. Pickling is carried out in the process section in a "cascade-type operation" in three stages in which the acid flows counter-current to the strip pass. The pickled steel leaves the pickling tank via a driven squeeze roll set and passes into a four-stage counter-current cascade rinse section and a hot air dryer. Threading is carried out by means of driven squeeze and transport roll sets. The exit section consists of a loop pit, a pinch roll set, a side-trimmer, a three-roll bridle, an oiler and a recoiler.

    Cold-rolled steel not requiring galvanizing will proceed to the batch annealing furnaces to reduce the hardness of the steel that is created in the cold rolling process. The batch annealing furnaces will heat the steel, in order to soften it, in a hydrogen environment that optimizes the efficiency of the heating process and produces a product that is superior compared to conventional annealing furnaces. The batch annealing units heat and then cool the steel in a controlled batch system for optimum cleanliness and uniformity of metallurgical properties. Certain grades of cold-rolled steel will be produced in-line on the Combination Line, by-passing the galvanizing section.

    Product from the annealing furnaces will then be temper-rolled in the Recoil Line. The Recoil Line is a single stand four-high mill designed for relatively light reduction. The line includes a slitting/side-trimming and inspection station as well as an oiling unit. The Recoil Line introduces a small amount of hardness into the product and further improves the flatness and surface quality of the product.

    In a manner similar to the Hot Mill's process computers, the Combination Line, Push-Pull Line, annealing furnaces and Recoil Line will be linked by means of business and process computers. The business systems will be expanded to include order entry of the additional finished products. All scheduling will be accomplished in the business computer systems, with schedules transmitted to the appropriate process related computers. Operating and quality data will also be collected for analysis and quality control purposes, and for reporting product data.

STEEL SCRAP AND SCRAP SUBSTITUTE RESOURCES

SCRAP ANALYSIS

    Scrap is the most significant raw material in the Company's steelmaking process representing approximately 32% of the fully loaded cost per tonne of hot-rolled coil. There are many grades of scrap, but the two main classifications are obsolete scrap and prompt industrial scrap.

    Obsolete scrap is derived from discarded goods including agricultural and construction equipment, automobiles, construction trash, abandoned military equipment, appliances, container drums and miscellaneous pieces of steel. Historically, the collection of obsolete scrap has tended to be a peddler industry, with collection rates increasing dramatically in periods of economic distress. This is especially true in developing countries. Collection rate swings continue based on economic conditions until an efficient collection system develops. Developed countries such as the United States have efficient collection systems in place which tend to operate more steadily throughout economic cycles.

    Obsolete scrap comes in many different forms. None are free of metallic contamination, otherwise known as residual elements. Copper comes from wire mixed into the scrap or from copper deliberately added to some steels for corrosion protection. Other residuals include nickel, chromium and molybdenum contained in various steels for strengthening and toughness purposes, or added as a coating for decorative or corrosion resistant purposes. The elements copper, nickel and tin, and to a great extent, chromium and molybdenum cannot be refined out of steel once they are dissolved into it. The only obsolete scrap that is relatively low in residuals comes from either old structurals and rails that were made from Bessemer and open-hearth steel with high iron content or well sorted and processed shredded scrap from automobiles and other consumer goods. Unfortunately, the amount of this steel recovered each year is extremely limited. This is especially true in a country such as Thailand that is in the early stages of its industrial development. Thus, the value of obsolete scrap in EAF flat-rolled steelmaking is limited. Unlike most flat-rolled steelmakers utilizing EAFs, NSM will be able to consume a certain amount of obsolete scrap in its meltmix due to the fact that the DRI produced in the DRI Facility will be high in iron content and low in contaminants or residuals.

    Prompt industrial scrap is produced as a by-product of various metal working operations. Steel fabricators, machine shops, stamping plants and auto production operations, such as those being built and operated in close proximity to NSM, all generate this type of scrap. Prompt industrial scrap is the most desirable for EAF steelmaking due to the traceability of its origin. Approximately 15% of prompt industrial scrap is in the form of turnings. Unfortunately, most turnings are contaminated with high levels of sulfur oil and are high in alloy content. Thus, turnings do not represent a source of low-residual material. Structural and plate scrap generated from fabrication operations amount to approximately 10% of prompt industrial scrap. Structural and plate prompt industrial scrap is primarily made from obsolete scrap and, as such, does not represent a source of low-residual material. The remaining 75% of prompt industrial scrap is in the form of bundles, clips and bushelings, all of which are low in residuals. NSM plans to consume initially approximately 25% of prompt industrial scrap in its melt mix, with the remaining mix consisting of DRI 20%, pig iron 20% and obsolete scrap 35%. This mix will be adjusted depending on the price of these materials.

    The table below provides an overview of the typical and range levels of residuals in various grades of scrap as would be found in a mature industrial economy such as the United States. EAF flat-rolled steel producers requiring approximately 0.22% residual level need to melt a significant portion of bundles, clips and bushelings or supplement their melt mix with DRI, pig iron or other scrap substitutes. The Company expects that its advanced steel refining and reduction of sulphur, nitrogen and non-metallic inclusions, combined with low temperature ferritic rolling, will allow it to tolerate higher residual concentrations.

        TYPICAL AND RANGE OF RESIDUAL LEVELS FOR SCRAP GRADES IN THE USA

                                                                        % (CU, CR, NI, MO, SN)
                                                                        -----------------------
                                                                          TYPICAL      RANGE
                                                                        -----------  ----------
Obsolete Scrap:
  No. 1 Heavy Melting.................................................        0.50    0.35-0.50
  RR Rails/Wheels.....................................................        0.45    0.40-0.70
  Plate and Structural................................................        0.40    0.20-0.50
  Shredded............................................................        0.55    0.45-0.60
  No. 2 Heavy Metal...................................................        0.75    0.45-1.00
  No. 2 Bundles.......................................................        0.70    0.35-1.25

Prompt Industrial:
  No. 1 Dealer Bundles................................................        0.15    0.10-0.27
  No. 1 Factory Bundles...............................................        0.10    0.05-0.15
  Busheling, Clips....................................................        0.10    0.05-0.15
  Cut Structurals.....................................................        0.55    0.40-0.60
  Turnings............................................................        0.75    0.30-1.50

Pig Iron..............................................................          traces

DRI...................................................................          traces

    SOURCE: GORDON H. GEIGER, T.P. MCNULTY AND ASSOCIATES, "SCRAP SUPPLY: IS THERE ENOUGH OF THE RIGHT KIND?", PRESENTED AT THE GORHAM/INTERTECH CONFERENCE ON "IRON AND STEEL SCRAP SUBSTITUTES," ATLANTA, GA, APRIL 27-29, 1994.

    Various studies have shown that the amount of prompt industrial scrap generated equals approximately 12-20% of steel consumption, depending on scrap collection and processing practices. For example, in a year when the consumption of steel equals 10 million tonnes, approximately 1.2 to 2 million tonnes of prompt industrial scrap will be generated. Of this amount, 75% represents low-residual tonnes. Thus, the amount of low-residual scrap available in a country in a year when 10 million tonnes of steel is consumed is 900,000 to 1.5 million tonnes. Thus, in a country such as Thailand where the scrap collection and processing practices are not fully developed it can be estimated that 900,000 tonnes of low-residual scrap will be available for consumption. The Company believes that it will be able to purchase approximately 420,000 tonnes of locally generated low-residual scrap each year during its first years of operation. This amount is expected to increase over time as Thailand's scrap collection and processing system matures and the amount of steel consumed in Thailand increases. Recognizing that Thailand's scrap collection and processing system is still developing and no efficient export mechanism exists, NSM believes that locally generated scrap will be available at a U.S.$20-30 per tonne discount to world market prices.

    To supplement the amount of locally generated low-residual scrap available to it, NSM will purchase scrap on the world market. Many industrialized countries including the United States, Germany and Japan are net exporters of scrap. Scrap is a worldwide surplus commodity and its price and availability are dictated by its supply and demand as well as the price and availibility other traded metallics, including pig iron, DRI, and others.

DRI ANALYSIS

    The most commonly used scrap substitute is DRI, with over 33 million tonnes consumed in 1996. DRI is produced through a direct reduction production process in which oxygen is removed from iron ore in a solid state leaving a metallic iron product. DRI, unlike scrap and some other scrap substitutes, contains no nonferrous residuals such as copper, nickel, tin, chromium or molybdenum. There are two methods of producing DRI, gas-based DRI production and coal-based DRI production. The DRI Facility will utilize the coal-based DRI production method. SDI intends to employ a coal-based DRI production method in its Iron Dynamics, Inc. project.

    Gas-based DRI production, which was first commercialized in the early 1970's, accounted for the vast majority of the world's DRI production in 1996. Gas-based production methods combine pre-treated iron ore that is fed into the top of a shaft furnace with reformed natural gas that is injected into the bottom of the shaft reactor. As the pre-treated iron ore flows down and the reducing gases that are flowing up come in contact with each other the carbon monoxide and hydrogen in the gas reduces the iron ore to form metallic iron.

    NSM designed its DRI Facility to operate under the coal-based method of production to take advantage of the potentially significant operating savings associated with coal-based production and to avoid the capital costs associated with running a pipeline from Burma or the South China Sea, the nearest natural gas supply. The DRI Facility is based on the INCO/INMETCO DRI design. INCO, the world's largest nickel producer headquartered in Toronto, Ontario, through its wholly-owned subsidiary Inmetco has operated a coal-based direct reduction facility for recycling purposes since 1979. Utilization of the INCO/Inmetco design for DRI production was made commercially viable by adding well proven desulfurization slag practices into the steel making process. These additions will provide NSM with the ability to significantly reduce the cost of DRI production through the use of low-cost iron ore and lower cost medium-quality, medium sulfur coals. With gas-based DRI processes, only the highest grades, and most expensive, iron ore and special low sulfur coals can be used. To supplement its DRI production, NSM has entered into a technology and process license with Inmetco that provides NSM with access to operating enhancements.

ENERGY RESOURCES

    NSM has entered into various arrangements to ensure its access to and availability of electric power, natural gas, oxygen, coal and iron ore. NSM has entered into arrangements under which PEA and PTT will provide NSM with electric power and natural gas. Both PEA and PTT are government entities charged with providing electricity and natural gas, respectively, to Thailand's industrial base. The Company will benefit from two new power substations adjacent to the Mill and from two sets of new power lines which run to the Mill site all recently constructed by PEA. The Company has access to a long-term supply of oxygen and other industrial gases from Bangkok Industrial Gas which has recently constructed an oxygen plant adjacent to the Mill. Coal and iron ore, two important raw materials needed to produce DRI, are being supplied by SSM and MMTC under long-term contracts.

COMPETITION

    The Company has various competitors within the global steel industry. Generally, the markets in which the Company participates are highly competitive. The competitive nature of the industry in the future could have an adverse effect on the business, financial condition, results of operations or prospects of the Company. The Company competes primarily on the basis of price, quality, and the ability to meet customers' product specifications and delivery schedules. Many of the Company's competitors are integrated steel producers which are larger in terms of steel making capacity, have substantially greater capital resources and historical operations and, in some cases, have lower raw material costs than the Company. In addition, competition may increase as a result of excess capacity created by other producers using mini-mill technology and traditional steelmakers who are making their operations more efficient. For example, several new mini-mills began production in the United States in 1997. The highly competitive nature of the global steel industry, combined with excess production capacity in some products, may in the future exert downward pressure on prices for certain of the Company's products. The deterioration in the economics of Southeast Asia may exert downward pressure on prices for the Company's products if regional competitors choose to lower their prices in order to maintain revenues in the face of decreasing regional demand for steel products. Although the Company believes that it is well-positioned to compete in the markets where it operates, competitors may develop new products or production processes that could provide advantages to such competitors to the detriment of the Company. There can be no assurance that the Company will be able to compete effectively in the future. In addition, in the case of certain product applications, steel competes with other materials, including plastics, aluminum, graphite composites, ceramics, glass, wood and concrete. There can be no assurance that the Company will be able to compete effectively in the future. See "Business--Competition."

    NSM is the only flat-rolled steel producer in Thailand. There are however, two flat-rolled rerolling entities currently in operation in Thailand. Sahaviriya Steel Industry, a Thai-based company, commissioned a re-rolling mill in 1994. The Sahaviriya mill has a designed capacity of 2.4 million tonnes per year, but only rolled 1.2 million tonnes in 1996. LPN Plate Mill, another Thai-based Company, commissioned a reversing plate mill in 1996. The LPN mill has a designed capacity of 600,000 tonnes per year. Siam Strip Mill, a Thai/Japanese joint venture, has announced plans to bring on-line 1.7 million tonnes per year of hot-rolling capacity in 1999.

FACILITIES

    The Mill is situated on a 220-acre site in Chonburi, Thailand, strategically located in Thailand's Eastern Seaboard, the heart of Thailand's industrial development. Modern highways connect the plant to domestic customers and the recently constructed deep seaport of Sriracha Harbor. Two 115,000 volt transmission lines bring electrical power to the Company's own electrical sub-station. Water is supplied from a 576,000 m(3) reservoir located adjacent to the Mill and is supplemented by a 15 m(3)/minute water supply line from the Chonburi Industrial Estate for backup. Water from this reservoir is pumped to a service water piping system that links the reservoir to the various water treatment facilities that support the Mill.

    There are three main buildings that comprise the Hot Mill. These are the melt shop building, the tunnel furnace building and the rolling mill building which includes the shipping area. Within the Hot Mill, the melt shop building contains two 350-tonne cranes and two 40-tonne cranes. The tunnel furnace building contains a 20-tonne crane and the rolling mill building contains two 100-tonne cranes, four 60-tonne cranes and a 20-tonne crane.

    The Finishing Facilities and the DRI Facility will both be located adjacent to the Hot Mill to facilitate efficient steelmaking. Similar to the Hot Mill, the Finishing Facilities will contain several cranes to maximize the Company's ability to implement just-in-time delivery schedules.

    Office buildings on site will include a general administrative corporate headquarters building, consisting of 1,100 square meters, a building for the engineering, management information systems and training personnel, consisting of 1,100 square meters, and an employee services building consisting of 1,310 square meters which includes shower and locker room facilities, as well as the plant cafeteria.

    Other support facilities include emission control and water treatment systems. The primary emission control unit is the meltshop bag house which captures the gasses from the melting operation and cleans them to comply with U.S. type emissions standards. The bag house is capable of cleaning 50,000 m(3)/minute of these gasses. The water treatment system cleans, cools, and recirculates the water used by the plant in various processes at the overall rate of 500 m(3)/minute.

    To reduce the risk of equipment failure, NSM follows comprehensive predictive and preventative maintenance programs, has on-site maintenance and repair facilities, and maintains an inventory of spare parts and machinery. For example, the Company maintains spare caster parts, mechanical parts and electrical controls for its cranes and other tools. The Company believes that it maintains adequate property damage insurance to provide for reconstruction of damaged equipment, as well as business interruption insurance to mitigate losses resulting from any production shutdown caused by an insured loss.

    The Company considers its facilities adequate for its needs.

    The Company's executive offices are located at Chonburi Industrial Estate (Bowin), 358 Moo 6, Highway 331, Sriracha, Chonburi 20230 Thailand and its telephone number is (66-38) 345-950, facsimile number is (66-38) 345-375.

ENVIRONMENTAL MATTERS

    The Company's operations are subject to substantial and still evolving Thai environmental laws and regulations concerning, among other things, emissions to the air, discharges to surface and ground water, noise control and the generation, handling, storage, transportation, treatment and disposal of toxic and hazardous substances. NSM believes that its facilities are in material compliance with all provisions of Thailand's environmental laws and does not believe that future compliance with such provisions will have a material adverse effect on its financial condition or results of operations. The Company intends to obtain ISO 14000 environmental certification for its facilities.

EMPLOYEES

    The Company's employees are not represented by labor unions. The Company believes that its relationship with its employees is good.

RESEARCH AND DEVELOPMENT

    The Company has agreements with two universities, the Technical University in Aachen, Germany and Chulalongkorn University in Bangkok for assistance in research and development activities. Through these agreements, NSM employees have access to the equipment and considerable knowledge base at both institutions. It is anticipated that NSM's research will focus on the development of new steelmaking and DRI processes and value added steel products. The Company believes that these agreements will help provide a competitive edge over most other steel producers.

AFFILIATE TRANSACTIONS

    The Company is one of a number of affiliated companies which are involved in various aspects of the steel industry which have directors common to their respective boards of directors. Several of the directors of the companies have direct and/or indirect investments in each of these companies. In addition, some of these companies also have direct and indirect investments in each other. A number of arrangements and transactions have been entered into from time to time between such companies. It has been the intention of the affiliated companies and the respective boards of directors that each of such arrangements or transactions taken as a whole should accommodate the respective interests of the relevant affiliated companies in a manner which is fair to both parties and equitable to the shareholders of each. Under corporate law in Thailand, directors of a company are required to act at all times in the best interests of the shareholders with respect to transactions entered into by the company. In addition, corporate law in Thailand places certain limitations on the ability of a public company to enter into related party transactions.

    Because of the scope of the relationships that exist between the companies, there can be no assurance that such agreements or transactions entered into, if considered separately, have been or will be effected on terms no less favorable to the Company than could have been obtained from non-associated third parties. While any future arrangements are expected to be subject to approval by the Company's Board of Directors and, where appropriate, the approval of shareholders and Management Co. there can be no assurance that the future arrangements between the Company and the other associated companies will not involve conflicts of interest.

CONTINGENCIES AND LEGAL PROCEEDINGS

    In August 1996, the Company entered into an agreement with Nucor whereby Nucor would provide training and data relating to the business processes that the Company would use in its operations in Thailand (the "1996 Agreement"). As compensation for these services, Nucor was to be reimbursed its out-of-pocket expenses and, depending on the Company's financial performance (assisted by Nucor), was to have received cash of between $5 million and up to $15 million, and options to purchase (for the lesser of 75% of market or 16 Baht per share) a minimum of 2 1/2% and up to 5% of the Company's shares outstanding at the date of exercise.

    Nucor delivered a termination notice on October 27, 1997, claiming default in payment. Nucor reiterated its claim in a subsequent letter asserting rights to payment of $12.5 million and to stock options in the maximum amount provided for under the agreement. The Company believes that Nucor's October 27, 1997 notice of termination was invalid.

    Disputes under the 1996 Agreement are to be resolved through arbitration. No arbitral demand has been made by either Nucor or the Company at this time. The Company does not believe it has any further obligation to Nucor for compensation and/or stock options. Should an arbitration be commenced, the Company believes it will prevail and no further compensation would be due Nucor.

    The Company and Koch Mineral Services, Inc., ("Koch") have engaged in certain negotiations concerning Koch's potential equity participation in or management of Sriracha Harbor, its potential equity participation in NSM and certain agreements concerning the supply of raw materials or the provision of transportation services by Koch. Notwithstanding such negotiations, Koch will not acquire shares of NSM in connection with the Transactions. To date, the Company has reached no agreement with Koch regarding any potential equity participation in either NSM or Sriracha Harbor or the supply of raw materials or the provision of transportation services by Koch, but the Company will continue to respond to Koch's requests for information. Koch has informed the Company that it may seek U.S.$500,000 as liquidated damages under a letter regarding Koch's potential equity participation in NSM or Sriracha Harbor. The Company does not believe it is liable for such liquidated damages.

    Currently and from time to time the Company is involved in litigation incidental to the conduct of its business, but it is not a party to any other lawsuit or proceeding that, in the opinion of the Company, is likely to have a material adverse effect on the Company.

TRANSPORTATION

    The Company expects to receive all of its imported raw materials and deliver most of its finished product by ship. The Company intends to make use of Sriracha Harbor for the majority of these shipping transactions. Sriracha Harbor is located approximately 15 miles from the Mill and is owned by Sriracha Harbour Public Company Limited, an affiliate of NSM. NSM intends to enter agreements with the management of the harbor to protect access to the harbor for NSM's shipments.

INSURANCE

    In connection with the design, development, supply, installation, construction, erection, testing, commissioning and maintenance of all Phase II works of Nakornthai Strip Mill's Direct Reduction Iron (DRI) and Finishing Facility (the "PROJECT"), the Company maintains the following insurance in form of cover notes:

    (i) Marine Cargo Insurance with respect to all machinery, equipment, accessories, materials and supplies covering the voyage from the Suppliers' premises to the project sites. The total sum insured is USD 135 Million with the maximum liability at USD 30 Million per one conveyance/location. The period of coverage is from 1 May 1998 until completion of all shipments in connection with the Project. (PURSUANT TO MARINE CARGO COVER NOTE NO. 8-330456 DATED MAY 25, 1998 ISSUED BY NEW HAMPSHIRE INSURANCE CO., WHICH IS VALID FOR 45 DAYS FROM MAY 1, 1998.)

    (ii) Marine ALOP with respect to the loan interest and all standing charges related to the interest insured under (i) above. The total sum insured is USD 56 Million with the indemnity period of 18 months. The period of coverage is from 1 May 1998 until completion of all shipments in connection with the Project. (PURSUANT TO MARINE CARGO COVER NOTE NO. 8-330456 DATED MAY 25, 1998, ISSUED BY NEW HAMPSHIRE INSURANCE CO., WHICH IS VALID FOR 45 DAYS FROM MAY 1, 1998.)

    (iii) Construction & Erection All Risks, Third Party Liability and Advance Loss of Profits Insurance covering all risks on physical loss or damage other than those specifically excluded in the Specimen Policy Form dated March 20, 1998. The total sums insured are (a) with respect to Material Damage:
USD249,400,000, (b) with respect to Third Party Legal Liability: USD5,000,000 in respect of any one occurrence and unlimited aggregate amount, and (c) with respect to Advance Loss of Profits: USD 56,000,000 on loan interest and all standing charges with the indemnity period of 18 months. The period of coverage is from 1 May 1998 until the date of Provisional Acceptance or Production of Specification Products following successful testing and commissioning, followed by 12 months of Defects Liability Period. (PURSUANT TO COVER NOTE NO. 003/98 DATED MAY 25, 1998 ISSUED BY NEW HAMPSHIRE INSURANCE CO. AND CIGNA PROPERTY & CASUALTY INSURANCE CO., LTD, WHICH IS VALID FOR 45 DAYS FROM MAY 1, 1998.)

    (iv) Property All Risks Insurance with respect to all risks of physical loss of or damage to the Real and Personal Property of every kind and description of or in the control of Nakornthai Strip Mill Public Co., Ltd. and/or NSM Steel (Delaware), Inc. and/or NSM Steel Company, Ltd. located at 358 Moo 6, Cholburi Industrial Estate (Bo-win) Highway 331, Amphur Sriracha, Cholburi Province. The total limit of indemnity is USD823,553,000, being USD560,595,000 for the property and USD262,958,000 for gross profit (with the indemnity period of 18 months). (PURSUANT TO COVER NOTE NO. 051/98 DATED MAY 26, 1998 ISSUED BY NEW HAMPSHIRE INSURANCE CO. AND CIGNA PROPERTY & CASUALTY INSURANCE CO., LTD., WHICH IS VALID FOR 60 DAYS FROM MAY 1, 1998.)

    (v) General Liability including Products & Completed Operations and Employer's Liability Insurance with respect to the liability of Nakornthai Strip Mill Public Co., Ltd, and/or NSM Steel (Delaware), Inc. and/or NSM Steel Company, Ltd. The total limit of liability is USD5,000,000 per occurrence and unlimited aggregate amount (except USD5,000,000 in the aggregate for Products and/or Completed Operations). (PURSUANT TO COVER NOTE DATED MAY 26, 1998 ISSUED BY NEW HAMPSHIRE INSURANCE CO., WHICH IS VALID FOR 30 DAYS FROM MAY 26, 1998.)

BOARD OF INVESTMENT

    The Company derives substantial economic benefits from the promotional considerations granted to it by the Board of Investment. Such benefits include the permission to bring foreign experts into Thailand and the exemption from certain import duties and taxes. Additionally, the BOI has only granted two licenses for the production of steel products in Thailand. The continued availability of these economic benefits for the Company is conditional upon the on-going satisfaction of certain requirements. Failure to satisfy these requirements may result in the loss of economic benefits. The tax advantages granted by the BOI, as well as certain limitations on foreign ownership, expire seven years following the start of commercial operations for the hot iron plate and DRI, and eight years for the finishing facilities. The Company agreed in the Warrant Agreement that the Company will not issue any Ordinary Shares or other equity interests to any holders if the Company is aware (taking into account its ability to access relevant information) that the effect of such issuance would be, assuming the immediate exercise of all then outstanding Warrants, to cause the Company to exceed the Foreign Ownership Percentage (as defined). See "Risk Factors--BOI Compliance."

                      DESCRIPTION OF PROJECT PARTICIPANTS

SDI

    SDI owns and operates a new, thin-slab/flat-rolled steel mini-mill, which commenced operations in January 1996. SDI was founded by executives and managers who pioneered the development of thin-slab/ flat-rolled technology and directed the construction and operation of the world's first CSP thin-slab/flat-rolled mini-mill. Building upon their past experience with thin-slab/flat-rolled steel technology, management founded SDI with the intention of combining a state-of-the-art CSP thin-slab hot mill with a coal-based DRI facility and certain downstream finishing facilities. Employing SMS designed technology similar to that employed by the Hot Mill and utilizing many of the same training programs and compensation incentive systems implemented by NSM, SDI successfully completed start-up and ramp-up of its hot mill. SDI's finishing facilities are currently in the start-up phase and its coal-based DRI facility is under construction with a scheduled start-up date in the third quarter of 1998. SDI has consistently produced high-quality flat-rolled steel products, including low-carbon thin-gauge steel products. Additionally, SDI is among the lowest cost producers of flat-rolled products. In the third quarter of 1997, SDI's seventh quarter of operation, SDI's operating profit (pre-tax income before interest and start-up costs) was U.S.$67 per short ton. SDI has sold a certain amount of its flat-rolled production under long-term off-take contracts to several steel consumers and trading companies, including Preussag.

ENRON

    Enron, an Oregon corporation organized in 1930, is an integrated natural gas, electricity and finance company with headquarters in Houston, Texas. Enron is engaged in a number of businesses throughout the world including the transportation and wholesale marketing of natural gas, the exploration for and production of natural gas and crude oil, the production, purchase, transportation and marketing of natural gas liquids and refined petroleum products, the independent (i.e., non-utility) development, promotion, construction and operation of power plants, natural gas liquids facilities and pipelines, and the non-price regulated purchasing and marketing of electricity. Enron employs approximately 11,700 persons worldwide. Enron's financing and funding activities support independent exploration and production companies and other energy-related businesses seeking equity financing. Enron's finance operations provide a variety of capital products including volumetric production payments, loans and equity investments. Financings arranged and production payments purchased totaled U.S.$755 million in 1996. In addition to capital, Enron also provides marketing and risk management services.

    Enron's international operations and development activities principally involve the development, acquisition, financing, promotion, and operation of natural gas and power projects in emerging markets and the marketing of natural gas liquids and other liquid fuels. Enron has expanded its traditional international asset and infrastructure development business by also offering merchant, finance and risk management products and services to third parties in emerging markets.

SMS

    SMS, a German-based equipment manufacturing and design firm, is 51% owned by MAN Aktiengsellschaft, a Deutsche Mark ("DM") 21 billion revenue company, and 49% owned by Siemag Weiss Stiftung and Co. KG, a company with steel mill equipment manufacturing and design expertise dating back to 1856. SMS is a leader in providing CSP thin-slab/flat-rolled mini-mills to the steel making community. With turnover in excess of DM2.7 billion, SMS has sold and helped commission 11 CSP thin-slab/flat-rolled mini-mills. Included among this group are Hylsa's mini-mill and SDI's mini-mill. SMS commercialized the world's first CSP thin-slab/flat-rolled mini-mill in 1989 when SMS's proprietary technology successfully proved that flat-rolled products could be produced using a mold design that cast a 50 mm slab rather than the 250 mm slab commonly produced. SMS's revolutionary technological breakthrough was the culmination of over four decades of research and paved the way for the modernization of the world's flat-rolled steel making community. Since 1989, SMS has continually developed technological enhancements so that today SMS's CSP thin-slab/flat-rolled mini-mills are capable of producing a full range of high-quality flat-rolled products. NSM's Mill is considered by SMS to be among the most advanced CSP thin-slab/flat-rolled mini-mills ever built.

PREUSSAG

    Preussag is the steel trading subsidiary of Preussag AG, a German-based conglomerate with over 66,000 employees worldwide and annual revenue in excess of DM25 billion. According to FORTUNE MAGAZINE, Preussag AG is one of the 200 largest industrial companies in the world. Preussag maintains offices in 17 countries, through which it trades and sells approximately 5 million tonnes of steel each year. Preussag has a large presence in Southeast Asia, where it operates steel trading offices in Hong Kong and Singapore. Other areas of the world of significant steel trading activity for Preussag include the Middle East, Africa and the United States. On a worldwide basis, Preussag had revenue of approximately DM4 billion for the year ended December 31, 1996 with over DM2.8 billion of this amount related to steel trading. The remaining portion was related to steel service center activities in North America, which include the off-take agreement entered into between Preussag and SDI. An important component of Preussag's business strategy is the establishment of off-take arrangements with high-quality, low-cost producers of flat-rolled steel. Building on this strategy, Preussag has entered into an eight-year off-take agreement with NSM.

KLOCKNER

    Klockner is the steel trading operation of Klockner & Co. AG, an international metal and steel company and a wholly owned subsidiary of VIAG Aktiengesellschaft. VIAG Aktiengesellschaft is an international holding company with estimated 1997 annual revenue in excess of DM50 billion. VIAG Aktiengesellschaft is one of the 100 largest industrial companies in the world. Klockner and Co. AG is the largest subsidiary in the VIAG Aktiengesellschaft group of companies with revenue in excess of DM15 billion. Similarly, Klockner is the largest subsidiary of Klockner and Co. AG with revenue in excess of DM2 billion. With branch offices in more than 50 countries, including offices in China, Singapore, Japan, Thailand, India and the United States, Klockner traded, warehoused and processed, in aggregate, over 10 million tonnes of steel during the year ended December 31, 1996. As a recognized leader in steel trading volume, Klockner is consistently ranked as one of the dominant steel trading firms in Europe and Southeast Asia.

MCDONALD

    McDonald is a U.S.-based investment banking firm with extensive experience in the steel industry. Throughout its 75-year history, McDonald has provided corporate finance advisory, underwriting and brokerage services to its clients. McDonald structured and arranged the financing for the development, start-up and operation of SDI's CSP thin-slab hot mill and the subsequent financing for the development and construction of SDI's coal-based DRI facility and finishing facilities. McDonald also co-managed SDI's initial public offering and follow-on public equity offering. McDonald has been serving as a financial advisor to NSM since September 1997.

                       DESCRIPTION OF MATERIAL AGREEMENTS

MANAGEMENT AGREEMENT

    NSM entered into a 10-year contract (the "Management Agreement") with Management Co. to conduct and manage the business affairs of NSM. Pursuant to the Management Agreement, NSM assigned and delegated to Management Co. the sole and exclusive right and obligation to control, possess and manage all business affairs of NSM. Management Co. has the power to: (i) cause NSM to receive all cash and cash equivalents paid or available to NSM; PROVIDED, HOWEVER, that, subject to any applicable exchange control regulations in Thailand and the terms of the Securities and Indentures, all income received, and all amounts available for purposes of paying costs or debt service payable, in U.S.$ shall be received and held in, and paid from, U.S.$ accounts outside of Thailand; (ii) hire employees and confirm employment of personnel presently employed by NSM reasonably required for the proper conduct of the business of NSM and, in connection therewith, determine the terms of employment for, and the compensation and benefits payable to, each such employee; (iii) terminate employees, with or without cause, subject only to applicable law and the terms and conditions of any applicable employment agreement; (iv) cause NSM to enter into contracts for the purchase of raw materials, including scrap steel and other consumables and for the purchase of freight services for the delivery of such raw materials; (v) where permitted by applicable law, cause NSM to appoint a firm of independent public accountants of international standing nominated by Management Co., which accounting firm shall (a) perform periodic audits of the financial statements of NSM with full and complete access to its books and records, all in accordance with generally accepted accounting principles in effect in Thailand, and (b) from time to time, respond to special or ad hoc requests of Management Co., in the exercise of its sole discretion, for accounting services or reports; (vi) conduct on behalf of NSM all marketing and sales of products and enter into contracts relating thereto; (vii) coordinate all research and development undertaken by NSM and enter into contracts relating thereto; (viii) coordinate all corporate finance activities, financial analyses and investor relations of NSM in accordance with applicable law and enter into contracts relating thereto; (ix) liaise with Thai government officials in cooperation with and with the personal involvement of, NSM's Chairman (x) develop, maintain and monitor income and expense budgets for NSM; (xi) develop, implement and enforce proper controls over cash receipts and disbursements, including limitations on check-signing authority and the timing, duration and amount of monetary and other commitments of NSM for the purchase or sale of goods and services; PROVIDED that the authorization/signature of both NSM's Chairman and Management Co. shall be required on contracts with any governmental entity in Thailand; (xii) control and analyze the availability and pricing of all raw materials, including, scrap and other metal feedstock, for NSM; (xiii) develop and analyze the market for the purchase of products, including the specifications for, and the mix of, and the periodic demand for, such products and enter into contracts relating thereto; and (xiv) take such other action as shall be required from time to time to (a) increase the efficiency of the Mill,
(b) improve the efficiency and profitability of NSM, and (c) maximize NSM's shareholder value.

    NSM and its board of directors reserve the right under the Management Agreement to: (i) approve the construction of any new steel mills proposed to be owned or operated by NSM; (ii) approve the issuance of new equity shares; (iii) incur any indebtedness of NSM for borrowed money other than working capital loans in amounts not exceeding U.S.$10 million (or the Baht equivalent thereof) outstanding on the date of each such borrowing; (iv) approve the execution of any contract by or on behalf of NSM other than contracts within Management Co.'s responsibilities and contracts of less than one year's duration and arising in the normal course of business; (v) perform any acts and things which, under applicable law or the Articles of Association of NSM require the approval of the board of directors and/or the general meeting of shareholders of NSM; and (vi) if, notwithstanding NSM's request that Management Co. do so, Management Co. shall fail or decline to enforce its rights against SDI under the Management and Technical Assistance Agreement and the SDI License Agreement, enforce such rights of NSM under such agreements; PROVIDED, HOWEVER, that if a Change of Control shall occur, then, forthwith, those rights referred to in the preceding clauses (i), (iii) and (iv) shall cease to be reserved to NSM and its Board of

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
Directors. In addition, Management Co. has agreed under the Management Agreement to share with the Company the benefits of, and expertise available under, the SDI Agreement, including but not limited to arranging for certain of the Company's personnel to visit and receive technical training at SDI's facilities in the United States and elsewhere and to cause SDI to furnish technical experts to the Company in order to render technical assistance in connection with the manufacture of the Company's products.

    Management Co. will not be entitled to any fees or other compensation under the Management Agreement. However, the Company will be responsible for (1) all fees incurred by Management Co. in connection with the SDI Agreement and (ii) all reasonable and necessary out-of-pocket expenses incurred by Management Co. in the performance of its obligations under the Management Agreement, including, but not limited to, all commercially reasonable costs of directors and officers errors and omissions insurance. The Management Agreement is governed by the laws of the State of New York and requires all disputes or claims to be settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

SDI AGREEMENT

    NSM entered into an agreement with SDI under which SDI agreed to provide Management Co. with consultation and technical and advisory services under a 10-year management advisory and technical assistance agreement. Under the terms of the SDI Agreement, SDI granted Management Co. the right to have and use SDI's technical information, manufacturing data, formulae, process management methods and know-how and information concerning SDI's commissioning, start-up, and operation of its thin-slab/ flat rolled steel mini-mill, including its hot mill, coal-based DRI facility (subject to the consent of an exclusive licensee of the DRI process) and finishing facilities. SDI will also (i) advise Management Co. to the best of its ability in relation to the manufacturing of flat-rolled products and DRI, (ii) provide Management Co. with reasonable assistance in relation to the practical application of SDI's technology, (iii) provide Management Co. with advice and counsel regarding SDI's own management techniques, methodologies and culture, including employee relations and incentivization, (iv) assign personnel to render advice and consultation to Management Co., and (v) provide training to NSM, and, subject to Management Co.'s control, supervision, and direction, to NSM's supervisory and managerial personnel and, initially and from time to time, to a reasonable number of operating personnel in connection with the application of SDI's technology and management techniques. Where appropriate, NSM will on a reciprocal basis provide SDI with the services described in (i), (ii), and (v) above.

    To implement the SDI Agreement and comply with various conditions therein, SDI has and will continue to furnish to NSM SDI employees, on a short-term temporary basis, and to train certain NSM employees so that such NSM employees will be better qualified to construct, start-up and operate the Mill and train other NSM employees in such activities.

    With the assistance of SDI, Management Co. will cause NSM to model the NSM operations and operating procedures to approximate SDI's techniques and methodologies and to produce flat-rolled products and DRI of a quality that are similar to SDI's. SDI, will have free access to the Mill for the inspection, testing, and/or review of NSM's operations and quality control.

    SDI and Management Co. have also agreed to share information with respect to improvements made to the production of flat-rolled products and DRI (subject to the consent of an exclusive licensee of the DRI process) and the experiences and findings related thereto.

    Management Co. will direct NSM to pay SDI an annual fee of U.S.$2 million during the term of the SDI Agreement and a one-time incentive fee of U.S.$1.3 million.

SHAREHOLDERS' AGREEMENT

    SDI, Enron, McDonald, Sawasdi Horrungruang and NTS (NTS and Mr. Horrungruang, collectively, the "Thai Parties") and the Company, entered into an agreement (the "Shareholders' Agreement") whereby the Thai Parties and other parties caused NSM to issue new equity on a private placement basis to the Management Investors. As of the Closing Date, new equity represented 14.8% of all issued shares of NSM. Enron and McDonald received their shares pursuant to the Shareholders' Agreement, while SDI received its shares pursuant to the SDI License Agreement and in consideration for the SDI License. The new equity was issued to the Management Investors at a price of 10 Baht per share. Certain Management Investors purchased additional equity in privately negotiated transactions in the secondary market for the Ordinary Shares. This issuance occured concurrently with the Offerings and the execution and delivery by the Thai banks of the Bank Credit Facility amendment (the "CFA Amendment").

    Pursuant to the Shareholders' Agreement, NSM's governing body is a board of 14 directors. The Management Investors have the right to elect four directors, one of whom shall be elected by each Management Investor. In addition, McDonald has the right to elect one additional director of the four, which initially shall be Mr. John W. Schultes. The Thai Parties have the right to elect six directors, one of whom shall be Mr. Sawasdi Horrungruang. One director was nominated by the Thai lenders under the Bank Credit Facility and the parties have mutually agreed to nominate three independent directors as required by law, one of whom is Mr. Reuben Perin. These three independent directors will comprise the audit committee. Additionally, the holders of the Debentures have the right to elect one director. NSM's board of directors is headed by a Chairman nominated by the parties to the Shareholders Agreement and elected by a majority of the board. It was agreed that, initially, the chairman shall be Mr. Sawasdi Horrungruang.

    The Shareholders Agreement provides that, unless otherwise agreed by Management Co., none of the following actions may be taken by NSM except upon the adoption of a resolution authorizing such action by (i) the shareholders (with at least a majority of the shares held by the New Equity Investors voting in the affirmative), when shareholder action is required under applicable law, or (ii) the board of directors (with at least a majority of the directors nominated by the Management Investors voting in the affirmative): (a) any agreement between NSM and any of its shareholders or any relative or affiliate of any of its shareholders, or any person if such person's compensation or other benefits thereunder will directly or indirectly benefit such shareholder or any of its affiliates (other than as an investor in NSM) and any amendment, modification or termination of any agreement theretofore executed and distributed in accordance with this paragraph (a); (b) any equity investment in any other entity, any purchase of assets of any other entity, any reorganization of NSM or any merger or consolidation of NSM with or into another entity; (c) any increase or decrease in the authorized or issued share capital of NSM by more than the Baht equivalent of U.S.$15 million; (d) any amendment or modification of the Articles of Association of NSM; (e) any early termination of any of the Implementing Agreements otherwise than in accordance with the respective terms thereof; (f) any voluntary dissolution, liquidation, or winding-up of NSM; (g) entry into any joint venture, partnership, or other profit-sharing arrangements with any person if the capital invested by NSM in one transaction or a series of related transactions shall be equal to or greater than U.S.$10 million; (h) any acquisition, disposal, assignment, transfer, licensing, or sublicensing of any know-how, trademarks, trade names, trade secrets, or similar intellectual property rights of any person other than in the ordinary course of business; (i) any purchase, sale, assignment, transfer, or disposal of any assets of NSM other than in the ordinary course of business; and
(j) any ordinary course business transaction involving an amount in excess of U.S.$10 million.

    The Shareholders' Agreement restricts the transfer of NSM shares by any of the parties thereto, except with respect to 3,667,750 newly issued shares purchased by McDonald which may be transferred to an investor in the Debentures. The Agreement provides that (i) prior to the first anniversary of the closing date of the Shareholders' Agreement (the "Closing Date"), no party to the Shareholders' Agreement may transfer any shares of NSM (except pursuant to any pledge of such shares in effect on the date the

Shareholders' Agreement is signed) except that the Thai Parties may collectively transfer certain shares; PROVIDED that, after giving effect to the aggregate of all such transfers, the New Equity Investors and the Thai Parties shall, in the aggregate, hold at least 51% of all issued shares in NSM; and PROVIDED FURTHER that if the Thai Parties shall transfer any of the shares to a single person or group of persons acting in concert, (i) such transfer shall be pursuant to a good faith offer on arms length terms and conditions and be subject to the rights of the Management Investors under the Shareholders' Agreement (including the right of first refusal) and (ii) the transferee shall be required to subscribe to the Shareholders' Agreement and become a party thereto. Before transferring any shares of NSM pursuant to the preceeding proviso, the Management Investors, pro rata, shall have the right to purchase such shares at the same price and on the same terms and conditions offered to the person referred to above and such offer shall remain outstanding for a certain number of days. After the first anniversary of the Closing Date, each party to the Shareholders' Agreement may (a) transfer up to 66% of its shares in NSM during the period from the first anniversary through the fourth anniversary of the Closing Date; and (b) transfer up to an additional 9% of its shares in NSM during the period from the fourth anniversary through the date which is six months following the payment in full of the Notes, or such longer period as shall be agreed upon by the parties; and (c) transfer its remaining shares of NSM freely, without regard to any restriction contained in the Shareholders' Agreement, after the date which is six months following the payment in full of the Notes. Notwithstanding the foregoing restrictions, any Management Investor may transfer all or any part of its NSM shares to one or more of its affiliates. If any Management Investor shall sell shares of NSM in excess of the amounts indicated above, or cease to hold at least 33% of its original shares, any agreement to which it is a party may, if so directed by Management Co., will be terminated by NSM. Notwithstanding the foregoing, SDI shall agree to hold at least 25% of its original shares, in addition to the shares it acquires through the exercise of the SDI Warrants, through 2008. In addition, in connection with any transfer of NSM shares by a party to the Shareholders' Agreement, each party (other than the transferring party) will have a right of first offer to purchase its pro rata share of such shares.

    The Shareholders' Agreement has a term of 10 years and is governed by the laws of Thailand. All disputes arising under the Shareholders' Agreement will be settled by arbitration in Paris, France under the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

AGENCY AGREEMENT

    NSM Cayman and NSM (Del) have entered into an agency agreement (the "Agency Agreement"). Under the Agency Agreement, NSM (Del) acted as the agent of NSM Cayman in connection with the issuance of the Securities. NSM (Del) agreed to, from time to time, (i) issue the Securities and undertake subsequent borrowings, and make payments thereunder, solely as the agent of NSM Cayman; (ii) to transfer the proceeds of such Securities and subsequent borrowings to NSM Cayman; and (iii) to receive payments from NSM Cayman or such affiliates and apply such payments to pay principal and interest when due under the Securities and subsequent borrowings on behalf of NSM Cayman.

    To compensate NSM (Del) for its services in acting as the agent of NSM Cayman with respect to the issuance of the Notes, NSM Cayman agreed to pay NSM
(Del) a fee equal to U.S.$20,000 per annum for each year in which any of the Securities have been issued by NSM (Del) or in which year any of the Securities remain outstanding.

    Each of NSM Cayman and NSM (Del) agreed not to treat the Securities and subsequent borrowings as obligations of NSM (Del) for United States federal, state and local income tax purposes.

SDI LICENSE AGREEMENT

    NSM and SDI, entered into a 10-year reciprocal license and technology sharing agreement, through which they will have access to and the right to use the other party's flat-rolled and, subject to the consent of an exclusive licensee of the DRI process, DRI production, operation and product technology. The consent of the exclusive licensee has not been obtained and there can be no assurance that such consent will be obtained. In entering into the SDI License Agreement, NSM expects to maximize the development and advancement of certain operating procedures to enhance the development of new high-quality flat-rolled steel products.

    In return for entering into the SDI License Agreement, SDI received 74,468,090 Ordinary Shares and the SDI Warrants which contain exercise provisions that protect SDI from dilution of its equity interest in NSM in the event holders of Warrants exercise such Warrants. SDI will be reimbursed for the exercise price of the SDI Warrants as it exercises the SDI Warrants. SDI will be responsible for all U.S. taxes on any amounts payable or shares issuable under the SDI License Agreement.

OFF-TAKE AGREEMENTS

    NSM has entered into separate, but substantially identical eight year Off-Take Agreements with Klockner and Preussag for the purchase and resale of products from the NSM Mill. Under the Off-Take Agreements, Preussag and Klockner will be obligated to purchase, in aggregate, 100% of NSM's production in 1998 through 2002, and 25% of the Company's production in the years 2001 through 2005. NSM may, at is option, reduce the percentage of its production sold under the Off-Take Agreements to as little as 67% in 1998, 50% in 1999 and 25% in 2000, if the Company believes it could maximize sales revenues through sales to other customers. Under the Indentures, sales by NSM to customers other than Preussag and Klockner, to the extent that the aggregate of such sales results in receivables outstanding in excess of U.S.$10 million, must be supported by letters of credit if the customer does not have an investment grade credit rating.

    All sales to Preussag, Klockner and substantially all other export sales will be U.S.$ denominated.

    Under the Off-Take Agreements, NSM must deliver products which are of the quantity, quality and description required; the products must be fit for the purposes for which the goods of the same description would ordinarily be used; and goods will not comply with an individual order if they are not fit for any particular purpose expressly or implied made known to NSM in writing at the time the order was placed. If a product purchased under the Off-Take Agreements fails to meet the requirements of the order, the purchaser shall notify NSM of the defect in writing. The purchaser may require NSM to take the product back and deliver substitute products or require NSM to remedy the lack of conformity by repair, unless this is unreasonable with respect to all circumstances. NSM will reimburse the purchaser's reasonable inspection costs. If NSM fails to deliver substitute products or repair the defective products within a reasonable period of time despite the purchaser's request, the purchaser may remedy the lack of conformity on its own or have it remedied by third parties at NSM's cost. This also applies if NSM's remedies are not satisfactory. Alternatively, the purchaser may reduce the price in the same proportion as the value that the goods actually delivered had at the time of the delivery bears to the value that conforming goods would have had at that time. The purchaser may forsake these remedies and declare the order void in case of non-delivery or late delivery.

EMPLOYMENT AGREEMENT

    Upon the consummation of the Offering, the Company and Mr. John W. Schultes, President and CEO of NSM, entered into an eight-year employment agreement (the "New Employment Agreement"). Under the New Employment Agreement, Mr. Schultes will receive a base salary of U.S.$240,000 per annum with increases of 5% per annum (calculated on a cumulative, compounded basis) during the term of the New Employment Agreement. At the discretion of Management Co., Mr. Schultes will also be eligible for an annual bonus based on the Company's return on equity, profitability, operating efficiency and adherence to capital expenditure budgets and construction timetables. It is also the Company's intention, based on Management Co.'s decision to institute a share option plan within twelve months of the Offerings, to grant Mr. Schultes options to acquire shares in NSM in an amount such that upon the expiration of the term of his employment such options can reasonably be expected to produce a U.S.$2 million gain; PROVIDED, HOWEVER, that the financial results set forth in the Projection are substantially achieved. The New Employment Agreement will contain provisions limiting Mr. Schultes' ability to compete against NSM should he no longer be employed by the Company. Under these provisions, Mr. Schultes will be restricted in his activities with regard to DRI throughout the world and with regard to flat-rolled steel production in the countries that currently make up the ASEAN.

COAL SUPPLY AGREEMENT

    The Company and SSM have entered into a 10 year contract for the supply of Vietnamese anthracite coal. This agreement went into effect on April 1, 1997 and requires the Company to purchase a fixed amount of coal in each of the 10 contract years. By mutual consent, the parties have agreed to delay the start of deliveries under this contract. The Company retains the option to purchase an additional set amount in each contract year. The amounts of coal to be purchased vary over the life of the contract. SSM is penalized if the coal it delivers fails to meet certain quality standards.

    Prices for the coal are set through negotiation between the parties before the beginning of each contract year. Prices are set in U.S.$ and include delivery to Sriracha Harbor. Payment is at sight by means of an irrevocable letter of credit. The Company is separately responsible for demurrage, unloading and delay. Risk of loss passes from SSM to the Company when the goods are loaded onto the ship, while ownership passes from SSM upon full payment of all money due. The agreement is governed by the laws of England and subject to jurisdiction in the first instance by a competent court in Rotterdam, The Netherlands.

IRON ORE FINES SUPPLY AGREEMENT

    The Company has entered into a five-year contract with MMTC for the supply of iron ore fines. The Agreement went into effect on February 6, 1997. Price and tonnage for each contract year is determined through negotiations between the parties at the start of each year. The price is subject to bonuses and penalties depending on the quality of the iron ore fines supplied. Payment is in U.S.$ by a commercial letter of credit. Alternatively, the Company may wire transfer 100% of the sale value in advance.

    Vessels to carry ore under the contract will be chartered by the Company or MMTC depending on competitiveness. The Company assumes risk of loss once the ore is loaded onto the vessel and has responsibility for insurance as of that time. MMTC relinquishes title when it receives reimbursement. The contract is subject to an arbitration clause where the arbitrator is appointed in accordance with the provisions of the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Venue for the arbitration is Singapore.

                                   MANAGEMENT

DIRECTORS

    The following individuals comprise the board of directors of NSM.

NAME                                                     AGE                       PRIMARY POSITION
----------------------------------------------------  ---------  ----------------------------------------------------
Sawasdi Horrungruang(1).............................         56  Chairman of the Board of Directors of NSM

Keith Busse(2)......................................         52  President and CEO of Steel Dynamics, Inc.

John Schultes(3)....................................         49  President and CEO of NSM
David Stickler(4)...................................         37  Managing Director of McDonald & Company Securities,
                                                                   Inc.
Kevin McConville(5).................................         40  Vice President of Enron Capital and Trade Resources
Reuben Perin(6).....................................         58  Former Executive Vice-President of USSteel
Amornrat Leevarapakul(7)............................         48  Senior Vice President, Corporate Finance Department
                                                                   1, Industrial Finance Corporation of Thailand

Chamni Janchai......................................         42  Vice-Chairman of the Board of Directors of NSM
Sunthorn Chailaemlak................................         56  Senior Deputy Managing Director of NTS Steel Group
                                                                   (Plc.) Co., Ltd.
Chan Bulakul........................................         49  President of MCL Co., Ltd.
Anutin Charnvirakul.................................         32  President of Sino-Thai Engineering & Construction
                                                                   Public Co. Ltd.
Pattama Horrungruang................................         36  Deputy Managing Director of N.T.S. Steel Group
                                                                   (Plc.) Co., Ltd.
Chatchai Somsiri....................................         42  Head of Faculty, Metal Engineering Department,
                                                                   Chulalongkorn University
Raveewan Peyayopanakul(8)...........................         50  Assistant Professor, Faculty of Business and
                                                                   Accounting, Thammasert University
Sandeep Alva(9).....................................         37  President of Hancock Mezzanine Investments.

------------------------

(1) Mr. Sawasdi Horrungruang was nominated by the Thai Parties pursuant to the Shareholders' Agreement.

(2) Mr. Busse will be nominated by the Management Investors pursuant to the Shareholders' Agreement.

(3) Mr. Schultes was nominated by the Management Investors pursuant to the Shareholders' Agreement.

(4) Mr. Stickler was nominated by the Management Investors pursuant to the Shareholders' Agreement.

(5) Mr. McConville was nominated by the Management Investors pursuant to the Shareholders' Agreement.

(6) Mr. Perin was nominated as an independent director pursuant to the Shareholders' Agreement.

(7) Mrs. Amonrat was nominated by the lenders under the Bank Credit Facility in accordance with its terms.

(8) Ms. Raveewan was nominated as an independent director pursuant to the Shareholders' Agreement.

(9) Mr. Alva was nominated by the holders of the Debentures.

    SAWASDI HORRUNGRUANG (56)--Mr. Horrungruang has been Chairman of the Board of Directors of NSM since its incorporation. Mr. Horrungruang is also Chairman of the Executive Board of N.T.S. Steel Group (Plc.) Co., Ltd. and Chairman of the Board of Sriracha Harbour (Plc.) Co., Ltd. He also serves as Vice Chairman of the Board of Hemraj Land and Development (Plc.) Co., Ltd., Executive Director of Thai Hong Kong Real Estate Co., Ltd., Executive Director of Ban Chang Group (Plc.) Co., Ltd., Executive Director of Suntech Group (Plc.) Co., Ltd., Executive Director of Bangkok Expressway (Plc.) Co., Ltd., and as Chairman of the Thai Industrial Estate Association. Mr. Horrungruang is a Senator in the National Assembly and Vice-Chairman of Thailand's Committee for Industry.

    KEITH BUSSE (52)--Mr. Busse is President and CEO of Steel Dynamics, Inc. and a Director of Qualitech Steel Corporation.

    JOHN SCHULTES (49)--Mr. Schultes is President and CEO of NSM; a Director of NSM Cayman and a Director of NSM (Del).

    DAVID L. STICKLER (37)--Mr. Stickler is a Managing Director of McDonald & Company Securities, Inc. and a Director of Qualitech Steel Corporation.

    KEVIN MCCONVILLE (40)--Mr. McConville is a Vice President of Enron Capital and Trade Resources Corp. and a Director of Qualitech Steel Corporation.

    REUBEN L. PERIN (58)--Mr. Perin retired in 1997 from his post as Executive Vice President of U.S. Steel after over 30 years of commercial and operations management and as Chairman of the Products Applications Committee of the International Iron & Steel Institute in Brussels, Belgium.

    AMORNRAT LEEVARAPAKUL (48)--Mrs. Leeverapakul is a Senior Vice President of the Corporate Finance Department 1 at the Industrial Finance Corporation of Thailand. Mrs. Leevarapakul also serves as a director of N.T.S. Steel Group
(Plc) Co., Ltd., Patra Porcelain Co., Ltd., Jibuhin (Thailand) Co., Ltd. and Prachin Traffic Products Co., Ltd.

    CHAMNI JANCHAI (42)--Mr. Janchai is Chairman of the Executive Board of Sriracha Harbour (Plc.) Co., Ltd., Director and Senior Vice Managing Director of Administration N.T.S. Steel Group (Plc.) Co., Ltd., Executive Director of Management and Finance, Suntech Group (Plc.) Co., Ltd., and Director of Thai Theparos Food (Plc.) Co., Ltd.

    SUNTHORN CHAILAEMLAK (56)--Mr. Chaelaemlak is Executive Director of Nakornthai Steel Work Co., Ltd. Mr. Chailaemlak also serves as Director and Senior Deputy Managing Director of N.T.S. Steel Group (Plc.) Co., Ltd. and as a Director of Sriracha Harbour (Plc.) Co., Ltd. and as a Director of Metal Star Company Limited.

    CHAN BULAKUL (49)--Mr. Bulakul is President of MCL Co., Ltd. and Chairman of MCL Research, Ltd. and MCL Management Services, Ltd.

    ANUTIN CHARNVIRAKUL (32)--Mr. Charnvirakul is President of Sino-Thai Engineering & Construction Public Co. Ltd.

    PATTAMA HORRUNGRUANG (36)--Ms. Horrungruang is a Director and Deputy Managing Director of N.T.S. Steel Group (Plc.) Co., Ltd.

    CHATCHAI SOMSIRI (42)--Mr. Somsiri was a lecturer of the Faculty of Engineering's Metal Engineering Department, Chulalongkorn University from 1979 to 1995 and is currently Head of the Metal Engineering Faculty at Chulalongkorn University.

    RAVEEWAN PEYAYOPANAKUL (50)--Ms. Peyayopanakul is an Assistant Professor at the Faculty of Business and Accounting, Thammasart University. Ms. Peyayopanakul serves as an independent director of N.T.S. Steel Group (Plc.)

    SANDEEP ALVA (37)--Mr. Alva is a President of Hancock Mezzanine Investments and a senior investment officer of John Hancock Mutual Life Insurance Company.

    No family relationship exists between any of the executive officers and directors, with the exception that Mr. Sawasdi Horrungruang is an uncle of Ms. Pattama Horrungruang.

EXECUTIVE MANAGEMENT

    The Company's management team is comprised of highly experienced and internationally recognized professionals many of whom have been involved with NSM since the commencement of the construction phase of the Mill. In addition to the persons listed, 30 expatriate professionals are employed by NSM and work together with a team of carefully selected and highly trained Thai professionals, supervisors and hourly employees in operations, maintenance, marketing and sales, engineering, accounting and human resources activities.

    JOHN W. SCHULTES (49)--President and Chief Executive Officer of NSM. Mr. Schultes has over twenty-five years of experience in the engineering and equipment design fields. Mr. Schultes was with Andritz-Ruthner, an Austrian equipment and technology firm, as Design Engineer from 1975 until 1980 in Vienna, Austria. Mr. Schultes moved to Pittsburgh, PA in 1980 and became Technical Director of Joint Ventures from 1980 until 1981; Manager, Chemical Plants from 1981-1984; and Director of Engineering from 1984 until 1986. In 1986, Mr. Schultes joined U.S. Steel and from 1986 to 1992, Mr. Schultes served as Chief Development Engineer--Sheet, Strip and Tin Products, and as Project Manager of the U.S. Steel Mini-Mill Study Team from 1992 to 1995. Mr. Schultes has been working at NSM since October 1995.

    WIKROM VAJRAGUPTA (44), Executive Vice President. Mr. Vajragupta has 20 years experience in the steel industry including time as metallurgist and operations manager of an EAF bar mill, and as an adviser to Thai Tinplate Manufacturing Co., a Kawasaki Steel affiliate. Mr. Vajragupta also served as Assistant Professor of the Department of Metallurgical Engineering at Chulalongkorn University, Bangkok. He has also been an advisor to the Thai government and a member of the Thailand National Committee for the Southeast Asian Iron and Steel Institute. Mr. Vajragupta has been working at NSM since January 1994.

    WOLFGANG LANDT (58), Manager of DRI, Steelmaking and Casting. Mr. Landt has over 30 years experience in steelmaking, casting, general management and international consulting, including extensive integrated steel making and mini-mill steel making experience. Mr. Landt spent 6 years as General Manager of Thyssen Hattingen, a German integrated steel mill, where he chaired Thyssen's Corporate Continuous Casting Committee which developed the CSP thin-slab mold concept. Mr. Landt has been working at NSM since June 1996.

    ROGER BROWN (58), Manager of Hot Rolling and Finishing. Mr. Brown has 30 years experience as Superintendent of Armco Steel Ashland Work's hot mill, cold mill and finishing operations. He was also the Armco Representative on the Association of Iron & Steel Engineer's Rolling and Finishing Division. For 4 years he was Site Manager for SMS at Essar Steel, India with responsibility for implementation and start-up of a new hot strip mill. Mr. Brown has been working at NSM since October 1996.

    KANOKPONG LAOHAJINDA (44), Manager, Finishing Facilities. Mr. Laohajinda has 14 years experience in engineering, maintenance and operations management at Thai Tinplate Manufacturing Co., a Kawasaki Steel affiliate. Mr. Laohajinda has been working at NSM since April 1995.

    WILLIAM L. HOSICK (60), Manager Commercial. Mr. Hosick has over 30 years experience in the steel industry with Armco Steel, U.S. Steel and UEC, the consultancy group of USX Corporation. His experiences include research and development, purchasing, corporate planning, management, international consulting, and market, product and process assessment for flat-rolled steel producers in developing countries. Mr. Hosick has been working at NSM since September 1996.

    HANS H. HARTMANN (61), Manager Technical Services and Continuous Improvement. Mr. Hartmann has over 30 years of experience with SMS including extensive experience in steel mill equipment design, project management, implementation and start-up activities. Mr. Hartmann holds numerous patents and has extensive knowledge in steel mill equipment design, continuous casting, hot rolling and steel mill controls. Mr. Hartmann has been working at NSM since February 1996.

    GARY HEASLEY (33), Vice President and Chief Financial Officer, Certified Public Accountant. Mr. Heasley has 10 years experience in the accounting, finance and management sectors, including experience at Ernst & Young LLP and McDonald & Company Securities, Inc. Mr. Heasley became an employee of NSM subsequent to the Offerings.

    SERGE DELISLE (38), Manager of Computer Systems and Accounting. Mr. Delisle has 15 years experience with CGI, a Canadian management consulting firm. As Vice President of SPC, the U.S. subsidiary of CGI, Mr. Delisle had responsibility for development, sales and implementation of the most widely used integrated business system used by flat-rolled mini-mills, including Hylsa and SDI. Mr. Delisle has been working at NSM since April 1996.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    The amount of compensation paid by NSM to its directors and executive officers for the fiscal year ended December 31, 1997 and 1996 was 39,824,297 Bahts and 18,705,600 Baht, respectively.

Compensation paid for the fiscal year ended December 31, 1997, was as follows (figures in Baht)

                                                                                              ANNUAL COMPENSATION
                                                                             ------------------------------------------------------
                                                                                                                    OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                                    YEAR        SALARY       BONUS       COMPENSATION
---------------------------------------------------------------------------  ---------  ------------  ---------  ------------------
Mr. Sawasdi Horrungruang...................................................       1997     3,000,000     --            1,317,980(1)
  -Chairman
Mr. Chamni Janchai.........................................................       1997     3,600,000     --            1,506,020(2)
  -Vice Chairman
Mr. Wikrom Vajragupta......................................................       1997     3,240,000     --               20,000(3)
  -Executive Vice President
Mr. John W. Schultes.......................................................       1997     6,000,000     --            3,133,555(4)
  -President and CEO
Mr. William L. Hosick......................................................       1997     5,445,911     --            3,843,961(5)
  -Commercial Manager
Mr. Serge Delisle..........................................................       1997     6,664,506     --            2,052,364(6)
  -Manager of Computer Systems and Accounting

--------------------------

Note

(1) Tax gross up by NSM of 1,297,980 Baht and Board meeting remuneration of 20,000 Baht.

(2) Tax gross up by NSM of 1,486,020 Baht and Board meeting remuneration of 20,000 Baht.

(3) Board meeting remuneration of 20,000 Baht.

(4) Amount paid for housing of 1,218,826 Baht, tuition fee for children of 650,100 Baht, air fare of 355,060 Baht, insurance premium of 156,658 Baht, relocation expenses of 153,739 Baht and tax gross up for housing by NSM of 599,171 Baht.

(5) Amount paid for housing of 922,986 Baht, air fare of 314,389 Baht, tax gross up for housing by NSM of 467,158 Baht, insurance premium of 139,427 Baht and reimbursement for the loss of his USX pension of 2,000,000 Baht.

(6) Amount paid for housing of 944,020 Baht, tuition fee for children of 374,000 Baht, air fare of 130,181 Baht, insurance premium of 124,007 Baht and tax gross up for housing by NSM of 480,155 Baht.

REMUNERATION OF DIRECTORS

    Unless renounced by any directors, directors of NSM receive remuneration of 20,000 Baht for each meeting of the board of directors of NSM that they attend.

EMPLOYMENT AGREEMENTS

    The employment agreements of Wikrom Vajragupta and Kanokpong Laohajinda were initially in the forms of letters of appointment. Under these letters of appointment each of them went through a 120-day probation period. Upon satisfactory completion of such probation, NSM issued letters of confirmation of employment.

    Mr. Vajragupta and Laohajirda may not: (i) engage in acts which may deter NSM's progress or adversely affect NSM's business or reputation; (ii) work or hold any position in any organization of suppliers, customers or competitors of NSM nor accept any compensation therefrom; (iii) disclose any confidential information, methods, processes or techniques related to the business of NSM or any of its affiliates; or (iv) retain any copies or reproductions of documents relating to the affairs of NSM or its affiliates, or any property of NSM, upon their termination.

    Under the New Employment Agreement, Mr. Schultes will receive a base salary of U.S.$240,000 per annum with increases of 5% per annum (calculated on a cumulative, compounded basis) during the 8-year term of the New Employment Agreement. At the discretion of Management Co., Mr. Schultes will also be eligible for an annual bonus based on the Company's return on equity, profitability, operating efficiency and adherence to capital expenditure budgets and construction timetables. It is also the Company's intention, based on Management Co.'s decision to institute a share option plan within twelve months of the Offerings, to grant Mr. Schultes options to acquire shares in NSM in amount such that upon the expiration of the term of his employment such options can reasonably be expected to produce a U.S.$2 million gain. The New Agreement will contain provisions limiting Mr. Schultes' ability to compete against NSM should he no longer be employed by the Company. Under these provisions, Mr. Schultes will be restricted in his activities with regard to DRI throughout the world and with regard to flat-rolled steel production in the countries that currently make up the ASEAN.

    Mr. Delisle's employment agreement provides that NSM will pay Mr. Delisle a monthly salary of Baht 520,000. If NSM terminates the agreement within the first 2 years, NSM will pay the full salary of the initial 3 years. Thereafter, if NSM terminates the agreement NSM will pay one year of salary. An annual review of performance and compensation will be conducted. Additionally, NSM agrees to provide a car and a driver for business use and certain other benefits to Mr. Delisle, his wife and his children. This employment agreement runs until March 31, 2001 and will be renewed automatically unless there has been notification at least one year prior to the agreement's expiration. Each party will provide the other with at least 6 months prior written notice of termination.

    Mr. Hosick's employment agreement provides that NSM will pay Mr. Hosick a monthly salary of Baht 425,000, with a severance payment of 2 months if NSM terminates the agreement prior to the expiration date. An additional quarterly payment of Baht 500,000 will be made for 3 years (12 payments) to reimburse Mr. Hosick for the loss in his USX pension as a result of accepting an early retirement. Additionally, NSM agrees to provide a car and a driver for business use and certain other benefits to Mr. Hosick and his wife. This employment agreement runs until September 15, 2001. Each party will provide the other with at least 6 months prior written notice of termination.

EMPLOYEE COMPENSATION

    NSM has established certain incentive compensation programs for its employees that are designed to encourage productivity by paying bonuses to groups of employees, based on various measures of productivity. These programs are patterned after incentive programs in place at SDI. The programs are designed to reward employees for productivity, quality and efficiency efforts. It is not unusual for a significant amount of an employee's total compensation to consist of such bonuses.

    Productivity is measured by focusing on groups of employees and not individual performance. Three groups of employees participate in the bonus program: production, administrative and department managers. Each group of employees has its own bonus program or programs.

    Production employees, consisting of those directly involved in the melting, casting and rolling processes, are eligible to participate in two cash bonus programs: the production bonus and the profit sharing bonus. The production bonus, if any, is based upon the quantity of quality product produced each week. The amount of the production bonus is determined for and allocated to each shift of employees. Depending upon the amount of quality product produced, the bonus may be equal to or greater than the base hourly wage paid to an employee. A profit sharing bonus is determined and paid to production employees on an annual basis based on the Company's profits.

    NSM has also established a cash bonus plan for administrative employees, including accountants, engineers, secretaries, accounting clerks and receptionists. Bonuses under the plan are based upon the Company's return on assets and on Company profitability.

    NSM's managerial employees are compensated based on return on assets and profit sharing.

    Additionally, the Company will invest a portion of its yearly profits in a Company sponsored employee savings plan. These programs are intended to encourage employees to be efficient in the performance of their jobs and to assist the Company in developing and retaining a loyal, enthusiastic workforce.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth after giving effect to the issuance and exercise of the Warrants and the SDI Warrants, the number of ordinary shares of NSM to be held by (i) those persons who own(1) more than 10% of NSM's ordinary shares and (ii) those persons who are NSM's directors.

                                                                                                      PERCENTAGE OF
SHAREHOLDER'S NAME                                                                  ORDINARY SHARES   TOTAL ISSUED
----------------------------------------------------------------------------------  ---------------  ---------------
N.T.S. Steel Group (Plc.) Co., Ltd................................................     225,000,000           26.2%
Thailand Securities Depository Center Co., Ltd....................................      60,666,812            7.0
Sawasdi Horrungruang(2)...........................................................     228,707,000           26.6
Steel Dynamics, Inc.(3)...........................................................      85,889,570           10.0
Keith Busse(4)....................................................................      85,889,570           10.0
John Schultes.....................................................................          80,000          *
McDonald & Company Securities, Inc.(5)............................................      20,084,344            2.3
David Stickler(6).................................................................      20,084,344            2.3
Enron Capital Trade Resources(7)..................................................      51,913,882            6.0
Kevin McConville(8)...............................................................      51,913,882            6.0
Chamni Janchai....................................................................       1,000,000              *
Sunthorn Chailaemlak..............................................................       1,000,000              *
Chan Bulakul......................................................................      24,000,000            2.8
Anutin Charnvirakul(9)............................................................      10,000,000            1.2
Amornrat Leevarapakul(10).........................................................       3,905,504              *
Sandeep Alva(11)..................................................................      27,551,239            3.2
    Directors and executive officers as a group...................................     454,131,539           52.1%

------------------------

*   Less than 1%

(1) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or director the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership by the persons above consists of sole ownership, voting, and investment power with respect to all Ordinary Shares shown as beneficially owned by them.

(2) Mr. Horrungruang is Chairman of the Executive Board of N.T.S. Steel Group (Plc.) Co., Ltd., which owns 225,000,000 Ordinary Shares. Mr. Horrungruang disclaims beneficial ownership of such shares.

(3) Steel Dynamics, Inc. owns 74,468,090 Ordinary Shares as of the closing of the Offerings (representing a 8.8% interest in NSM after giving effect to the issuance and exercise of the Warrants but excluding the issuance and exercise of the SDI Warrants). In addition to the 74,468,090 Ordinary Shares acquired by Steel Dynamics, Inc. as part of the Management Equity Investment, SDI will be issued the 11,421,480 SDI Warrants, each to purchase one Ordinary Share of NSM. The SDI Warrants will allow Steel Dynamics, Inc. to exercise such warrants in order to protect its equity investment from dilution in the event holders of the Warrants exercise such Warrants.

(4) Mr. Busse is President and CEO of Steel Dynamics, Inc., which owns 74,468,090 Ordinary Shares and 11,421,480 SDI Warrants. Mr. Busse disclaims beneficial ownership of such Ordinary Shares and SDI Warrants.

(5) McDonald & Company Securities, Inc., or its affiliate acquired 3,667,750 newly issued Ordinary Shares as part of the Management Equity Investment which has been subsequently transferred to an investor of the Private Placement Shares and acquired 20,084,344 Ordinary Shares in a privately negotiated transaction in the secondary market for the Ordinary Shares. As a result, after giving effect to the Equity Investments, McDonald owns an aggregate of 20,084,344 Ordinary Shares (representing a 2.2% interest in NSM after giving effect to the issuance of Warrants).

(6) Mr. Stickler is a Managing Director of McDonald & Company Securities, Inc., which directly owns or is affiliated with an owner of 20,084,344 Ordinary Shares. Mr. Stickler disclaims beneficial ownership of such shares.

(7) Enron Capital & Trade Resources or its affiliate acquired 16,086,844 Ordinary Shares from the Company as part of the Management Equity Investment and 10,911,382 Ordinary Shares as part of the offering and sale of the Private Placement Shares. Enron also acquired 24,915,656 Ordinary Shares in a privately negotiated transaction in the secondary market for the Ordinary Shares. Enron will acquire 7,438,839 Warrants as a result of its acquisition of Units. As a result, Enron owns an aggregate of 51,913,882 Ordinary Shares and 7,361,543 Warrants.

(8) Mr. McConville is Vice President of Enron Capital Trade Resources, which directly owns or is affiliated with an owner of 51,913,882 Ordinary Shares, and 7,361,543 Warrants. Mr. McConville disclaims beneficial ownership of such shares and Warrants.

(9) Mr. Charnvirakul is President of Sino-Thai Engineering & Construction Public Co. Ltd, which owns 10,000,000 Ordinary Shares. Mr. Charnvirakul disclaims beneficial ownership of such shares.

(10) Mrs. Leevarapakul is a Senior Vice President at the Industrial Finance Corporation of Thailand, which owns 3,905,504 Ordinary Shares. Mrs. Leevarapakul disclaims beneficial ownership of such shares.

(11) Mr. Alva is a Senior Investment Officer of John Hancock Mutual Life Insurance Company which owns 27,551,239 Ordinary Shares. Mr. Alva disclaims beneficial ownership of such shares.

                           RELATED PARTY TRANSACTIONS

    NO DIRECTOR, OFFICER, PRINCIPAL SHAREHOLDER OR OTHER INSIDER, OR ANY ASSOCIATE OR AFFILIATE OF SUCH PERSONS HAS OR HAD ANY MATERIAL INTEREST, DIRECT OR INDIRECT, IN ANY TRANSACTION OR PROPOSED TRANSACTION THAT HAS MATERIALLY AFFECTED OR WILL MATERIALLY AFFECT THE COMPANY, EXCEPT AS OTHERWISE DISCLOSED HEREIN AND EXCEPT AS DESCRIBED BELOW:

DESCRIPTION OF TRANSACTIONS INVOLVING NSM AND ITS AFFILIATES

    The Company engaged in a series of related party transactions in which it used money deposited at various Thai financial institutions to set-off the debts owed by affiliated companies to those same financial institutions. These transactions are described below. The Company's deposits were in the form of purchases of promissory notes issued by the financial institutions. The Company pledged, and/or transferred its right to receive deposits on, the promissory notes back to the financial institutions to secure the debts of the affiliated companies. Later, the Company agreed to allow the financial institutions to set-off the promissory notes against the debts of the affiliated companies. These transactions resulted in the financial institutions taking the money NSM had on deposit and NSM accepting the obligations of its affiliated companies. The activities of these finance companies were suspended in June and August of 1997 by order of the Ministry of Finance and closed down on December 8, 1997. This order was not directed at these specific transactions, but rather reflected macro-economic issues in Thailand. The Ministry of Finance ordered that all promissory notes issued by these finance companies would have to be exchanged for obligations of Krung Thai Bank Public Company Limited or Krung Thai Thanakit Finance and Securities Public Company Limited. Furthermore, the Ministry of Finance ordered that repayment on promissory notes of the finance companies of over 10 million Baht would be delayed for five years.

    Rather than continue to hold illiquid and the potentially uncollectible promissory notes, in a series of transactions starting in September 1997, the Company has to date transferred, pledged or secured amounts under these promissory notes for the benefit of certain affiliates of the company including:
NTS which operates a nearby steel rebar manufacturer plant; Trakkapol Company Limited ("Trak"); Nakornthai Integrated Steel Company Limited, ("NIS") and Metal Star Company Limited ("Metal Star") which operate steel re-rolling and processing plants (Trak, NIS and Metal Star are collectively referred to herein as the "Affiliates"). NTS has used these promissory notes to set-off loans it owes to various finance companies. In turn, NTS has agreed to repay NSM for the value of the set-off, plus interest within 3 years. A finance company owed money by the Affilates is similarly attempting to set-off their debts. NSM is challenging the ability of this finance company to set-off the Affiliates' debts against promissory notes owned by NSM.

    The transaction between NSM and NTS was approved by the Extraordinary Meeting of NSM Shareholders No. 1/2450 held on October 22, 1997. As a result:
(a) the obligation of NTS to NSM is payable prior to the five year maturity of the finance company promissory notes, (b) NSM has the ability to negotiate with NTS regarding repayment, whereas repayment from the closed finance companies is subject to the government liquidation of those finance companies, and (c) NTS has the ability to pay interest and principal to NSM through cash, steel deliveries and water deliveries from NTS's reservoir. NSM intends to exchange the promissory notes issued by the Affiliates' creditor for obligations of Krung Thai Bank Public Company Limited.

    The status of these transactions is unclear due to the December 8, 1997 closure of these financial institutions by the Ministry of Finance. See "Annex A--Kingdom of Thailand." Under the Audited Financial Statements of the Company, these obligations of affiliated companies have been fully reserved as uncollectible debts. Although the Company does not expect to recover on these obligations, it reserves its right to do so in the future.

    The Company used approximately 535,518,313 Baht worth of promissory notes in a series of related party transactions. On December 27, 1996, the Company purchased a promissory note from Thai Financial

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Trust Public Company Limited ("TFT") in the amount of 60,000,000 Baht. On March
26, 1997, the Company purchased a promissory note in the amount of 150,000,000 Baht from the Pacific Finance & Securities Public Company Limited ("Pacific"). This note was due on June 26, 1997 and was replaced on December 1, 1997 with another 150,000,000 Baht promissory note. On August 8, 1996, the Company purchased a promissory note worth 190,000,000 Baht from the Cathay Finance & Securities Public Company Limited ("Cathay"). On September 26, 1996, NSM purchased two promissory notes from the Finance One Public Company Limited worth an aggregate of 100,000,000 Baht ("Fin-One"). Additionally, the Company owns three promissory notes in the amount of 224,008,706.83 Baht issued by the Thai Rung Reung Finance & Securities Company Limited ("Thai Rung").

    The Company used the principal amount and interest on the promissory notes of TFT, Cathay, Fin-One and Pacific to set-off debts owed by NTS. In Letters of Consent dated November 19, 1997, NSM agreed to use the TFT promissory notes to set-off debts owed by NTS to TFT. Including interest, this set-off was valued at 67,158,920.54 Baht. On March 26, 1997, NSM agreed to use the promissory note issued by Pacific to secure the debts of NTS. Including interest, this set-off was valued at 161,468,568 Baht. On August 8, 1996, NSM pledged its Cathay promissory notes as security for the debts owed by NTS to Cathay. On October 29, 1997, NSM issued a letter to Cathay stating its intention to use the Cathay promissory notes to repay the debts owed by NTS to Cathay. Including interest, this set-off was valued at 201,161,029.45 Baht. On September 26, 1996, NSM pledged its Fin-One promissory notes as security for the debts owed by NTS to Fin-One. NSM also entered into a separate Pledge Agreement on the same day. This Pledge Agreement made NSM liable for the full amount of debts owed by NTS to Fin-One. However, this agreement was superseded by a Letter of Consent dated November 13, 1997 under which NSM agreed to use its Fin-One promissory notes to set-off the debt owed by NTS to Fin-One. Including interest, this set-off was valued at 105,729,794.50. NSM is no longer liable for the full debt owed by NTS to Fin-One.

    Excluding interest, NTS had debts of approximately: 260,000,000 Baht to TFT; 163,000,000 Baht to Pacific; 190,000,000 Baht to Cathay; and 100,000,000 Baht to
Fin-One.

    NSM agreed to use its promissory notes to set-off 500,000,000 Baht worth (excluding interest) of NTS's debt. So far, NSM has set-off approximately 535,518,313 Baht worth of NTS's debts including accrued interest. NTS agreed to repay NSM for the value of the set-offs within 3 years at an interest rate of 14.8% per annum. The loan may be repaid in a combination of cash, steel deliveries to NSM and/or NSM's use of water from NTS's reservoir. The Company may extend the repayment period of the loan. These transactions were approved by the NSM Extraordinary Meeting of NSM Shareholders No. 1/2540 held on October 22, 1997.

    Without giving effect to the Transactions, NTS owns 31.31% of the Company's total issued shares. Mr. Sawasdi Horrungruang, the Chairman of the Board of Directors of NSM, owns 15.44% of NTS and is Chairman of the Executive Board of Directors of NTS. Ms. Siriporn Horrungruang, a sister of Mr. Sawasdi Horrungruang, owns 8.16% of NTS. Mr. Sawasdi Horrungruang is executor of the estate of his late brother, Mr. Sawai Horrungruang, which owns 7.46% of NTS. Additionally, Mr. Sawasdi Horrungruang, Ms. Raveewan Peyayopanakul, Mr. Sunthorn Chailaemluk, Mr. Chamni Janchai and Ms. Pattama Horrungruang were members of both the NSM and NTS boards of directors at the time of the transactions described above.

    On March 10, 1997, NSM agreed to use two promissory notes worth, in aggregate, 210,572,125.78 Baht, from Thai Rung, to secure the obligations of the following debtors: Trak, NIS and Metal Star. Metal Star and NIS are affiliated companies of NSM. NSM agreed to secure the debts owed by Trak, NIS and Metal Star in the amount of 60,000,000 Baht, 70,000,000 Baht and 70,000,000 Baht, respectively. On October 17, 1997, Thai Rung informed NSM that it would exercise its rights to set-off these debts because the debtors were in default. Thai Rung consolidated NSM's promissory notes into one note on October 17, 1997. On October 28, 1997, NSM requested that this option be delayed until NSM shareholders resolutions concerning the set-offs were passed. The NSM shareholders did not approve the Thai Rung set-off. Thai

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Rung subsequently verbally informed NSM that the set-off had already been made.
NSM is considering its options in this matter. It is likely that the outcome of this transaction will be determined by the FRA.

    The Company also made a loan to Metal Star in January 1997 for the amount of approximately 350,000,000 Baht. This loan matured on December 31, 1997. The rate of interest on the loan to Metal Star is 16% per annum. This transaction was approved and ratified by the Extraordinary Meeting of Shareholders No. 1/2540 held on October 22, 1997.

    The estate of Mr. Sawai Horrungruang owns 25% of NIS. Mr. Sawai Horrungruang was a brother of Mr. Sawasdi Horrungruang. Mr. Sawasdi Horrungruang is an executor of Mr. Sawai Horrungruang's estate. Mr. Sunthorn Chailamlak, a director of NSM, NTS and Metal Star, owns 25% of NIS. Mr. Sawasdi Horrungruang owns 20% of NIS. Mr. Sakda Horrungruang, a brother of Mr. Sawasdi Horrungruang, owns 5% of NIS.

    Mr. Sunthorn Chailaemlak, a director of NSM and NTS, owns 30% of Metal Star. Mr. Sakda Horrungruang, a brother of Mr. Sawasdi Horrungruang, owns 30% of Metal Star. Mr. Suraphol Jirabut, a brother-in-law of Mr. Sawasdi Horrungruang, owns 19.6% of Metal Star. Mr. Chaiyapol Horrungruang, a nephew of Mr. Sawasdi Horrungruang owns 8% of Metal Star. Ms. Nuchanart Horrungruang, a niece of Mr. Sawasdi Horrungruang, owns 6% of Metal Star. Mr. Pravit Horrungruang, a nephew of Mr. Sawasdi Horrungruang, owns 6% of Metal Star.

    The only connection between NSM and Trak is that the wife of one of Mr. Sawasdi Horrungruang's nephews, Mrs. Siriwan Horrungruang, is on the Trak board of directors. Thai Rung requested that NSM guarantee Trak's debts. NSM agreed to guarantee Trak's debts as it did not want to jeopardize its ongoing relationship with Thai Rung.

    The Company has entered into a commercial assistance agreement with Mr. Reuben L. Perin. Under the terms of the agreement, Mr. Perin will be paid U.S.$6,000 per month plus expenses. Mr. Perin will spend at least four days each month assisting the Company in all aspects of sales, marketing and international trade issues. Mr. Perin was named a director of NSM.

    In addition, Mr. Sawasdi Horrungruang and Mr. Chamni Janchai provided personal guarantees for interim financing from First-Bangkok City Bank to NSM. The Company used proceeds from the Offerings to repay the lenders of these loans and the lenders have released the guarantees provided by Mr. Horrungruang and Mr. Janchai. The amount of the financing is approximately 400 million Baht. See "Description of Certain Indebtedness--Interim Financing."

DESCRIPTION OF OTHER TRANSACTIONS

    The Company entered into a credit agreement with the Industrial Finance Corporation of Thailand ("IFCT") for financing in the amount of U.S.$10 million. Under the agreement, Mr. Sawasdi Horrungruang and Mr. Chamni Janchai provided personal guarantees for the credit to NSM. NSM used a portion of the proceeds of the Offerings and Debenture Offering to repay money under the IFCT financing. The IFCT released Mr. Horrungruang and Mr. Janchai from their liabilities under their guarantees.

    NSM has entered into various agreements with SDI, Enron, and McDonald. SDI is a Management Investor and received 10% of the outstanding shares on a fully diluted basis of the Company in return for licensing certain rights to NSM pursuant to the SDI Agreement. SDI received this percentage through a combination of Ordinary Shares and the SDI Warrants. The exercise price of the SDI Warrants will be reimbursed by the Company upon the exercise of the SDI Warrants. Enron acquired 16,086,844 Ordinary Shares from the Company as part of the Management Equity Investment and 10,911,382 as part of the offering and sale of the Private Placement Shares. In addition, Enron acquired 24,915,656 Ordinary Shares and McDonald acquired 20,084,344 Ordinary Shares, in a privately negotiated transaction in the secondary market for Ordinary Shares. The sellers included relatives of Mr. Sawasdi Horrungruang, the Chairman of NSM. Enron has agreed to work with NSM to obtain all funds (in addition to the U.S.$20 million

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
subordinated financing it has committed to date) necessary to complete construction of the Co-Gen Facility. ECT Securities Corp., an affiliate of Enron, is a co-manager of the Offering. McDonald is a Management Investor and is providing investment banking services to NSM. McDonald is also a co-manager of the Offerings.

    In addition to related party transactions involving NSM, SDI, Enron, McDonald and Mr. Stickler have previously entered into transactions with each other. Enron is a lender to SDI and Enron and SDI are each investors in Qualitech Steel Corporation, a U.S.-based minimill and DRI producer. McDonald and Mr. Stickler are both investors in SDI and Qualitech Steel Corporation. McDonald has previously and is currently providing investment banking services to SDI. In satisfaction of fees due for advisory and underwriting services provided to the Company, McDonald received approximately U.S.$18 million from the proceeds of the Transactions.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following is a brief description of the basic terms of the Company's Bank Credit Facility and other Indebtedness. The following discussion does not purport to be complete and is subject to, and is qualified in its entirety by reference to the instruments governing the indebtedness.

THE BANK CREDIT FACILITY

    The Bank Credit Facility provides for (i) a U.S.$308 million term loan facility (the "U.S.$ Facility") and (ii) a 3.3 billion Baht term loan facility (the "Baht Facility") (collectively, the "Facilities"). As of December 8, 1997, U.S.$1.186 million is held as a reserve in case the Deutsche Mark appreciates compared to the U.S.$.

    Interest under the Bank Credit Facility is payable quarterly, on March 1, June 1, September 1, and December 1 of each year, in arrears at the rate of either LIBOR plus 2.5 percent per annum or SIBOR plus 2.5 percent per annum for the U.S.$ Facility and the lower of MLR (Minimum Lender Rate) plus one-half (0.5) percent per annum or MRR (Minimum Retail Rate) for the Baht Facility. Payments of principal under the Bank Credit Facility are to be made in 12 semi-annual installments and, in any event, the last repayment shall be made before the maturity of the Notes and Debentures. Thus, the 12th installment will be made on the same day as the 11th installment. The first principal repayment shall be made on the interest payment date which falls four years from the first drawdown or two years from the commencement of commercial operations of the Hot Mill, whichever is earlier. The Company used U.S.$50 million from the proceeds of the Offerings to prepay a portion of the Facilities and U.S.$17 million of accrued interest payable. Each of the Thai lenders was entitled to prepayment in accordance with the proportion of (a) loans already advanced by it to the Company under the Bank Credit Facility and still outstanding to (b) the aggregate loans already advanced by the Thai lenders to the Company under the Bank Credit Facility. In connection with any lender who extends the Facilities, the prepayment shall be used (i) first to settle loans outstanding under the Baht Facility advanced by such lender and (ii) second, if there is any sum remaining, to settle loans outstanding under the U.S.$ Facility advanced by such lender.

    On the Issue Date and upon receipt of the prepayment amount plus past due interest, the Lenders under the Bank Credit Facility released the mortgages and other security interests on the collateral thereunder and, pursuant to the Bank Credit Facility and the Security Sharing Agreement, now share equally and ratably in the Collateral (other than the Offshore Reserve Account and the Notes DSR Account) with the holders of the Senior Notes and the Senior Subordinated Notes. See "Security Arrangements--Security Sharing Agreement".

    The Lenders also agreed that the holders of the Debentures will share in the Collateral on a second priority basis.

    Pursuant to the Bank Credit Facility, the Company has agreed that, other than in connection with the enforcement of the security interests granted in the Collateral, in the event there are insufficient funds available at any time to make all payments of principal or interest then due under the Bank Credit Facility and the Notes and the Debentures, the Company will pay 100% of any interest and 50% of any principal then due under the Bank Credit Facility prior to paying any interest then due on the Notes and the Debentures. In exchange for this agreement, the lenders under the Bank Credit Facility have agreed, in such case that failure to pay the additional 50% (or part thereof) of any scheduled principal payment due to such lenders will not be a default under the Bank Credit Facility, and such amount will be paid out pro rata over the then remaining scheduled principal payments under the Bank Credit Facility. The Bank Credit Facility also provides that the Company will repay additional principal each year in an amount equal to 50% of the Company's EBITDA for the immediately preceeding fiscal year after deducting interest expense, principal payments, taxation and maintenance capital expenditures, commencing from a fiscal year after December 31, 1999. For purposes of this provision, "EBITDA" is defined as earnings before interest expense, taxation, depreciation and amortization.

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    The Bank Credit Facility provides for the waiver by the lenders thereunder of any events of default in connection therewith occurring prior to the Issue Date.

    The Bank Credit Facility contains certain restrictive covenants which impose restrictions and/or limitations on the operations and activities of the Company including, among other things: limitations on the payment of dividends in the years that the Company's obligations have not been fully paid; limitations on the amendment of the Company's Memorandum or Articles of Association and the change of the management of the Company and limitations on the execution of encumbrances (mortgage or otherwise) on, the Company's real property, machinery or rights, except those that have been made relating to the Offerings, the Equity Investments and the Working Capital Facility.

WORKING CAPITAL FACILITY

    BNP has provided the Company with working capital financing through (i) a U.S.$150 million offshore revolving receivable discounting facility (the "Offshore Facility") and (ii) an onshore revolving receivable discounting facility (the "Onshore Facility" and together with the Offshore Facility, the "Working Capital Facility") with a U.S.$15 million tranche and a 400 million Baht tranche. Both the Offshore Facility and the Onshore Facility have final maturity dates of December 31, 2000.

    The Offshore Facility is used to finance offshore receivables generated through the Company's sales under the Off-Take Agreements. The Onshore Facility is used to finance domestic sales paid in either Baht or U.S.$.

    Advances correspond in amount to accepted receivables, discounted by reference to LIBOR and the applicable margin. Each advance under the Working Capital Facility is secured by a guarantee of the underlying receivable from the relevant offtaker. All amounts payable in respect of such receivables are paid directly into a collection account maintained with BNP prior to disbursement to the Revenue Account.

    Prior to BNP being obligated to provide funds under the Onshore Facility, the Company is required to provide evidence that it has requested a Thai bank, acceptable to BNP, to provide such funding and that such bank declined to do so.

    Under the Offshore Facility, BNP will require Preussag's and Klockner's respective credit quality to meet certain standards in order for receivables from either of them to qualify as an eligible receivable.

    The Working Capital Facility contains certain restrictive covenants which impose restrictions and/or limitations on the operations and activities of the Company, including, among other things, compliance with applicable law limitations on transactions with affiliates, limitations on changes in the nature of the Company's business, and certain financial reporting requirements.

INTERIM FINANCING

    The First Bangkok City Bank provided the Company interim financing in the form of a letter of credit, a trust receipt, a guaranty and an acceptance or an aval of notes, in both Thai Baht and foreign currency for the amount of approximately 400 million Baht (based upon the exchange rate as of October 11, 1997). The credit was granted to finance the Company's purchase of raw materials. The Company provided The First Bangkok City Bank and the Industrial Finance Corporation of Thailand with a second mortgage over the land and buildings comprising the Mill pursuant to Thailand Ex-Im Credit. The mortgage amount was 600 million Baht with each institution. On the Issue Date, the First Bangkok City Bank released the mortgage after the Company arranged to deposit an amount equal to the outstanding amount of the credit and pledge the same with The First Bangkok City Bank. The Company has also agreed that The First Bangkok may deduct, hold or set-off the deposit against the Company's obligations thereunder without further notice.

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    Mr. Sawasdi Horrungruang and Mr. Chamni Janchai, two directors of the
Company, who had provided personal guarantees for the financing which guarantees were released on the Issue Date.

THAILAND EX-IM CREDIT

    The Industrial Finance Corporation of Thailand ("IFCT") granted the Company's application for financing credit for the amount of U.S.$10 million, in the form of a packing credit pursuant to an agreement dated as of February 13, 1998. The credit has been granted to finance the Company's import and export activities. The financing period shall not exceed 180 days from the date of each letter of credit. The interest rate has not been fixed. The Company provided IFCT, along with the First Bangkok City Bank a second mortgage over the land and buildings of the Mill. The mortgage amount is 600 million Baht to each institution.

    On the Issue Date, IFCT released the mortgage after, the Company arranged to deposit the amount equal to the outstanding amount under each letter of credit with the IFCT of approximately U.S.$2.5 million, and pledge the same, or a bank acceptable to IFCT to secure the Company's obligation under the credit.

    Mr. Sawasdi Horrungruang and Mr. Chamni Janchai, two directors of the Company, provided personal guarantees which were released on the Issue Date.

    Under the agreement, IFCT had levied the following conditions: (i) the letters of credit to be packed must be made available and must contain specification on product size, quality, price, volume and definite delivery;
(ii) the products must meet the specifications in the letters of credit before packing, (iii) the Company must arrange for the issuer of the letter of credit to confirm that the quality and size of the products meet with the required specifications and be accepted by the customer (the issuer of a letter of credit), and (iv) the Company must comply with the terms and conditions of the export and import credit facilities levied by the Thai Export-Import Bank.

THE SECURITIES

    On March 12, 1998 the Notes Issuers issued two classes of long-term notes and one class of debentures for total proceeds of approximately U.S.$444 million (the "Notes Offering"). The securities issued under the Notes Offering are guaranteed by the Company. The Notes Issuers loaned the proceeds from the Notes Offering to the Company. As the long-term notes and debentures were issued at a discount, the aggregate principal amount due at maturity by the Note Issuers and guaranteed by the Company is approximately U.S.$505,633,016. Of this amount, U.S.$249 million is due on February 1, 2006, U.S.$203,500,000 is due on February 1, 2008 and U.S.$53,133,016 is due on February 1, 2008. The Note Issuers and the Company are required to pay interest semi-annually on the notes and debentures.

    Each class of notes and the debentures are governed by indentures. These indentures limit the Company's ability to, among other things, make certain types of payments, create liens, incur indebtedness, merge and pay dividends. These indentures may materially restrict the Company's ability to exploit business opportunities and respond to changing business conditions.

                          DESCRIPTION OF THE WARRANTS

    The Warrants were issued pursuant to a warrant agreement, dated as of March 12, 1998 (the "Warrant Agreement"), between the Company and American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Warrant Agreement, including the definitions therein of certain terms. Capitalized terms in this "Description of the Warrants" not defined in this Prospectus have the meanings ascribed to them in the Warrant Agreement.

GENERAL

    Each Warrant, when exercised, will entitle the holder thereof to purchase one Ordinary Share from the Company at a price (the "Exercise Price") of 10 Baht per share. The Exercise Price and the number of Ordinary Shares issuable upon exercise of a Warrant (the "Warrant Shares") are both subject to adjustment in certain cases. See "--Adjustments" below. The Warrants will initially entitle the holders thereof to acquire, in the aggregate, 128,834,356 Ordinary Shares.

    The Warrants may be exercised at any time after the first anniversary of the Issue Date; PROVIDED, HOWEVER, that holders of Warrants will be able to exercise their Warrants only if a shelf registration statement relating to the Warrant Shares has been declared effective by the Commission or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside. Unless earlier exercised, and subject to the obligation of the Company to make cash payments pursuant to the provisions described below under "--Certain Terms-- Foreign Shareholders", the Warrants will expire on February 1, 2008 (the "Expiration Date"). The Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date.

    At the Company's option, fractional shares of Ordinary Shares may not be issued upon exercise of the Warrants (or specified portion thereof). If any fraction of an Ordinary Share would, except for the foregoing provision, be issuable upon the exercise of any such Warrants (or specified portion thereof), the Company will pay an amount in cash equal to the Current Market Value (as defined) per Ordinary Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

    The Company has agreed in the Warrant Agreement that, in the event the Company establishes a facility for the deposit of Ordinary Shares and the issuance of American Depositary Receipts ("ADRs"), the Company shall, subject to applicable law, take all reasonable steps in connection with establishing such facility to provide for the deposit of Warrant Shares therein and shall take such action as is required to amend the Warrant Agreement to provide holders of Warrants with the right, at their election, to exercise their Warrants for ADRs.

    Certificates for Warrants have been issued in fully registered form only. No service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

    Under Thai securities law, the Warrants have been issued by the Company in reliance on a private placement exemption according to which sales to certain qualified institutional investors provide an exemption from the requirement to file a registration statement with the Office of the Thai Securities and Exchange Commission (the "Thai SEC"). The Company has agreed in the Warrant Agreement that, if required by applicable law, in the event the Company loses its eligibility for the above private placement exemption, it shall cause a registration statement to be filed with the Thai SEC.

CERTAIN TERMS

    EXERCISE

    In order to exercise all or any of the Warrants, the holder thereof is required to surrender to the Warrant Agent the related Warrant Certificate and pay in full the Exercise Price for each Ordinary Share. The Exercise Price must be paid in cash or by certified or official bank check or by wire transfer to an account designated by the Company for such purpose.

    FOREIGN SHAREHOLDERS

    A holder of Warrants that requests that the Warrant Shares be issued in the name of a natural person who is not a citizen of Thailand or is a company the majority of whose share capital is owned by persons who are not citizens of Thailand or is any other legal or natural person not entitled under prevailing Thai laws and regulations to acquire Ordinary Shares on the same basis as natural persons who are citizens of Thailand (together, "non-Thai persons") may, but need not, also designate a person who is not a non-Thai person (the "Designated Purchaser") to whom some or all of the holder's entitlement to Warrant Shares can be transferred (for such consideration as may be agreed between the transferor and the Designated Purchaser) and to whom the relevant Warrant Shares may be issued in the circumstances set out herein. The Company will issue Warrant Shares issuable on conversion in the name of the Designated Purchaser save to the extent that as a result of such issuance more than 49 percent of the Ordinary Shares (or such other percentage of outstanding Ordinary Shares as the Company is from time to time permitted to register in the name of non-Thai persons and whether higher or lower (such applicable percentage being the "Foreign Ownership Percentage")) would be held by non-Thai persons in which event the Company shall issue the excess shares in the name of the Designated Purchaser or, if no such Designated Purchaser is so designated, will pay the Cash Amount (as defined below).

    If the Company is unable (or reasonably believes that it is unable, in accordance with the conditions set forth in the preceding paragraph) to issue or deliver any of the Warrant Shares issuable on conversion of any Warrant and (unless a Designated Purchaser has been registered in the name of a non-Thai person in accordance with such conditions), it shall issue such Warrant Shares as it is so able to issue and register and will, no later than the 45th business day in Bangkok after the relevant Exercise Date, pay to the relevant holder of Warrants an amount (the "Cash Amount") equal to (i) the aggregate Market Price (as hereinafter defined) of the number of remaining Warrant Shares to which the holder of Warrants would have been entitled on the Exercise Date (converted into U.S.$ at the middle rate quoted by the Bank of Thailand for the purchase of U.S.$ with Baht on such date) less (ii) the per share Exercise Price times the number of such remaining Warrant Shares. If a Market Price based on the foreign board of the Securities Exchange of Thailand ("SET") is not available on that second trading day, the latest available Market Price based on the foreign board for the next three preceding trading days will be taken, or if none is available the Market Price based on the domestic board of the SET on the second trading day preceding the Exercise Date will be taken, failing which the Market Price will be taken for the most recent trading day before then for which a Market Price is available. The Cash Amount will be paid in accordance with instructions specified in writing to the Warrant Agent.

    The Company has agreed in the Warrant Agreement that the Company will not issue any Ordinary Shares or other equity interests to any holders if the Company is aware (taking into account its ability to access relevant information) that the effect of such issuance would be, assuming the immediate edxercise of all then outstanding Warrants, to cause the Company to exceed the Foreign Ownership Percentage.

    The term "Market Price" for any trading day means the average transaction price for the Company's Ordinary Shares on that day, or, if no transaction takes place on such day, the average of the closing bid

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and offered prices on such day, in either case as reported by the SET on the foreign board or, as the case may be, the domestic board of the SET.

    If with respect to any Exercise Date more than one holder of Warrants has exercised its Warrants and the Company is not able to issue and deliver any Warrant Shares as provided above, the Company shall treat all such holders of Warrants on a pro-rata basis to their respective entitlements and shall issue such Warrant Shares as it is able (rounded down, if necessary, to the nearest whole share) and pay the relevant Cash Amounts on a proportionate basis among such holders of Warrants.

    Notwithstanding the foregoing, the Company shall not pay the Cash Amount in accordance with the foregoing provisions (but shall instead issue the relevant Shares) if the Warrants may be converted into Warrant Shares which may, to the satisfaction of the Warrant Agent, be issued to a person or entity for the benefit of non-Thai persons, all in accordance with any relevant Thai law and the Articles of Association of the Company provided that this paragraph shall not apply with respect to any holder of Warrants which specifies in writing to the Warrant Agent that such Warrant Shares are not to be issued to such a person or entity.

    NO RIGHTS AS SHAREHOLDERS

    Unless otherwise required by law, the holders of unexercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as shareholders of the Company in respect of any shareholders meeting for the election of directors of the Company or any other purpose, or to exercise any other rights whatsoever as shareholders of the Company.

    MERGERS, CONSOLIDATIONS, ETC.

    In the event that the Company consolidates with, merges with or into, or sells all or substantially all of its assets to, another Person, each Warrant thereafter shall entitle the holder thereof to receive upon exercise thereof, per Ordinary Share for which such Warrant is exercisable, the number of Ordinary Shares or other securities or property which the holder of an Ordinary Share is entitled to receive upon completion of such consolidation, merger or sale of assets. However, if (i) the Company consolidates with, merges with or into, or sells all or substantially all of its assets to, another Person and, in connection therewith, the consideration payable to the holders of Ordinary Shares in exchange for their shares is payable solely in cash or (ii) there is a dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Ordinary Shares or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of the holders thereof will cease. In the case of any such merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company must deposit promptly with the Warrant Agent the funds, if any, required to pay to the holders of the Warrants. After such funds and the surrendered Warrant Certificates are received, the Warrant Agent is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Persons as it may be directed in writing by the holders surrendering such Warrants.

ADJUSTMENTS

    The number of Warrant Shares issuable upon the exercise of the Warrants and the Exercise Price will be subject to adjustment in certain events including:
(i) the payment by the Company of dividends on the Warrant Shares payable, whether in whole or in part, in newly-issued Ordinary Shares, (ii) subdivisions, splits, combinations and certain reclassifications of the Ordinary Shares, (iii) the issuance to all holders of Ordinary Shares of rights, options or warrants entitling them to subscribe for Ordinary Shares, or of securities convertible into or exchangeable or exercisable for Ordinary Shares, for a consideration per share which is less than the Current Market Value per Ordinary Share, (iv) the issuance of Ordinary Shares for a consideration per share which is less than the Current Market Value per Ordinary Share, (v) the distribution to all holders of the Ordinary Shares of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above, any rights which may be issued under a shareholder rights plan and cash dividends (other than Extraordinary Dividends) and other cash distributions from current or retained earnings) and (vi) other events similar to items (i)-(v) above which, in the judgment of the Board of Directors of the Company, adversely affect the rights of the holders of the Warrants. No adjustment to the number of Ordinary Shares issuable upon the exercise of the Warrants and the Exercise Price will be required in certain events including: (i) the issuance of Ordinary Shares in bona fide public offerings that are underwritten or in which a placement agent is retained by the Company, (ii) the issuance of options or Ordinary Shares pursuant to any option or employee benefit plans approved by the Board of Directors and (iii) the issuance of Ordinary Shares in connection with acquisitions of products, technologies and businesses other than to affiliates of the Company.

    In the event of a distribution to holders of Ordinary Shares which results in an adjustment to the number of Warrant Shares or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. See "Tax Considerations".

    No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent in the Exercise Price; PROVIDED, HOWEVER, that any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

AMENDMENT

    From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder (including providing the right to holders of Warrants to exercise their Warrants for ADRs). Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares issuable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided for in the Warrant Agreement).

REGISTRATION RIGHTS

    REGISTRATION OF WARRANTS

    The Company is required under the Warrant Agreement to file a shelf registration statement under the Securities Act covering the resale of the Warrants by the holders thereof (the "Warrant Shelf Registration Statement") within 90 days after the date of original issuance of the Warrants and to use its reasonable best efforts to cause the Warrant Shelf Registration Statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the Warrants and to remain effective until the earliest of
(i) such time as all of the Warrants have been sold thereunder, (ii) three years after its effective date and (iii) such time as the Warrants can be sold without restriction under the Securities Act.

    Each holder of Warrants that sells such Warrants pursuant to the Warrant Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Warrant Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Warrants will be required to deliver information to be used in connection with the Warrant Shelf Registration Statement in order to have its Warrants included in the Warrant Shelf Registration Statement.

    REGISTRATION OF UNDERLYING ORDINARY SHARES

    The Company is required under the Warrant Agreement to file a shelf registration statement under the Securities Act covering the issuance of Warrant Shares to the holders of the Warrants upon exercise of the Warrants by the holders thereof (the "Common Shelf Registration Statement") and to use its reasonable best efforts to cause the Common Shelf Registration Statement to be declared effective on or before 365 days after the Issue Date and to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date.

    During any consecutive 365-day period, the Company shall be entitled to suspend the availability of each of the Warrant Shelf Registration Statement and the Common Shelf Registration Statement for up to two 45 consecutive-day periods (except for the 45 consecutive-day period immediately prior to the Expiration
Date) if the Board of Directors determines in the exercise of its reasonable judgment that there is a valid business purpose for such suspension and provides notice that such determination was made to the holders of the Warrants; PROVIDED, HOWEVER, that in no event shall the Company be required to disclose the business purpose for such suspension if the Company determines in good faith that such business purpose must remain confidential. There can be no assurance that the Company will be able to file, cause to be declared effective, or keep a registration statement continuously effective until all of the Warrants have been exercised or have expired.

CERTAIN DEFINITIONS

    The Warrant Agreement contains, among others, the following definitions:

    "CURRENT MARKET VALUE" per Ordinary Share at any Trading Date (as defined) means the average transaction price for the Ordinary Shares on that date or, if no transaction takes place on such day, the average of the closing bid and offered prices on such day, in either case as reported by the SET on the foreign board.

    "ISSUE DATE" means the date on which the Warrants are initially issued.

    "ORDINARY SHARES" means ordinary shares of the Company with a nominal value of 10 Baht or shares of any class or classes resulting from any subdivision, consolidation or reclassification of those shares, which as between themselves have no preference in respect of dividends or of amount payable in the event of liquidation or dissolution of the Company.

    "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "WARRANT CERTIFICATES" mean the registered certificates (including the Global Warrants (as defined below)) issued by the Company under the Warrant Agreement representing the Warrants.

    "TRADING DATE" means a date on which the Ordinary Shares trade publicly on the SET in Bangkok.

                          DESCRIPTION OF SHARE CAPITAL

    There are 718,639,864 Ordinary Shares outstanding. As of such date, although authorized by the Company's articles of association, no preference shares have been issued. The following summary of certain provisions of the Company's share capital describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Company's certificate of incorporation, articles of association and memorandum of association and by the provisions of applicable law.

ORDINARY SHARES

    The Company is authorized to issue up to 860,000,000 Ordinary Shares, 10 Baht par value. Holders of Ordinary Shares are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the Ordinary Shares entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Ordinary Shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors and/or approved at shareholders' meetings out of net profits available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Ordinary Shares are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of Ordinary Shares have no redemption or conversion rights. The outstanding Ordinary Shares are, and the shares subject to Warrants issued by the Company on the Issue Date and the shares subject to SDI Warrants to be issued to SDI will be, when issued and paid for, fully-paid and nonassessable. See "Description of the Warrants" and "Description of Material Agreements--SDI License Agreement." The rights, preferences and privileges of holders of Ordinary Shares are subject to, and may be adversely affected by, the rights of the holders of Preference Shares which the Company may designate and issue in the future. At present, the Company has no plans to issue any Preference Shares.

SDI WARRANTS

    In connection with the execution of the SDI License, on the Issue Date the Company issued 11,421,480 warrants to SDI. Each SDI Warrant will, upon exercise, entitle SDI to acquire one Ordinary Share at an exercise price of 10 Baht. The SDI Warrants will be exercisable following an exercise of Warrants by holders of such Warrants in amounts such that SDI will be able to maintain its equity interest in NSM in the event holders of Warrants exercise such Warrants. The Company will pay SDI as royalties under the SDI License Agreement, for the exercise price of SDI Warrants upon the exercise of SDI Warrants. The SDI Warrants were issued pursuant to a warrant agreement that will contain provisions regarding exercise (excluding the limitations described above), adjustments, amendment, shareholder's rights and mergers.

SHARE REGISTRAR

    The shares registrar for the Company's Ordinary Shares is Thailand Securities Depositary Company Limited.

                               TAX CONSIDERATIONS

                                 THAI TAXATION

    This summary assumes that an investor is not a resident of or doing business in Thailand for tax purposes.

THAI TAXATION OF ORDINARY SHARES

    Upon exercise of a Warrant, if the Investor holding the underlying Ordinary Share is a non-resident individual or a corporation or registered partnership established outside of Thailand, does not conduct business in Thailand and receives dividends or capital gains from or in Thailand, such holder shall have the tax obligations described below. In considering whether an individual holder is a resident of Thailand, the nationality is irrelevant. Rather, the holder will be deemed to be a resident of Thailand for tax purposes if the holder has been in Thailand for more than 180 days during a tax (calendar) year, with one or more aggregate periods.

    (i) any dividends received will be subject to withholding tax, withheld by the Company at the rate of 10%. Dividends paid during the corporate tax exemption period under the BO privileges will however, be exempt from withholding tax; and

    (ii) a capital gain arising from the transfer of an Ordinary Share will be subject to withholding tax withheld by the relevant purchaser at the rate of 15%. Capital gains arising from the transfer on the SET by an individual will however, be exempt from income tax. Such holder may be exempt from such withholding tax pursuant to the terms of an applicable tax treaty between Thailand and the holder's resident country. The Tax Treaty between Thailand and the United States, however, provides no such exemption.

    No withholding tax applies at the time of exercise notwithstanding the market price of the underlying Ordinary Share.

THAI STAMP DUTY

    The transfer of an Ordinary Share is subject to stamp duty at the rate of 1 Baht for every 1,000 Baht or fraction thereof on the Ordinary Share transferred, payable within 15 days if the transfer is executed in Thailand. If it is executed outside of Thailand and the instrument has been brought into Thailand, stamp duty is payable within 30 days from the date it has been brought in. However, no stamp duty will be payable on the transfer of Ordinary Shares as long as the SET acts as the registrar of the Company in relation to the transfer.

                                 LEGAL MATTERS

    Certain legal matters with respect to the warrants will be passed upon for the Company by White & Case LLP, New York, New York, United States counsel for the Company and White & Case (Thailand) Limited, Thailand counsel for the Company.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1995, 1996, 1997 and for each of the years then ended, have been included herein and in the registration statement in reliance upon the report of Peat Marwick Suthee Limited, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Independent Auditors' Report...............................................................................         F-2

Balance Sheets as of December 31, 1995, 1996 and 1997......................................................         F-3

Statements of Income for the Years Ended December 31, 1995, 1996 and 1997..................................         F-5

Statements of Changes in Shareholders' Equity for the Years Ended December 31, 1995, 1996 and 1997.........         F-6

Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and 1997..............................         F-7

Notes to Financial Statements for the Years Ended December 31, 1995, 1996 and 1997.........................         F-8

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of Nakornthai Strip Mill Public Company Limited:

    We have audited the accompanying balance sheets of Nakornthai Strip Mill Public Company Limited as of December 31, 1995, 1996 and 1997 and the related statements of income, changes in shareholders' equity and cash flows for the years then ended all expressed in Thai Baht. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Thailand, which are substantially similar with those in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    We draw attention to Note 2 to the financial statements. The operations of the Company have been affected and will continue to be affected for the foreseeable future by the economic conditions in Thailand and Asia Pacific Region in general.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nakornthai Strip Mill Public Company Limited as of December 31, 1995, 1996 and 1997 and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles in Thailand.

    Generally accepted accounting principles in Thailand vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States would have affected shareholders' equity as of December 31, 1995, 1996 and 1997 and results of operations for the years then ended to the extent summarized in Note 22 to the financial statements.

                                        Nirand Lilamethwat
                                        Certified Public Accountant

Peat Marwick Suthee Limited
Bangkok, February 14, 1998, except as
to Note 21, which is
as of May 12, 1998

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

             BALANCE SHEETS AS AT DECEMBER 31, 1995, 1996 AND 1997

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 1995         1996          1997         1997
                           ASSETS                                BAHT         BAHT          BAHT         U.S.$
                                                              ----------  ------------  ------------  -----------
                                                                                                      (UNAUDITED)
CURRENT ASSETS
  Cash on hand and at banks.................................      60,001       492,693        15,140         351
  Short-term investments
    Fixed deposits..........................................      34,587         8,894         2,825          60
    Promissory notes-finance companies......................   2,719,443       864,116       --           --
                                                              ----------  ------------  ------------  -----------
      Total Short-term investments..........................   2,754,030       873,010         2,825          66
  Inventories...............................................      --           --            459,497      10,661
  Loan to related company...................................      --             5,610       750,413      17,411
    Less allowance for bad debts............................      --           --           (750,413)    (17,411)
                                                              ----------  ------------  ------------  -----------
      Loan to related company--net..........................      --             5,610       --           --
                                                              ----------  ------------  ------------  -----------
  Other current assets
    Deposits and advance payments
      - others..............................................      82,634        49,241        13,663         317
      - related party.......................................      --            63,000        60,000       1,392
    Insurance claim.........................................      --           --             60,738       1,409
    Value added tax recoverable.............................      27,448       145,704       186,662       4,331
    Other receivables from related parties..................      --             1,748         2,648          61
    Other...................................................       7,801        64,596        95,334       2,212
                                                              ----------  ------------  ------------  -----------
      Total Other Current Assets............................     117,883       324,289       419,045       9,722
                                                              ----------  ------------  ------------  -----------
      Total Current Assets..................................   2,931,914     1,695,602       896,507      20,800
LONG-TERM INVESTMENTS (Note 10).............................      --           --            544,129      12,625
  Less allowance for bad debts..............................      --           --           (544,129)    (12,625)
                                                              ----------  ------------  ------------  -----------
  Long-term investments--net................................      --           --            --           --
                                                              ----------  ------------  ------------  -----------
PROPERTY, PLANT AND EQUIPMENT--NET (Note 11)................   2,430,562     9,437,572    24,454,278     567,385
OTHER ASSETS
  Deferred charges..........................................      60,169       252,202       987,257      22,906
  Deposits..................................................       1,085         1,872         6,875         160
                                                              ----------  ------------  ------------  -----------
      Total Other Assets....................................      61,254       254,074       994,132      23,066
                                                              ----------  ------------  ------------  -----------
      Total Assets..........................................   5,423,730    11,387,248    26,344,917     611,251
                                                              ----------  ------------  ------------  -----------
                                                              ----------  ------------  ------------  -----------

                       See notes to financial statements

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

             BALANCE SHEETS AS AT DECEMBER 31, 1995, 1996 AND 1997

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 1995         1996          1997         1997
            LIABILITIES AND SHAREHOLDERS' EQUITY                 BAHT         BAHT          BAHT         U.S.$
                                                              ----------  ------------  ------------  -----------
                                                                                                      (UNAUDITED)
CURRENT LIABILITIES
  Bank overdrafts and loan from financial
    institutions............................................         339        30,752       162,976       3,781
  Short-term loans (Note 13)................................      --           --             24,700         573
  Accounts payable
    - other.................................................     199,178       922,262     3,912,926      90,787
    - related parties.......................................         385       --              4,273          99
                                                              ----------  ------------  ------------  -----------
    Total...................................................     199,563       922,262     3,917,199      90,886
  Notes payable and advances from related party.............      71,958       --            --           --
  Others current liabilities
    Accrued expenses
      - other...............................................         907        89,312       637,774      14,798
      - related parties.....................................      --           --             20,705         480
    Retention payables......................................      --            73,131       111,247       2,581
    Other...................................................         963         4,871        14,972         347
                                                              ----------  ------------  ------------  -----------
      Total Other Current Liabilities.......................       1,870       167,314       784,698      18,206
                                                              ----------  ------------  ------------  -----------
      Total Current Liabilities.............................     273,730     1,120,328     4,889,573     113,447
LONG-TERM DEBT (Note 14)....................................      --         4,156,920    16,639,886     386,076
                                                              ----------  ------------  ------------  -----------
      Total Liabilities.....................................     273,730     5,277,248    21,529,459     499,523
SHAREHOLDERS' EQUITY
  Share capital (Note 15)
    Authorized 650,000,000 shares in 1995 and 1996 and
      860,000,000 shares in 1997 Baht 10 par value..........   6,500,000     6,500,000     8,600,000     199,536
                                                              ----------  ------------  ------------  -----------
                                                              ----------  ------------  ------------  -----------
    Issued 500,000,000 shares in 1995 and 560,000,000 shares
      in 1996 and 1997,
      fully paid............................................   5,000,000     5,600,000     5,600,000     129,931
  Premium on share capital..................................     150,000       510,000       510,000      11,833
  Deficit...................................................      --           --         (1,294,542)    (30,036)
                                                              ----------  ------------  ------------  -----------
      Total Shareholders' Equity............................   5,150,000     6,110,000     4,815,458     111,728
                                                              ----------  ------------  ------------  -----------
      Total Liabilities and Shareholders' Equity............   5,423,730    11,387,248    26,344,917     611,251
                                                              ----------  ------------  ------------  -----------
                                                              ----------  ------------  ------------  -----------

                       See notes to financial statements

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                1995         1996         1997         1997
                                                                BAHT         BAHT         BAHT         U.S.$
                                                             -----------  -----------  -----------  -----------
                                                                                                    (UNAUDITED)
Provision for bad debts (Notes 5 and 10)...................      --           --         1,294,542      30,036
                                                             -----------  -----------  -----------  -----------
Net loss...................................................      --           --        (1,294,542)    (30,036)
                                                             -----------  -----------  -----------  -----------
                                                             -----------  -----------  -----------  -----------
Net loss per share.........................................      --           --             (2.31)      (0.05)
                                                             -----------  -----------  -----------  -----------
                                                             -----------  -----------  -----------  -----------

                       See notes to financial statements.

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                 (IN THOUSANDS)

                                                                  1995        1996        1997         1997
                                                                  BAHT        BAHT        BAHT         U.S.$
                                                               ----------  ----------  -----------  -----------
                                                                                                    (UNAUDITED)
Share capital:
  Ordinary shares
    Beginning balance........................................      10,000   5,000,000    5,600,000     129,931
    Shares sold to existing shareholders.....................   4,990,000      --          --           --
    Share sold in public offering............................      --         600,000      --           --
                                                               ----------  ----------  -----------  -----------
    Ending balance...........................................   5,000,000   5,600,000    5,600,000     129,931
                                                               ----------  ----------  -----------  -----------
Paid in capital
  Premium on share capital
    Beginning balance........................................      --         150,000      510,000      11,833
    Shares sold to existing shareholders.....................     150,000      --          --           --
    Share sold in public offering............................      --         360,000      --           --
                                                               ----------  ----------  -----------  -----------
    Ending balance...........................................     150,000     510,000      510,000      11,833
                                                               ----------  ----------  -----------  -----------
Deficit
  Beginning balance..........................................      --          --          --           --
  Net loss...................................................      --          --       (1,294,542)    (30,036)
                                                               ----------  ----------  -----------  -----------
  Ending balance.............................................      --          --       (1,294,542)    (30,036)
                                                               ----------  ----------  -----------  -----------
Total Shareholders' Equity...................................   5,150,000   6,110,000    4,815,458     111,728
                                                               ----------  ----------  -----------  -----------
                                                               ----------  ----------  -----------  -----------

                       See notes to financial statements

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                 (IN THOUSANDS)

                                                                     1995       1996        1997        1997
                                                                     BAHT       BAHT        BAHT        U.S.$
                                                                   ---------  ---------  ----------  -----------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.......................................................     --         --      (1,294,542)    (30,036)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Provision for bad debts......................................     --         --       1,294,542      30,036
    Increase in inventories......................................     --         --        (459,497)    (19,661)
    Increase in value added tax recoverable......................    (27,394)  (118,256)    (40,958)       (950)
    Increase in insurance claim..................................     --         --         (60,738)     (1,409)
    Increase in other current assets.............................    (44,814)   (35,198)    (31,638)       (734)
    Increase in other assets.....................................    (56,905)  (186,767)   (727,258)    (16,874)
    Increase in accrued expenses.................................        857     88,405     548,462      12,725
    Increase in other current liabilities........................        963      3,908      30,805         715
                                                                   ---------  ---------  ----------  -----------
        Net cash used in operating activities....................   (127,293)  (247,908)   (740,822)    (17,188)
                                                                   ---------  ---------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Increase in loan to related company............................     --         --        (744,803)    (17,281)
  Purchases of promissory notes..................................  (8,854,066) (9,129,239) (2,481,443)    (57,574)
  Maturities of promissory notes.................................  6,181,636  10,955,611  2,801,431      64,998
  Decrease (increase) in deposits and advance payments...........    (82,634)   (29,607)     38,577         895
  Purchases of property, plant and equipment.....................  (2,226,769) (6,290,364) (12,034,569)   (348,712)
  Increase in retention payables.................................     --         73,131      38,117         884
                                                                   ---------  ---------  ----------  -----------
        Net cash used in investing activities....................  (4,981,833) (4,420,468) (12,382,690)    287,301
                                                                   ---------  ---------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in bank overdrafts and loan from financial
    institutions.................................................        339     30,413     132,224       3,068
  Increase in short-term loan....................................     --         --          24,700         573
  Proceeds from issuance of notes payable and advances from
    related party................................................     71,958     --          --          --
  Repayment of notes payable and advances from related party.....     (8,593)   (71,958)     --          --
  Proceeds from issuance of long-term debt.......................     --      4,156,920  12,482,966     289,628
  Proceeds from sale of share capital............................  5,140,000    960,000      --          --
                                                                   ---------  ---------  ----------  -----------
        Net cash provided by financing activities................  5,203,704  5,075,375  12,639,890     293,269
                                                                   ---------  ---------  ----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............     94,578    406,999    (483,622)    (11,221)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR (Note 7)..........         10     94,588     501,587      11,638
BANK DEPOSIT PLEDGED AS COLLATERAL AT END OF YEAR (Note 7).......     --         --          (2,825)        (66)
                                                                   ---------  ---------  ----------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR (Note 7)................     94,588    501,587      15,140         351
                                                                   ---------  ---------  ----------  -----------
                                                                   ---------  ---------  ----------  -----------
ADDITIONAL CASH FLOWS INFORMATION
  Cash paid during year for interest.............................      2,409     59,145     624,392      14,487
                                                                   ---------  ---------  ----------  -----------
                                                                   ---------  ---------  ----------  -----------

                       See notes to financial statements

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 1--NATURE OF OPERATIONS

    Nakornthai Strip Mill Public Company Limited (the "Company") is a Thai public company listed on the Stock Exchange of Thailand. The Company was founded in 1994 to become a producer of flat rolled steel for both domestic use and export. Through December 31, 1997, the Company was in the development stage and its activities primarily related to the construction of its mini-mill, which is located in Thailand. The Company's hot mill, the core of the mini-mill, has been completed as of December 31, 1997. The Company expects to begin commercial production of hot-rolled steel in early 1998. The Company's facilities for production of direct reduced iron and for production of cold-rolled, galvanized and other value added steel products are still under construction. The Company expects to complete these facilities in the first quarter of 1999.

NOTE 2--ECONOMIC ENVIRONMENT

    The Company expects to sell a significant portion of its products in Thailand and other countries in the Asia/Pacific region. In addition, substantially all of the Company's assets are located in Thailand. Recent adverse economic conditions in Thailand and other countries in the Asia/Pacific region have resulted in, among other things, a national liquidity crisis in Thailand, significant depreciation in the value of the Thai Baht and certain other currencies in the Asia/Pacific region relative to, among others, the U.S. Dollar, sharply higher domestic interest rates, reduced opportunities for refinancing or refunding of maturing debts, and a general reduction in spending throughout the region. In order to partially address this situation, the Government of Thailand and certain other governments of countries within the Asia/ Pacific region sought assistance from the International Monetary Fund and announced policy packages intended to address the structural weaknesses within their respective economies and financial sectors. These reform policies are intended to alleviate the economic crisis in Thailand and other countries in the Asia/Pacific region and improve their respective economies over time. However, these reform policies may not be effective in the near term or at all. The current economic conditions in Thailand, and similar conditions in the Asia/Pacific region, could have a significant negative effect on the financial position, cash flow, operating results and general levels of business activities of the Company.

    As of December 31,1997, the Company had net foreign currency denominated liabilities of approximately Baht 16.3 billion, substantially all in U.S. Dollars. As a result of the previously discussed depreciation in the Thai Baht relative to the U.S. Dollar, the Company incurred significant unrealized foreign exchange losses during 1997. The Company's ultimate foreign exchange gains or losses with respect to currency fluctuations will depend on future currency exchange rates and other factors.

    As a result of the conditions noted in the previous paragraph, it is at least reasonably possible that the estimates utilized by the Company as a basis for supporting the carrying amounts of certain long-lived assets will change in the near term.

NOTE 3--BASIS OF PRESENTATION

    The financial statements of Nakornthai Strip Mill Company Limited are prepared in accordance with accounting principles generally accepted in Thailand, including Thai Commerce Ministerial Regulation No.7 dated October 25, 1996, and requirements of the Stock Exchange of Thailand (collectively, "Thai GAAP"). The financial statements also have been reformatted from the original Thai statutory financial statement presentation and include certain additional disclosures in order to conform more closely to the

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 3--BASIS OF PRESENTATION (CONTINUED) form and content required by the Securities and Exchange Commission of the United States of America (the "SEC").

NOTE 4-- TRANSLATION OF THAI BAHT AMOUNTS INTO UNITED STATES DOLLAR AMOUNTS

    The financial statements are stated in Thai Baht. The translations of the Thai Baht amounts into United States Dollars ("U.S.$") are included solely for the convenience of the reader, using the Noon Buying Rate from the Federal Reserve Bank of New York on June 5, 1998 of Baht 43.1 to U.S.$1.00. The convenience translations should not be construed as representations that the Thai Baht amounts have been, could have been, or could in the future be, converted into United States Dollars at this or any other rate of exchange.

NOTE 5--RELATED PARTY TRANSACTIONS

    The Company is majority owned by the Horrungruang family group of companies. The Company has significant transactions with these related parties. The financial statements reflect the effects of these transactions on the basis determined by the companies concerned.

    The significant related party transactions as shown in the financial statement as of and for the years ended December 31, 1995, 1996 and 1997 are as follows (in millions):

                                                                                          1995       1996       1997
                                                                                          BAHT       BAHT       BAHT
                                                                                        ---------  ---------  ---------
Deposit and advance payments to related company.......................................     --          63.00      60.00
Loans to a related company, including interest receivable.............................     --           5.61     750.41
Advance receivable from related company...............................................     --           1.75       2.65
Notes payable and advances from related company.......................................      71.96     --         --
Accounts payable to related company for construction..................................       0.39     --           4.50
Accrued expenses......................................................................     --         --          20.70
Interest income from related company..................................................       7.13      39.39      36.92
Purchases of raw material.............................................................     --         --           6.31
Interest expense to related company...................................................       1.40       0.24     --
Management fee paid to related company................................................      20.26     --           6.30
Purchase of land from related company.................................................     719.96     --         --
Rental expense........................................................................     --         --           8.92
Other expense.........................................................................     --         --           4.84

    Deposit and advance payments to related company includes a Baht 60 million advance payment for water usage under a 19 year agreement. The Company plans to obtain substantially all of its water needs at market rates from a reservoir owned by the related company.

    As at December 31, 1997, the loans to a related company include Baht 385.52 million related to loans where the Company authorized the conversion of its promissory notes from finance companies whose operation were suspended by Ministry of Finance, to promissory notes from the related company by allowing the finance companies to offset such promissory notes against the related company's loans from

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 5--RELATED PARTY TRANSACTIONS (CONTINUED) those finance companies. The loans to a related company mature on January 30, 1998 with interest at 14.80 % per annum and are repayable in cash or in exchange for raw materials and water usage at market rates. The remaining loan to the related company amounting to Baht 364.89, including accrued interest, is an unsecured promissory note that has been renewed several times and is currently due on December 31, 1997. The promissory note bears 16% interest per annum. Management has fully reserved these loans due to concerns about the financial position of the related company.

NOTE 6--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ALLOWANCE FOR DOUBTFUL ACCOUNTS

    Allowance for doubtful accounts is an estimate of those amounts which may prove to be uncollectible, based on review of the current status of existing receivables.

    INVENTORIES

    Inventories consist of raw materials and supplies that are stated at the lower of cost, using the first in, first out method, or market, except fuel and natural gas which are costed using a moving average method.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method based on the estimated useful lives of assets of 5-20 years. Depreciation of property and equipment used for administrative purposes for the years ended December 31, 1995, 1996 and 1997 in the amount of Baht 1,277,019, 6,053,340 and 12,841,716, respectively, is included in deferred charges. Interest expense and exchange gains or losses related to liabilities incurred to finance construction is capitalized as part of the cost of construction.

    DEFERRED CHARGES

    Deferred charges consist of pre-operating expenses, which are net of interest income in the amount of Baht 111.9 million, 202.8 million and 145.0 million for the years ended December 31, 1995, 1996 and 1997, respectively, costs of issuing debt and costs of increasing share capital which will be amortized over a ten-year period using the straight-line method commencing when revenues are earned from operations.

    ACCOUNTS IN FOREIGN CURRENCIES

    Transactions in foreign currencies are converted into Baht at the rates of exchange on transaction dates. Assets and liabilities in foreign currencies at the end of the year are translated into Baht at the rates of exchange on that date. Gain or loss on translation is included in pre-operating expenses and the cost of construction.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are cash on hand and at banks and fixed deposits at banks with an original maturity of three months or less, excluding amounts pledged as collateral. While promissory notes

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 6--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) receivable from finance companies are similar to interest bearing deposits, and generally have maturities of 3 months or less, the Company has adopted a policy of treating all promissory notes receivable as investments.

    USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    INCOME TAXES

    Income taxes are recognized on the basis of the estimated current income tax liability for the period in accordance with existing regulations giving consideration to applicable exemptions.

    LOSS PER SHARE

    Loss per share is computed by dividing net loss by the weighted average number of shares outstanding during each year. Weighted average shares outstanding during the year ended December 31, 1995, 1996 and 1997 were 292,083,333, 535,000,000 and 560,000,000, respectively.

NOTE 7--CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consisted of (in thousands):

                                                                                               DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1995       1996       1997
                                                                                        BAHT       BAHT       BAHT
                                                                                      ---------  ---------  ---------
Cash and cash at bank...............................................................     60,001    492,693     15,140
Fixed deposits at banks.............................................................     34,587      8,894      2,825
Less fixed deposits pledged as collateral for guarantees............................     --         --         (2,825)
                                                                                      ---------  ---------  ---------
    Cash and cash equivalents.......................................................     94,588    501,587     15,140
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    At December 31, 1997, fixed deposits at banks are used as collateral for guarantees.

NOTE 8--INSURANCE CLAIM

    At December 31, 1997, an insurance claim in the amount of Baht 60.74 million represents a claim submitted to an insurance company for recovery of expenses incurred to hire a second boat to recover a damaged boat carrying equipment purchased by the Company. The Company is currently negotiating this claim with the insurance company and, if not successful in recovering this amount, the cost will be taken to construction in progress as part of the cost of acquiring the equipment.

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 9--INVENTORIES

    Inventories as at December 31, 1997 consisted of (in thousands):

                                                                                       BAHT
                                                                                     ---------
Raw materials......................................................................     42,044
Parts and supplies.................................................................    411,998
Goods in transit...................................................................      5,455
                                                                                     ---------
    Total Inventories..............................................................    459,497
                                                                                     ---------
                                                                                     ---------

NOTE 10--LONG-TERM INVESTMENTS

    In June and August 1997, the Thai Government suspended the operations of 58 finance companies with liquidity problems pending approval of rehabilitation plans. On December 8, 1997, The Thai Government permanently closed 56 of the 58 finance companies. At December 31, 1997, the Company had promissory notes receivable totaling Baht 544.13 million, including accrued interest, from finance companies that have been closed.

    These promissory notes from the closed finance companies, including accrued interest, are used as collateral for loans by the finance companies to related companies. The Company has fully reserved for these promissory notes receivable due to concern about the recovery of these notes.

NOTE 11--PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of (in thousands):

                                                                                        DECEMBER 31,
                                                                            ------------------------------------
                                                                               1995        1996         1997
                                                                               BAHT        BAHT         BAHT
                                                                            ----------  ----------  ------------
Land......................................................................     719,958     749,658       776,091
Building..................................................................      --          20,063        20,749
Furniture and fixtures....................................................       2,753       5,106        16,548
Office equipment..........................................................       4,821      19,359        49,333
Vehicles..................................................................       8,137      15,449        18,141
Construction in progress..................................................   1,696,210   8,635,307    23,593,586
                                                                            ----------  ----------  ------------
                                                                             2,431,879   9,444,942    24,474,448
LESS Accumulated depreciation.............................................       1,317       7,370        20,170
                                                                            ----------  ----------  ------------
    Property, Plant and Equipment--net....................................   2,430,562   9,437,572    24,454,278
                                                                            ----------  ----------  ------------
                                                                            ----------  ----------  ------------

    Substantially all of the Company's property, plant and equipment is pledged as collateral for long-term debt. The Company capitalized interest expense of Baht 85.4 million and Baht 1,032.0 million and exchange losses of Baht 46.1 million and Baht 6,701.4 million as part of the cost of construction during the years ended December 31, 1996 and 1997, respectively.

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 12--LONG-TERM AGREEMENT

    In August 1996, the Company entered into an agreement (the "Agreement") with a steel producer based in the United States of America (the "US Company") whereby the US Company would provide training and data relating to the business processes that the Company would use in its operations. As compensation for these services, the US Company was to have received cash of up to U.S.$15 million, options to purchase a minimum of 2 1/2% and a maximum of 5% of the Company's shares outstanding at the date of exercise and reimbursement of out-of-pocket expenses. The minimum cash compensation was to have been U.S.$5 million. The first installment of U.S.$2.5 million was paid in August 1996 and a second installment of U.S.$2.5 million was due in August 1997. The remaining cash of up to U.S.$10 million was to have been payable in increments as incentive compensation based on the successful start-up of the manufacturing facility and achievement of certain operating performance objectives over the first 24 months of operation. Under the Agreement, the options were granted concurrently with the execution of the Agreement, but the percentage of the Company's outstanding shares that could be issued upon exercise of the options in excess of the 2 1/2% minimum was dependent upon the Company achieving certain production results determined under a preset production model. The purchase price of shares upon exercise of the options was equal to the lesser of 75% of the market price at the date of exercise or Baht 16 per share. The options were exercisable beginning in August 1998 and expired five years thereafter.

    The Company did not make the cash payment of U.S.$2.5 million due in August 1997. However, by agreement between the Company and the US Company, the due date was subsequently extended to October 1, 1997. The Company was unable to make such payment and the US Company delivered a termination notice on October 27, 1997. The Agreement provides that, upon proper termination, any unpaid amount of the maximum sum of U.S.$15 million that the US Company could have earned shall be considered immediately earned and due and payable. The Company believes that the notice of termination was improper under the terms of the Agreement, and that the US Company repudiated the Agreement prior to the extended due date for the payment. The minimum cash compensation of U.S.$5 million, consisting of U.S. $2.5 million paid in cash and U.S. $2.5 million accrued, and out-of-pocket expenses paid to the US Company are included in deferred charges as pre-operating expenses. See subsequent event in Note 21.

NOTE 13--SHORT-TERM LOANS

    Short-term loans represent loans from individuals. The Company issued unsecured promissory notes due on demand bearing interest at 18% per annum.

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 14--LONG-TERM DEBT

    On September 27, 1995, the Company entered into a long-term debt agreement with a group of Thai financial institutions. The agreement makes amounts available in both U.S. Dollars and in Baht. The Company may borrow up to U.S.$ 308 million and up to Baht 3,300 million. U.S.$ amounts borrowed under this agreement bear interest payable quarterly at SIBOR plus 2.5% per annum and Baht amounts bear interest at MLR plus 0.5% per annum. These loans are due in 13 semi-annual installments beginning on the earlier of four years after the first amount is borrowed or two years after the Company's manufacturing facility begins operations. The Company first borrowed amounts under this agreement in 1996. The amount outstanding at December 31, 1996 is a US Dollar loan of US.$ 162 million. The amount outstanding at December 31, 1997 is a U.S.$ loan of
280.51 million and a Baht loan of Baht 3,300 million.

    After the manufacturing facility begins operations, the Company must reserve 0.5% of the balance of the U.S.$ loans outstanding as of each year end until the total reserve is more than 5% of the outstanding balance of the U.S.$ loans. Such amount must be deposited in a separate bank account and pledged to the lenders. Substantially all of the Company's property, plant and equipment is pledged as collateral for this long-term debt.

    The agreement contains certain restrictive covenants including the following. The Company may not utilize amounts borrowed under the agreement for any business other than the hot-rolled strip mill project. The Company may not pay dividends in excess of 70% of net income during each year. The Company may not dispose of, mortgage, pledge or otherwise encumber its property and equipment or any other assets which is not in the ordinary course of its business. The Company may not provide guarantees to or on behalf of other persons which is not in the ordinary course of its business. The Company may not reduce capital, or dispose of or transfer assets to its shareholders. The agreement also discusses certain events which would be considered events of default including any situation that occurred which, in the opinion of the lenders, is a material adverse change in the business operation, property or indebtedness of the Company that would impair the Company's ability to comply with this agreement. A default of payment due to any creditor would also be an event of default. The Company's obligations under the agreement are guaranteed by a shareholder. Lawsuits against the guarantor, or if the guarantor is deceased or otherwise incapacitated, would also be an event of default. If the Company violates any of these restrictive covenants or an event of default occurs, all amounts owed under the agreement become immediately due upon the receipt of notice from the lenders.

    The Company was not in compliance with certain restrictive covenants and certain events of default existed as of December 31, 1997. See subsequent event in Note 21.

NOTE 15--SHARE CAPITAL

    A special resolution was passed by the Extraordinary General Meetings of shareholders held on May 4, 1995 and May 19, 1995 authorizing a change of a par value from Baht 100 per share to Baht 10 per share and the increase of share capital from Baht 10 million to Baht 5,000 million dividing into 500 million shares of Baht 10 par value. The Company registered the change of par value and the increase of its share capital on May 29, 1995.

    A special resolution was passed by the Extraordinary General Meetings of shareholders held on July 21, 1995 and October 19, 1995 authorizing an increase of share capital from Baht 5,000 million to Baht 6,500 million dividing into 650 million shares of Baht 10 par value. The increase of share capital will be

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 15--SHARE CAPITAL (CONTINUED)
issued at prices and conditions as the Board of Directors may deem appropriate. On June 4, 1996, the Company registered the change of its share capital from Baht 5,000 million to Baht 5,600 million divided into 560 million shares of Baht 10 par value.

    The Extraordinary General Meeting of shareholders held on October 22, 1997 and December 11, 1997, passed a special resolution to authorize a decrease of share capital from Baht 6,500 million to Baht 5,600 million and an increase of share capital from Baht 5,600 million to Baht 8,600 million divided into 300 million share of Baht 10 par value. The Company has reserved 194.47 million new shares for issuance to specific new investors, subject to Thai Securities and Exchange Commission regulations, and for issuance under the long-term agreement discussed in Note 12 to the financial statements. The remaining 105.53 million shares will be distributed as the Board of Directors may deem appropriate.

NOTE 16--CONVERSION OF THE COMPANY INTO A THAI PUBLIC COMPANY

    A special resolution was passed by the Extraordinary General Meetings of shareholders held on July 1, 1995 and July 21, 1995 authorizing the conversion of the Company into a limited public company in Thailand and the change in its name from "Nakornthai Strip Mill Company Limited" to "Nakornthai Strip Mill Public Company Limited." The Company registered its conversion into a Thai public company on August 9, 1995.

NOTE 17--PROMOTIONAL PRIVILEGES

    The Board of Investment granted promotional privileges to the Company by issuing a certificate for the manufacturing of hot iron plate, Classification 2.25, the manufacture of hot iron plate or cold iron plate. These privileges are subject to certain conditions which the Company expects to meet. The promotional privileges will include exemption from corporate income tax of net income arising from the promoted activities for seven years from the date when revenues are first earned.

NOTE 18--COMMITMENTS

    At December 31, 1997, the Company had commitments under construction contracts in the amount of Baht 4,131.80 million, and had unused letters of credit in the amount of Baht 604.75 million. At December 31, 1997, the Company had a letter of guarantee in the amount of Baht 142.44 million and other commitments of Baht 6.4 million.

    The Company entered into a ten-year take or pay commitment to purchase a fixed amount of coal per year beginning in 1998. Prices for the coal are renegotiated at the beginning of each year.

    The Company entered into a 20 year take or pay commitment to purchase various industrial use gases beginning on July 1, 1997. Prices for the gases are subject to adjustment each year to consider inflation. The Company entered into a five-year take or pay commitment to purchase natural gas beginning in June 1997. The unit price is subject to adjustment for changes in market prices.

NOTE 19--RECLASSIFICATION OF ACCOUNTS

    Certain accounts in the financial statements for 1995 and 1996 have been reclassified to conform with the presentation of the financial statements for 1997.

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 20--OTHER INFORMATION

    The Board of Directors' Meeting held on September 17, 1997 authorized the establishment of a subsidiary company named NSM Holding Company Limited ("NSM Holding") in the Cayman Islands for purposes of issuing long-term notes. The authorized share capital is US$ 10,000 divide into 1,000 common shares of US$ 10 par value. The Company owns 100% of the authorized share capital. The subsidiary was established on October 23, 1997.

    The Extraordinary General Meeting of shareholders held on October 22, 1997 authorized the Company to guarantee debt expected to be issued by NSM Holding of not more than US$ 750 million with terms not to exceed 10 years.

    The Board of Directors' Meeting held on December 26, 1997 authorized the change in the name of NSM Holding Company Limited to NSM Steel Company Limited ("NSM Steel") and the establishment of a wholly-owned subsidiary company of NSM Steel named NSM Steel ( Delaware ), Inc. ("NSM Deleware") the United States of America also for purposes of issuing long-term notes.

NOTE 21--SUBSEQUENT EVENTS

    On April 3, 1998, the Company paid U.S.$2.5 million to the US Company discussed in Note 12 under a letter providing that such payment was in full satisfaction of all of the Company's obligations under the Company's agreement with the US Company. By letter dated May 12, 1998, the US Company asserted a claim to the remaining U.S.$10 million of cash compensation and options to purchase 5% of the Company's outstanding shares. However, the Company still does not believe it has any future obligation to the US Company for such cash compensation and or stock options for the reasons discussed in Note 12 and intends to vigorously defend against this claim.

    On March 31, 1998, the Company registered the increase of its share capital from Baht 5,600,000,000 to Baht 7,186,398,640 dividing into 718,639,864 fully paid shares with Baht 10 par value.

    On March 12, 1998, NSM Steel and NSM Delaware (collectively, the "Issuers") completed on offering of long-term notes and debentures for total proceeds of approximately U.S.$444 million. The Issuers immediately loaned the proceeds of the debt offerings to the Company on terms substantially the same as the terms received by the Issuers. The long-term notes were issued with an aggregate principal amount due at maturity of US$ 249,000,000 and US$ 203,500,000 and mature on February 1, 2006 and February 1, 2008, respectively. The long-term notes bear interest at the rate of 12% to 12 1/4% per annum that will be paid semi-annually. The long-term notes were issued at a discount to generate gross proceeds of US$ 400,604,000. The purchasers of a portion of the long-term notes received warrants (the "Warrants") to purchase 128,834,356 ordinary shares of the Company at an exercise price of Baht 10 per share. The Warrants are exercisable beginning on the first anniversary date of the issue date and expire on February 1, 2008. The debentures were issued with an aggregate principal amount due at maturity of US$ 53,133,016 and are due February 1, 2009. The debentures bear interest at 12 3/4% per annum that will be paid semi-annually. The debentures were issued at a discount to generate gross proceeds of US$ 43,500,000. In conjunction with the debentures offering, the Company issued 64,417,180 ordinary shares for gross proceeds of Baht 644,171,800 through a private placement. The long-term notes and loans from Thai financial institutions are secured by a first mortgage over the land and buildings comprising the mill and all machinery and equipment located at the mill. The debentures are secured by a second mortgage on the land and buildings comprising the mill and all machinery and equipment located at the mill. In addition, the long-term notes and debentures are secured by all funds remaining in certain cash accounts maintained

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 21--SUBSEQUENT EVENTS (CONTINUED)
with a trustee in the United States. A substantial portion of the gross proceeds of the Company's recent debt and equity offerings are reserved for capital expenditures and payment of interest on the long-term notes and debentures. The Company's access to these funds is restricted to these uses. The maximum amount of the gross proceeds which can be used for working capital and general corporate purposes is US$ 70 million.

    In connection with the offering, the Company entered into several other agreements. The Company entered into a 10 year contract with a Management Company. Pursuant to the agreement, the Company will assign and delegate to Management Co. the exclusive right and obligation to control, posses and manage all business affairs for Company. Under the agreement, Management Co. shall not be entitled to any fee or other compensation for its services. The Company also entered into a 10 year contract with Steel Dynamics, Inc., "(SDI)", under which SDI will provide Management Co. with consultation and technical and advisory services. As compensation for these services, SDI will receive an annual fee of US$ 2 million and a one-time incentive fee of US$ 1.3 million. The Company also entered into a license and technology sharing agreement with SDI for a period of 10 years. As compensation for the rights granted to the Company by SDI, the Company issued 74,468,090 of its ordinary shares to SDI and granted warrants to SDI to purchase up to 11,421,480 ordinary shares of the Company for Baht 10 per share. Concurrent with exercise of the warrants, the Company would pay Baht 10 per share to SDI such that there would be no net cost to SDI. The warrants are exerciseable only to the extent the Warrants discussed above are exercised such that SDI would maintain its percentage ownership of the Company. Any unexercised warrants expire on March 12, 2008. The Company also entered into eight year sales agreements ("Offtake Agreements") with two international steel trading companies. Pursuant to the Offtake Agreements, the trading companies are obligated to purchase 100% of the Company's production in 1998, 1999 and 2000, and 25% of the Company's production in the years 2001 through 2005. The Company may, at its option, reduce the percentage of its production sold under the agreements to as little as 67% in 1998, 50% in 1999 and 25% in 2000.

    Also in connection with the offering, the Company amended its long-term debt agreement with the Thai financial institutions. Also, the Company pre-paid US$ 50 million of principal and paid all accrued interest due under the loan from the Thai financial institutions by using funds from the offering. The amendment modified the restrictive covenants and waived all past violations of the agreement upon successful completion of the offering. As amended, the remaining principle is payable semi-annually beginning in the first quarter of 2000. Installments will be in the amount of US$ 24.01 million for the U.S.$ loan and Baht 169.18 million for the Baht loan. The first installment will be payable on March 1, 2000. Interest is payable quarterly at the rate of SIBOR + 2.5% per annum for the US$ loan and MLR+0.5% per annum for the Baht loan. Also as amended, the Company must prepay the outstanding balance of the loans by an amount equal to 50% of annual earnings before depreciation and amortization, less scheduled debt repayments and maintenance capital expenditures, beginning in the year 2000.

NOTE 22--RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA

    The Company's financial statements have been prepared in accordance with Thai GAAP, which differs in certain material respects from Generally Accepted Accounting Principles in the United States of America ("U.S. GAAP"). Differences that have an effect on net loss and shareholders' equity are as follows:

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 22--RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA (CONTINUED)
    A. FOREIGN EXCHANGE GAINS AND LOSSES

    Under Thai GAAP, foreign exchange translation gains and losses related to foreign currency liabilities incurred specifically to fund construction of plant and equipment are capitalized during the construction period. Under U.S. GAAP, all foreign exchange translation gains and losses must be included in earnings in the period in which such gains and losses arise.

    B. DEFERRED CHARGES

    Thai GAAP permits the deferral of pre-operating expenses, net of interest income earned, during the pre-operating period. For U.S. GAAP purposes, these expenses have been expensed as incurred and the related revenue recognized in the period earned. Under U.S. GAAP, the minimum cash compensation due under the agreement discussed in Note 12 was being amortized as administrative expense over the approximate 17 month period of service. The accrual ceased upon termination of the agreement.

    Thai GAAP permits the capitalization and amortization of expenses incurred for the acquisition of debt as an asset which is then amortized over the life of the debt. Such amortization is generally provided using the straight-line method. U.S. GAAP requires the capitalization of debt acquisition costs which are subsequently amortized over the life of the related debt using the interest method. The U.S. GAAP income statement has not been adjusted because the impact of such difference is immaterial.

    Both Thai GAAP and U.S. GAAP require the capitalization of costs incurred to get an asset ready for its intended use. Under Thai GAAP, the cost of engineering studies for construction projects is capitalized as deferred charges and amortized on a straight-line basis over a period unrelated to the useful life of the related assets. Under U.S. GAAP, all costs of getting an asset ready for its intended use are capitalized as part of the historical cost of that asset and depreciated over its useful life. This difference currently affects only classification of the costs but will effect depreciation and shareholders' equity in future periods.

    Under Thai GAAP, costs incurred in connection with offerings of share capital are deferred and amortized to income. Under U.S. GAAP, such costs are charged against the proceeds from the offering.

    C. STOCK OPTIONS

    Under Thai GAAP, no value was ascribed to the stock options discussed in
Note 12 due to the variable exercise price and number of shares. Under U.S. GAAP, the fair value of the options is not estimable and, therefore, the current intrinsic value of outstanding options was being expensed through September 30, 1997 as an administrative cost over the vesting period. As discussed Notes 12 and 21, management believes the options have been canceled.

    D. DEFERRED INCOME TAXES

    Thai GAAP has no requirement for establishing deferred income tax assets or liabilities. The Company has adopted a policy whereby income taxes are recognized on the basis of the estimated current income tax liability for the period in accordance with existing regulations giving consideration to applicable exemptions.

    U.S. GAAP requires deferred tax assets and liabilities to be established for temporary differences between the tax and financial reporting bases of assets and liabilities. Deferred tax assets and liabilities are

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 22--RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA (CONTINUED) measured using the enacted tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income tax assets are also established for tax losses which may be carried forward and used to reduce future taxable income. U.S. GAAP requires a valuation allowance to be established sufficient to reduce any deferred tax assets to the amount that, based on the weight of the available evidence, is more likely than not to be recovered.

    E. CAPITALIZATION OF INTEREST EXPENSE

    Under Thai GAAP, all interest incurred during the construction period on debt specifically related to funding construction of plant and equipment is capitalized as part of the cost of acquiring the assets. Under U.S. GAAP, interest costs incurred during the construction period are required to be capitalized as part of the cost of acquiring the asset. Interest costs recognized on all borrowings and other obligations are eligible for capitalization. The amount capitalized under U.S. GAAP is based on the effective interest rates of outstanding borrowings applied to the cumulative expenditures for the asset. If specific new borrowings are associated with the asset, the effective interest rate on that borrowing may be applied to that portion of the cumulative expenditures for the asset. All interest costs have been capitalized under both Thai GAAP and U.S. GAAP; therefore, the U.S. GAAP income statement has not been adjusted for this difference. However, a portion of interest expense amounting to Baht 3.1 million and Baht 56.8 million at December 31, 1996 and 1997, respectively was capitalized as pre-operating expense for Thai GAAP and such amount has been reclassified to construction in progress under U.S. GAAP.

    F. INSURANCE CLAIM

    Under Thai GAAP, as discussed in Note 8, the Company is carrying the costs of recovering a damaged boat carrying its equipment as a receivable from its insurance company. Under Thai GAAP, such amount will be reclassified as a component of the equipment cost if the claim is not successful. Under U.S. GAAP, such costs are not considered part of the equipment cost and, due to uncertainties about recoverability from the insurance company, have been expensed as incurred.

    G. RECENT CHANGES IN US GAAP

    In June 1997, the U.S. Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130 which requires the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses). SFAS No. 130 also requires that the components of comprehensive income be reported in a financial statement that is displayed with equal prominence as other financial statements. SFAS No. 130 is effective for the Company's 1998 financial statements and requires reclassification of all financial statements for prior periods presented under US GAAP. The Company has not assessed the impact of SFAS No. 130.

    In June 1997, the FASB issued SFAS No. 131 which requires disclosure of certain information for the Company's reportable operating segments. SFAS No. 131 defines a reportable operating segment as a component of the Company about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. SFAS No. 131 is effective for the Company's 1998 financial statements and requires comparative information be presented for all prior periods presented under US GAAP. The Company has not assessed the impact of SFAS No. 131.

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 22--RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA (CONTINUED)
    The following statements of income and deficit for the years ended December 31, 1995, 1996, 1997 and from inception to December 31, 1997, have been prepared under U.S. GAAP to reflect the impact of the aforementioned differences between Thai GAAP and U.S. GAAP (in thousands, except per share data):

                                                                  YEAR ENDED DECEMBER 31,               FROM INCEPTION TO
                                                        --------------------------------------------    DECEMBER 31, 1997
                                                          1995       1996       1997        1997      ----------------------
                                                          BAHT       BAHT       BAHT        U.S.$       BAHT        U.S.$
                                                        ---------  ---------  ---------  -----------  ---------  -----------
                                                                                         (UNAUDITED)             (UNAUDITED)
Interest income.......................................    111,883    202,790    145,001       3,364     459,673      10,665
                                                        ---------  ---------  ---------  -----------  ---------  -----------
Expenses
Bad debt expense......................................     --         --      1,294,542      30,036   1,294,542      30,036
Administrative........................................     68,630    322,990    879,954      20,417   1,273,854      29,555
Depreciation..........................................      1,277      6,053     12,842         298      20,212         469
Foreign exchange losses...............................        143     46,089  6,720,261     155,922   6,766,492     156,995
                                                        ---------  ---------  ---------  -----------  ---------  -----------
                                                           70,050    375,132  8,907,599     206,673   9,355,100     217,055
                                                        ---------  ---------  ---------  -----------  ---------  -----------
Income (loss) before income taxes.....................     41,833   (172,342) (8,762,598)   (203,309) (8,895,427)   (206,390)
Deferred income tax expense (benefit).................      5,848     (5,848)    --          --          --          --
                                                        ---------  ---------  ---------  -----------  ---------  -----------
Net income (loss) under U.S. GAAP.....................     35,985   (166,494) (8,762,598)   (203,309) (8,895,427)   (206,390)
Retained earnings (deficit) accumulated during the
  development stage--beginning of year................     (2,320)    33,665   (132,829)     (3,081)     --          --
                                                        ---------  ---------  ---------  -----------  ---------  -----------

Retained earnings (deficit) accumulated during the
  development stage--end of year......................     33,665   (132,829) (8,895,427)   (206,390) (8,895,427)   (206,390)
                                                        ---------  ---------  ---------  -----------  ---------  -----------
                                                        ---------  ---------  ---------  -----------  ---------  -----------
Basic and diluted net income (loss) per share.........       0.12      (0.31)    (15.65)      (0.37)
                                                        ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  -----------
Weighted average shares outstanding...................    292,083    535,000    560,000     560,000
                                                        ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  -----------

    The following is a summary of the aforementioned adjustments to shareholders' equity that would be required if U.S. GAAP had been applied instead of Thai GAAP in the financial statements (in thousands):

                                                                                 DECEMBER 31,
                                                               ------------------------------------------------
                                                                  1995        1996        1997         1997
                                                                  BAHT        BAHT        BAHT         U.S.$
                                                               ----------  ----------  -----------  -----------
                                                                                                    (UNAUDITED)
Shareholders' equity under Thai GAAP.........................   5,150,000   6,110,000    4,815,458     111,728
Items increasing (decreasing) reported shareholders' equity:
  Foreign exchange losses....................................        (143)    (46,231)  (6,766,492)   (156,995)
  Deferred income taxes......................................      (5,848)     --          --           --
  Deferred charges...........................................      39,656    (125,931)    (875,479)    (20,313)
                                                               ----------  ----------  -----------  -----------
    Net increase (decrease) in reported shareholders'
      equity.................................................      33,665    (172,162)  (7,641,971)   (177,308)
                                                               ----------  ----------  -----------  -----------
Shareholders' equity (deficit) under U.S. GAAP...............   5,183,665   5,937,838   (2,826,513)    (65,580)
                                                               ----------  ----------  -----------  -----------
                                                               ----------  ----------  -----------  -----------

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 22--RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA (CONTINUED)
    The following is a reconciliation of deferred charges determined under Thai GAAP to the amounts determined under U.S. GAAP (in thousands):

                                                                                   DECEMBER 31,
                                                                  -----------------------------------------------
                                                                    1995        1996        1997         1997
                                                                    BAHT        BAHT        BAHT         U.S.$
                                                                  ---------  ----------  -----------  -----------
                                                                                                      (UNAUDITED)
Deferred charges under Thai GAAP................................     60,169     252,202      987,257      22,906
Adjustments required under U.S. GAAP
  Construction in progress......................................    (27,850)    (35,464)     (96,380)     (2,236)
  Administrative expense........................................    (70,909)   (388,358)  (1,221,464)    (28,340)
  Depreciation..................................................     (1,318)     (7,371)     (20,212)       (469)
  Interest income...............................................    111,883     314,673      459,673      10,665
  Cost of issuing share capital.................................     --         (44,875)     (51,294)     (1,190)
                                                                  ---------  ----------  -----------  -----------
Deferred charges under U.S. GAAP................................     71,975      90,807       57,580       1,336
                                                                  ---------  ----------  -----------  -----------
                                                                  ---------  ----------  -----------  -----------

    The following is a reconciliation of property, plant and equipment determined under Thai GAAP to the amounts determined under U.S. GAAP (in thousands):

                                                                                 DECEMBER 31,
                                                               -------------------------------------------------
                                                               1995 BAHT   1996 BAHT    1997 BAHT     1997 US$
                                                               ----------  ----------  ------------  -----------
                                                                                                     (UNAUDITED)
Property, plant and equipment under Thai GAAP................   2,430,562   9,437,572    24,454,278     567,385
Adjustments required under US GAAP
  Deferred charges, classification...........................      27,850      35,464        96,380       2,236
  Foreign exchange losses....................................        (143)    (46,231)   (6,747,936)   (156,565)
                                                               ----------  ----------  ------------  -----------
Property, plant and equipment under US GAAP..................   2,458,269   9,426,805    17,802,722     413,056
                                                               ----------  ----------  ------------  -----------
                                                               ----------  ----------  ------------  -----------

NOTE 23--ADDITIONAL DISCLOSURES REQUIRED BY U.S. GAAP

    A. CUMULATIVE CASH FLOWS

    Cumulative net cash used in operating activities from inception to December 31, 1997 was Baht 1,021,091,000. Cumulative net cash used by the Company in investing activities from inception to December 31, 1997 was Baht
21,800,538,000. Cumulative net cash provided to the Company by financing activities from inception to December 31, 1997 was Baht 22,839,594.

    B. INCOME TAXES

    The Company has been granted certain income tax privileges as described in
Note 17 to the financial statements. These privileges are subject to certain conditions which the Company expects to meet. These income tax privileges had no impact on current taxes during 1995, 1996 or 1997 since the Company had no earnings during those years for tax purposes. For U.S. GAAP purposes, deferred income taxes have been

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 23--ADDITIONAL DISCLOSURES REQUIRED BY U.S. GAAP (CONTINUED) provided for temporary differences expected to reverse during periods after the exemption from income tax expires.

    On a U.S. GAAP basis, temporary differences giving rise to deferred tax assets and liabilities as of December 31, 1995, 1996 and 1997 are as follows (in thousands). All such differences relate to the differences between U.S. and Thai GAAP as discussed in Note 22.

                                                                                    1995       1996        1997
                                                                                    BAHT       BAHT        BAHT
                                                                                  ---------  ---------  -----------
Deferred tax assets:
  Deferred charges..............................................................     --         14,525       83,671
  Property, plant and equipment.................................................     --          1,860    1,140,920
                                                                                  ---------  ---------  -----------
    Gross deferred tax assets...................................................     --         16,385    1,224,591
  Valuation allowance...........................................................     --        (16,385)  (1,224,591)
                                                                                  ---------  ---------  -----------
    Total deferred tax assets...................................................     --         --          --
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------

Deferred tax liabilities:
  Deferred charges..............................................................     (1,062)    --          --
  Property, plant and equipment.................................................     (4,786)    --          --
                                                                                  ---------  ---------  -----------
    Total deferred tax liabilities..............................................     (5,848)    --          --
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------
Net deferred tax asset (liabilities)............................................     (5,848)    --          --
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------

    A valuation allowance was provided against the deferred tax assets at December 31, 1996 and 1997 because the Company has no operating history.

    C. MATURITIES OF LONG-TERM DEBT

    The maturities of long-term debt for each of the five years subsequent to December 31, 1997 are summarized as follows (in thousands):

                                                                                      BAHT
                                                                                  ------------
1998............................................................................     2,621,773
1999............................................................................     2,621,773
2000............................................................................     2,621,773
2001............................................................................     2,621,773
2002............................................................................     2,621,773
Thereafter......................................................................     3,531,021
                                                                                  ------------
                                                                                    16,639,886
                                                                                  ------------
                                                                                  ------------

                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                        DECEMBER 31, 1995, 1996 AND 1997

NOTE 23--ADDITIONAL DISCLOSURES REQUIRED BY U.S. GAAP (CONTINUED)
    D. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practical to estimate that value:

    - The carrying amount of cash on hand and at banks, short-term investments, value added tax recoverable, bank overdrafts and loan from financial institutions, accounts payable, retention payables and short-term loans approximate fair value because of the short maturity of these instruments.

    - The carrying amount of other receivables from related parties and notes payable and advances from related party are materially the same as their fair value.

    - The fair value of long-term debt is estimated by discounting the future cash flows at rates currently offered for similar debt instruments of comparable maturities. The estimated fair value of long-term debt at December 31, 1996 and 1997 is Baht 4,056 million and Baht 16,442 million, respectively.

    E. ALLOWANCE FOR BAD DEBTS

    The following is a roll forward of the allowance for bad debts for the year ended December 31, 1997 (in thousands) :

                                                                    BALANCE AT                                   BALANCE AT
                                                                   BEGINNING OF                    ACCOUNTS        END OF
                                                                       YEAR          EXPENSES     WRITTEN OFF       YEAR
                                                                 -----------------  ----------  ---------------  ----------
                                                                       BAHT            BAHT          BAHT           BAHT
1997...........................................................         --           1,294,542        --          1,294,542
                                                                            --                            --
                                                                            --                            --
                                                                                    ----------                   ----------
                                                                                    ----------                   ----------

                                                                         ANNEX A

                            THE KINGDOM OF THAILAND

    The following information regarding the Kingdom of Thailand ("Thailand") is included for information only and has not been independently verified by the Company or any of their respective affiliates or advisors. All of the data and other information included below has been obtained from published or public official sources of Thailand.

GENERAL

    Thailand, formerly known as Siam, is situated in Southeast Asia. It is bounded on the north and west by the Union of Myanmar (Burma), on the north and east by Laos and on the southeast by Cambodia. In the south it becomes a peninsula bounded by the Indian Ocean in the west, Malaysia in the south and the South China Sea in the east. The country covers an area of 514,000 square kilometers and has an estimated population of 60 million.

    Approximately 70% of the population lives in the central and northeastern regions of the country. By far the largest urban center is Bangkok (which includes Thon Buri), the capital, where the population has been growing more rapidly than the national population as a whole, increasing from 3.7 million in 1971 to approximately 5.6 million at the end of 1995.

    Approximately 85% of the population of Thailand is of Thai ethnic origin. The most important minority group is the ethnic Chinese who comprise over 12% of the population. The predominant religion in Thailand is Buddhism to which 95% of the population adheres. Islam accounts for 4% and is concentrated in the south adjacent to Malaysia. The balance of the population is predominantly Christian. The literacy rate is over 90% for adults over 15 years of age. The official language is Thai, but the use of English is encouraged, and is part of the school curriculum.

GOVERNMENT STRUCTURE AND POLITICS

    Thailand is a constitutional monarchy. His Majesty King Bhumibol Adulyadej, Rama IX, who ascended the throne in 1946, is a highly respected symbol of national unity and provides an important stabilizing influence in the country.

    Under the constitution, the King is the Head of State, Commander of the Armed Forces and Patron of all Religions. He has power to, upon the advice of the Prime Minister, declare and lift martial law, declare war with the approval of the National Assembly, conclude treaties with other countries or international organizations, grant pardons, appoint and remove high ranking officials in the civil service and commissioned officers in the armed forces. He is advised in the exercise of his functions by the Privy Council, appointed by royal command.

    The executive power is vested in the cabinet ("Council of Ministers"), which consists of the Prime Minister and not more than 35 other ministers, each appointed by royal consent. The cabinet can be dismissed by a vote of no-confidence of the House of Representatives. The new constitution, enacted in October 1997 stipulates that the members of the House of Representatives will lose memberships if they become ministers.

    Legislative power is exercised by the bicameral National Assembly, which is comprised of the Senate and the House of Representatives. Under the constitution, the President of the House of Representatives is also the President of the National Assembly. The Prime Minister is nominated by the president of the National Assembly and appointed by the King. The 200 members of the Senate, who may not belong to a political party, are elected for six-year terms. There are 500 members of the House of Representatives, 400 of whom are elected by popular vote together with 100 members elected under a party list system. The term of office of members of the House of Representatives is four years.

    The Thai legal system with respect to the criminal, civil, commercial, and special codes is based on British and European legal systems. There is also an extensive system of administrative law consisting of royal decrees, executive orders, and ministerial regulations. Thai law relating to family and inheritance matters is codified based upon traditional Thai laws. The judicial power is exercised by the courts of justice, consisting of the courts of first instance, the court of appeal and the Supreme Court. The King appoints all judges of the courts of justice after they have been approved by the Judicial Commission.

    For the purposes of administration the country is divided into 76 provinces, each under the control of a governor; each province is divided into districts, sub-districts and villages. The governors are appointed by the King on the advice of the Minister of Interior, except for the governor of Bangkok, who is directly elected by Bangkok residents.

RECENT POLITICAL DEVELOPMENTS

    After civil unrest in May 1992, an interim government was set up under Mr. Anand Panyarachun and the House of Representatives was dissolved for a general election that was held on September 13, 1992. The Democrat party won the most seats in that election and Mr. Chuan Leekpai, the Democrat Party leader, became Prime Minister and organized a five party coalition cabinet. However, due to controversy in connection with the Land Reform Program, Prime Minister Chuan was forced to dissolve the House. In the ensuing nationwide election held on July 2, 1995, the Chart Thai party won the largest number of seats in the House of Representatives, leading to the appointment of Mr. Banharn Silpa-archa as Prime Minister. In September 1996, however, Mr. Banharn was the subject of a censure debate in the House of Representatives, during which various charges were made against him, including mismanagement of the Thai economy and improper conduct by members of his administration. On September 21, prior to the censure vote, Mr. Banharn announced that he would resign as Prime Minister within the following week. On September 27, the Prime Minister dissolved the House of Representatives, as permitted by the constitution in effect at that time, and announced a new general election, which was held on November 17, 1996. In the election, the New Aspiration Party ("NAP") headed by former army chief General Chavalit Yongchaiyudh, won the largest number of seats in Parliament, capturing 125 of 393 seats. NAP's total of 125 seats, however, was far short of an absolute majority, so that a coalition government of six parties, which together had a 24-seat majority, was created to control the House of Representatives. The principal opposition to the new government was the Democrat Party, which won 123 seats in the election.

    This coalition government included many members of the previous coalition government and in its first nine months carried on many of the policies adopted by the previous government, including economic policies. On September 27, 1997, Prime Minister Chavalit survived a no confidence vote in the National Assembly amid widespread criticism of the Government's response to Thailand's economic crisis and controversy over political reform and a draft new constitution, which the Prime Minister initially opposed and ultimately supported. However, on November 7, 1997, Prime Minister Chavalit resigned from office under intense political pressure. In the interim before constitutionally mandated elections, Mr. Chuan Leekpai has been appointed to the office of Prime Minister. He presides over a coalition government that includes the major parties that formed the opposition to the former government of Prime Minister Chavalit.

    On September 27, 1997, the National Assembly approved a new constitution, which was signed by His Majesty the King on October 11, 1997 and took effect the same day upon official publication. The new constitution is seen by its supporters as a means of reforming and modernizing the Thai political system.

    The new constitution, which is the first to have sought grassroots input, expands citizens' rights, increases civil liberties, grants greater access to official information and encourages participation in the governmental decision-making process. The rights of local communities to participate in managing natural resources and the environment have been spelled out. It is unconstitutional to discriminate against Thai people on the basis of gender, origin of birth, country of birth, race, language or religious faith. The new constitution also creates monitoring mechanisms against corruption. Members of the Council of Ministers, as well as their spouses and children, are required to disclose their assets, and members of the House of Representatives found to be involved in misconduct can be more easily dismissed. The new constitution makes voting compulsory. Formerly, low voter turn-out was considered by some to encourage vote buying.

    The constitution allows the Senate more power to scrutinize bills passed by the House of Representatives and also to appoint members of monitoring agencies, including a National Counter-Corruption Commission and certain Constitutional Court judges. In addition, the Senate is empowered to appoint members of the Election Commission, which supervises and manages all elections to ensure fairness. Under the constitution, the National Assembly must, by mid-June 1998, complete the consideration and approval of laws in respect of the elections of members to the House of Representatives and Senate, the Election Commission and political parties.

FOREIGN RELATIONS

    Thailand has historically adopted a flexible approach in its conduct of external relations. The success of this approach is evidenced by the fact that Thailand is the only country in Southeast Asia, and one of the few in all of Asia, never to be colonized by Western powers. Following the end of World War II, Thailand's main external concern was to ensure that the spread of communism, first in China and later in Vietnam, Cambodia and Laos, did not spill over into Thailand. Consequently, in the early 1950's the Thai Government decided to align with the West in general, and the United States in particular. In 1954, Thailand became a party to a regional collective security arrangement called the Southeast Asia Treaty Organization ("SEATO"). Although SEATO was dissolved in 1977, Thailand and the United States have remained allies under the Manila Pact, which served as a basis for SEATO and remains in force today.

    Thailand is a member of, and enjoys good relations with other members of, the Association of Southeast Asia Nations, namely, Brunei, Indonesia, Malaysia, the Philippines, Singapore, Vietnam, Laos and the Union of Myanmar (Burma).

    Thailand has shown a strong interest in the development of multilateral regional relations. It has been a signatory to a number of international treaties including: the World Trade Organization (formerly the General Agreement on Tariffs and Trade) (WTO); Agreement between the Government of the Kingdom of Thailand, the Government of Malaysia and the Government of the Republic of Indonesia relating to the Delimitation of Continental Shelf Boundaries in the Northern Part of the Straits of Malacca; the Fifth International Tin Agreement; the Treaty of Amity and Economic Relations Between the Kingdom of Thailand and the United States of America; and the International Natural Rubber Agreement. In the international financial context, Thailand is affiliated with major multilateral lending institutions, including: the IMF, the World Bank, the International Development Association (IDA), the International Finance Corporation (IFC), and the Asian Development Bank (ADB). Thailand is also a member of the United Nations, as well as a number of specialized United Nations agencies, and of the International Coffee Organization, the International Sugar Organization, the International Natural Rubber Organization and the International Jute and Allied Fibres Organization.

    Thailand is a party to the ASEAN Free Trade Agreement (AFTA) under which no tariffs greater than 5% will be applied after 2003 on products, other than certain unprocessed agricultural products, traded among the ASEAN member countries. AFTA also requires that tariffs on such unprocessed agricultural products be reduced by 2005.

    In November 1996, Thailand and the United States of America signed the "Convention Between the Government of the United States of America and the Government of the Kingdom of Thailand for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income." The treaty has been ratified by both respective countries and came into force on January 1, 1998, although provisions concerning withholding tax will come into effect only after a six-month delay. The treaty is expected to improve investment conditions for U.S. investors.

ECONOMY

    Thailand's economy operates as a mixed economic system in which the private sector plays a dominant role. The policy of the government has been to operate most public utilities as well as to control a number of monopolies, such as the lottery and domestic tobacco industry, and some other industries, but not to displace private enterprise in the commercial or industrial sectors of the economy, except where private capital is unable to develop essential industrial projects. In particular, the government has begun to look to private industry in connection with the modernization of telephone services and the development of a mass transit system and has begun to privatize air transport.

    While traditionally the Thai economy was based on agriculture, since the early 1960's, the country has diversified its agricultural base and placed increasing emphasis on the industrial and service sectors. The contribution of agriculture, including crops, livestock, fishery, forestry, agricultural services, and simple agricultural processing products to Gross Domestic Product ("GDP") decreased from 24% in 1979 to an estimated 10.7% in 1996 and increased slightly to an estimated 11.2% in 1997, while during the same period the industrial sector, including mining and quarrying, manufacturing, construction, transportation and communication as well as electricity and water supply rose from 36.1% to 47.2%. The contribution of the service sector, including wholesale and retail trade, banking, insurance and real estate, ownership of dwellings, public administration and defense and services increased from 39.9% to 41.6% during the same period. Manufacturing activities at present range from the production of major construction materials, electrical and electronic components and goods to the processing of agricultural products.

    The performance of Thailand's economy from 1992 through 1996 generally met the targets set in the Seventh National and Social Development Plan (covering fiscal years 1992-1996) (the "Seventh Plan"). Nominal GDP increased by an estimated 70.52% during the period, from approximately 2,830.9 billion Baht in 1992 to approximately 4,827.2 billion Baht in 1996 and per capita GDP rose from 49,410 Baht in 1992 to an estimated 79,653 Baht in 1997. Average annual growth in real GDP was 8.0% compared to 8.2% targeted in the Seventh Plan; average annual growth in private sector investment was 7.0%, compared to 8.8% targeted in the Seventh Plan and exports and imports grew by an average of 14.2% and 13.6%, respectively, compared to 14.7% and 11.4%, respectively, targeted in the Seventh Plan. Inflation during the period rose at an average annual rate of 4.8%, compared to 5.6% targeted in the Seventh Plan. Real GDP in Thailand grew by an estimated 5.5% in 1995, a decline from the previous four years.

    Thailand's economy currently is experiencing significant contraction. Real GDP growth is expected to decline from negative 0.4% in 1997 to a range of negative 4.0% to negative 5.5% in 1998. Under the macroeconomic assumptions developed in conjunction with the IMF Financial Assistance Program, domestic consumption is expected to decline by 8.0% and gross fixed investment is expected to decline by 24.0% in 1998.

    The preparation of the Eighth Plan represented a departure from past practice, as the Eighth Plan is intended to provide only general guidelines for economic development. The preparation of the Eighth Plan involved extensive public consultation through seminars held throughout Thailand. Under the Eighth Plan, the Government's broad policy is to achieve balanced economic growth with stability. As originally drafted, the Eighth Plan called for, among other things, reducing the current account deficit as a percentage of GDP, controlling inflation, mobilizing household savings to at least 10% of GDP, reducing the percentage of the population below the defined poverty level to less than 10%, improving the development of human resources and the quality of life, utilizing, preserving and rehabilitating the natural environment and increasing the quantity and quality of basic infrastructure in rural areas. One of the main focuses of the Eighth Plan is human resource development and enhancement of the productivity of the Thai labor force. The Government had previously increased the level of compulsory education in the country from six years to nine years during the Seventh Plan and has made efforts toward increasing the number of technicians and skilled workers. Meanwhile, the Government is also actively encouraging private sector corporations to re-train their workforce.

    The devaluation of the Baht during 1997, combined with the concurrent crisis in Thailand's financial sector and property markets and related adverse economic developments in Thailand and other Asian countries, have substantially altered the assumptions under which the Eighth Plan was developed. Accordingly, the Government has adopted amendments to the Eighth Plan that reflect Thailand's current economic and social environment and the economic rehabilitation program developed in connection with the IMF Financial Assistance Program. The amendments reflect lower public and private investment spending targets, increased monitoring of private sector external debt, emphasis of fiscal and monetary policy on controlling inflation, financial reform, increased export competitiveness and alleviation of social problems arising from the economic slowdown, including, INTER ALIA, unemployment. The amendments also target acceleration of state enterprise reform, decentralization of government power, privatization of state enterprises, development of human resource programs and participation of non-governmental organizations in decision-making and policy formation.

    Thailand has obtained a U.S.$17.2 billion loan package from the IMF. The IMF has imposed strict austerity measures as conditions to this package. These include tax increases, government spending cuts and implementation of a plan for financial reform and rehabilitation. In addition, Thailand has agreed to the following adjusted fiscal goals:

        1. Maintain economic growth rates at 3-4 percent in 1997-1998 and aim for a potential growth rate of 6-7 percent over the medium term.

        2. Reduce inflation to 4-5 percent following an initial increase to an average of 7-8 percent in 1997-1998.

        3. Reduce the current account deficit to 5 percent of GDP in 1997 and to a sustainable level of 3 percent over the medium term.

        4. Maintain gross international reserves of about U.S.$23 billion in 1997 and U.S.$25 billion in 1998, equivalent to approximately 4 months of imports.

    As a result of the continued slowdown in the Thai economy, which has been more severe than previously anticipated due in part to the economic difficulties experienced by other Asian countries (including lower demand from Japan and other Southeast Asian trading partners), more pronounced weakness in private consumption and investment demand and continued liquidity shortages, the Government, in consultation with the IMF, revised in November 1997, February 1998 and May 1998 certain of its macroeconomic assumptions. The most recent revisions in May 1998 included lowering the real GDP growth rate for 1998 to a range of negative 4.0% to negative 5.5% (from negative 3.0% to negative 3.5% following the February 1998 review), revising the expected inflation level to an average of 10.5% in 1998 (from 11.6% following the February 1998 review), increasing the consolidated public sector deficit to approximately 3.0% of GDP (from 2.0% GDP following the February 1998 review) for the 1998 fiscal year, increasing the current account surplus to 6.9% of GDP (from 4.0% of GDP following the February 1998 review) in 1998 and maintaining gross international reserves of U.S.$26-28 billion for 1998 (as compared to reserves of U.S.$23-25 billion following the February 1998 review) (approximately 6.2 to 6.7 months of estimated 1998 import value). Actual performance of the economy could vary from these assumptions, and future adverse developments in Asia could further exacerbate Thailand's economic difficulties, including by adversely affecting Thai exports.

    The board of the IMF most recently met on December 8, 1997 to evaluate Thailand's progress in meeting package conditions and approve a second round of drawings in the amount of U.S.$810 million. On March 9, 1998, the IMF approved a third round of drawings in the amount of U.S.$270 million. The government expects to receive an additional disbursement from the IMF of U.S.$138 million in mid-June 1998. Since August 1997, the IMF has made funds available to Thailand in the amount of U.S.$2.67 billion.

    In addition, the World Bank is providing a U.S.$1.5 billion loan package in order to assist in the reform of the Thai Financial system. The World Bank released U.S.$350 million on December 30, 1997. Also, Asian Development Bank is providing U.S.$1.2 billion loan package for on-going project loans and structural adjustment loans. On December 20, 1997 and March 18, 1998, the total of U.S.$600 million was released to Thailand.

PRIVATE SECTOR DEVELOPMENT

    Thailand has a mixed economy, with almost all industrial and commercial activity being owned and operated by the private sector and financial activity being owned and operated by both the public and private sectors. The government controls some portions of financial activity in Thailand and is responsible for promoting the necessary infrastructure and a stable environment to foster economic growth. The government operates most public utilities and some industries but since 1983 the government has taken steps to liquidate, sell, lease or contract out a number of government enterprise activities to the private sector.

    Thailand has been one of the largest recipients of foreign direct investment ("FDI") in the Asia Pacific Region, with net direct foreign investment of 53,691 million Baht , 43,812 million Baht , 33,241 million Baht , 49,887 million Baht, 57,472 million Baht and 91,346 million Baht in 1992, 1993, 1994, 1995, 1996 and
1997, respectively. (The drop in 1994 resulted from increased borrowings through the Bangkok International Banking Facility ("BIBF") and growing FDI of Thais in several foreign countries, particularly China, ASEAN and Indochinese countries.) During the 1990's, FDI has been concentrated in a large number of large companies engaged in manufacturing industries, trade and construction. The agricultural sector, on the other hand, received less than 0.1% of the total FDI in 1996 and 1997.

    The government of Thailand permits foreign investment and established the BOI in 1960 to be the focal point of the country's investment promotion. In 1977, the current Investment Promotion Act was passed, which provides for guarantees, tax exemption and, if necessary, temporary protection to be accorded to projects undertaking certain activities. Incentives are also provided for export projects and those located in designated investment promotion zones. The government, for example, has guaranteed against nationalization, state competition or monopolization, duty-free government import of competing goods, and unjustified price control, and, subject to certain restrictions, has permitted foreign ownership of land, the entry and work of experts, skilled workers and their families and repatriation of capital and remittance of profits. Except for designated businesses in which foreign investment is limited, including banking and service industries, Thai law otherwise permits foreign majority investment and control of firms undertaking industrial or commercial activities.

SELECTED ECONOMIC DATA

    The following table sets forth a summary of certain economic information relating to Thailand for the years ended December 31, 1992 through 1996 except as otherwise indicated:

                                                    1992        1993        1994        1995(P)      1996(E)
                                                 ----------  ----------  -----------  -----------  -----------
Population (million persons)...................       57.79       58.34        59.10        59.46        60.10
GDP
  Real GDP at 1988 prices (% change)...........         8.1         8.3          8.9          8.7          6.7
  --Agriculture................................         6.0        -1.9          4.3          3.1          3.1
  --Nonagriculture.............................         8.4         9.8          9.5          9.4          7.1
  GDP at current prices (billion Baht).........     2,827.2     3,163.9      3,600.5      4,173.0      4,665.4
  (% change)...................................       (12.8)      (11.9)       (13.8)       (15.9)       (11.8)
  Per Capita GNP (Baht)........................      48,359      53,357       59,940       69,077       75,911
Inflation (Consumer Price Index)...............         4.1         3.3          5.0          5.8          5.9
External Sector (billion Baht)
  Exports......................................       815.2       921.4      1,118.0      1,381.6      1,378.9
  (% change)...................................       (13.1)      (13.0)       (21.3)       (23.6)       (-0.2)
  Imports......................................     1,020.6     1,143.1      1,344.8      1,755.4      1,796.5
  (% change)...................................        (5.5)      (12.0)       (17.6)       (30.5)        (2.3)
  Trade balance................................      -205.4      -221.7       -226.8       -373.8       -417.6
  Current account balance......................      -160.1      -161.1       -203.2       -337.6       -372.6
  (as percentage of GDP).......................       (-5.7)      (-5.1)       (-5.6)       (-8.1)       (-8.0)
  Capital movements (net)......................       240.7       265.9        305.9        545.1        456.0
  --Private sector(1)..........................       237.2       260.9        301.9        517.6        424.3
  --Public sector..............................         3.5         5.0          4.0         27.5         31.7
  Overall balance of payments..................        77.1        98.8        104.8        179.5         54.6
  International reserves (billion U.S.$).......        21.2        25.4         30.3         37.0         38.7
  Total outstanding debt(2) (billion U.S.$)....        43.6        52.1         64.9         82.6         89.8
  (Public debt)................................       (13.1)      (14.2)       (15.7)       (16.4)       (16.8)
  Debt service ratio(2)........................        11.3        11.2         11.7         11.4         11.8
  (Public sector)..............................        (3.7)       (3.7)        (3.4)        (2.8)        (2.6)
Public Finance (fiscal year)
  Cash balance (billion Baht)..................       +85.9       +68.9        +65.8       +112.5       +104.3
  (as percent of GDP)..........................       (+3.0)      (+2.2)       (+1.8)       (+2.7)       (+2.2)
Money and Banking
  Money supply (M2) (billion Baht).............     2,117.8     2,507.1      2,829.3      3,310.6      3,726.6
  (% change)...................................       (15.6)      (18.4)       (12.9)       (17.0)       (12.6)
  Domestic credit (% change)...................        18.0        22.7         28.9         23.1         14.0
  Commercial bank (% change)(3)................        20.6        23.2         30.1         24.2         14.2
  Deposits(4) (% change).......................        16.2        19.2         13.1         18.2         13.7
  Interest rates (end of the year)
  --Prime rates................................        11.5        10.5        11.75        13.75        13.0-
                                                                               8.25-       10.25-        13.25
                                                                                                         8.50-
  --Time deposit (1 year)......................         8.5         7.0        10.25         11.0         9.25
  Exchange Rate (annual average) Baht:
    U.S.$(Exchange Equalization Fund)..........       25.40       25.32        25.15        24.92        25.34

------------------------

(1) Including commercial banks and BIBFs.

(2) Including commercial banks. The Debt Service Ratio is the ratio of mature public sector debt to export earnings.

(3) Including BIBFs.

(4) Excluding foreign currency deposit and interbank deposits.

(P) Preliminary figures.    (E) Estimates.

SOURCE: THE BANK OF THAILAND, ANNUAL ECONOMIC REPORT 1996.

    The following table sets forth a summary of certain economic information relating to Thailand for the months running from June 1997 to November 1997:

                 BANK OF THAILAND'S MONTHLY STATISTICAL RELEASE

    Issued by the Economic Research Department, Bank of Thailand, Bangkok tel.
(662) 282-7803

                                                                          1997
                                ----------------------------------------------------------------------------------------
                                    JUN.           JUL.           AUG.           SEP.           OCT.           NOV.
                                -------------  -------------  -------------  -------------  -------------  -------------

                                                                                            (PRELIMINARY)   (ESTIMATED)
ACTIVITY AND PRICES                                   (% CHANGE FROM THE SAME PERIOD OF LAST YEAR)
Manufacturing Production
  Index.......................            5.0            3.8           -5.1           -6.7          -12.3           n.a.
(12-month moving average).....           (6.8)          (6.7)          (5.6)          (4.3)          (2.3)         (n.a.)
Price Investment Index........            4.1            4.1            2.5            1.4           -0.2           n.a.
Government cash balance (bn.
  b)                                    +29.7          -18.7          -21.9          +21.4          -17.4          -11.7
Consumer Price Index                      4.4            4.9            6.6            7.0            7.2            7.6
-Food.........................            5.7            6.9            9.5            9.2            8.0            7.9
-Non-food.....................            3.4            3.5            4.4            5.3            6.7            7.3

EXTERNAL ACCOUNTS                                                (IN MILLIONS OF U.S.$)
Exports.......................          4,639          4,745          4,790          4,986          5,141           n.a.
[%LU.S.$].....................           [7.4]          [7.9]          [2.2]         [11.5]         [11.7]          n.a.
Imports.......................          5,558          5,273          5,336          4,767          4,520           n.a.
[%LU.S.$].....................          [-3.6]         [-8.7]        [-13.3]        [-12.2]        [-24.5]          n.a.
Trade Balance.................           -919           -528           -546            219            621           n.a.
Current Account Balance.......           -868           -387           -413             81            701           n.a.
Balance of Payments...........           -954         -1,706         -4,508          3,674          1,556         -4,716
Official Reserves
  (bn.U.S.$)..................           32.4           30.4           25.9           29.6           31.3           26.3

MONETARY STATISTICS                                              (IN BILLIONS OF BAHT)
M1............................          396.4          393.5          428.4          400.5          407.3          388.0
(%L)..........................           (0.8)         (-3.6)          (7.3)         (-1.9)          (3.0)         (-4.6)
M2............................        3,958.1        4,047.5        4,139.4        4,166.3        4,239.7        4,263.1
(%L)..........................          (11.9)         (14.5)         (16.7)         (16.6)         (18.1)         (17.0)
M2A...........................        4,721.0        4,702.2        4,622.2        4,574.6        4,600.7           n.a.
(%L)..........................           (4.6)          (4.1)          (2.1)          (0.6)          (0.8)         (n.a.)
Monetary Base.................          514.3          468.5          435.6          433.8          443.5          441.9
(%L)..........................          (29.8)         (14.6)          (9.9)          (7.4)          (5.5)          (5.7)
Bank deposits.................        3,986.9        4,059.4        4,035.0        4,065.5        4,144.1        4,169.1
(%L)..........................          (15.9)         (18.2)         (16.9)         (16.5)         (18.9)         (17.0)
Commercial bank credits.......        5,076.1        5,308.6        5,420.3        5,539.2        5,708.1        5,668.1
(%L)..........................          (10.4)         (15.3)         (16.4)         (17.0)         (19.6)         (17.4)
-excluding BIBF's.............        4,246.2        4,281.3        4,326.0        4,391.8        4,425.8        4,430.0
(%L)..........................          (11.1)         (11.5)         (11.3)         (10.9)         (11.0)          (9.7)

INTEREST RATES                                                      (END OF PERIOD)
-Prime Rate (MLR).............          12.75          13.75          13.75          14.25          14.75          14.75
-Minimum Retail Rate (MRR)....    13.00-13.50    14.00-14.50    14.00-14.50    14.50-15.00    15.00-15.50    15.00-15.50
-Fixed Deposit Rate (1
  year).......................      8.00-8.75    10.00-11.50    10.00-11.50    10.00-11.50    10.00-11.50    10.00-11.50
-Interbank Rate (average).....          15.10          18.66          15.43          23.87          18.72          19.99

EXCHANGE RATE (AVERAGE
  BAHT:U.S.$).................          25.78          30.27          32.48          36.28          37.55          39.30

LABOR SITUATION

    In Thailand, the labor force includes Thais aged 13 and over. In 1997, approximately 46% of the total labor force was employed in the agricultural sector. Between 1991 and 1996, the labor force increased at an average annual rate of 0.9% from 31.0 million to 32.4 million. The labor force totaled 32.6 million in 1997. The unemployment rate at the end of 1997 was estimated at 3.5%.

    A legal framework, which prescribes the procedures for union formation, collective bargaining and dispute settlement, was established by the Labor Relations Act of 1975. Laws relating to working conditions and the protection of workers promulgated in 1972 are expected to be replaced by the Labor Protection Act of 1998, currently expects to become effective in August 1998. Only a small proportion of the work force is organized in labor unions. In 1991, the Thai government enacted a law which prohibits unionization in all state agencies and enterprises. However, labor associations are still permitted and serve a corresponding function.

    The government has attended to the welfare of workers through job creation programs in different areas of the country and periodic minimum wage adjustments to mitigate the effect of price increases. Effective January 1, 1998, the minimum wage was 162 Baht per day for the Bangkok metropolis, its five surrounding provinces (i.e., Nakornpathom, Nonthaburi, Patumthani, Sumutprakarn and Samutsakorn) and Phuket, 140 Baht per day for Pangnga, Ranong, Chiang Mai, Chonburi, Nakornratchasima and Saraburi, and 130 Baht per day for all other provinces.

FOREIGN TRADE AND BALANCE OF PAYMENTS

    Foreign trade plays an important role in the Thai economy. Notwithstanding the diversification which has occurred since the early 1960's, Thailand's exports are still influenced by fluctuations in world commodity prices, and its imports are primarily structured by the requirements of a developing country.

    Thailand's current account deficit has increased since 1987 principally due to a trade deficit, and Thailand's terms of trade have declined over the period. Although exports have risen significantly, imports increased even more rapidly during this period due to heavy foreign and domestic investment flows. A large percentage of imports during the past five years have been capital goods. However, uncertainty concerning protectionism, growing competition for market share from other countries in the region and continuing fluctuations in world commodity prices will continue to affect future growth in export earnings. Tourism has been a major source of foreign exchange earnings for the country.

    Since 1993, credit growth has been fueled by both deposits and external borrowing through the BIBF. The cheaper cost of foreign currency loans accessible through the BIBFs, coupled with the perceived absence of exchange rate risk owing to a fixed exchange rate system, generated greater credit demand.

    The large current account deficits over the past three years have been financed by increases in direct investment, portfolio investment and external borrowing. The net capital inflows in the past have more than offset the current account deficits, resulting in a balance of payments surplus and a substantial increase in the country's international foreign exchange reserves, from U.S.$20.0 billion in 1992 to U.S.$37.2 billion in 1990, equivalent to approximately 6.3 months of estimated 1996 imports.

    Since 1996, the real estate sector and the stock market have been weakening. The export market has also become less competitive due to an over valued Baht and higher labor costs. These market conditions created a general lack of confidence among depositors and creditors, both domestic and foreign and therefore lead to capital outflows. In the first half of 1997, the balance of payments was negative U.S.$7.5 billion.

    In September 1997, strong export performance, aided by the depreciation of the Baht, and a dramatic decrease in imports caused a trade surplus of 1.1 billion Baht. This was the first trade surplus of Thailand in decades. September exports grew by 8.7% in U.S.$ terms over exports in September, 1996, while imports for the same period shrank by 12.2%. Growth in exports of high technology products, such as computers, computer parts, electrical circuits and plastic products was noteworthy. October saw an estimated trade surplus for the month of
5.3 billion Baht and for November an estimated surplus of 27.3 billion Baht. The current accounts deficit narrowed to Baht 3.9 billion in September. In 1997, the current account deficit declined significantly to 2.0% of GDP. For the first two months of 1998, the current account recorded a surplus of US$2.7 billion.

    The government has introduced a number of measures to reduce the current account deficit with emphasis upon export promotion rather than constraints on imports. A value added tax of 7%, intended to reduce distortion in the tax system and encourage more efficient export oriented production was introduced on January 1, 1992 and was increased to 10% in August 1997. As of early February 1998, the BOI was planning to seek cabinet approval to set up a loan guarantee body as a mechanism aimed at a liquidity crunch facing exporters and the agricultural industry.

    The following table sets forth Thailand's balance of payments for the years indicated:

                                                      1992        1993        1994        1995        1996
                                                   ----------  ----------  ----------  ----------  ----------
                                                                     (IN MILLIONS OF BAHT)
Exports (f.o.b.).................................     815,202     921,433   1,118,049   1,381,660   1,378,902
(% change).......................................        13.1        13.0        21.3        23.6        (0.2)
Imports (c.i.f.).................................   1,020,582   1,143,108   1,344,831   1,755,456   1,796,549
(% change).......................................         5.5        12.0        17.6        30.5         2.3
Trade balance....................................    (205,380)   (221,675)   (226,782)   (373,796)   (417,647)
Net services & transfers.........................      45,306      60,546      23,629      36,155      45,488
Current account balance..........................    (160,074)   (161,129)   (203,153)   (337,641)   (372,159)
Capital and financial account....................     240,742     265,895     305,851     545,121     493,530
Private..........................................     237,200     260,939     301,859     517,642     460,555
Public...........................................       3,542       4,956       3,992      27,479      32,975
Net errors & omissions...........................      (3,555)     (5,975)      2,129     (27,950)    (66,763)
Balance of payments..............................      77,113      98,791     104,827     179,530      54,608

------------------------

SOURCE: THE BANK OF THAILAND MONTHLY BULLETIN, JUNE 1997.

    The large current account deficits over the past three years have been financed by increases in direct investment, portfolio investment and external borrowing. The capital inflows have more than offset the current account deficits, resulting in a substantial increase in the country's international reserves. The country's international reserves were significantly reduced in the first half of 1997 in connection with the Bank of Thailand's attempt to maintain a pegged exchange rate prior to July 2, 1997.

EXTERNAL DEBT

    Thailand's external debt, both public and private (including short-term) grew from U.S.$5.7 billion in 1980 to U.S.$25.1 billion in 1990 and to U.S.$91.8 billion at the end of 1997. As of February 1998, the total amount of Thailand's external debt was US$89.7 billion. It is estimated that substantially all of the external debt is denominated in U.S.$ and yen. Debt servicing obligations expressed as a percent of exports of goods and services declined from 14.8% in 1980 to 10.8% in 1990 but increased to 15.8% in 1997 due principally to increasing levels of private sector external debt.

    Foreign borrowings have been on the rise since 1993, due to the commencement of BIBF in March 1993, prompting subsidiaries of foreign companies to resort to this new source of funds instead of bringing in foreign direct investment from their parent companies or regional offices. Since borrowings through BIBF are regarded as overseas obligations, Thailand's foreign debts have risen accordingly.

    Thailand's private sector is anticipated to face difficulty in payment of approximately U.S.$39 billion of short term foreign debt falling due in 1998 although a significant amount of such debt has been voluntarily rolled over on a short-term basis.

    As of mid-February, 1998, the Overseas Economic Cooperation Fund of Japan was considering providing additional foreign currency loans to the Thai government in order to boost liquidity. In late February, the president of the Thai Export-Import Bank estimated that loans from international agencies would add over 30 billion Baht of liquidity for Thai exporters within several months.

CURRENCY AND FINANCIAL SYSTEM

    The Bank of Thailand was established in 1942 as the central bank and is in charge of implementing monetary policy.

    The Bank of Thailand is managed by its Court of Directors which is presently composed of 10 members, with the Governor to serve as ex-officio Chairman and two Deputy Governors to serve as Vice-Chairmen. The Governor and the Deputy Governors are appointed by the King upon the recommendation of the Cabinet after being nominated by the Minister of Finance, and other members of the court are appointed by the Cabinet on the advice of the Minister of Finance.

    The principal functions of the Bank of Thailand are to act as (1) the note-issuing authority on behalf of the government, (2) banker to the government, commercial banks and other financial institutions, and (3) the agent of the government to manage public debt, to administer exchange controls, to supervise commercial banks, finance companies, and credit foncier (mortgage lending) companies, and to deal with multinational monetary organizations. With respect to exchange rate policy, the Exchange Equalization Fund, founded in 1955 and chaired by the Minister of Finance, is the agency of the government to carry out exchange rate policy and foreign exchange transactions with banks.

    There are 36 commercial banks in Thailand of which 21 are foreign incorporated banks. As of December 31, 1997, estimated total deposits of commercial banks were 4,229 billion Baht compared to approximately 3,533 billion Baht as of December 31, 1996. This represents an increase of 19.7%. Within the public financial sector there are specialized banking institutions, including the Government Savings Bank which is the principal institution for small savings deposits, the Bank of Agriculture and Agricultural Co-operatives which is the chief source for farm credits, the Government Housing Bank which provides mortgages to middle and low income individuals, and the Small Industries Finance Office which advances loans to companies with registered capital or fixed assets of up to 10 million Baht (U.S.$384,763).

    As of March 31, 1998, 52 financial institutions held licenses to operate offshore banking business through BIBF's. Of these, 15 belong to Thai commercial banks, 18 to foreign bank branches already operating in Thailand, and 19 to other foreign banks. As of March 31, 1998, 48 BIBF offices had commenced operations.

    In January 1995, 22 commercial banks were granted permission to operate Provincial International Banking Facilities ("PIBF") offices. At the end of 1996, 37 PIBF's had begun operations in five different provinces including Chonburi, Rayong, Ayutthaya, Chiang Mai and Songkhla. In January 1997, seven foreign banks holding BIBF licenses were granted permission to open full branches, and an additional three new bank licenses have been provisionally granted to allow the establishment of new domestic banks.

    As of January 1, 1995, the capital adequacy framework of the Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlement was fully adopted in Thailand's banking system, which brought the Thai commercial banks in line with international standards.

    Against the background of sizeable non-performing loans carried by some of the finance companies in their loan portfolio and the liquidity crisis experienced by all of the finance companies, the Ministry of Finance in July and August 1997 ordered 58 finance companies to suspend their operations, including suspension of trading of the suspended companies' shares on the SET, pending approval of the rehabilitation plans submitted or to be submitted by the suspended companies. On December 8, 1997, the Ministry of Finance ordered the closure of 56 out of the 58 suspended finance companies resulting in an estimated 20,000 employees losing their jobs. The Association of Finance Companies believes that strong pressure on the remaining 35 finance companies may induce mergers in the industry. The remaining finance companies will have to comply with a higher capital fund to risk assets ratio and other similar rates. They will also face competition from investors in the sector. The liquidity crisis and overall lack of confidence in the financial sector by the public are also felt by smaller commercial banks in Thailand. Depositors reportedly are transferring their deposits from the smaller banks to larger Thai banks and local branches of foreign banks. Recent disruption in the finance and property sectors has severely affected certain property firms, the finance sector and, to a lesser extent, the banking sector.

    On November 6, 1997, the National Assembly passed four emergency decrees the main purposes of which were to restore confidence and to provide direction and stability in the financial system. Two of the decrees authorized the creation of the FRA and the Asset Management Corporation ("AMC"). The objectives of the FRA are to review the rehabilitation plans of suspended finance companies, to assist bona fide depositors and creditors of suspended finance companies and to administer the liquidation of finance companies which cannot be rehabilitated. Six board members of the FRA were appointed to oversee the work of the FRA. As of early February 1998, the FRA anticipated auctioning the assets of the closed finance companies in early March 1998 and complete liquidation of the assets of the 56 closed finance companies by year end 1998. The primary objective of the AMC is to bid for the assets of those finance companies that the FRA deems nonviable. The other emergency decrees amended the Bank of Thailand Act, the Commercial Banking Act and the Act on the Undertaking of Finance, Securities and Credit Foncier Business (the "Finance Act"). The new decrees give the Bank of Thailand, under certain circumstances, new powers to intervene in the operation of financial institutions. These powers include the power to remove directors or executives of such financial institutions and to appoint replacement directors or executives. Finally, the decree amending the Bank of Thailand Act reaffirms the government's commitment to a government subsidized institution, the FIDF, that will provide certain guarantees to depositors and creditors. One of the most important features of the decree amending the Bank of Thailand Act is that, if necessary, the FIDF can release the collateral pledged to the FIDF by suspended finance companies. This will allow all creditors of such finance companies to receive equal treatment.

    The AMC is anticipated to have severe funding problems because the total cost of buying problem assets of the 56 closed finance companies is now anticipated to be much higher than originally thought. Such estimates range from 200 billion Baht to 700 billion Baht. AMC start-up capital is 1 billion Baht.

    In late February, an independent investigation by the Finance Ministry found that FIDF was likely to write-off at least half of the 800 billion Baht in loans extended to ailing financial institutions. This expected loss is estimated to equal the total value of assets held by the Bank of Thailand.

    The Bank of Thailand has recently changed capital adequacy requirements applicable to commercial banks and finance companies based on Bank of International Settlement requirements. Because of these tough new capital requirements, surviving finance companies are anticipated to seek substantial increases in capitalization. Commercial banks will also feel the impact of the new capital requirements and, according to recent press accounts, are seeking to sell equity interests to foreign shareholders. In late February, 1998, two of Thailand's larger banks announced plans to boost capital. In December 1997, the Bank of Thailand replaced the boards of directors of two smaller banks, First Bangkok City Bank and Bangkok Metropolitan Bank, in order to encourage these banks' capital increase programs. In early February, 1998, IMF officials reportedly characterized the local commercial banks as remaining "relatively weak".

    On February 6, 1998, the Bank of Thailand announced the formal takeover of three ailing Thai commercial banks: the Siam City Bank Public Company Limited, First Bangkok City Bank Public

Company Limited and the Bangkok Bank of Commerce. The move resulted in the elimination of all shareholders' equity in the three banks by ordering a massive capital write-down to clear bad debt. The central bank's Financial Institutions Development Fund ("FIDF") will swap its loans to the three banks for an equity stake, becoming near 100% shareholder which will, in effect, turn the three banks into state enterprises. The government is currently developing plans to privatize these banks during 1998.

    This action was similar to the decision by the Bank of Thailand in mid-January when it ordered the Bangkok Metropolitan Bank Public Company Limited to write off 11 billion Baht of its capital, reducing the par value of shares to one one-hundredth of a Baht each. The FIDF will take a 99.96% stake in the bank after the capital is increased by 25 billion Baht.

    On May 18, 1998, the Bank of Thailand ordered seven additional finance companies, with total assets of approximately Baht 92.2 billion, representing approximately 15% of the total assets of operating finance companies, to write-down their capital and announced that the FIDF would recapitalize six of the seven finance companies by converting into equity approximately Baht 10.84 billion of debt owed by such finance companies to the FIDF and injecting approximately Baht 620 million of additional capital into the seventh finance company. The recapitalization is expected to raise the capital-to-risk assets ratio for all seven companies to at least 9%. The Bank of Thailand also replaced the board of directors of each company with representatives of the Bank of Thailand and Krungthai Thanakit Public Company Limited ("KTT"), a subsidiary of Krungthai Bank Public Company Limited. The Bank of Thailand intends that KTT will acquire the assets and assume the liabilities of each of the seven companies, which eventually will be consolidated into KTT. If necessary, the FIDF may also assist in recapitalizing KTT by providing additional equity capital. KTT is also expected to be granted a commercial banking license in connection with such consolidation and recapitalization.

    In addition to the Emergency Decrees, in May 1998, the National Assembly approved five additional emergency decrees with the objective of increasing liquidity in the Thai economy and expediting the resolution of the financial sector crisis. These decrees (i) authorize the Government to incur, by no later than December 31, 2000, external borrowings not to exceed Baht 200 billion in addition to its authorized external borrowing limits (which are currently set at a maximum annual limit of 10% of the Government's annual budget, (ii) authorize Government domestic borrowing of up to Baht 500 billion to refinance the FIDF's short-term borrowings, (iii) exempt the FIDF from certain bankruptcy law provisions which prevent creditors who have knowingly provided financial assistance to insolvent financial institutions from filing debt repayment claims against such financial institutions, (iv) modify the AMC's charter to permit increased capital and (v) specify procedures for the sale of assets of closed finance companies by FRA.

    The new Bank of Thailand governor, M.R. Chattumongkol Sonakul, has announced that no financial institution will be ordered to close. However, financial institutions with serious problems will be compelled to reduce their capital and be taken over the the FIDF.

MONETARY POLICY

    The Bank of Thailand is responsible for controlling the money supply in Thailand. In furtherance of the country's objective of becoming the financial center of this region, several financial liberalization policies have been adopted, including the introduction of BIBF, which permit banks to make loans in currencies other than Baht, and the relaxation of rules and regulations on the movement of capital. These liberalization policies may have the effect of impairing the ability of the authorities to control capital inflows, money supply, and inflation in the foreseeable future. However, in early February 1998, IMF officials suggested that the reduction of relatively high interest rates be delayed in an effort to prevent inflation.

    Due to an increasingly open economy, external conditions have become important factors affecting Thailand's economy. During the early 1980's when the world economy suffered an economic downturn, which caused worldwide reduction of inflation and declining investment, the country's GDP growth fell to around 5.5%. However, since the mid 1980's the world economy has improved and conditions in trade and investment have changed rapidly. Among other things, the substantial amount of foreign investment, particularly from Japan, was one of the major forces behind the economic boom during 1987-1990.

FOREIGN EXCHANGE REGULATION

    Throughout the first half of 1997, the Bank of Thailand had been actively intervening in the foreign exchange markets in order to support the Baht against the selling pressures of heavy speculation in the markets. However, on July 2, 1997, the former Minister of Finance, Thanong Bidaya, upon the recommendation of the Bank of Thailand, allowed for the floatation of the Baht by repealing the November 2, 1984 act which had pegged the value of the Baht against a basket of currencies. The value of the Baht is now set by conditions in the foreign exchange markets. The Bank of Thailand engages in the buying and selling of foreign currency for the purpose of maintaining the stability of the Baht under the new foreign exchange system. Foreigners and non-resident bank clients are restricted from buying or selling U.S.$ for speculative purposes.

    On August 21, 1997, the Bank of Thailand announced that the bulk of the official reserves of U.S.$30.0 billion as at end-July had already been sold forward, with U.S.$23.4 billion falling due within the next 12 months. The Bank of Thailand's Economic Research Department disclosed that on November 14, 1997, Thailand's foreign reserves dropped to U.S.$28.3 billion and U.S.$26.3 billion in the following two weeks. At that time, U.S.$10.6 billion in offshore forward obligations were still outstanding from the U.S.$14.8 billion in offshore forward transactions taken out in May, 1997. Outstanding forward obligations taken in the onshore market for 1997 total about U.S.$8 billion. The Bank of Thailand maintains a foreign reserves target for 1997 at U.S.$23 billion and for 1998 at U.S.$24.8 billion.

    On January 6, 1998, the Thai Cabinet approved the issuance of a Ministry of Finance regulation to limit the U.S. dollar holding period for exporters in an effort to curtail currency speculation and increase the U.S. dollar supply in the local economy. According to the ministerial regulation, exporters must now bring their earnings into Thailand immediately upon payment, after which, they have seven days to either sell to or deposit their dollars in a foreign currency account with an authorized Thai commercial bank. Previously, the Bank of Thailand provided that exporters had 120 days in which to receive payment for their goods and bring the money into the country, after which, they had a further 15 days to deposit it.

    As of January 30, 1998, the restrictions underlying the two-tier system were lifted, and financial institutions may engage in spot foreign exchange transactions involving Baht with non-residents. In addition, the restrictions on transfers of Baht in connection with the sale by non-residents of Thai securities were also removed. To discourage speculative activity, Baht denominated credit facilities to non-residents are limited to a maximum amount of Baht 50 million per counterparty in cases where there are no underlying trade or investment activities in Thailand.

IMF-LED FINANCIAL ASSISTANCE

    The Government agreed on August 5, 1997, to accept austerity measures of the IMF aimed at rehabilitating and restructuring the economy as a condition to receipt of IMF-led loans and financial assistance of approximately U.S.$17.2 billion. Key rehabilitation goals are:

    - restore fiscal, monetary and economic stability immediately,

    - maintain foreign exchange reserves equal to 3.5 months import value or a minimum U.S.$25 billion,

    - restore confidence and trust in the finance and banking system to counter any run on deposits. restructure the FIDF's role to ease the burden on the government,

    - cut the current account deficit from 8% of GDP in 1996 to 5% in 1997 and 3% in 1998,

    - maintain annual economic growth at 3-4% in 1997 and 1998,

    - cap inflation at 8-9% in 1997,

    - continue with the balanced budget policy to maintain fiscal stability.

    - Tackle economic problems and build international credibility through financial and technical assistance from the IMF and foreign financial institutions.

    On August 20, 1997, the IMF approved a stand-by arrangement for Thailand, authorizing drawings of about U.S.$3.9 billion over the next 34 months to support the government's economic program, and in particular, its international reserve position. Of the total, about U.S.$1.6 billion was available immediately, and a further U.S.$810 million will be available after a review of program implementation on December 8, 1997. The total amount of funds provided by the IMF under the package since August 1997 has been U.S.$2.4 billion.

    On October 14, 1997, the government of Thailand announced measures related to the fiscal year 98 fiscal surplus target agreed to with the IMF, and to the financial sector restructuring task ahead. On the fiscal front, the Council of Ministers approved 1400 billion Baht of measures, including excise tax increases of 400 billion Baht and spending cuts of 100 billion Baht, 70% of which are to come from public investment projects. With these measures the authorities believe the 1% of GDP fiscal surplus originally agreed with the IMF can be achieved. In February, 1998, the government announced additional excise tax increases, and, in response to a general perception that Thailand's economic condition has stabilized, relaxed loan package requirements to allow the state enterprise sector to run a budget deficit of 0.5%.

FISCAL UPDATE AND FINANCIAL SECTOR MEASURES

    In the first 11 months of fiscal year 1997, the government budget was 60.6 billion Baht in deficit, an amount above the IMF target of 52.8 billion Baht for the year. To provide a 1998 budget surplus, the government on August 16, 1997, put into effect an increase in value added tax ("VAT") from 7% to 10%. The Revenue Department said such an increase would generate an additional revenue of Baht 70 billion per annum. In addition, the government reduced its 1998 budget by 59 billion Baht to 923 billion Baht.

    As a first step in reforming and strengthening the country's financial sector, the Council of Ministers on June 24, 1997, approved four decrees aimed at restructuring the country's financial sector, and boosting liquidity. The first decree amended the Commercial Banking Act to allow foreign investors to hold shares in local banks in excess of the existing 25% limit. The second decree amended the Finance Act to eliminate several obstacles to mergers among the financial institutions. Companies are now permitted to transfer debt rights, without having to notify borrowers, thus speeding up the merger process. The third decree formalized securitization, with special institutions authorized to accept assets and issue securities. The fourth decree established a secondary mortgage corporation, which develops a secondary market for property loans.

    As a result of these reforms, Citibank has entered into negotiations to hold at least 50.1% of the paid up capital of First Bangkok City Bank Plc, a medium-sized bank. China Development Corporation of Taiwan has shown interest in buying a 2% to 3% stake in Bangkok Bank Plc, Thailand's largest bank.

    On June 27, 1997, the central bank suspended the operations of 16 finance companies, and ordered them to merge with core finance companies or seek strong partners. The authorities ordered these companies to prepare rehabilitation plans and provided depositors with promissory notes in the amount of their deposits. After the mergers, promissory-note holders are expected to be able to reclaim their deposits from the new firms. Furthermore, promissory-note holders are also expected to be able to discount their promissory notes in the secondary bond market, use them as collateral for loans or exchange their notes for a certificate of deposit at Krung Thai Bank.

    On August 5, 1997, the Thai government suspended an additional 42 finance and securities companies, bringing the number of suspended finance firms up to
58. The Government said it will protect
depositors and "bona fide" creditors of the 42 suspended firms, with the option of exchanging promissory notes and certificates of deposit with Krung Thai Bank, which is 60% owned by the Finance Ministry. In late November, 1997, the Bank of Thailand suspended an additional finance firm.

    On October 14 new financial sector measures were announced including: liberalization of the restrictions on foreign participation in the sector, creation of the AMC, which is to take over, manage and sell bad debts of financial institutions, the creation of the FRA, which is to regulate financial institutions and guarantee depositors and other creditors, the introduction of higher capital requirements and higher provisioning requirements for bad loans, and the amendment of the bankruptcy laws to make it easier to seize collateral.

    On December 8, 1997, the Finance Minister, on the recommendation of the FRA, announced that only two of suspended finance firms would be allowed to reopen, and the other 56 suspended firms were ordered closed. The good assets of the closed finance companies would be transferred to a so-called "good bank," which was set up in February 1998. Bad assets will be transferred to AMC for management. Creditors and depositors of closed finance companies have the option to convert their claims into Krung Thai Bank's certificates of deposit or, as the case may be, Krung Thai Thanakit Finance and Securities Plc's promissory notes. The government regulation also prevented the resale of notes held by depositors. This prevented the resale of these notes at a discount in secondary capital markets. This has resulted in liquidity problems for depositors.

    In May 1998, the Ministry of Finance and the Bank of Thailand also adopted a 15-point program designed to increase liquidity in the Thai economy, including
(i) seeking additional multilateral and bilateral external financing, (ii) issuing the Debt Securities offered hereby, (iii) improving the FRA auction process for the assets of the 56 closed finance companies to attract foreign buyers, (iv) accelerating the raising of capital by commercial banks from foreign investors, (v) refinancing the FIDF's short-term debt through longer term domestic borrowings, (vi) encouraging debt restructuring by Thai commercial banks and their clients, (vii) revising macroeconomic assumptions under the IMF Financial Assistance Program, (viii) encouraging the restructuring of private sector external debt, (ix) accelerating the increase of capital by Thai commercial banks, (x) completing amendments to Thai bankruptcy and foreclosure laws, (xi) encouraging foreign investment in domestic capital markets, (xii) accelerating the privatization of state enterprises, (xiii) stabilizing the Baht and the short-term money markets to facilitate lower interest rates, (xiv) increasing hire purchase and housing credits, and (xv) timely payment by Government entities to private sector contractors for services performed.

SOVEREIGN AND CORPORATE CREDIT RATINGS

    Moody's Investors Service, Inc. ("Moody's") has currently rated the Kingdom of Thailand at Ba1, with a negative rating outlook, for its long-term foreign currency debt, and not Prime for its short-term foreign currency debt, with a credit watch for a possible downgrade. Moody's has rated foreign currency bank deposits at B1, with a stable outlook, and short-term foreign currency bank deposits at not prime. At the same time, the country's ratings by Standard & Poor's Corporation are currently BBB- for its long-term, foreign currency debt rating, and A-3 for its commercial paper and short-term, foreign currency debt, with a negative overall outlook on foreign currency debt. Additionally, S&P has a local currency rating on Thailand's long-term debt of A- with a negative outlook and a short-term local currency credit rating of A-2.

    In recent months, various rating agencies have steadily down-graded Thailand related investments. On April 9, 1997, Moody's downgraded the foreign currency ceilings for bonds and bank deposits of Thailand from A2 to A3. The agency said the downward adjustment reflected an incremental deterioration in the country's creditworthiness stemming (1) from a build up of short term foreign currency obligations that has contributed to the recent escalation of the country's overall external debt ratios, (2) structural problems that have adversely affected Thailand's competitiveness in its traditional manufactured export industries,

(3) constraints on the array and effectiveness of macroeconomic policies at the government's disposal to respond to these challenges and (4) the crisis in the domestic financial and property sectors.

    On September 3, 1997, S&P lowered its long-term, foreign currency rating of the country from A to A-. At the same time, S&P lowered Thailand's long-term local currency rating to AA- from AA. S&P said the downgrades reflected substantial loan losses in the financial sector as well as the diminution of Thailand's external financial flexibility.

    On October 2, 1997, Moody's cut its assessment of Thailand for a second time that year and maintained a negative outlook, lowering Thailand's long-term foreign currency country ceiling for bonds and notes and the long-term foreign currency country ceiling for bank deposits from A3 to Baa1. Moody's said the downgrades reflected an erosion of assets in the country's financial system crippled by the slowest economic growth in 30 years, increased foreign debt following a currency devaluation in July and problems in the property industry. Moody's had placed these ratings on review for possible downgrade since September 9, 1997.

    On October 24, 1997, S&P again lowered Thailand's long-term, foreign currency rating to BBB from A- and its long-term local currency rating to A from AA-. S&P cited weak political leadership as one of the factors for the downgrade. S&P said the outlook on Thailand's long-term ratings remained negative.

    On November 28, 1997, Moody's downgraded Thailand's ratings for long-term, foreign currency debt from Baa1 to Baa3 with a negative rating outlook. Moody's ratings for short-term foreign currency debt remained at Prime-3 under a credit watch for possible downgrade. Moody's also lowered Thailand's ratings for foreign currency bank deposits from Ba2 to B1, with a stable outlook. Short-term foreign currency bank deposits remain unchanged at Not Prime. Moody's maintained that the downgrades reflected the deterioration in Thailand's credit and financial fundamentals and concerns that domestic political conditions would limit the Thai government's progress in meeting conditions of the IMF stabilization program.

    On December 21, 1997, Moody's again downgraded Thailand's rating for foreign currency debt from Baa3 to the current Ba1.

    On January 9, 1998, S&P lowered Thailand's long-term, foreign currency rating to BBB- from BBB, long-term local currency debt rating to A- from A, and the short-term local currency debt rating to A-2 from A-1. In making the downgrades, S&P predicted a 3% economic contraction in 1998 and cited high interest rates, depreciation of the Baht and the high proportions of non-performing loans in bank and finance company portfolios.

                                                                         ANNEX B

                             HATCH ASSOCIATES LTD.
                              2800 SPEAKMAN DRIVE
                      SHERIDAN SCIENCE AND TECHNOLOGY PARK
                      MISSISSAUGA, ONTARIO CANADA L5K 2R7

      EVALUATION OF OPERATING COST AND PRODUCTION CAPACITY PROJECTIONS OF
                  NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

INTRODUCTION

    Nakornthai Strip Mill Public Company Limited (NSM) is in the final construction/commissioning of the first stage of its flat rolled mini-mill located at Chonburi Industrial Estate, Thailand. Construction of the first stage--electric arc furnace (EAF)--ladle metallurgy--compact strip production
(CSP) is nearly complete, with first production from the EAF scheduled for late November 1997. The second stage--coal based DRI--pickling--galvanizing--cold rolling is just commencing construction.

    Nakornthai Strip Mill Public Company Limited engaged Hatch Associates, Ltd., Toronto, Canada to provide an independent evaluation of their projections for operating costs and production capacity for the first and second stages of its facility. The operating cost and production tonnage projections were contained in the document "McDonald & Company Securities, Inc.", dated October 29, 1997. Information concerning unit pricing, unit consumptions, equipment specifications and process productivity was obtained from various documents examined during a site visitation in late October, 1997. Where possible, contracts or purchase orders were examined to verify prices of consumables and raw materials. Productivity of potential "bottleneck" units were examined in greater detail than other areas since these would be key to achieving the expected capacity.

SUMMARY OF FINDINGS

FACILITIES

    The NSM facilities contain (or will soon contain) a rather unique combination of U.S. flat rolled mini-mill technology and operating philosophy along with process equipment and technologies more frequently associated with speciality or higher quality steel producers. The equipment is definitely "State--of--the-- Art", with a good deal of it similar to that installed at Nucor's Berkeley, South Carolina plant. Subtle changes in equipment design have been made where appropriate, however, maintaining the spectra of proven technology. The latest in level I and level II process control systems are being installed and have incorporated functions critical to production optimisation. For example, the loading of scrap onto the Consteel conveyor will be dynamically monitored and displayed to the scrap loaders in order to insure that scrap feed to the EAF, which is so critical to this process, is optimised.

    The coal based DRI process, lnmetco, will take advantage of iron ore fines and coal to produce a lower cost iron unit than available from the international market. The DRI facility will have the capacity to fulfill approximately 30% of NSM's iron unit requirements. The ladle metallurgy facilities at NSM--ladle furnaces and vacuum tank degassing--will obviate disadvantages (namely sulfur from the coal carried into the steel) which may otherwise be associated with the Inmetco process.

    A waste heat generation facility is also planned. This facility would generate electricity from waste gases from the DRI and EAF processes and will significantly reduce NSM's overall energy costs.

    The EAF will contain the latest in Consteel technology, utilizing the furnace off--gases to preheat scrap, thereby reducing energy consumption and scrap melting time. The EAF is also equipped with electric energy reduction technologies such as large capacity oxygen and carbon injection and submerged tuyeres for light oil injection.

    The ladle metallurgy furnaces and vacuum tank degassers will assist in the production of high quality steels as well as to provide a buffer between the EAF and the continuous caster.

    The continuous caster and hot strip mill (CSP) will be of SMS' most recent design. The caster will incorporate "soft reduction" and electromagnetic brake ( EMBR ) technologies to enhance productivity and reliability.

    The hot strip mill will contain the latest in work roll shifting and bending, hydraulics and gauge and shape control.

    The pickle / galvanizing line will target a particular market and contains equipment (cold reduction, skin passing, tension leveling) seldom seen, even in new facilities.

PRODUCTIVITY

    The projected capacity of the facility is 1.35 million tonnes per year of hot rolled coils. At a yield of 95% from liquid steel to hot rolled coil, this equates to 1.42 million tonnes per year of liquid steel. The steelmaking facilities--Consteel--EAF--ladle furnaces--vacuum degassers should have little difficulty in achieving this production level. In addition to NSM's own knowledgeable staff of steelmakers, advisors from Nucor experienced with the Consteel process will be available during start up.

    The continuous caster should also be capable of producing at the 1.35 million tpy rate provided that NSM's product mix does not have an inordinately high percentage of steel in the narrower width ranges, otherwise production capacity will suffer.

    The start up expectations--651,000 tonnes in year 1 (48% of capacity) and 1,232,000 tonnes in year 2 (91 % of capacity)--are well within the range of historical start-up curves and should be achievable considering the expertise available and the training of the personnel.

OPERATING COST

    The operating costs, once all of the equipment is installed and operating at capacity, are projected to be:

THROUGH PROCESS UNIT                                                       OPERATING COST $/MT
-------------------------------------------------------------------------  -------------------
DRI......................................................................           84.98
EAF--Melt Shop...........................................................          202.91
Cast Slab................................................................          215.23
Hot Rolled Coil..........................................................          231.68
Pickled & Oiled Coil.....................................................          248.41
Galvanized coil..........................................................          307.04
Sales, General & Administration..........................................           +8.41

    These costs were calculated at an exchange rate of 45.5 Baht:1 $US.

    Raw materials and energy comprise approximately 70% of the operating costs and were examined closely. Electrical energy consumption at the plant is aided significantly by the planned installation of a waste heat generation facility which will supply 44 MW of capacity and which will reduce the amount purchased of electricity by nearly $17 million per year (approximately $12.50/tonne).

    Prices for iron ore and coal for the DRI plant have been established through contractual agreements. Unit costs for other consumables are in line with international prices. Unit consumptions for energy, electrodes, refractories, etc. are neither optimistic nor conservative and are representative of the employed technology.

    NSM expects that by year 2001, sufficient domestic scrap will be generated such that all of its scrap needs will be accommodated from within Thailand. In our opinion it remains uncertain whether the domestic scrap market will be sufficient to accommodate 100% of NSM's scrap needs by the year 2001. However, we also believe that NSM's projected scrap prices--$178/MT for imported scrap (delivered to site) and at $150/MT for domestic scrap (delivered)--are conservative, particularly the price for domestic scrap. High quality domestic scrap is priced in the $100-120/MT range as of late October 1997. Therefore we feel that NSM's projected price of $150/MT is very conservative, particularly considering that domestic scrap is traded in Baht. These factors--a lower priced domestic scrap and a need to import more scrap than planned--will likely offset each other, resulting in an overall raw material cost which is as stated in NSM's projections.

    In the initial review of the operating cost projections, it appeared as though certain inefficiencies in consumption of energy and other consumables was not thoroughly accounted for during the start up period--first 2 years, although lower yields during the start up phase were acknowledged. Projections concerning these inefficiencies, which are quite normal during start up, were recently provided to NSM.

OVERALL SUMMARY

    NSM's projections of operating cost and production capacity are very realistic. NSM's flat rolled mini-mill will have State--of--the--Art equipment which emphasizes the production of quality steel products while concurrently minimizing energy consumption and yield losses. Such a facility configuration is critical to success in the South East Asian area where energy and iron unit costs are generally higher than in other steel producing regions of the world.

    The only projection with a degree of uncertainly concerns the capability of the continuous caster to support 1.35 million tpy if the product mix contains an inordinately high percentage of narrow product. The market is likely not yet defined well enough to resolve this issue, however, the productivity penalty, if any, would be modest at worst.

--------------------------------------------------------------------------------

                              Resource Strategies

                      THE OUTLOOK FOR STEEL SHEET PRODUCTS
                               IN SOUTH EAST ASIA

                               A report prepared for
                   Nakornthai Strip Mill Public Company Ltd.
                                       by
      Resource Strategies, an affiliated company of CRU International Ltd.

--------------------------------------------------------------------------------

                              Resource Strategies

                    THE OUTLOOK FOR STEEL SHEET PRODUCTS IN
                                SOUTH EAST ASIA

    The following provides a brief overview of the outlook for steel sheet products in Thailand, Malaysia, Indonesia, the Philippines, South Korea and Taiwan over the period 1991 to 2005.

INTRODUCTION

    Steel consumption in the South East Asian region has seen double digit growth over the last fifteen years, compared with virtually no growth in the mature economies of Japan, North America and Western Europe. This trend is likely to continue for the foreseeable future, though recent macroeconomic developments and currency turmoil in all the Asean countries will dampen growth prospects for the next couple of years. In the medium term, we expect the region to remain the fastest growing steel market in the world with steel demand growing at an annual average of 6-8%. This will provide substantial opportunities for investment in steel making and rolling facilities to replace the growing flow of imports into the Asean region from all over the world, from such places as Japan, India and Russia.

    Korea and Taiwan dominate the region in terms of production and consumption of sheet products, having established integrated steelmaking facilities and substantial export markets for their products. Though relatively small in size, many of the Asean countries have seen strong growth in steel consumption, exceeding an average of 10% per year between 1980 and 1995. With the exception of Indonesia, the Asean countries all rely heavily on imports, particularly of steel sheet products, to meet their growing demand requirements. As these markets have grown, several major new steel making facilities have come on stream or are planned to do so in the next two years which will substantially reduce the current dominance of imports.

    Though the medium term economic prospects remain good, there has been some slow down in the region recently. In 1996, industrial production growth rates in a number of the Asean countries slowed as the region suffered a slow down in manufacturing exports. Growth rates are expected to slow further this year in response to the currency markets turmoil evident since early July. This development continues to create uncertainty and make investors more cautious. The devaluations against the dollar have had the immediate effect of reducing regional import demand for steel products. Thailand and to a lesser extent Indonesia are more severely affected, but Malaysia and the Philippines have also reduced import levels in recent months in response to the rising dollar.

--------------------------------------------------------------------------------

                              RESOURCE STRATEGIES

                                     [LOGO]

                                     [LOGO]

--------------------------------------------------------------------------------

                              Resource Strategies

                 TABLE 1: FLAT PRODUCTS CONSUMPTION BY COUNTRY

YEAR                    1991       1992       1993       1994       1995       1996       1997       1998       1999       2000
--------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               (UNIT: 000 METRIC TONNES)
HOT-ROLLED COIL
  CONSUMPTION
Indonesia...........        649        543        765        499        676        466        482        506        544        591
Korea...............      7,564      5,249      5,767      6,588      6,974      8,875      9,182      9,898     10,690     11,428
Malaysia............        708        684        806        805        996        880        880        940      1,024      1,147
Philippines.........        376        359        359        413        504        704        739        789        851        918
Taiwan..............      4,868      4,001      3,608      2,575      2,781      3,001      2,929      3,114      3,347      3,615
Thailand............      1,586      1,820      1,742      2,103      2,959      2,580      2,264      2,389      2,549      2,801
                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total...............     15,751     12,656     13,047     12,983     14,890     16,505     16,477     17,635     19,005     20,500

% Change y-o-y......                (19.6%)      3.1%      (0.5%)     14.7%      10.8%      (0.2%)      7.0%       7.8%       7.9%

COLD-ROLLED COIL
  CONSUMPTION
Indonesia...........        529        382        643        664        810        820        911        975      1,076      1,198
Korea...............      2,031      1,761      1,923      2,415      2,690      2,964      3,153      3,878      4,305      4,649
Malaysia............        461        427        528        474        570        668        686        723        776        838
Philippines.........        277        262        279        220        460        359        387        415        449        487
Taiwan..............      1,992      2,204      2,287      2,195      2,227      2,548      2,708      2,906      3,121      3,364
Thailand............        794        801        976        862        524      1,114      1,057      1,103      1,216      1,301
                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total...............      6,084      5,837      6,635      6,831      7,281      8,473      8,902     10,000     10,944     11,838

% Change y-o-y......                 (4.1%)     13.7%       3.0%       6.6%      16.4%       5.1%      12.3%       9.4%       8.2%

COATED SHEET
  CONSUMPTION
Indonesia...........        284        309        261        412        531        478        510        549        597        647
Korea...............      1,414      1,389      1,828      2,394      2,717      3,015      2,909      3,133      3,350      3,719
Malaysia............        329        424        494        448      1,195        565        613        668        712        784
Philippines.........        258        325        370        437        473        507        537        579        631        678
Taiwan..............      1,001      1,219      1,549      1,445      1,624      1,675      1,834      2,018      2,244      2,526
Thailand............        596        567        633        881        915        913        880        912        963      1,040
                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total...............      3,882      4,233      5,135      6,017      7,455      7,153      7,283      7,858      8,496      9,395

% Change y-o-y

YEAR                    2001       2002       2003       2004       2005
--------------------  ---------  ---------  ---------  ---------  ---------
HOT-ROLLED COIL
  CONSUMPTION
Indonesia...........        658        725        787        857        922
Korea...............     12,113     12,719     13,469     14,022     14,554
Malaysia............      1,277      1,409      1,540      1,677      1,821
Philippines.........        987      1,062      1,136      1,210      1,292
Taiwan..............      3,929      4,240      4,579      4,927      5,277
Thailand............      3,098      3,405      3,667      3,968      4,313
                      ---------  ---------  ---------  ---------  ---------
Total...............     22,061     23,559     25,178     26,660     28,179
% Change y-o-y......       7.6%       6.8%       6.9%       5.9%       5.7%
COLD-ROLLED COIL
  CONSUMPTION
Indonesia...........      1,300      1,409      1,526      1,628      1,749
Korea...............      4,965      5,238      5,547      5,774      5,994
Malaysia............        942      1,076      1,154      1,234      1,315
Philippines.........        528        569        609        648        693
Taiwan..............      3,634      3,890      4,128      4,371      4,633
Thailand............      1,415      1,542      1,661      1,797      1,953
                      ---------  ---------  ---------  ---------  ---------
Total...............     12,783     13,724     14,624     15,453     16,337
% Change y-o-y......       8.0%       7.4%       6.6%       5.7%       5.7%
COATED SHEET
  CONSUMPTION
Indonesia...........        705        760        833        907        979
Korea...............      4,065      4,223      4,472      4,656      4,832
Malaysia............        877        970      1,060      1,154      1,253
Philippines.........        728        781        836        890        951
Taiwan..............      2,766      3,029      3,271      3,520      3,770
Thailand............      1,145      1,269      1,367      1,479      1,608
                      ---------  ---------  ---------  ---------  ---------
Total...............     10,287     11,033     11,839     12,606     13,394
% Change y-o-y

------------------------

Note: Hot-rolled coil includes sheet and strip and does not include hot-rolled plate: coated sheet includes zinc and other metallic coatings except tinplate

Source: Resource Strategies.

--------------------------------------------------------------------------------

                              RESOURCE STRATEGIES

                  TABLE 2: FLAT PRODUCTS PRODUCTION BY COUNTRY

YEAR                    1991       1992       1993       1994       1995       1996       1997       1998       1999       2000
--------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                               (UNIT: 000 METRIC TONNES)
HOT-ROLLED COIL
  PRODUCTION
Indonesia...........        943        770        859      1,103      1,237      1,160      1,250      1,353      1,664      2,179
Korea...............     13,196     14,308     17,132     17,323     17,781     19,458     20,275     21,309     22,801     23,599
Malaysia............          0          0          0          0          0          0          0         80        480      1,320
Philippines.........        302        281        389        629        785        793        893        982      1,281      2,209
Taiwan..............      4,218      5,038      5,145      5,341      5,484      5,849      6,217      7,287      8,169      9,802
Thailand............          0          0          0        510      1,131      1,311      1,325      2,120      2,862      3,463
                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total...............     18,659     20,397     23,525     24,906     26,418     28,571     29,961     33,131     37,256     42,572

% Change y-o-y......                  9.3%      15.3%       5.9%       6.1%       8.1%       4.9%      10.6%      12.4%      14.3%

COLD-ROLLED COIL
  PRODUCTION
Indonesia...........        476        383        379        553        763        847        898      1,041      1,448      2,244
Korea...............      3,533      3,670      4,453      4,725      4,998      5,066      5,431      5,903      6,777      7,638
Malaysia............         47         97        139        140        230        480        499        539        620        750
Philippines.........        367        358        415        398        513        463        509        611        825        908
Taiwan..............      2,290      2,691      3,209      3,405      3,836      4,498      4,660      4,769      4,869      5,074
Thailand............          0          0          0          0          0         60        258        839      1,258      1,761
                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total...............      6,713      7,199      8,595      9,221     10,340     11,414     12,255     13,702     15,796     18,374

% Change y-o-y......                  7.2%      19.4%       7.3%      12.1%      10.4%       7.4%      11.8%      15.3%      16.3%

COATED SHEET
  PRODUCTION
Indonesia...........        248        290        216        333        398        415        540        593        712        812
Korea...............      2,328      2,564      2,857      3,013      3,351      3,667      3,916      4,194      5,012      6,195
Malaysia............        164        144        162        225        279        273        383        521        658        796
Philippines.........        226        278        310        348        350        380        471        636        763        809
Taiwan..............        437        456        754      1,027      1,248      1,618      1,739      1,878      2,113      2,388
Thailand............        289        293        354        525        502        512        540        713      1,019      1,203
                      ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total...............      3,692      4,025      4,653      5,471      6,128      6,865      7,589      8,536     10,278     12,203

% Change y-o-y......                  9.0%      15.6%      17.6%      12.0%      12.0%      10.6%      12.5%      20.4%      18.7%

YEAR                    2001       2002       2003       2004       2005
--------------------  ---------  ---------  ---------  ---------  ---------

HOT-ROLLED COIL
  PRODUCTION
Indonesia...........      2,484      2,857      2,943      3,208      4,170
Korea...............     24,732     27,259     28,350     29,484     31,695
Malaysia............      1,782      1,871      2,432      3,041      3,497
Philippines.........      2,629      2,761      2,982      3,131      3,193
Taiwan..............     10,292     10,910     11,674     12,257     13,140
Thailand............      3,913      4,618      5,310      6,160      7,022
                      ---------  ---------  ---------  ---------  ---------
Total...............     45,833     50,276     53,691     57,280     62,717
% Change y-o-y......       7.7%       9.7%       6.8%       6.7%       9.5%
COLD-ROLLED COIL
  PRODUCTION
Indonesia...........      2,625      2,757      3,087      3,334      3,401
Korea...............      8,478      8,969      9,373      9,635     10,021
Malaysia............        863      1,018      1,191      1,489      1,638
Philippines.........      1,016      1,067      1,217      1,302      1,549
Taiwan..............      5,393      5,749      6,186      6,755      7,265
Thailand............      2,025      2,227      2,571      2,853      3,053
                      ---------  ---------  ---------  ---------  ---------
Total...............     20,400     21,788     23,625     25,369     26,927
% Change y-o-y......      11.0%       6.8%       8.4%       7.4%       6.1%
COATED SHEET
  PRODUCTION
Indonesia...........        840        874        923        964      1,041
Korea...............      6,889      7,165      7,337      7,557      7,919
Malaysia............        867        954      1,001      1,072      1,179
Philippines.........        850        907        977        997      1,002
Taiwan..............      2,632      2,879      3,129      3,583      3,924
Thailand............      1,251      1,293      1,396      1,458      1,488
                      ---------  ---------  ---------  ---------  ---------
Total...............     13,329     14,071     14,763     15,631     16,553
% Change y-o-y......       9.2%       5.6%       4.9%       5.9%       5.9%

------------------------

Note: Hot-rolled coil includes sheet and strip and does not include hot-rolled plate: coated sheet includes zinc and other metallic coatings except tinplate

Source: Resource Strategies.

--------------------------------------------------------------------------------

                              Resource Strategies

    Uncertainty caused by the crisis has reduced steel trading activity with buyers deferring purchases and sellers not extending terms of credit. In our forecasts, we have assumed that this crisis is likely to have repercussions for steel consumption in the region for 1997 and 1998 but that demand will recover more strongly in 1999 and beyond.

    Steel sheet products, hot-rolled, cold-rolled and metallic coated sheet and coil, which are the markets that NSM will be competing in, account for just under 40% of total steel product consumption in the Southeast Asian region. The other 60% or so is primarily reinforcing bar and other long products used in the construction industry. As these markets develop and the population's prosperity rises, the demand for consumer durables, such as automotives and consumer durables, will raise the share of sheet products in total steel consumption.

    In order to assess the market opportunities for Nakornthai Strip Mill (NSM) and the competitor behaviour of existing and new steel sheet producers over the next ten years, we look at each of the countries of the region in turn. The accompanying tables provide our estimates of historical and forecast consumption, production and capacity of hot-rolled, cold-rolled and coated sheet in each of the major markets discussed. According to our forecasts, total sheet consumption is forecast to grow robustly at an annual average of 8.2% in Thailand and 7.4% in the six major consuming countries of the region between 1997 and 2005.

THAILAND

    In 1996, Thailand consumed about 4.6m tonnes of sheet products and imported 3.3m tonnes. The sheet market has been growing rapidly over the last five years, at an annual average rate of 9%. However, growth slowed in 1996 to 4.6%, down from more than 14% per year in the previous two years. The collapse of the baht is expected to have a noticeable impact on steel demand in 1997 and 1998. Imports will fall and domestic producers will face reduced demand and difficulty in passing on fully the effects of the devaluation in higher baht prices. We believe that sheet demand could fall almost 9% this year, partially recovering in 1998 to reach 4.4m tonnes. From 1999, assuming the impact of the currency crisis has worked through the system, sheet demand is forecast to pick up strongly growing by as much as 10% per year, so that we estimate that growth of just over 8% average over the forecast period to 2005.

    Sahaviriya Steel Industries is currently the only hot strip producer, rolling imported slab. It sources its slab from a variety of mills, most recently from the CIS (Commonwealth of Independent States) and Eastern Europe, and these varied sources have affected its ability to supply a consistent quality product. NSM is expected to bring on stream its 1.5m tpy hot strip mini-mill at the beginning of 1998 and the Japanese joint venture, Siam Strip Mill, will follow within a year with a further 1.7m tpy of hot rolling capacity. By the time both of these mills are fully running, Thai demand for hot-rolled coil (including that for further processing into cold-rolled) is likely to reach around 5 5.5m tonnes. Hence, these new producers should find good opportunities in their domestic market for import substitution. Both new producers are making provision to expand capacity in the longer term.

    Thailand has not produced cold-rolled coil to date and imports between 1.5 and 2m tpy. Now there are two new cold mills, Thai Cold-Rolled, which has recently come on stream and Siam United Steel, which is under construction, with a joint capacity of 2.2m tpy. Both mills are Japanese joint ventures which are likely to source the majority of their mother coils from Japan to supply high quality cold-rolled to Japanese OEM (original equipment manufacturers) transplants in Thailand and other Asean. BHP Steel (The Broken Hill Proprietary Company Limited) is installing a 300,000 tpy cold mill and 150,000 tpy galvanising line. The cold-rolled produced on this mill will be galvanised at the same location or shipped to Indonesia to the other BHP galvanising line there. Currently Thailand imports almost half of its coated

--------------------------------------------------------------------------------

                              RESOURCE STRATEGIES

sheet requirement of almost 1m tpy. This situation should change over the next five years as NSM brings on 500,000 tpy of galvanising capacity and several other smaller lines come on stream. By the end of the forecast period, Thailand could be a net exporter of hot-dipped galvanised sheet.

INDONESIA

    Indonesia consumed nearly 1.8m tonnes of sheet products in 1996, and its consumption of sheet products has risen and fallen regularly over the last five years, with an underlying trend of +4%. Prospects for future steel consumption are good as economic growth is forecast to be strong. We are forecasting that total sheet consumption will rise by 8.5% per year on average over the next nine years.

    Krakatau Steel is a fully integrated steelworks established in 1986 which produces around 1m tpy of hot-rolled coil and about 50% of the country's cold-rolled production. The company is planning to expand capacity and may be privatised to raise the necessary funding. One of the key stumbling blocks has been on the choice of steelmaking route to supply the increase in capacity. In 1993, regulation of the industry was relaxed allowing investment in flat products. Several foreign investors, most notably Posco of Korea and Yieh Phui of Taiwan, are considering joint venture flat product facilities in Indonesia. There are plans to install galvanising lines that will double existing capacity. If all the announced planned projects come to fruition, their production is likely only to meet the growth in domestic demand in the medium term.

--------------------------------------------------------------------------------

                              Resource Strategies

                   TABLE 3: ASEAN SHEET CAPACITY, MILLION TPY

                                                                        START-UP        HR           CR         COATING
COUNTRY                                           COMPANY                 DATE       CAPACITY     CAPACITY     CAPACITY
------------------------------------  -------------------------------  -----------  -----------  -----------  -----------
INDONESIA...........................  EXISTING CAPACITY, END 1996                         2.00         1.70         0.75
                                      PLANNED:
                                      Tumbakmas......................      Q1 1997                                  0.10
                                      Sarana Steel...................         1997                                  0.07
                                      Bisma Nerendha.................      H1 1998                                  0.10
                                      PT Fumira......................      H1 1998                                  0.15
                                      KS Posco/Krakatau Phase I......       1998/9        1.00                    --
                                      Keris Mas......................      H1 1999                                  0.15
                                      Krakatau*......................         1999        0.50                    --
                                      Yieh Phui Enterprises..........         1999                     1.60       --
                                      Other smaller galvanizes.......      by 2000                                  0.10
                                                                                           ---          ---          ---
                                      TOTAL INDONESIA, END 2000......                     3.50         3.30         1.42
MALAYSIA............................  EXISTING CAPACITY, END 1996                         0.00         0.50         0.35
                                      PLANNED:
                                      BHP-Malaysia...................      Q1 1997                                  0.15
                                      Federal Iron Works.............      H1 1997                                  0.20
                                      Ornatube.......................      H2 1997                     0.25         0.25
                                      Megasteel--Phase I.............      H2 1998        2.00
                                      Cold Rolling (Maruichi)........         1998                     0.20
                                      Nusantara Steel Corp...........         1999        1.60
                                                                                           ---          ---          ---
                                      TOTAL MALAYSIA, END 2000.......                     3.60         0.95         0.95
THAILAND............................  EXISTING CAPACITY, END 1996                         2.40         0.00         0.70
                                      PLANNED:
                                      Thai Cold-Rolled (SSI).........         1997                     1.20         0.30
                                      Nakornthai Strip Mill (NSM)....      H1 1998        1.50
                                      Siam Strip Mill (SSM)..........      H1 1999        1.70
                                      Siam United Steel..............         1998                     1.00
                                      Bangkok Steel Industry.........         1998                                  0.16
                                      BHP-Thailand...................         1998                     0.30         0.15
                                      Nakorn Strip Mill (NSM)........         1999                     0.80         0.50
                                      Siam Steel Pipe Group..........    1998-1999                                  0.25
                                      Siam Integrated (SSM)..........         1999                     0.50
                                                                                           ---          ---          ---
                                      TOTAL THAILAND, END 2000.......                     5.60         3.80         2.06
PHILIPPINES.........................  EXISTING CAPACITY, END 1996                         1.20         0.85         0.65
                                      PLANNED:
                                      Puyat Steel Corp...............      H2 1997                                  0.15
                                      Coresteel......................         1997                     0.05
                                      Bacnotan Steel.................         1997                                  0.06
                                      Philippine Steel Coating             Q497/98                     0.30         0.24
                                      Group..........................
                                      Jacinto Group..................         1999        1.25
                                      National Steel*................      by 2000        0.50
                                                                                           ---          ---          ---
                                      TOTAL PHILIPPINES, END 2000....                     2.95         1.20         1.10

--------------------------------------------------------------------------------

                              RESOURCE STRATEGIES

        TABLE 3 CONT'D: SOUTH KOREA & TAIWAN SHEET CAPACITY, MILLION TPY

                                                                         START-UP       HR           CR         COATING
COUNTRY                                             COMPANY                DATE      CAPACITY     CAPACITY     CAPACITY
--------------------------------------  -------------------------------  ---------  -----------  -----------  -----------
KOREA.................................  EXISTING CAPACITY, END 1996                      18.60         8.35         3.65
                                        PLANNED:
                                        Posco..........................       1997                     1.85
                                        Dongbu Steel*..................       1998        1.00         1.30         0.90
                                        Hanbo..........................       1998        2.10         1.55
                                        Hanbo..........................       1999                                  1.40
                                        Hyundai Pipe...................       1999                     1.80         0.60
                                        Posco*.........................       1999        2.00
                                        Union Steel Manufacturing......       1999                     1.30         0.70
                                                                                         -----        -----          ---
                                        TOTAL KOREA, END 2000                            23.70        16.15         7.25
TAIWAN................................  EXISTING CAPACITY, END 1996                       8.05         5.00         1.70
                                        PLANNED:
                                        China Steel Corp...............     Jan-97        2.50
                                        Yieh Loong.....................     Q31997        2.40         0.40
                                        Yieh Phui*.....................     Q31997                     0.30
                                        An Feng........................       1998                     1.00         0.30
                                        CSC/Kuei Yi & Partners.........       1998        1.00
                                        Ornatube.......................       1999                     0.25         0.25
                                        Sysco..........................       1999                                  0.25
                                        Yieu Phui......................       1999                     0.30         0.30
                                                                                         -----        -----          ---
                                        TOTAL TAIWAN, END 2000.........                  13.95         7.25         2.80
                                                                                         -----        -----          ---

------------------------

*   expansion at existing plant.

Data: Resource Strategies, CRU International

--------------------------------------------------------------------------------

                              Resource Strategies

MALAYSIA

    The Malaysian sheet market is currently about 2.1m tonnes, and has been growing at an annual average of 7% in the last five years. It imports 100% of its hot-rolled coil requirement as it has no hot rolling facility. There are several proposed new mills, the most ambitious of which is the Megasteel project, which will commission a 2m tpy hot rolling mill in 1998. It is likely that the company will install further downstreaming rolling and coating at this facility in the future. Nusantara Steel has recently announced that it aims to start producing 1.6m tpy of hot-rolled coil in 1999.

    Growth in Malaysian sheet steel consumption is expected to be the strongest in the region at an annual average of just over 9%. If this growth is realised, Malaysia will remain a significant net importer of sheet steel unless further projects are announced.

PHILIPPINES

    Philippine sheet steel consumption grew dramatically from very small volumes over the last five years at an average rate of 11.5% to reach 1.6m tonnes in 1996. We believe that it will grow at an average rate of 7.4% over the next nine years to reach 2.9m tonnes by 2005.

    The previously state-owned National Steel Corp. is currently the only producer of hot-rolled coil, and like Sahaviriya Steel in Thailand, relies on imported slab from a variety of sources for feed. This rolling mill has plans to remove some bottlenecks and expand capacity by 500,000 tpy. The Jacinto Group is planning to build a Danieli-designed thin slab hot-strip mini-mill with a capacity of 1.25m tpy. There are several projects planned to install cold rolling and galvanising facilities. The additions to cold rolling capacity from announced projects are insufficient to meet the projected growth in demand and it will remain a net importer of cold-rolled coil unless further projects are announced.

KOREA

    The Korean steel industry dominates the region. Korea is a major player in the global steel market. It produced 39m tonnes of steel in 1996, of which Posco, the second largest steel producing company in the world, produced over 24m tonnes, 19.5m tonnes of which was hot-rolled coil. Posco is one of the lowest cost producers of hot strip in the western world. Total imports of steel products into Korea in 1996 were 11.1m tonnes. This comprised 4.2m tonnes of semi finished goods and 6.87m tonnes of finished goods. Total exports of steel products were 9.89m tonnes. This comprised 0.44m tonnes of semi finished goods and 9.45m tonnes of finished goods. Overall, net imports of semi finished and finished goods into Korea in 1996 were 1.65m tonnes.

    Korean steel consumption will continue to grow strongly at about 6% per year on average over the next nine years. There are a large number of sheet steel projects planned to come on stream over the next five years, though some, such as Hanbo Steel whose problems have been well-publicised, may take longer to be realised.

TAIWAN

    Strong industrial growth in Taiwan has supported sheet growth. The Taiwanese sheet steel market was just over 7m tonnes in 1996 and is expected to grow by an average of almost 8% per year over the forecast period. Remarkably, Taiwan has a large but mainly balanced trade in sheet products. In 1996, it exported 2.6m tonnes of sheet, 68% of which was hot-rolled coil, and it imported 2.5m tonnes of sheet, of which more than 50% was cold-rolled.

--------------------------------------------------------------------------------

                              RESOURCE STRATEGIES

    Total imports of steel products into Taiwan in 1996 were 10.1m tonnes. This comprised 5.95m tonnes of semi finished goods and 4.1m tonnes of finished goods. Total exports of steel products were 3.32m tonnes. This comprised 0.02m tonnes of semi finished goods and 3.3m tonnes of finished goods. Overall, net imports of semi finished and finished goods into Taiwan in 1996 were 6.78m tonnes.

    Hot-rolled output from China Steel Corporation's new hot mill is expanding rapidly, and Yieh Loong has started production on its new 2.4m tpy hot rolling mill. Given the predicted growth in demand, the country is likely to be a net importer of cold-rolled and coated sheet unless further projects are planned.

OTHER ASEAN MARKETS

    There are likely to be export opportunities for new Asean producers to supply the emerging markets for steel in the smaller less developed countries such as Vietnam, Cambodia, Laos and Burma. These markets are currently consuming only very small quantities of steel, and most of this is reinforcing bar for construction. In the longer term, however, these markets will grow and imports will meet this demand until sufficient demand will support domestic facilities. China is also expected to remain an importer, particularly of higher value added sheet products such as high strength low alloy and other specialty grades of steels.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      FLAT PRODUCTS CONSUMPTION BY COUNTRY
1996, 2005
1996: 32.1m tonnes
Taiwan                                                  22%
Thailand                                                14%
Indonesia                                                5%
Malaysia                                                 7%
Philippines                                              5%
Korea                                                   46%
2005: 57.9m tonnes
24%
14%
6%
8%
5%
44%

SUMMARY

- Regional steel consumption growth, which had been robust up to mid-1997, is set to moderate this year and in 1998 in response to the economic uncertainty and lower economic activity. Nevertheless, the growth prospects for the region remain considerably higher than other steel consuming areas of the

--------------------------------------------------------------------------------

                              RESOURCE STRATEGIES

   world. With the obvious exceptions of Korea and Taiwan, the region has been a significant net importer of sheet products and is expected to remain so.

- Long term outlook for steel consumption in the region is good. As economies of the region develop, consumption of flat products is expected to grow at a faster rate than long products, because demand for automotives, appliances and other products made with flat steel will grow with the increasing prosperity of the population.

- All of the ASEAN countries state that they are now committed to trade liberalisation and, as members of Afta, have committed to reducing tariffs on all steel products to 5% by the year 2003. Therefore, new producers locating in these markets will be competing in the global steel market and must be efficient on an international basis.

- Currency markets are expected to stabilise, albeit at lower levels, in mid-1998. We expect there to be a general recovery in demand in 1999 and over the remainder of the forecast period growth should be steady.

- In several countries, stock market volatility has been exacerbated by the currency problems and this has made it more difficult to raise funds to finance capital projects. Several planned new production facilities are likely to be delayed and some may be suspended indefinitely because of the recent turmoil. For this reason, imports are likely to continue to play a significant role for the foreseeable future.

- Forecast sheet steel prices (shown in the accompanying chart) are likely to level out in nominal dollar terms in the region. These price levels represent spot transaction prices for commercial grades; there are substantial premiums on top of these base prices for higher value-added sheet products supplied to individual customer requirements. As long as currencies continue to devalue, the rising cost of steel imports will have a dampening effect on steel demand.

                                     [LOGO]

--------------------------------------------------------------------------------

                              RESOURCE STRATEGIES

SOME OF THE COMPETITIVE ADVANTAGES OF NSM

- Thailand is a significant importer of sheet products and therefore there are significant opportunities for import substitution.

- NSM has several advantages over the incumbent hot-rolled producer, Sahaviriya Steel Industries, because it can be more flexible in response to customers' requirements in terms of dimensions, grades, quality and just-in-time delivery. NSM will face more formidable competition from the other new player in the hot rolling market, the Japanese joint venture Siam Strip Mill when it comes on stream in late 1998 or early 1999. However, NSM will have almost a year to establish customer relationships with Thai consumers who currently must rely on imports. Given our forecasts of sheet consumption, we believe that there will be room for both players to supply primarily the Thai market in the medium term.

- NSM will produce a full range of steel grades including HSLA grades for the automotive industry and API grades for the higher quality end of the pipe industry. Therefore, it should be able to compete at the top end of the hot-rolled coil market with strip sourced from Korea and Taiwan, leaving the Sahaviriya mill to serve the commercial quality commodity end of the market.

- The ability to produce a broad range of qualities to tight specifications at low cost means that the mill output is potentially attractive for export markets worldwide. NSM has the support of two of the world's biggest global steel traders who are willing to offtake significant volumes of higher grade material.

- The ability to carry out ferritic rolling on the hot strip mill allows the unique configuration of the finishing plant, combining a two stand cold rolling mill with an inline galvanising line. This combination facility, which will primarily produce hot-dipped galvanised sheet, will also be able to produce a cold-rolled equivalent coil and pickled and oiled. The principal advantage of this type of facility is its flexibility and low production costs.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          i
Enforceability of Civil Liabilities............          i
Presentation of Financial Information..........         ii
Glossary.......................................         iv
Prospectus Summary.............................          1
Risk Factors...................................          9
Use of Proceeds................................         20
Selling Shareholders...........................         20
Plan of Distribution...........................         21
Capitalization.................................         22
Selected Financial Data........................         23
Management's Discussion and Analysis of
  Financial Conditions.........................         24
Business.......................................         28
Description of Project Participants............         54
Description of Material Agreements.............         56
Management.....................................         62
Principal Shareholders.........................         67
Related Party Transactions.....................         69
Description of Certain Indebtedness............         73
Description of the Warrants....................         76
Description of Share Capital...................         81
Tax Considerations.............................         82
Legal Matters..................................         83
Experts........................................         83
Index to Financial Statements..................        F-1
Annex A-The Kingdom of Thailand................        A-1
Annex B-Hatch Report...........................        B-1
Annex C-RSI Consulting Ltd/CRU Report..........        C-1

                                     [LOGO]

                          NAKORNTHAI STRIP MILL PUBLIC
                                COMPANY LIMITED

                              WARRANTS TO PURCHASE
                         128,834,356 ORDINARY SHARES OF
                             NAKORNTHAI STRIP MILL
                             PUBLIC COMPANY LIMITED

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                           1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses payable by the Company in connection with the warrants being registered:

SEC Registration Fee................................................................  $   9,502
Blue Sky Qualification Fees and Expenses............................................      *
Accounting Fees.....................................................................      *
Legal Fees and Expenses.............................................................      *
Transfer Agent and Registrar Fees...................................................      *
Printing and Engraving..............................................................      *
Miscellaneous.......................................................................      *
                                                                                      ---------
Total...............................................................................  $   *
                                                                                      ---------
                                                                                      ---------

------------------------

*   To be filed by Amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Neither the Articles of Association (By-laws) of Nakornthai Strip Mill Public Company Limited (the "Company") nor the Public Limited Company Act (the "PLCA") specifically provide for an indemnification of directors and officers of the Company. However, the PLCA excludes a director from being held liable to the Company, any shareholder or the Company's creditor, if her act has been approved or ratified by the shareholders' resolution, even if it has been rescinded later. A director may be exempt from liabilities for an alleged breach in certain situations, e.g., she can prove that she took no part in the alleged breach, or that she made an objection in the meeting, or that she has taken reasonable actions or precautions to avoid such a breach.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On March 12, 1998, NSM Steel (Delaware), Inc., an indirect subsidiary of the Company and NSM Steel Company, Ltd., a direct subsidiary of the Company (collectively, the "Note Issuers") issued the following securities: 12% Senior Notes Due 2006 in an aggregate principal amount of $249 million (the "Senior Notes"), 12 1/4% Senior Subordinated Notes Due 2008 (the "Senior Subordinated Notes") in an aggregate principal amount of $203.5 million and 12 3/4% Subordinated Second Mortgage Debentures Due 2009 in aggregate principal amount of $53,133,406 (the "Debentures"). All such securities were guaranteed by the Company. Purchasers of the Senior Subordinated Notes also received warrants (the "Warrants") to purchase ordinary shares, par value 10 Baht per share (the "Ordinary Shares") of the Company. The aggregate number of the Warrants issued was 128,834,356. The Senior Notes, the Senior Subordinated Notes and the Warrants were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A of the Securities Act. Natwest Capital Markets Limited, McDonald & Company Securities, Inc., PaineWebber Incorporated and ECT Securities Corp. were the initial purchasers of the Senior Notes, the Senior Subordinated Notes and the Warrants. The proceeds received by the Note Issuers in respect of the Senior Notes were $225,594,000. The proceeds received by the Note Issuers in respect of the Senior Subordinated Notes and the Warrants were $175,010,000. The Debentures were issued in a private placement transaction in reliance upon Section 4(2) of the Securities Act. The proceeds received by Note Issuers in respect of the Debentures were $43,500,000. The Debentures were initially purchased by a group of private investors. These private purchasers also purchased 64,417,180 Ordinary Shares for an aggregate purchase price of $14,928,663.

    In addition, in reliance on Section 4(2) of the Securities Act, on March 12, 1998, the Company issued to Steel Dynamics, Inc. 74,468,090 Ordinary Shares (the "SDI Shares") and warrants to purchase 11,421,480 warrants (the "SDI Warrants") which contain certain covenants restricting SDI's ability to exercise SDI Warrants unless an equivalent percentage of Warrants has been exercised. The consideration received by the Company for the SDI Shares and SDI Warrants was the execution by SDI of a license agreement, which includes the grant by SDI and NSM of a reciprocal license rights to certain technical and operational know-how. The Company will also reimburse SDI for the exercise price of each SDI Warrant exercised.

    Finally, in reliance on Section 4(2) of the Securities Act, certain entities purchased an aggregate of 19,754,594 Ordinary Shares of the Company for approximately $4.9 million.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------

     *3.01   Articles of Association of Nahornthai Strip Mill Public Company Limited (the "Company").

     *4.01   Warrant Agreement, dated as of March 12, 1998 between the Company and United States Trust Company of
             New York (the "Warrant Agent").

    **5.01   Opinion of White & Case (Thailand), Thai counsel to the Company, as to the legality of the Warrants.

    **5.02   Opinion of White & Case LLP, U.S. counsel to the Company, as to the legality of the Warrants.

   **10.01   Shareholders' Agreement dated as of March 12, 1998 among Steel Dynamics, Inc., ECT Thailand
             Investments, Inc., NSM McDonald Company, N.T.S Group Public Company Limited, Kuhn Sawasdi
             Horrungruang and the Company.

   **10.02   Management Agreement dated as of March 12, 1998 between the Company and NSM Management Co. LLC

    *10.03   Reciprocal License and Technology Sharing Agreement dated as of March [12], 1998 between Steel
             Dynamics, Inc. ("SDI") and the Company

    *10.04   Management Advisory and Technical Assistance Agreement dated as of March [12], 1998 between SDI and
             NSM Management Company.

    *10.05   BNP Onshore Credit Facility (Onshore Bill Discount Facility Agreement) dated as of March 12, 1998 between the Company and Banque National de Paris as the Agent, the Arranger and the Bank.

    *10.06   BNP Offshore Credit Facility (Syndicated Offshore Bill Discount Facility Agreement) dated as of March
             12, 1998 between the Company and Banque Nationale de Paris as the Agent, the Arranger and the Bank.

   **10.07   Preussag Off-Take Agreement (Export Sales and Marketing Agreement) dated as of November 19, 1997 between Preussag Handel GMBH and the Company.

   **10.08   Klockner Off-Take Agreement (Export Sales and Marketing Agreement) dated as of November 19, 1997 between Klookner Stahl-und Metallhandel GMBH and the Company.

    *10.09   Sriracha Harbour Lease (Throughput Agreement) dated as of March 19, 1998 between Sriracha Harbour
             Public Company Limited and the Company.

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
    *10.10   Coal Supply Agreement (Contract for the Sale and Purchase of Anthracite Coal) dated as of October 16,
             1996 between SSM Coal B.V. and the Company.

    *10.11   Iron Ore Supply Agreement dated as of February 6, 1997 between MMTC Limited and the Company.

    *10.12   Hylsa Assistance Agreement dated as of June 6, 1996 between the Company and HYLSA, S.A. de C.V.

   **10.13   Reubin Perin Consulting Agreement

    *10.14   Employment Agreement for John Schultes dated as of March 12, 1998 between the Company and John W.
             Schultes.

    *10.15   Employment Agreement for Sawasdi Horrungruang dated as of February 14, 1988 between the Company and
             Sawasdi Horrungruang.

    *10.16   Employment Agreement for Chamni Janchai dated as of February 14, 1998 between the Company and Chamni
             Janchai.

     12.01   Statement re Computation of Ratios.

   **21.03   Subsidiaries of the Company.

   **23.01   Consent of White & Case (Thailand) re its opinion as to the legality of the Warrants (included in
             Exhibit 5.01 hereto).

   **23.02   Consent of White & Case LLP re its opinion as to the legality of the Warrants (included in Exhibit
             5.02 hereto).

     23.03   Consent of Peat Marwick Suthee Limited

   **23.04   Consent of Hatch Associates

   **23.05   Consent of Resource Strategies

     24.01   Powers of Attorney for the Company (included on pages II-5 and II-6).

------------------------

 * Incorporated by reference to the Company's registration statement on Form F-4 filed on June 10, 1998.

**  To be filed by amendment.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement;

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

       (ii) To reflect in the prospectus included in this registration statement any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission ("SEC") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution nor previously disclosed in the registration statement or any material change to such information in this registration statement.

    (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (3) To file a post-effective amendment to this registration statement to include any financial statements required by Rule 3-19 of Regulation S-X under the Securities Exchange Act of 1934 throughout the offering.

    (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chonburi, Thailand on June 10, 1998.

                                NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED

                                By:             /s/ JOHN W. SCHULTES
                                     -----------------------------------------
                                                  John W. Schultes
                                                PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints and hereby authorizes John W. Schultes and Gary Heasley, and each of them, as attorney-in-fact, to sign on such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to this registration statement.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons (who include a majority of the Board of Directors) in the capacities indicated on June 10, 1998:

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                Director, President and
     /s/ JOHN W. SCHULTES         Chief Executive Officer
------------------------------    (Principal Executive
       John W. Schultes           Officer)

     /s/ GARY E. HEASLEY        Chief Financial Officer
------------------------------    (Principal Financial and
         Gary Heasley             Accounting Officer)

   /s/ SAWASDI HORRUNGRUANG
------------------------------  Chairman of the Board of
     Sawasdi Horrungruang         Directors

      /s/ CHAMNI JANCHAI
------------------------------  Vice Chairman of the Board
        Chamni Janchai            of Directors

------------------------------  Director
         Keith Busse

      /s/ DAVID STICKLER
------------------------------  Director
        David Stickler

          SIGNATURE                       TITLE
------------------------------  --------------------------

   /s/ SUNTHORN CHAILAEMLAK
------------------------------  Director
     Sunthorn Chailaemlak

       /s/ CHAN BULAKAL
------------------------------  Director
         Chan Bulakal

------------------------------  Director
       Kevin McConville

------------------------------  Director
         Reuben Perin

------------------------------  Director
     Anutin Charnvirakul

   /s/ PATTAMA HORRUNGRUANG
------------------------------  Director
     Pattama Horrungruang

     /s/ CHATCHAI SOMSIRI
------------------------------  Director
       Chatchai Somsiri

  /s/ RAVEEWAN PEYAYOPANAKUL
------------------------------  Director
    Raveewan Peyayopanakul

   /s/ AMONRAT LEEVARAPAKUL
------------------------------  Director
     Amonrat Leevarapakul

------------------------------  Director
         Sandeep Alva